As filed with the Securities and Exchange Commission July 20, 2017

Registration No. 333-219159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SmartFinancial, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	6022	62-1173944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5401 Kingston Pike, Suite 600

Knoxville, Tennessee 37919

(865) 437-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William (Billy) Y. Carroll, Jr.

President and Chief Executive Officer

5401 Kingston Pike, Suite 600

Knoxville, Tennessee 37919

(865) 437-5700

(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

Beth Sims Butler Snow LLP 150 3rd Avenue South Suite 1600 Nashville, TN 37201 (615) 651-6733	Jennifer M. Moseley Burr & Forman LLP 171 17th Street, NW Suite 1100 Atlanta, Georgia 30363 (404) 685-4322

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                       ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)            ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement, filed with the Securities and Exchange Commission, is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary — Subject to Completion — Dated July 20, 2017.

PROXY STATEMENT AND PROSPECTUS OF SMARTFINANCIAL, INC.	PROXY STATEMENT OF CAPSTONE BANCSHARES, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear shareholder:

On May 22, 2017, Capstone Bancshares, Inc. (which we refer to as “Capstone”) and SmartFinancial, Inc. (which we refer to as “SmartFinancial”) entered into an agreement and plan of merger (which we refer to as the “merger agreement”) that provides for the combination of the two companies. Under the merger agreement, Capstone will merge with and into SmartFinancial, with SmartFinancial as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Capstone Bank, the wholly owned subsidiary of Capstone, will merge with and into SmartBank, the wholly owned subsidiary of SmartFinancial, with SmartBank as the surviving bank. SmartFinancial and Capstone shareholders will be asked to vote to approve the merger agreement, merger and related matters as described in the attached joint proxy statement/prospectus.

If you are a holder of Capstone Class A voting common stock (which we refer to as “Capstone common stock”), in connection with the merger, you will be able to elect to receive, for each share of Capstone common stock that you hold, either: (a) 0.85 shares of SmartFinancial common stock (which we refer to as the “exchange ratio”), (b) $18.50 in cash, or (c) a combination of 80% SmartFinancial common stock and 20% cash. Regardless of your choice, however, elections will be limited by the requirement that 80% of the total shares of Capstone common stock be exchanged for SmartFinancial common stock and 20% be exchanged for cash. Therefore, the allocation of SmartFinancial common stock and cash that a Capstone shareholder will receive will depend on the elections of other Capstone shareholders, and will be allocated in accordance with the procedures set forth in the merger agreement. Capstone shareholders also will receive cash instead of any fractional shares they would have otherwise received in the merger. If you are a Capstone shareholder, the federal income tax consequences of the merger to you will depend on whether you receive stock, cash, or a combination of stock and cash in exchange for your shares of Capstone common stock.

Additionally, if the merger is completed, each option to purchase a share of Capstone common stock will be assumed by SmartFinancial and converted into an option to purchase a share of SmartFinancial common stock, multiplied by the exchange ratio, and the exercise price of such option will become the exercise price of the option immediately prior to the merger divided by the exchange ratio.

The cash included in the merger consideration is a fixed amount and will remain fixed regardless of any changes in the market value of the shares of SmartFinancial common stock; however, the market value of the stock included in the merger consideration will fluctuate with the market price of SmartFinancial common stock and will not be known until the merger is consummated. SmartFinancial common stock is quoted on the Nasdaq Capital Market under the symbol “SMBK.” Based on the closing price of SmartFinancial’s common stock of $22.70 on May 19, 2017, the last trading day before public announcement of the merger, the exchange ratio represented approximately $19.30 in value for each share of Capstone common stock. Based on the closing price of SmartFinancial’s common stock on July 14, 2017 of $24.91, the exchange ratio represented approximately $21.17 in value for each share of Capstone common stock. You are urged to obtain current market quotations for SmartFinancial common stock.

As of July 14, 2017, there were 4,276,726 shares of Capstone common stock outstanding. Based on such outstanding Capstone common stock, if the merger is approved, SmartFinancial will issue an aggregate of 3,421,380 shares of its common stock to holders of Capstone common stock upon completion of the merger.

Capstone shareholders have the right under Alabama law to dissent from the merger and to demand and receive a cash payment for their shares of Capstone common stock in the event that the merger is consummated. For more information regarding dissenters rights available to Capstone shareholders, refer to “Capstone Dissenters’ Rights” beginning on page 38.

SmartFinancial and Capstone will each hold a special meeting of their respective shareholders in connection with the merger. The presence, in person or by proxy, of holders of a majority of shares of SmartFinancial common stock entitled to vote on the proposals constitutes a quorum for the purposes of conducting business at the special meeting of SmartFinancial shareholders. The presence, in person or by proxy, of holders of a majority of shares of Capstone common stock entitled to vote on the proposals constitutes a quorum for the purposes of conducting business at the special meeting of Capstone shareholders. Approval of the merger agreement and merger by SmartFinancial shareholders requires the affirmative vote of the holders of a majority of votes entitled to be cast, and approval of the merger agreement and merger by Capstone shareholders requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast.

The special meeting of SmartFinancial shareholders will be held on September 14, 2017 at 202 Advantage Place, Knoxville, Tennessee 37922, at 6:00 P.M. local time. The special meeting of Capstone shareholders will be held on September 15, 2017 at 2301 University Boulevard, Tuscaloosa, Alabama 35401, at 12:00 P.M. local time. SmartFinancial’s board of directors recommends that SmartFinancial shareholders vote “FOR” the approval of the merger agreement and merger and “FOR” the authority to adjourn the special meeting. Capstone’s board of directors recommends that Capstone shareholders vote “FOR” the approval of the merger agreement and the merger and FOR” the authority to adjourn the special meeting.

This joint proxy statement/prospectus describes the special meeting of SmartFinancial, the special meeting of Capstone, the merger, the documents related to the merger, and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 25, for a discussion of the risks related to the proposed merger. You also can obtain information about SmartFinancial from documents that it has filed with the Securities and Exchange Commission.

Sincerely,

Steven B. Tucker	Wesley M. (Miller) Welborn
Chairman	Chairman
Capstone Bancshares, Inc.	SmartFinancial, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or completeness of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated July 20, 2017 and first mailed to shareholders of SmartFinancial and Capstone on or about August 1, 2017.

Sources of Information

SmartFinancial has supplied all of the information contained in this joint proxy statement/prospectus relating to SmartFinancial and SmartBank, and Capstone has supplied all of the information contained in this joint proxy statement/prospectus relating to Capstone and Capstone Bank.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated July 20, 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Capstone shareholders or SmartFinancial shareholders nor the issuance by SmartFinancial of shares of SmartFinancial common stock in connection with the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 14, 2017

You are cordially invited to attend a special meeting of the shareholders of SmartFinancial, Inc. (“SmartFinancial”) on September 14, 2017, at 6:00 P.M., local time, at the SmartBank office at 202 Advantage Place, Knoxville, Tennessee 37922. The meeting is being held to consider the following proposals:

●	a proposal to approve the Agreement and Plan of Merger, dated May 22, 2017, by and among SmartFinancial, SmartBank, Capstone Bancshares, Inc., and Capstone Bank, pursuant to which Capstone will merge with and into SmartFinancial, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the “SmartFinancial merger proposal”); and

●	a proposal to authorize SmartFinancial’s board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in favor of the SmartFinancial merger proposal.

Only shareholders of record of SmartFinancial common stock at the close of business on July 14, 2017, will be entitled to notice of and to vote at the special shareholders’ meeting and at any adjournment or postponement of the special shareholders’ meeting. Approval of the SmartFinancial merger proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast on the proposal. Approval of the SmartFinancial adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the special meeting.

SMARTFINANCIAL’S BOARD OF DIRECTORS RECOMMENDS THAT SMARTFINANCIAL SHAREHOLDERS VOTE “FOR” THE PROPOSALS SET FORTH ABOVE.

Your vote is very important. You can vote by internet, by phone, by mail, or in person at the special shareholders’ meeting. Please vote no later than 11:59 P.M., local time, on September 13, 2017.

BY ORDER OF THE BOARD OF DIRECTORS
OF SMARTFINANCIAL, INC.

Wesley M. (Miller) Welborn
Chairman

July 20, 2017

2301 University Boulevard

Tuscaloosa, Alabama 35401

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 15, 2017

To our shareholders:

A special meeting of shareholders of Capstone Bancshares, Inc. (“Capstone”) will be held at 12:00 P.M., Central Daylight Time, on September 15, 2017, at Capstone’s offices located at 2301 University Boulevard, Tuscaloosa, Alabama 35401, in order to:

1.	Approve the Agreement and Plan of Merger, dated May 22, 2017, by and among SmartFinancial, Inc. (“SmartFinancial”), SmartBank, Capstone, and Capstone Bank, pursuant to which Capstone will be merged with and into SmartFinancial, as more fully described in the joint proxy statement/prospectus accompanying this notice of the special meeting of shareholders (which we refer to as the “Capstone merger proposal”).

2.	Approve a proposal to authorize Capstone’s board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in favor of the Capstone merger proposal.

The board of directors set July 14, 2017 as the record date for the special meeting. You are entitled to notice of, and to vote at, the special meeting only if you were a holder of record of shares of Capstone’s common stock at the close of business on the record date. The stock transfer books will not be closed.

CAPSTONE’S BOARD OF DIRECTORS RECOMMENDS THAT CAPSTONE SHAREHOLDERS VOTE “FOR” THE PROPOSALS SET FORTH ABOVE.

Capstone shareholders have the right under Alabama law to dissent from the merger and to demand and receive a cash payment for their shares of Capstone common stock in the event that the merger is consummated. For more information regarding dissenters rights available to Capstone shareholders, please refer to “Capstone Dissenters’ Rights” beginning on page 38 of the joint proxy statement/prospectus accompanying this notice of the special meeting of shareholders.

Your vote is important. Whether or not you expect to attend the special meeting, please vote in person or by completing, dating, signing and returning the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the special meeting and to vote your shares in person.

If you hold your shares through a broker, bank, or other record holder, follow the voting instructions on the form that you receive from them. Voting instructions are also set forth on the proxy card.

By order of the board of directors,

Robert Kuhn
Secretary

July 20, 2017

Appendix A:	Agreement and Plan of Merger
Appendix B:	Alabama Business Corporation Law Dissenters’ Rights
Appendix C:	Opinion of Stephens Inc.
Appendix D:	Opinion of Raymond James & Associates, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the merger and the special shareholders’ meetings, and brief answers to those questions. We urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the special shareholders’ meetings.

Q:            On what am I being asked to vote?

A:            You are being asked to approve the merger agreement, by and among SmartFinancial, SmartBank, Capstone, and Capstone Bank, and the merger contemplated thereby. The agreement provides for the merger of Capstone with and into SmartFinancial. The merger agreement also provides that, immediately following the merger, Capstone Bank, which is the wholly owned subsidiary of Capstone, will merge with and into SmartBank. You are also being asked to grant authority to SmartFinancial’s and Capstone’s boards of directors to adjourn the special shareholders’ meetings to allow time for further solicitation of proxies in the event that there are insufficient votes present at the special shareholders’ meetings, in person or by proxy, to approve the merger agreement.

Q:             How does the board recommend that I vote?

A:            The board of directors of SmartFinancial has adopted the merger agreement, determined that the merger agreement and the merger are in the best interests of the SmartFinancial shareholders, and recommends that the SmartFinancial shareholders vote “FOR” approval of the SmartFinancial merger proposal. Likewise, the board of directors of Capstone has adopted the merger agreement, determined that the merger agreement and the merger are in the best interests of the shareholders of Capstone, and recommends that the Capstone shareholders vote “FOR” approval of the Capstone merger proposal. Both the board of directors of SmartFinancial and the board of directors of Capstone recommend that you vote “FOR” the proposals to authorize the boards of directors to adjourn the special shareholders’ meetings.

Q:            Why is my vote important?

A:            The Capstone merger proposal must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Capstone common stock. The SmartFinancial merger proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of SmartFinancial common stock. Accordingly, if you fail to vote on the merger agreement and the merger or if you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as a vote against the merger agreement and the merger. The proposal to authorize adjournment must be approved by the affirmative vote of a majority of shares of SmartFinancial common stock present in person or by proxy and entitled to vote on the matter at the SmartFinancial special shareholders’ meeting and by the affirmative vote of a majority of the outstanding shares of Capstone common stock present in person or by proxy and entitled to vote on the matter at the Capstone special shareholders’ meeting. If a SmartFinancial shareholder or a Capstone shareholder fails to vote on the proposal to authorize adjournment, and such shareholder does not instruct his or her broker how to vote any shares held for him or her in “street name,” such shareholder’s shares will not be counted as a vote “for” or “against” the proposals and will not be counted in determining the number of votes cast on the proposals. In addition, if you do not return your proxy card or vote in person at the meeting, then it will be more difficult for each of SmartFinancial and Capstone to obtain the necessary quorum to hold its respective special meeting.

Q:            Why is Capstone merging with SmartFinancial?

A:            Capstone is merging with SmartFinancial because the boards of directors of Capstone and SmartFinancial believe that the merger will provide shareholders of both companies with substantial benefits and will enable the combined company to better serve its customers. The combined company will have a presence in Tennessee, Alabama, Georgia, and Florida. A detailed discussion of the background of and reasons for the proposed merger is contained under the headings “Background of the Merger,” “Capstone’s Reasons for the Merger; Recommendation of the Capstone Board of Directors,” and “SmartFinancial’s Reasons for the Merger; Recommendation of the SmartFinancial Board of Directors,” under Proposal No. 1—The Merger.

Q:            What will I receive in the merger?

A:            Holders of Capstone common stock will be able to elect to receive, for each share of Capstone common stock held, either: (a) 0.85 shares of SmartFinancial common stock, (b) $18.50 in cash, or (c) a combination of SmartFinancial common stock and cash. Elections will be limited by the requirement that 80% of the total shares of Capstone common stock be exchanged for SmartFinancial common stock and 20% be exchanged for cash. Therefore, all allocations of Capstone common stock and cash that a Capstone shareholder will receive will depend on the elections of other Capstone shareholders. For more information on the merger consideration, please see “Merger Consideration,” under “The Merger Agreement” beginning on page 68.

Each outstanding share of SmartFinancial common stock will remain outstanding after the merger.

Q:            If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:            NO. Your broker will not vote your shares on the proposals to approve the merger agreement and the merger or to authorize adjournment, unless you provide instructions on how to vote. You should instruct your broker how to vote your shares following the directions your broker provides. Failure to instruct your broker how to vote your shares on the proposal to approve the merger agreement and the merger will be the equivalent of voting against the merger agreement and the merger. Failure to instruct your broker how to vote your shares on the proposal to authorize adjournment will result in your shares not being counted as a vote “for” or “against” the proposals and not being counted in determining the number of votes cast on the proposals.

Q:            What are the U.S. federal income tax consequences of the merger to Capstone shareholders?

A:            The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, and thus, for United States federal income tax purposes, Capstone common shareholders generally will not recognize gain or loss as a result of the exchange of their Capstone common stock for shares of SmartFinancial common stock pursuant to the merger. However, Capstone common shareholders who receive cash consideration for their shares of Capstone common stock or in lieu of fractional shares of SmartFinancial common stock will generally recognize gain or loss on the exchange. Capstone common shareholders should consult their own tax advisors for an understanding of the tax consequences that may be particular to them. See “Material United States Federal Income Tax Consequences” under “Proposal No. 1— The Merger” beginning on page 62 for a more complete discussion of the United States federal income tax consequences of the merger.

Q:            What should I do now?

A:            After you have carefully read this document, please vote your shares as soon as possible by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope so that your shares will be represented at the applicable special shareholders’ meeting. SmartFinancial shareholders may also vote online or by telephone by following the instructions on the enclosed proxy card.

Q:            Should I send in my stock certificates now?

A:            NO. You should not send in your stock certificates at this time. Shortly after the effective time of the merger, the exchange agent will send all Capstone shareholders written instructions for exchanging Capstone stock certificates for the merger consideration.

Q:            When do you expect to complete the merger?

A:            We presently expect to complete the merger before the end of the fourth quarter of 2017. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of both the SmartFinancial and Capstone shareholders at their respective special shareholders’ meeting and the necessary regulatory approvals.

Q:            Whom should I call with questions about the merger?

A:            SmartFinancial shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need help voting your shares of SmartFinancial common stock, please contact SmartFinancial’s proxy solicitor, Georgeson, toll-free at 888-658-3624.

Capstone shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need help voting your shares of Capstone common stock, please contact Capstone’s proxy solicitor, Georgeson, toll-free at 866-628-6079.

SUMMARY

This summary highlights material information regarding the merger and the special shareholders’ meetings contained later in this joint proxy statement/prospectus. This summary does not contain all of the information that may be important to you and we urge you to carefully read this entire document, including the appendices, exhibits and enclosures, to better understand the merger and its potential impact on you before deciding how to vote. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page 82 for SmartFinancial and page 98 for Capstone)

SmartFinancial, Inc.

5401 Kingston Pike, Suite 600

Knoxville, Tennessee 37919

(865) 437-5700

Attention: Billy Carroll, President and Chief Executive Officer

SmartFinancial is a Tennessee corporation registered as a bank holding company with the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”). The primary activity of SmartFinancial currently is the ownership and operation of SmartBank, which operates 14 branches throughout Chattanooga, Knoxville, Cleveland, and Sevierville, in east Tennessee, as well as the Florida Panhandle.

Capstone Bancshares, Inc.

2301 University Boulevard

Tuscaloosa, Alabama 35401
Attention: Robert W. Kuhn, Jr., President and Chief Executive Officer

Capstone is an Alabama corporation registered as a bank holding company with the Federal Reserve. The primary activity of Capstone currently is the ownership and management of Capstone Bank, which operates eight branches throughout Tuscaloosa, Washington, Clarke and Baldwin counties in the State of Alabama.

The Merger (page 40)

Under the terms of the merger agreement, Capstone will merge with and into SmartFinancial, with SmartFinancial being the survivor. After the merger, Capstone Bank will merge with and into SmartBank, with SmartBank surviving the merger. Both SmartFinancial and SmartBank will continue their existence under Tennessee law, while Capstone and Capstone Bank will cease to exist. The merger agreement is attached as Appendix A and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

What Capstone Shareholders and Option Holders Will Receive in the Merger (page 68)

Capstone shareholders will be able to elect to receive, for each share of Capstone common stock held, either: (a) 0.85 shares of SmartFinancial common stock, (b) $18.50 in cash, or (c) a combination of SmartFinancial common stock and cash. Elections will be limited by the requirement that 80% of the total shares of Capstone common stock be exchanged for SmartFinancial common stock and 20% be exchanged for cash.

Additionally, if the merger is completed, each option to purchase a share of Capstone common stock will be converted into an option to purchase a share of SmartFinancial common stock multiplied by the exchange ratio, and the exercise price of such option will become the exercise price of the option immediately prior to the merger divided by the exchange ratio. Options to acquire Capstone common stock that are considered “qualified” options will be converted into qualified options of SmartFinancial common stock and options to purchase Capstone stock that are not “qualified” will be converted into non-qualified options to acquire SmartFinancial common stock.

Fractional Shares (page 70)

SmartFinancial will not issue fractional shares of its common stock in connection with the merger. Instead, SmartFinancial will pay to each former Capstone shareholder who would otherwise be entitled to receive a fractional share an amount in cash determined by multiplying the fractional share by an amount of cash equal to the volume weighted average closing price of SmartFinancial common stock on the Nasdaq Capital Market for the 10 consecutive trading days before the closing date of the merger.

Regulatory Approvals (page 68)

Because the merger qualifies as a waiver transaction under the applicable rules and regulations of the Federal Reserve, we are not required to file a formal merger application with the Federal Reserve and must only make a notice filing with the Federal Reserve with respect to the merger. However, in order to consummate the merger of Capstone Bank with and into SmartBank, we must obtain approval from the Federal Reserve and the Tennessee Department of Financial Institutions (which we refer to as the “TDFI”). We have not filed such request for approval as of the date of this joint proxy statement/prospectus, and as of the date of this joint proxy statement/prospectus, we have not received any of the required regulatory approvals.

SmartFinancial’s Special Shareholders’ Meeting (page 33)

SmartFinancial will hold its special shareholders’ meeting on September 14, 2017, at 6:00 P.M., local time at the SmartBank office at 202 Advantage Place, Knoxville, Tennessee 37922.

SmartFinancial’s Record Date and Voting (pages 33-34)

If you owned shares of SmartFinancial common stock at the close of business on July 14, 2017, the record date for the SmartFinancial special shareholders’ meeting, you are entitled to vote on the proposals to approve the merger agreement and the merger and to authorize adjournment, as well as any other matters considered at the special shareholders’ meeting. On the record date, there were 8,221,761 shares of SmartFinancial common stock outstanding. You will have one vote at the meeting for each share of SmartFinancial common stock you owned on the record date. The affirmative vote of the holders of a majority of the outstanding shares of SmartFinancial common stock is required to approve the merger agreement and the merger. The affirmative vote of a majority of shares of SmartFinancial common stock present in person or by proxy and entitled to vote on the matter at the SmartFinancial special shareholders’ meeting is required to approve the proposal to authorize adjournment. As of July 14, 2017, SmartFinancial’s current directors and executive officers beneficially owned approximately 13.6% of the outstanding shares of SmartFinancial’s common stock. Each of SmartFinancial’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of SmartFinancial common stock in favor of the merger agreement. The presence, in person or by proxy, of holders of a majority of shares of SmartFinancial common stock entitled to vote on the proposals constitutes a quorum for the purposes of conducting business at the special meeting of SmartFinancial shareholders.

Capstone’s Special Shareholders’ Meeting (page 33)

Capstone will hold its special shareholders’ meeting on September 15, 2017, at 12:00 P.M., local time at 2301 University Boulevard, Tuscaloosa, Alabama 35401.

Capstone’s Record Date and Voting (pages 33-34)

If you owned shares of Capstone common stock at the close of business on July 14, 2017, the record date for the Capstone special shareholders’ meeting, you are entitled to vote on the proposals to approve the merger agreement and the merger and to authorize adjournment, as well as any other matters considered at the special shareholders’ meeting. On the record date, there were 4,276,726 shares of Capstone common stock outstanding. You will have one vote at the meeting for each share of common stock you owned on the record date. The affirmative vote of two-thirds of Capstone’s outstanding shares of common stock is required to approve the merger agreement and the merger. The affirmative vote of a majority of shares of Capstone common stock present in person or by proxy and entitled to vote on the matter at the Capstone special shareholders’ meeting is required to approve the proposal to authorize adjournment. As of July 14, 2017, Capstone’s directors and executive officers beneficially owned approximately 20% of the outstanding shares of Capstone common stock. Each of Capstone’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Capstone common stock in favor of the merger agreement and the merger. The presence, in person or by proxy, of holders of a majority of shares of Capstone common stock entitled to vote on the proposals constitutes a quorum for the purposes of conducting business at the special meeting of Capstone shareholders.

SmartFinancial’s Board of Directors Recommends that SmartFinancial Shareholders Vote “FOR” the Approval of the Merger Agreement (page 53)

SmartFinancial’s board of directors has determined that the merger and the merger agreement are advisable and in the best interests of SmartFinancial and its shareholders and has approved the merger agreement and the merger. SmartFinancial’s board of directors recommends that SmartFinancial shareholders vote “FOR” the approval of the merger agreement and the merger. For the factors considered by SmartFinancial’s board of directors in reaching its decision to approve the merger agreement and the merger, see “Proposal No. 1—The Merger—SmartFinancial’s Reasons for the Merger; Recommendation of the SmartFinancial Board of Directors.”

Capstone’s Board of Directors Recommends that Capstone Shareholders Vote “FOR” the Approval of the Merger Agreement (page 44)

Capstone’s board of directors has determined that the merger and the merger agreement are advisable and in the best interests of Capstone and its shareholders and has adopted the merger agreement. Capstone’s board of directors recommends that Capstone shareholders vote “FOR” the approval of the merger agreement. For the factors considered by Capstone’s board of directors in reaching its decision to adopt the merger agreement, see “Proposal No. 1—The Merger—Capstone’s Reasons for the Merger; Recommendation of the Capstone Board of Directors.”

Capstone Directors and Officers Have Interests that Differ from the Interests of Capstone Shareholders (page 66)

When considering whether to approve the merger agreement and the merger, Capstone shareholders should be aware that some directors and officers of Capstone have interests in the merger that differ from the interests of other Capstone shareholders. The Capstone board of directors was aware of these interests and other considerations and considered them before approving and adopting the merger agreement.

Capstone will provide to certain directors and/or officers transaction bonuses and/or change in control payments prior to the closing of the merger. Other interests of directors and officers of Capstone may include rights under stock based benefit programs and awards, compensation for continued employment with SmartFinancial after the merger, and rights to continued indemnification and insurance coverage for acts or omissions occurring prior to the merger.

In addition, SmartFinancial’s board of directors will appoint two individuals currently serving as members of Capstone’s board of directors, Steven B. Tucker and J. Beau Wicks, to serve on the boards of directors of SmartBank and SmartFinancial.

Board of Directors after the Merger (page 70)

Immediately after the merger, the board of directors of the combined company will have 13 members, consisting of 11current members of SmartFinancial’s board of directors, as well as Steven B. Tucker and J. Beau Wicks, who are members of the board of directors of Capstone.

Issued Shares of SmartFinancial Common Stock Will be Eligible for Trading (page 72)

The shares of SmartFinancial common stock to be issued upon consummation of the merger will, subject to official notice of issuance, be authorized for listing and eligible for trading on the Nasdaq Capital Market under the symbol “SMBK.”

The Merger Generally Will Be Tax-Deferred to Holders of Capstone Common Stock to the Extent They Receive SmartFinancial Common Stock But Will Be Taxable With Respect to Any Cash Received (page 67)

The merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. It is a condition to the completion of the merger that Capstone receive a legal opinion from Burr & Forman LLP to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, for United States federal income tax purposes. It is also a condition that SmartFinancial receive a similar opinion from Butler Snow LLP. The opinions will not bind the Internal Revenue Service or a court, which could view the mergers differently.

Generally, for United States federal income tax purposes, U.S. holders (as defined in the section entitled “Material United States Federal Income Tax Consequences”) will not recognize gain or loss as a result of the exchange of their Capstone common stock for shares of SmartFinancial common stock pursuant to the merger agreement. However, if any Capstone shareholder receives cash consideration for its Capstone shares or in lieu of fractional shares of SmartFinancial common stock, such exchange generally will be treated as a taxable transaction causing such Capstone common shareholder to recognize gain or loss on the exchange. Holders of Capstone common stock should consult their own tax advisors for an understanding of the tax consequences that may be particular to them. Shareholders of SmartFinancial common stock should have no direct income tax consequences as a result of the merger.

You should read “Material United States Federal Income Tax Consequences” beginning on page 62 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Comparative Rights of Shareholders (page 88)

The rights of Capstone’s shareholders are currently governed by Alabama corporate law and Capstone’s charter and bylaws. The rights of SmartFinancial’s shareholders are currently governed by Tennessee corporate law and SmartFinancial’s charter and bylaws. Upon consummation of the merger, the shareholders of Capstone will become shareholders of SmartFinancial, and Tennessee law, as well as the charter and bylaws of SmartFinancial, will govern their rights. SmartFinancial’s charter and bylaws differ somewhat from those of Capstone with respect certain matters, including the shareholder vote required to approve significant corporate transactions, such as the merger. The different shareholder rights are explained more fully in “Comparative Rights of SmartFinancial and Capstone Shareholders” on page 88.

Termination of the Merger Agreement and Termination Fee (pages 79-80)

Capstone has agreed to pay SmartFinancial a termination fee of $2,800,000 if the merger is terminated because Capstone decides to pursue another business combination, among other things. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Capstone from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay.

Dividends (page 67)

The ability of SmartFinancial to pay dividends is highly dependent on SmartBank’s ability to pay dividends. The likelihood of SmartFinancial declaring dividends to its shareholders is contingent on the anticipated growth and capital preservation strategy to maintain a strong capital level for both SmartFinancial and SmartBank. As a result, SmartFinancial cannot project or guarantee when dividends will be declared in the future.

Most Capstone Shareholders May Resell SmartFinancial Common Stock (page 72)

The shares of SmartFinancial common stock to be issued to the shareholders of Capstone in connection with the merger will be freely tradable by such shareholders, except that if any Capstone shareholders are deemed to be affiliates of SmartFinancial, they must abide by certain transfer restrictions under the Securities Act of 1933, as amended, which we refer to as the “Securities Act.”

Capstone Shareholders have Dissenters’ Appraisal Rights (page 38)

Appraisal rights, also referred to as dissenters’ rights, are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair cash value for their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The holders of Capstone common stock are entitled to appraisal rights in the merger under the Alabama Business Corporation Law, which we refer to as the ABCL. For more information, See “Capstone Dissenters’ Rights” beginning on page 38.

Fairness Opinion of Financial Advisor to Capstone (page 46)

Stephens Inc., or Stephens, has delivered a written opinion to the board of directors of Capstone that, as of May 19, 2017, based upon and subject to certain matters stated in the opinion, the merger consideration is fair, from a financial point of view, to Capstone. This opinion is attached to this joint proxy statement/prospectus as Appendix C. The opinion of Stephens is not a recommendation to any Capstone shareholder as to how to vote on the proposal to approve the merger agreement, the merger or the issuance of SmartFinancial common stock to the shareholders of Capstone in the merger. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Stephens in providing its opinion.

Fairness Opinion of Financial Advisor to SmartFinancial (page 55)

At the request of SmartFinancial’s board of directors, on May 22, 2017, Raymond James & Associates, Inc., or Raymond James, rendered its opinion as to the fairness, as of May 22, 2017, from a financial point of view, to SmartFinancial of the consideration to be paid by SmartFinancial in the merger pursuant to the merger agreement based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. The full text of Raymond James’s written opinion, which sets forth, among other things, the various qualifications, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Appendix D. The opinion was provided for the information of SmartFinancial’s board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its evaluation of the merger and the opinion only addressed whether the merger consideration to be paid by SmartFinancial in the merger pursuant to the merger agreement was fair, from a financial point of view, to SmartFinancial. The opinion did not address any other term or aspect of the agreement or the merger contemplated thereby. The opinion does not constitute a recommendation to the board or to any shareholder of SmartFinancial as to how the board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the historical financial conditions and results of operations of SmartFinancial and Capstone and have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “Proposal No. 1 — The Merger.”

The unaudited pro forma combined consolidated balance sheet as of March 31, 2017 is presented as if the merger had occurred on March 31, 2017. The unaudited pro forma combined consolidated income statements for the quarter ended March 31, 2017 are presented as if the merger had occurred on January 1, 2017. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The selected unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

●	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

●	SmartFinancial’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included elsewhere in this joint proxy statement/prospectus;

●	Capstone’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included elsewhere in this joint proxy statement/prospectus;

●	SmartFinancial’s unaudited consolidated financial statements and accompanying notes as of and for the quarter ended March 31, 2017, included elsewhere in this joint proxy statement/prospectus; and

●	other information pertaining to SmartFinancial and Capstone included in this joint proxy statement/prospectus.

Unaudited Proforma Consolidated Balance Sheet

March 31, 2017

(in thousands)

	SmartFinancial	Capstone	Pro Forma Adjustments, Net		Pro Forma Combined
ASSETS
Cash and due from banks	$22,093	$9,129	$(13,016)	h,j,k	$18,206
Interest-bearing deposits at other financial institutions	33,455	15,754	—		49,209
Total cash and cash equivalents	55,548	24,883	(13,016)		67,415
			—		—
Securities available for sale	137,133	45,973	(460)	a	182,646
Restricted investments, at cost	5,628	1,050	—		6,678
Loans, net of deferred fees	807,539	411,875	(11,645)	a,c	1,207,769
Allowance for loan losses	(5,152)	(4,385)	4,385	c	(5,152)
Loans, net of allowance for loan losses	802,387	407,490	(7,260)	a	1,202,617
Bank premises and equipment, net	30,802	13,213	132	d	44,147
Foreclosed assets	2,371	259	(26)	e	2,604
Goodwill and core deposit intangible, net	6,583	5,740	26,546	a,f,g	38,869
Other assets	10,634	12,446	2,688	b	25,768
Total assets	$1,051,086	$511,054	$8,604		$1,570,744

LIABILITIES AND STOCKHOLDERS’
EQUITY
Deposits:
Noninterest-bearing demand deposits	$160,673	$38,616	$—		$199,289
Interest-bearing demand deposits	167,433	62,901	—		230,334
Money market and savings deposits	274,993	201,518	—		476,511
Time deposits	286,600	140,692	894	a	428,186
Total deposits	889,699	443,727	894		1,334,320

Securities sold under agreement to repurchase	23,153	—	—		23,153
Federal Home Loan Bank advances and other
borrowings	60	5,759	10,099	a,k	15,918
Accrued expenses and other liabilities	5,623	2,490	—		8,113
Total liabilities	918,535	451,976	10,993		1,381,504

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	8,211	44	2,854	i,j	11,109
Additional paid-in capital	106,703	43,627	17,409	i,j	167,739
Retained earnings	18,320	15,476	(22,721)	h,i	11,075
Accumulated other comprehensive loss	(683)	(69)	69	i	(683)
Total stockholders’ equity	132,551	59,078	(2,389)		189,240

Total liabilities and stockholders’ equity	$1,051,086	$511,054	$8,604		$1,570,744

See accompanying notes to unaudited pro forma combined consolidated financial information.

Unaudited Proforma Consolidated Income Statement

For the Quarter Ended March 31, 2017

(in thousands)

	SmartFinancial	Capstone	Pro Forma Adjustments, Net		Pro Forma Combined
INTEREST INCOME
Loans, including fees	$10,215	$4,738	$115	b	$15,068
Securities and interest-bearing deposits at other financial institutions	661	254	—		915
Federal funds sold and other earning assets	73	7	—		80
Total interest income	10,949	4,999	115		16,063

INTEREST EXPENSE
Deposits	1,098	638	(149)	d	1,587
Securities sold under agreements to repurchase	16	—	—		16
Federal Home Loan Bank advances and other borrowings	15	32	96	e, f	143
Total interest expense	1,129	670	(53)		1,746
Net interest income before provision for loan losses	9,820	4,329	168		14,317
Provision for loan losses	12	287	—		299
Net interest income after provision for loan losses	9,808	4,042	168		14,018
NONINTEREST INCOME
Customer service fees	265	269	—		534
Gain on sale of securities	—	—	—		—
Gain on sale of loans and other assets	275	78	—		353
(Loss) gain on sale of foreclosed assets	(15)	—	—		(15)
Other noninterest income	402	249	—		651
Total noninterest income	927	596	—		1,523

NONINTEREST EXPENSES
Salaries and employee benefits	4,647	2,068	—		6,715
Net occupancy and equipment expense	978	418	1	c	1,397
Depository insurance	153	60	—		213
Foreclosed assets	—	4	—		4
Advertising	164	43	—		207
Data processing	340	281	—		621
Professional services	570	62	—		632
Amortization of intangible assets	53	37	70	a	160
Service contracts	296	31	—		327
Other operating expenses	944	271	—		1,215
Total noninterest expenses	8,145	3,275	71		11,491
Income before income tax expense	2,590	1,363	97		4,050
Income tax expense	946	442	37	g	1,425
Net income	1,644	921	60		2,625
Preferred stock dividends	195	—	—		195
Net income available to common stockholders	$1,449	$921	$60		$2,430

EARNINGS PER COMMON SHARE
Basic	$0.19	$0.22			$0.23
Diluted	0.19	0.21			0.23

Weighted average common shares outstanding
Basic	7,524,830	4,262,388			10,423,253
Diluted	7,631,219	4,330,654			10,747,517
Dividends per share	—	—

See accompanying notes to unaudited pro forma combined consolidated financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of March 31, 2017 and the unaudited pro forma combined income statements for the quarter ended March 31, 2017 are based on the historical financial statements of SmartFinancial and Capstone after giving effect to the completion of the merger and the assumptions and adjustments are described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the costs to achieve these cost savings or operating synergies, any anticipated disposition of assets that may result from the integration of the operations of the two companies or any additional costs that may be incurred as a result of being a registered company. Certain historical financial information has been reclassified to conform to the current presentation.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, SmartFinancial and Capstone will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the surviving corporation. For those assets in the surviving corporation that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the surviving corporation.

Note 2 — Preliminary Estimated Acquisition Consideration

Under the terms of the merger agreement, Capstone shareholders will be converted into the right to receive either (a) $18.50 in cash, without interest, (ii) 0.85 shares of SmartFinancial common stock, or (iii) a combination of stock and cash. Capstone shareholders will be asked to complete election forms requesting to receive all cash consideration, all stock consideration, or a mixture of both stock and cash consideration. The merger agreement provides that 80% of the aggregate number of Capstone stock outstanding prior to the merger shall be cancelled and converted into SmartFinancial common stock. If there is a shortfall in the number of Capstone shares elected to be converted into SmartFinancial common stock, SmartFinancial will allocate consideration to those shareholders proportionately, in accordance with procedures set out in the merger agreement.

The pro forma stock ownership related to the acquisition is as follows:

	SmartFinancial	Capstone	Total
Shares issued and outstanding as of March 31, 2017	8,211,102	4,262,388
% Shares to be converted to stock	—	80%
Shares to be converted into stock	—	3,409,910
Exchange Ratio	—	0.85
Pro forma shares of SmartFinancial Stock	8,211,102	2,898,423	11,109,525
Pro forma ownership percentages	73.91%	26.09%	100.00%
Potential effect of exercise of stock options	(0.89)%	0.89%
Pro forma ownership percentages on a fully diluted basis	73.02%	26.98%	100%

Measurement of the acquisition consideration was based on the estimated fair value of SmartFinancial common stock, which was more clearly evident than the fair value of the net assets acquired. Based on the estimate of value of the shares of SmartFinancial common stock outstanding as of March 31, 2017, the preliminary estimated acquisition consideration is as follows:

Acquisition Price
Capstone common shares outstanding	4,262,388
% Shares to be converted to stock	80%
Shares to be converted into stock	3,409,910
Conversion Ratio	0.85
Pro forma shares of SmartFinancial stock	2,898,423
Multiplied by SmartFinancial common stock market price on March 31, 2017	$21.04
Estimated fair value of SmartFinancial common stock issued	60,983
Preliminary fair value estimate of Capstone stock options	2,951
Estimated cash consideration paid	15,771
Total preliminary estimated acquisition consideration	$79,705

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Capstone based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of the acquired assets and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until SmartFinancial management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the SmartFinancial common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary acquisition consideration has been allocated to Capstone tangible and intangible assets and liabilities as of March 31, 2017, based on their preliminary estimated fair values as follows:

	Allocation of Acquisition Consideration
Total preliminary estimated acquisition consideration		$79,705
Fair value of assets assumed
Cash and cash equivalents	$24,883
Investment securities available for sale	45,513
Loans	400,230
Bank premises and equipment	13,345
Bank owned life insurance	9,895
Other real estate owned	233
Deferred tax asset	3,359
Other assets	2,931
Core deposits intangibles	4,221
Total fair value of assets acquired	504,610

Fair value of liabilities assumed
Deposits	(444,621)
FHLB advances and other borrowings	(5,858)
Payables and other liabilities	(2,490)
Total fair value of liabilities assumed	(452,969)
Net assets acquired	$51,641	51,641
Excess of cost over fair value of net assets acquired-goodwill		$28,064

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is an allocation to core deposit intangibles. Based upon an independent study, an asset of $4,221 thousand was allocated to the core deposit intangible.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base, and organizational cultures that can be leveraged to enable the surviving corporation to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangible — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the surviving corporation will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 3 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions, or other actions that may result from the merger.

The following unaudited pro forma adjustments will result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which SmartFinancial, as the acquirer, will acquire from Capstone. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet — the explanations and descriptions below are referenced to the March 31, 2017,

Unaudited Pro Forma Combined Consolidated Balance Sheet

(In Thousands)

Pro Forma Adjusting Entries (Balance Sheet):		Debit	Credit
a.	Loans—fair value adjustment and credit mark above allowance	$—	$7,260
a.	Core deposit premium	4,221	—
a.	Deposits—interest-bearing	—	894
a.	FHLB—fair value adjustment	—	99
a.	Securities	—	460
b.	Deferred tax assets	—	671
b.	Deferred tax assets	3,359	—
c.	Allowance for loan losses	4,385	—
c.	Loans	—	4,385
d.	Fixed assets	132	—
e.	Other Real Estate	—	26
f.	Core Deposit Intangible	—	489
f,	Goodwill	—	5,250
g.	Goodwill	28,064	—
h.	Cash	—	7,245
h.	Retained Earnings	7,245	—
i.	Common stock	44	—
i.	Additional paid in capital	43,627	—
i.	Retained Earnings	15,476	—
i.	Accumulated other comprehensive income (loss)	—	69
j.	Cash	—	15,771
j.	Common stock	—	2,898
j.	Additional paid in capital	—	61,036
k.	Cash	10,000	—
k.	Other Borrowings	—	10,000
		$116,553	$116,553

a.	Adjustments to mark acquired assets and assumed liabilities to estimated fair market value at March 31, 2017. Management engaged third parties to assist with valuation estimates. All such estimates are subject to change as fair value estimates are refined. Preliminary valuation adjustments are estimated as follows:

Adjustment to loans of $(11,645) thousand which includes a fair value component and a credit component. The estimated fair value adjustment is $(2,291) thousand and the credit adjustment is estimated to be $(9,354) thousand.

Adjustment to intangibles for a core deposit premium of $4,221 thousand.

Adjustment to time deposits of $894 thousand.

Adjustment to FHLB borrowings of $99 thousand.

Adjustment to securities of $460 thousand.

b.	The deferred tax asset of $671 thousand related to Capstone has been reversed and an adjustment has been made to record the estimated deferred tax asset of $3,359 thousand related to Capstone post-merger. The adjustment also includes the temporary differences resulting from the difference in the tax basis and book basis (estimated fair value) resulting from the merger. The components of Capstone’s deferred tax asset computed at 38.29% (the adjustment) are as follows:

	Temporary Differences	Deferred Tax Asset (Liability)	Estimated Amortization Period
Securities - fair value adjustment	$460	$176	3 years
Loans - credit mark	9,354	3,582	5 years
Loans - fair value adjustment	2,291	878	5 years
Bank - premises and equipment	(132)	(51)	25 years
Deferred gain on sale of other real estate	26	10	1 year
Core deposit intangible	(4,221)	(1,616)	15 years
Deposits - fair value adjustment	894	342	18 months
FHLB advances - fair value adjustment	99	38	18 months
		$3,359

c.	Adjustment to allowance for loan losses to reflect the reversal of Capstone’s allowance for loan and lease losses.

d.	Estimated fair value adjustment of property held by Capstone.

e.	Estimated fair value adjustment of other real estate owned by Capstone.

f.	Adjustment to reflect the reversal of Capstone’s intangible assets including a core deposit intangible of $489 thousand and goodwill of $5,250 thousand.

g.	The estimated goodwill of $28,064 thousand as a result of consideration paid in excess of the fair value of net assets acquired.

h.	Estimated transaction costs incurred prior to the date of the merger plus fees expected to be incurred immediately following the merger. The estimated amount to be paid by Capstone is approximately $2,800 thousand and SmartFinancial is approximately $4,445 thousand related to investment banking, legal, accounting, appraisals, asset valuations, employment costs, rebranding. and data processing conversion.

i.	Adjustment to reflect the reversal of Capstone’s common equity.

j.	To record the acquisition consideration of $79,705 thousand.

k.	To record a holding company loan of $10 million.

Income Statements — the explanations and descriptions below are referenced to the

Unaudited Pro Forma Combined Consolidated Statements of Income

for the Three months ended March 31, 2017.

Income Statements — Reclassifications

Income Statements — Pro Forma Adjustments

Pro Forma Adjusting Entries (Income Statements):
a	Amortization expense of core deposit intangible	$(70)
b	Preliminary estimate of loan interest accretion	115
c	Preliminary estimate of buildings and equipment fair value adjustment amortization	(1)
d	Preliminary estimate of time deposits fair value adjustment amortization	149
e	Amortization of adjustment to FHLB advances	17
f	Preliminary estimate of other borrowings interest expense	(113)
g	Income tax expense of pro-forma adjustments	37

a.	The preliminary estimated core deposit intangible (“CDI”) is expected to approximate $4,221 thousand and will be amortized over 15 years on a straight-line basis which is expected to produce approximately $70 thousand of amortization expense during the first three months of combined operations.

b.	Represents preliminary estimate of interest income accretion related to the estimate of the credit mark and fair value adjustment of the loans acquired pursuant to the merger. The amount will be accreted as an increase to interest income on a pro rata basis based on the maturities of the underlying loans, which is expected to approximate 5 years. The three months of accretion is preliminarily estimated to approximate $115 thousand.

c.	The building and equipment held by Capstone will be adjusted to fair value at acquisition date. The preliminary fair value adjustment of these buildings and equipment is expected to approximate $132 thousand. This amount will be amortized as an increase to depreciation expense on a straight-line basis over an estimated useful life of 25 years.

d.	The time deposits acquired from Capstone will be adjusted to fair value at the acquisition date. The preliminary estimate of the fair value adjustment at the acquisition date is expected to approximate $894 thousand. This amount will be amortized as a decrease to interest expense on a pro rata basis based on the maturities of the underlying time deposits, which is estimated to be approximately 18 months. The first three months of amortization is preliminarily estimated to be $149 thousand.

e.	Advances from the Federal Home Loan Bank held by Capstone will be adjusted to fair value at acquisition date. The preliminary fair value adjustment of these advances is expected to approximate $99 thousand. This amount will be amortized over 18 months.

f.	The estimated annual interest expense of the $10 million debt facility which SmartFinancial will secure as a part of closing the merger.

g.	Adjustment to reflect the income tax expense of the surviving corporation using 38.29% as the incremental effective tax rate.

Note 4 — Earnings per Common Share

Unaudited pro forma earnings per common share for the three months ended March 31, 2017 have been calculated using SmartFinancial’s historic weighted average common shares outstanding plus the common shares assumed to be issued to Capstone shareholders in the merger plus shares to be issued as part of the private offering component of the financing transaction.

Under the terms of the merger agreement, each share of Capstone common stock will be converted into the right to receive either (a) $18.50 in cash, without interest, (ii) 0.85 shares of SmartFinancial common stock, or (iii) a combination of stock and cash. Capstone shareholders will be asked to complete election forms requesting to receive all cash consideration, all stock consideration, or a mixture of both stock and cash consideration. The merger agreement provides that 80% of the aggregate number of shares of Capstone common stock outstanding prior to the Merger shall be cancelled and converted into SmartFinancial common stock. If there is a shortfall in the number of shares of Capstone common stock elected to be converted into SmartFinancial common stock, SmartFinancial will allocate consideration to those shareholders proportionately, in accordance with procedures set out in the merger agreement.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the three months ended March 31, 2017.

	Three Months Ended March 31, 2017
	Basic	Diluted
Pro forma net income available to common shareholders	$2,430	$2,430
Weighted average common shares outstanding:
SmartFinancial	7,525	7,631
Common shares issued to Capstone shareholders	2,899	2,899
Dilutive effect for Capstone stock option conversion (1)	—	218
Pro forma	10,423	10,748
Pro forma net income per common share	$0.23	$0.23

1.	Capstone employee & director stock options convert to SmartFinancial stock options upon the closing of the merger.

Note 5 — Preliminary Unaudited Pro Form Regulatory Capital Ratios

The unaudited pro forma regulatory capital ratios shown below are not necessarily indicative of what the financial capital ratios actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The capital ratios shown herein are estimates and are not necessarily indicative of what the past capital ratios of the combined companies would have been, nor necessarily indicative of the capital ratios of the post-merger periods.

Average assets and risk weighted assets, for purposes of calculating regulatory capital ratios, have been estimated by using those averages and risk weighted assets as filed on each of SmartBank’s and Capstone’s regulatory reports for the first quarter of 2017, adjusted by the pro forma adjustments. Any of those adjustments that are disallowed have been reflected in average assets, risk weighted assets, and total capital accordingly. The following information reflects the unaudited adjusted pro forma balances used for calculating pro forma regulatory capital ratios as of March 31, 2017.

	Risk Weighted Assets	Average Assets	Pro forma Common equity tier 1 capital
SmartBank	$879,233	$1,039,307
Capstone Bank	418,389	489,357
Combined balances as of March 31, 2017	1,297,622	1,528,664	189,240

Pro forma adjustments affecting assets (% included with asset description denotes the risk weighted category applied):
Cash (0%)	—	(13,016)
Core deposit intangible (0%)	—	4,221
Loans, fair value adjustment (100%)	(7,260)	(7,260)
Bank premises and equipment, fair value adjustment (100%)	132	132
Other real estate, fair value adjustment (100%)	(26)	(26)
Deferred tax asset, fair value adjustment (100%)	2,688	2,688
Total adjusted pro forma assets	$1,293,156	$1,515,403

Pro forma adjustments affecting pro forma common equity tier 1 capital:
Disallowed goodwill adjustment			(32,230)
Disallowed core deposit intangible, net			(2,325)
Accumulated other comprehensive loss			683
Adjusted pro forma Common equity tier 1 capital			155,368

Additional tier 1 capital			—
Adjusted pro forma tier 1 capital			155,368

Pro forma tier 2 capital – allowed portion of allowance for loan and lease losses (limited to 1.25% of risk weighted assets plus allowable adjustments)			5,152
Adjusted pro forma total capital			$160,520

The following information reflects the estimated unaudited pro forma regulatory capital ratios as of March 31, 2017, and compares those ratios with the regulatory capital ratios of SmartBank and Capstone that were reported as of March 31, 2017.

	Pro Forma	SmartBank	Capstone Bank
Tier 1 leverage ratio
Adjusted pro forma tier 1 capital	155,368
Total adjusted pro forma average assets	1,515,403
Pro forma Tier 1 leverage ratio	10.25%	11.17%	10.52%

Common Equity Ratio
Adjusted pro forma Common equity tier 1 capital	155,368
Total adjusted pro forma risk-weighted assets	1,293,156
Pro forma Common equity tier 1 capital ratio	12.01%	13.20%	12.30%

Tier 1 capital ratio
Adjusted pro forma tier 1 capital	155,368
Total adjusted pro forma risk-weighted assets	1,293,156
Pro forma Tier 1 capital ratio	12.01%	13.20%	12.30%

Total capital ratio
Adjusted pro forma total capital	160,520
Total adjusted pro forma risk-weighted assets	1,293,156
Pro forma Total capital ratio	12.41%	13.78%	13.35%

UNAUDITED COMPARATIVE PER SHARE DATA

The following summary presents per share information from SmartFinancial and Capstone on a historical, unaudited pro forma combined per share basis as of and for the three months ended March 31, 2017. The information presented below should be read together with: (i) SmartFinancial’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in SmartFinancial’s annual report on Form 10-K which is incorporated by reference into this joint proxy statement/prospectus; (ii) Capstone’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included elsewhere in this joint proxy statement/prospectus; and (iii) SmartFinancial’s unaudited consolidated financial statements and accompanying notes as of and for the quarter ended March 31, 2017, included in SmartFinancial’s quarterly report on Form 10-Q which is incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma adjustments are based upon available information and certain assumptions that SmartFinancial’s and Capstone’s management teams believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the surviving corporation under one set of assumptions, do not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions of the merger on revenues, expense efficiencies, or asset dispositions, among other factors. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Capstone will be reflected in the consolidated financial statements of SmartFinancial on a prospective basis.

Unaudited Pro Forma Comparative Per Share Data

For The Three Months Ended March 31, 2017

	SmartFinancial Historical	Capstone Historical	Pro Forma Combined
Earnings per common share
Basic	$0.19	$0.22	$0.23
Diluted	0.19	0.21	0.23
Cash Dividends per common share	—	—	—
Common Equity per common share	16.14	13.86	17.03

 Market Value of SmartFinancial’s Common Stock as of May 19, 2017

The following table presents the closing sale price of SmartFinancial common stock on May 19, 2017, the last trading day before the date of the public announcement of the merger agreement. The table also presents the equivalent per share value of the merger consideration of Capstone common stock on that date, calculated by multiplying the closing sale price of SmartFinancial common stock on those dates by 0.85.

	As of
	May 19, 2017	Equivalent Capstone per share value
SmartFinancial Common Stock	$22.70	$19.30

SmartFinancial common stock is quoted and traded on the Nasdaq Capital Market under the symbol “SMBK.” There is no established public trading market for Capstone’s common stock. Capstone’s common stock is thinly traded solely in private transactions.

RISK FACTORS

If the merger is consummated and you are a Capstone shareholder, you will receive shares of SmartFinancial common stock in exchange for your shares of Capstone common stock. An investment in SmartFinancial common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Capstone common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 30 under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

However, there are a number of other risks and uncertainties relating to SmartFinancial that you should consider in deciding how to vote on the merger agreement in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect SmartFinancial’s future financial results and may cause SmartFinancial’s future earnings and financial condition to be less favorable than SmartFinancial’s expectations. There are also a number of risks related to the merger that shareholders of both SmartFinancial and Capstone should consider in deciding how to vote on the merger agreement. This section summarizes those risks. In addition, SmartFinancial’s business is subject to numerous risks and uncertainties, including the risks and uncertainties described in SmartFinancial’s annual report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 145.

Risks Related to the Merger

Because the market price of SmartFinancial common stock will fluctuate, Capstone common shareholders cannot be sure of the exact value of shares of SmartFinancial common stock they will receive.

Upon completion of the merger, each outstanding share of Capstone common stock will be converted into the merger consideration consisting of shares of SmartFinancial common stock or cash, or a mix of shares of SmartFinancial common stock and cash, as provided in the merger agreement. If a holder of Capstone common stock receives only cash as merger consideration, the value of the merger consideration that such Capstone shareholder receives will not fluctuate. If a holder of Capstone common stock receives SmartFinancial common stock as part or all of the merger consideration, the number of shares that such Capstone shareholder will receive for each share of Capstone common stock will be fixed but the value of these shares of SmartFinancial common stock will fluctuate depending on the price per share of SmartFinancial common stock at the time the shares of SmartFinancial common stock are actually received by such Capstone shareholder. The closing price of SmartFinancial common stock on the date that the holder of Capstone common stock actually receives the shares of such SmartFinancial common stock after consummation of the merger may vary from the closing price of SmartFinancial common stock on the date that the merger was announced, on the date that this joint proxy statement/prospectus is being mailed, and on the date of the special meetings of Capstone and SmartFinancial common shareholders. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in SmartFinancial’s business, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of SmartFinancial. Accordingly, at the time of the special meeting of Capstone common shareholders, because of the above timing differences, Capstone common shareholders will not be able to calculate the exact value of SmartFinancial common stock they may receive upon consummation of the merger.

The form or mix of merger consideration Capstone common shareholders ultimately receive could be different from the form or mix elected by a Capstone shareholder depending on the form or mix of merger consideration elected by other Capstone common shareholders.

If the merger agreement and the merger are approved by SmartFinancial and Capstone shareholders, all holders of Capstone common stock will be permitted to make an election as to the form of consideration that such Capstone common shareholders wish to receive, whether in cash, SmartFinancial common stock, or a mixture of 20% cash and 80% SmartFinancial common stock. Because 80% of the outstanding shares of Capstone common stock must be converted into SmartFinancial common stock, the exchange agent may be required, in accordance with the allocation provisions set forth in the merger agreement, to adjust the form of consideration that an individual Capstone common shareholder will receive in order to ensure that 20% of the outstanding shares of Capstone common stock are converted into cash.

Consequently, if the cash consideration or the stock consideration are over-subscribed, Capstone common shareholders could receive a different form of consideration from the form they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain or loss for federal income tax purposes with respect to the cash received). See “—Material United States Federal Income Tax Consequences” beginning on page 67.

SmartFinancial and Capstone shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

SmartFinancial shareholders and Capstone shareholders will experience a reduction in their respective percentage ownership interests and effective voting power compared with their respective ownership interests and voting power prior to the merger. If the merger is consummated, current SmartFinancial shareholders will own approximately 73% of SmartFinancial’s outstanding common stock and current Capstone shareholders will own approximately 27% of SmartFinancial’s outstanding common stock, on a fully diluted basis (that is, after all stock options are exercised and assuming all stock options are, in fact, exercised). Accordingly, current Capstone shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by current SmartFinancial shareholders if such current SmartFinancial shareholders voted together as a group. Shareholders of both companies will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

Combining the two companies may be more difficult, costly, or time consuming than SmartFinancial or Capstone expects.

The success of the merger will depend, in part, on SmartFinancial’s ability to realize the anticipated benefits and cost savings from combining the businesses of SmartFinancial and Capstone. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of SmartFinancial and Capstone. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

SmartFinancial and Capstone have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures, and policies that would adversely affect SmartFinancial’s ability to maintain relationships with clients, depositors, and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effort on each of SmartFinancial and Capstone during that transition period.

SmartFinancial and Capstone will incur significant transaction and merger-related integration costs in connection with the merger.

SmartFinancial and Capstone expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. SmartFinancial and Capstone are continuing to assess the impact of these costs. Although SmartFinancial and Capstone believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the merger is consummated, SmartFinancial will incur substantial expenses, such as legal, accounting, and financial advisory fees, in pursuing the merger which will adversely impact its earnings until after the acquisition has been completed. Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including approval by federal banking regulators. SmartFinancial and Capstone intend to pursue all required approvals in accordance with the merger agreement.

Termination of the merger agreement could negatively impact SmartFinancial.

If the merger agreement is terminated, there may be various consequences. For example, SmartFinancial or Capstone’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of either SmartFinancial or Capstone’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Capstone may be required to pay to SmartFinancial a termination fee of $2.8 million.

The fairness opinions obtained by Capstone and SmartFinancial from their respective financial advisors will not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the merger.

Capstone has obtained a fairness opinion dated May 19, 2017, from Stephens Inc., and SmartFinancial has obtained a fairness opinion dated May 22, 2017, from Raymond James & Associates, Inc. These opinions have not been updated as of the date of this joint proxy statement/prospectus and will not be updated at the time of the completion of the merger. Changes in the operations and prospects of Capstone or SmartFinancial, general market and economic conditions and other factors that may be beyond the control of Capstone and SmartFinancial, and on which the fairness opinions were based, may alter the value of Capstone or SmartFinancial or the prices of shares of Capstone common stock or SmartFinancial common stock by the time the merger is completed. The fairness opinions do not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed or as of any other date than the date of the opinions. The fairness opinions that Capstone and SmartFinancial received from their respective financial advisors are attached as Appendix C and Appendix D to this joint proxy statement/prospectus. For a description of the opinions, see “Proposal No. 1—The Merger—Opinion of Capstone’s Financial Advisor” and “Proposal No. 1—The Merger—Opinion of SmartFinancial’s Financial Advisor.” For a description of the other factors considered by Capstone’s board of directors in determining to approve the merger agreement and the merger, see “Proposal No. 1—The Merger—Capstone’s Reasons for the Merger; Recommendation of the Capstone Board of Directors.” For a description of the other factors considered by SmartFinancial’s board of directors in determining to approve the merger agreement and the merger, see “Proposal No. 1—The Merger—SmartFinancial’s Reasons for the Merger; Recommendation of the SmartFinancial Board of Directors.”

SmartFinancial and Capstone may not receive regulatory approvals or such approvals may take longer than expected or impose conditions SmartFinancial and Capstone do not presently anticipate.

The merger of the two banks must be approved by the Federal Reserve and the TDFI. These regulatory agencies will consider, among other things, the competitive impact of the bank merger, each of SmartBank’s and Capstone’s financial and managerial resources, and the convenience and needs of the communities to be served. As part of that consideration, SmartFinancial and Capstone expect that the Federal Reserve, among other things, will review the combined company’s pro forma capital position, safety and soundness assessments by the Federal Reserve and the TDFI, legal and regulatory compliance matters, including fair lending, and Community Reinvestment Act matters. There can be no assurance as to whether the necessary regulatory approvals will be received, the timing of such approvals, or whether any conditions will be imposed that might limit the combined company’s ability to do business after the bank merger as presently anticipated. Additionally, SmartFinancial will file notice of the merger with the Federal Reserve, rather than seeking the approval of the Federal Reserve to acquire control of Capstone, because the transaction qualifies as a “waiver transaction” under the applicable rules and regulations of the Federal Reserve. However, if the Federal Reserve were to subsequently determine that the merger did not qualify as a waiver transaction, then SmartFinancial would be required to submit a formal merger application for approval by the Federal Reserve of SmartFinancial’s acquisition of control.

The merger agreement limits Capstone’s ability to pursue alternatives to the merger.

Until the consummation of the merger, with some exceptions, Capstone is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than SmartFinancial. In addition, Capstone has agreed to pay a termination fee of $2.8 million to SmartFinancial if:

●	in the event (i) SmartFinancial terminates the merger agreement following an intentional, willful, or knowing breach of the merger agreement by Capstone which is uncured after notice and (ii) if within 12 months after termination of the merger agreement Capstone enters into an agreement with respect to or consummates an acquisition proposal;

●	in the event the merger agreement is terminated by SmartFinancial as a result of (i) a breach by Capstone of its obligations under the merger agreement relative to other acquisition proposals or calling and holding the Capstone shareholders meeting and recommending and soliciting approval of the merger agreement or (ii) the Capstone board of directors making a change of recommendation after recommending that the Capstone shareholders approve the merger agreement and the merger;

●	in the event Capstone’s board of directors fails to recommend that Capstone’s shareholders reject a third-party tender or exchange offer for 10% or more of Capstone’s outstanding stock; or

●	in the event Capstone terminates the merger agreement for the purpose of entering into an agreement with regard to a superior proposal.

Failure to complete the mergers could cause SmartFinancial’s stock price to decline.

If the merger is not completed for any reason, SmartFinancial’s stock price may decline because costs related to the merger, such as legal, accounting, and financial advisory fees, must be paid even if such merger is not completed. In addition, if the merger is not completed, SmartFinancial’s stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Capstone directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Capstone shareholders.

Executive officers of Capstone negotiated certain terms of the merger agreement with their counterparts at SmartFinancial, and Capstone’s board of directors adopted the merger agreement and recommended that Capstone shareholders vote to approve the merger agreement and the merger. In considering these facts and the other information contained in this joint proxy statement/prospectus, Capstone shareholders should be aware that Capstone’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Capstone shareholders. For example, SmartFinancial’s board of directors will appoint two individuals currently serving as members of Capstone’s board of directors to serve on the SmartFinancial and SmartBank boards. Further, certain directors and executive officers of Capstone have entered, or will enter, into agreements with SmartFinancial that provide for, among other things, retention, employment, severance and/or other benefits following the merger. These and other additional interests of Capstone directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than Capstone shareholders may view it. See “Proposal No. 1—The Merger—Interests of Officers and Directors of Capstone in the Merger” beginning on page 66 for information about these financial interests.

The Internal Revenue Service may disagree with the parties’ description of the federal income tax consequences.

Neither SmartFinancial nor Capstone has applied for, or expects to obtain, a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger. SmartFinancial and Capstone will each receive an opinion of its legal counsel as to certain anticipated federal income tax consequences as described in “Proposal No. 1—The Merger—Material United States Federal Income Tax Consequences” beginning on page 67. Such opinion is qualified in certain respects and is not binding on the Internal Revenue Service. No assurance can be given that the Internal Revenue Service will not challenge the favorable income tax consequences of the merger. SmartFinancial and Capstone will vigorously contest any such challenge.

The tax consequences of the merger to a Capstone common shareholder will depend upon the merger consideration received.

The tax consequences of the merger to a Capstone common shareholder will depend upon the merger consideration that the shareholder receives. A Capstone common shareholder generally will not recognize any gain or loss on the conversion of shares of Capstone common stock solely into shares of SmartFinancial common stock. However, a Capstone common shareholder generally will be taxed if the shareholder receives cash in exchange for shares of Capstone common stock or for any cash received in lieu of any fractional share of SmartFinancial common stock. See “Proposal No. 1—The Proposed Merger—Material Federal Income Tax Consequences” beginning on page 67.

Capstone, Capstone Bank, SmartFinancial, and SmartBank are subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers and other persons with whom Capstone Bank and/or SmartBank has a business relationship may delay or defer certain business decisions or might seek to terminate, change or renegotiate their relationships with Capstone Bank or SmartBank, as the case may be, as a result of the merger, which could negatively affect Capstone’s and/or SmartFinancial’s respective revenues, earnings, and cash flows, as well as the market price of SmartFinancial’s common stock, regardless of whether the merger is completed.

Under the terms of the merger agreement, Capstone is subject to certain restrictions on its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could negatively affect Capstone’s businesses and operations prior to the completion of the merger. See “Proposal No. 1—The Proposed Merger—The Merger Agreement” beginning on page 68.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the appendixes hereto and information incorporated by reference, contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of each of SmartFinancial and Capstone, as well as certain information relating to the merger. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. The actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which SmartFinancial and Capstone are unsure, including many factors that are beyond their control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. You should note that the discussion of SmartFinancial and Capstone’s reasons for the merger contain many forward-looking statements that describe beliefs, assumptions, expectations, and estimates of the board or management of each of SmartFinancial and Capstone and public sources as of the indicated dates and those assumptions, expectations and estimates may have changed as of the date of this joint proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements, include, but are not limited to, those identified in the section of this joint proxy statement/prospectus titled “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus and the following:

●	expected revenue synergies and cost savings from the combination may not be fully realized or may take longer than anticipated to be realized;

●	disruption from the merger with customers, suppliers or employees or other business partners’ relationships;

●	the risk of successful integration of the two companies’ business;

●	a material adverse change in the financial condition of SmartFinancial or Capstone;

●	loan losses that exceed the level of allowance for loan losses of the combined company;

●	lower than expected revenue following the merger;

●	SmartFinancial’s ability to manage the combined company’s growth;

●	the risks inherent or associated with a merger or acquisition, like the merger;

●	ability to obtain governmental approvals of the combination on the proposed terms and schedule;

●	general economic conditions, either nationally, in Tennessee, Alabama, or Florida or in certain MSAs in those states that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

●	failure of SmartFinancial’s and Capstone’s shareholders to approve the merger agreement and the merger or the share issuance, as applicable;

●	the ability to obtain required governmental approvals of the merger and for such approvals to not be revoked;

●	reputational risk and the risk of adverse reaction of SmartFinancial’s, SmartBank’s, Capstone’s or Capstone Bank’s customers, suppliers, employees, or other business partners to the merger;

●	the failure of the closing conditions to be satisfied or any unexpected delay in closing the merger;

●	the risk that the integration of SmartFinancial and Capstone’s operations will be materially delayed or will be more costly or difficult than expected;

●	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

●	the dilution caused by SmartFinancial’s issuance of additional shares of its common stock in the merger or related to the merger;

●	continuation of the historically low short-term interest rate environment;

●	rapid fluctuations or unanticipated changes in interest rates on loans or deposits;

●	the inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels or regulatory agencies in connection with those agencies’ approval of the merger;

●	credit losses as a result of, among other potential factors, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;

●	the amount of the combined financial institution’s loan portfolio collateralized by real estate and weaknesses in the real estate market;

●	restrictions or conditions imposed by the combined financial institution’s regulators on its operations;

●	the adequacy of the level of the combined financial institution’s allowance for loan losses and the amount of loan loss provisions required in future periods;

●	examinations by the combined financial institution’s regulatory authorities, including the possibility that the regulatory authorities may, among other things, require the combined financial institution to increase its allowance for loan losses or write down assets;

●	reduced earnings due to higher other-than-temporary impairment charges resulting from additional decline in the value of the combined financial institution’s securities portfolio, specifically as a result of increasing default rates, and loss severities on the underlying real estate collateral;

●	changes in political conditions or the legislative or regulatory environment, including governmental initiatives affecting the financial services industry;

●	general economic conditions resulting in, among other things, a deterioration in credit quality, and other general competitive, political and market conditions;

●	increased competition with other financial institutions and other changes occurring in business conditions, including inflation; and

●	other risks and uncertainties detailed from time to time in SmartFinancial’s filings with the SEC.

Because of these and other risks and uncertainties, SmartFinancial’s or Capstone’s actual future results may be materially different from the results indicated by any forward-looking statements. In addition, SmartFinancial’s and Capstone’s past results of operations do not necessarily indicate their future results. Therefore, both companies caution you not to place undue reliance on their forward-looking information and statements. Both companies undertake no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

All forward-looking statements in this joint proxy statement/prospectus are based on information available to SmartFinancial and Capstone as of the date of this joint proxy statement/prospectus. Although both companies believe that the expectations reflected in our forward-looking statements are reasonable, neither company can guarantee you that these expectations will be achieved. Both companies undertake no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPECIAL SHAREHOLDERS’ MEETINGS

General

Capstone. With respect to Capstone shareholders, this document constitutes a proxy statement of Capstone in connection with its solicitation of proxies from its shareholders for the vote on the merger agreement and on the authorization to adjourn the special shareholders’ meeting, as well as a prospectus of SmartFinancial in connection with its issuance of shares of SmartFinancial common stock as part of the merger consideration. The joint proxy statement/prospectus is being mailed by Capstone and SmartFinancial to Capstone shareholders of record on or about August 1, 2017, together with the notice of the special shareholders’ meeting and a proxy solicited by Capstone’s board of directors for use at the special shareholders’ meeting and at any adjournments or postponements of the special shareholders’ meeting.

SmartFinancial. With respect to SmartFinancial shareholders, this document constitutes a proxy statement of SmartFinancial in connection with its solicitation of proxies from its shareholders for the vote on the merger agreement and the authorization to adjourn the special shareholders’ meeting. This proxy statement is being mailed by SmartFinancial to SmartFinancial shareholders of record on or about August 1, 2017, together with the notice of the special shareholders’ meeting and a proxy solicited by SmartFinancial’s board of directors for use at the special shareholders’ meeting and at any adjournments or postponements of the special shareholders’ meeting.

Meeting Dates, Times, and Places; Record Dates

Capstone. The Capstone special shareholders’ meeting will be held at the principal executive office of Capstone at 2301 University Boulevard, Tuscaloosa, Alabama 35401 at 12:00 P.M., local time, on September 15, 2017. Only holders of Capstone common stock of record at the close of business on July 14, 2017, will be entitled to receive notice of and to vote at the special shareholders’ meeting. As of the record date, there were 4,276,726 shares of Capstone common stock outstanding and entitled to vote, with each such share entitled to one vote.

SmartFinancial. The SmartFinancial special shareholders’ meeting will be held at the SmartBank office located at 202 Advantage Place, Knoxville, Tennessee 37922, at 6:00 P.M., local time, on September 14, 2017. Only holders of SmartFinancial common stock of record at the close of business on July 14, 2017, will be entitled to receive notice of and to vote at the special shareholders’ meeting. As of the record date, there were 8,221,761 shares of SmartFinancial common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

Capstone. At the Capstone special shareholders’ meeting, Capstone shareholders will be asked to approve the merger agreement and the merger. Pursuant to the merger agreement, Capstone will merge with and into SmartFinancial, with SmartFinancial surviving the merger. In connection with the merger, each holder Capstone common stock will be able to elect to receive, for each share of Capstone common stock held, either: (a) 0.85 shares of SmartFinancial common stock, (b) $18.50 in cash, or (c) a combination of 80% SmartFinancial common stock and 20% cash. Elections will be limited by the requirement that 80% of the total shares of Capstone common stock be exchanged for SmartFinancial common stock and 20% be exchanged for cash. SmartFinancial will not issue fractional shares in the merger. Instead, Capstone shareholders will receive a cash payment, without interest, in an amount equal to the fraction of a share of SmartFinancial common stock otherwise issuable to such holder upon conversion multiplied by the volume weighted average closing price of SmartFinancial common stock on the Nasdaq Capital Market for the 10 consecutive trading days prior to closing.

Capstone shareholders will also be asked to consider a proposal to authorize Capstone’s board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event that there are insufficient votes present at the meeting, in person or by proxy, to approve the merger agreement and the merger. Finally, the Capstone shareholders may also be asked to consider any other business that properly comes before the Capstone special shareholders’ meeting.

Each copy of this joint proxy statement/prospectus mailed to Capstone shareholders is accompanied by a proxy form for use at the special shareholders’ meeting.

SmartFinancial. At the SmartFinancial special shareholders’ meeting, SmartFinancial shareholders will be asked to approve the merger agreement and the merger. Additionally, SmartFinancial shareholders will be asked to consider a proposal to authorize SmartFinancial’s board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event that there are insufficient votes present at the meeting, in person or by proxy, to approve the merger agreement and the merger.

Each copy of this joint proxy statement/prospectus mailed to SmartFinancial shareholders is accompanied by a proxy form for use at the special shareholders’ meeting. SmartFinancial shareholders may vote by telephone or through the internet. If your shares are held with a broker in “street name,” you should follow the broker’s instructions to indicate how you wish to vote, rather than completing the proxy form.

Vote Required

Capstone. Approval of the merger agreement and the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Capstone common stock entitled to vote at the Capstone special shareholders’ meeting. Approval of the proposal to authorize adjournment requires the affirmative vote of a majority of shares of Capstone common stock present in person or by proxy and entitled to vote on the matter at the special shareholders’ meeting.

On the record date, there were approximately 4,276,726 outstanding shares of Capstone common stock, each of which is entitled to one vote at the Capstone special shareholders’ meeting. On that date, the directors and executive officers of Capstone beneficially owned a total of approximately 20% of the outstanding shares of Capstone common stock. Each of Capstone’s directors and executive officers has agreed, subject to certain conditions, to vote his or her shares of Capstone common stock in favor of the merger agreement. The presence, in person or by proxy, of shares of Capstone common stock representing a majority of Capstone’s outstanding shares entitled to vote at the Capstone special shareholders’ meeting is necessary in order for there to be a quorum at the Capstone special shareholders’ meeting. A quorum must be present in order for the vote on the merger agreement proposal or the proposal to authorize adjournment to occur. However, if there is no quorum, then the Capstone special shareholders’ meeting can be postponed or adjourned until such time as a quorum can be obtained.

SmartFinancial. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SmartFinancial common stock entitled to vote at the SmartFinancial special shareholders’ meeting.

On the record date, there were approximately 8,221,761 outstanding shares of SmartFinancial common stock, each of which is entitled to one vote at the special shareholders’ meeting. On that date, the directors and officers of SmartFinancial and their affiliates beneficially owned a total of approximately 13.6% of the outstanding shares of SmartFinancial common stock. The presence, in person or by proxy, of shares of SmartFinancial common stock representing a majority of SmartFinancial’s outstanding shares entitled to vote at the SmartFinancial special shareholders’ meeting is necessary in order for there to be a quorum at the SmartFinancial special shareholders’ meeting. A quorum must be present in order for the vote on the merger agreement proposal and the proposal to authorize adjournment to occur. However, if there is no quorum, then the SmartFinancial special shareholders’ meeting can be postponed or adjourned until such time as a quorum can be obtained.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers, and other nominees who hold shares of stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker or other nominee that are represented at the SmartFinancial or Capstone special meeting, but with respect to which the bank, broker, or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker, or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of SmartFinancial common stock or Capstone common stock in “street name,” your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker, or other nominee with this joint proxy statement/prospectus. SmartFinancial and Capstone believe that the proposal to approve the merger agreement, the merger, and the adjournment proposal are “non-routine” proposals, and your bank, broker, or other nominee may not vote your shares without your specific voting instructions. Therefore, if you fail to direct your bank, broker or other nominee to vote your shares, it could have the same effect as voting against the merger agreement and the merger, and no effect on the adjournment proposals.

Voting of Proxies

Capstone

Shares of common stock represented by properly executed proxies received at or prior to the Capstone special shareholders’ meeting will be voted at the Capstone special shareholders’ meeting in the manner specified by the holders of such shares. Any record shareholder present in person or by proxy at the special shareholders’ meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Capstone common stock entitled to vote at the special shareholders’ meeting, abstentions will have the same effect as negative votes on this proposal. Accordingly, Capstone’s board of directors urges its shareholders to complete, date, and sign the accompanying proxy form and return it promptly in the enclosed, postage-paid envelope.

Approval of the adjournment proposal requires that the votes cast in favor of the proposal at the Capstone special meeting exceed the votes cast opposing the proposal at the Capstone special meeting. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, or vote in person at the Capstone special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, so long as a quorum is present, it will have no effect on the proposal.

SmartFinancial

Shares of common stock represented by properly executed proxies received at or prior to the SmartFinancial special shareholders’ meeting will be voted at the SmartFinancial special shareholders’ meeting in the manner specified by the holders of such shares.

Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of SmartFinancial common stock. If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your bank, broker, or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Approval of the adjournment proposal requires that the votes cast in favor of the proposal at the SmartFinancial special meeting exceed the votes cast opposing the proposal at the SmartFinancial special meeting. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the SmartFinancial special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, so long as a quorum is present, it will have no effect on the proposal.

Revocability of Proxies

Capstone. If you are a record shareholder, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a record shareholder, you may revoke a proxy at any time prior to its exercise by delivering to the President and Chief Executive Officer of Capstone either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record shareholder, you may revoke a proxy prior to its exercise by voting in person at the special shareholders’ meeting. All written notices of revocation should be addressed to Capstone Bancshares, Inc., 2301 University Boulevard, Tuscaloosa, Alabama 35401, Attention: Robert W. Kuhn, Jr., President and Chief Executive Officer. Attendance at the special shareholders’ meeting will not in and of itself constitute revocation of a proxy. Further, if your shares are held in “street name,” you may not vote in person at the meeting unless your broker provides you voting authorization.

SmartFinancial. If you are a record shareholder, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a record shareholder, you may revoke a proxy at any time prior to its exercise by delivering to the President and Chief Executive Officer of SmartFinancial either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record shareholder, you may revoke a proxy prior to its exercise by voting in person at the special shareholders’ meeting. All written notices of revocation should be addressed to SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, Tennessee, Attention: President and Chief Executive Officer. Attendance at the special shareholders’ meeting will not in and of itself constitute revocation of a proxy. If your shares are held in “street name” with a broker, you must follow your broker’s instructions to revoke your voting instructions. Further, if your shares are held in “street name,” you may not vote in person at the meeting unless your broker provides you voting authorization.

Solicitation of Proxies

Capstone. Capstone is soliciting proxies from Capstone shareholders in conjunction with the special shareholders’ meeting. Capstone will pay all of the costs of soliciting proxies in connection with the special shareholders’ meeting. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Capstone who will not be specially compensated for such solicitation.

Additionally, Capstone has engaged Georgeson to assist with the solicitation of proxies. Capstone will pay approximately $8,500, plus expenses in connection with this proxy solicitation. Capstone will bear the entire cost of soliciting proxies from Capstone shareholders.

SmartFinancial.

In addition to solicitation by mail, directors, officers, and employees of SmartFinancial may solicit proxies by personal interview, telephone, or electronic mail. SmartFinancial reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. SmartFinancial’s directors, officers and employees will not be paid any additional amounts for soliciting proxies. SmartFinancial has retained Georgeson to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of approximately $8,500, plus expenses, for these services. SmartFinancial will bear the entire cost of soliciting proxies from SmartFinancial shareholders.

Recommendation of the Boards of Directors

Capstone. Capstone’s board of directors has determined that the merger agreement and the merger are in the best interests of Capstone and its shareholders. The board of directors of Capstone recommends that Capstone shareholders vote “FOR” the Capstone merger proposal and “FOR” the proposal to authorize Capstone’s board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies to approve the Capstone merger proposal.

In the course of reaching its decision to adopt the merger agreement and the merger, Capstone’s board of directors, among other things, consulted with its legal advisors, Burr & Forman LLP, regarding the legal terms of the merger agreement, and with its financial advisor, Stephens Inc., as to the fairness, from a financial point of view, of the consideration to be received by the holders of Capstone common stock in the merger. For a discussion of the factors considered by Capstone’s board of directors in reaching its conclusion, see “Proposal No. 1—The Merger—Background of the Merger” and “—Capstone’s Reasons for the Merger; Recommendation of the Capstone Board of Directors.”

Capstone shareholders should note that Capstone’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Capstone. See “Proposal No. 1—The Merger—Interests of Officers and Directors of Capstone in the Merger.”

SmartFinancial. SmartFinancial’s board of directors has determined that the merger agreement and the merger are in the best interests of SmartFinancial and its shareholders. The board of directors recommends that SmartFinancial shareholders vote “FOR” the SmartFinancial merger proposal and “FOR” the proposal to authorize SmartFinancial’s board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies to approve the SmartFinancial merger proposal.

In the course of reaching its decision to approve the merger agreement and the merger, SmartFinancial’s board of directors, among other things, consulted with its legal advisors, Butler Snow LLP, regarding the legal terms of the merger agreement, and with its financial advisor, Raymond James & Associates, Inc., as to the fairness, from a financial point of view, of the merger to the shareholders of SmartFinancial. For a discussion of the factors considered by SmartFinancial’s board of directors in reaching its conclusion, see “Proposal No. 1—The Merger—Background of the Merger” and “—SmartFinancial’s Reasons for the Merger; Recommendation of the SmartFinancial Board of Directors.”

CAPSTONE DISSENTERS’ RIGHTS

The following discussion is a summary of the law relating to dissenters’ rights available under Alabama law. The full text of Article 13 of the Alabama Business Corporation Law (the “appraisal statute”) is attached as Appendix B to this joint proxy statement/prospectus. Capstone shareholders who desire to exercise dissenters’ rights should review carefully the appraisal statute and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any holder of record of Capstone common stock who objects to the merger, and who fully complies with all of the provisions of the appraisal statute (but not otherwise), will be entitled to demand and receive payment for all (but not less than all) of his or her shares of Capstone common stock if the merger is consummated.

A shareholder of Capstone who objects to the merger and desires to receive payment of the “fair value” of his or her Capstone common stock: (i) must deliver to Capstone, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger agreement.

A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

Any notice required to be given to Capstone must be sent to Capstone’s principal executive offices at 2301 University Boulevard, Tuscaloosa, Alabama 35401, Attention: Robert W. Kuhn, Jr., President and Chief Executive Officer.

If the merger agreement and merger are approved, Capstone will mail, no later than 10 days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished Capstone in writing or, if none, at the shareholder’s address as it appears on the records of Capstone. The dissenters’ notice will: (i) state where the dissenting shareholder must send a payment demand, and where the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment; (iv) set a date by which Capstone must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (v) be accompanied by a copy of the appraisal statute.

Within 20 days after making a formal payment demand, each dissenting shareholder demanding payment must submit the certificate or certificates representing his or her shares to Capstone at the address provided for notation thereon that a demand has been made. Capstone will return the certificate or certificates to the dissenting shareholder after making such notation.

After the effective date of the merger, or the date on which Capstone receives a payment demand, Capstone will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that Capstone estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (i) Capstone’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, and the latest available interim statements, if any; (ii) a statement of Capstone’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 10A-2-13.28 of the Code of Alabama; and (v) a copy of the appraisal statute.

A dissenting shareholder choosing to accept Capstone’s offer of payment must do so by written notice to Capstone within 30 days after receipt of Capstone’s offer of payment. A dissenting shareholder not responding to that offer within the 30 day period will be deemed to have accepted the offer of payment. Each dissenting shareholder accepting Capstone’s offer of payment must surrender to Capstone the certificate or certificates, if any, representing his or her shares. Upon receipt of the certificates or certificates, Capstone shall make the payment to the dissenting shareholder as set forth in the offer of payment. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Capstone common stock.

If a dissenting shareholder does not accept, within 30 days after Capstone’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then Capstone, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in circuit court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares. If Capstone does not commence the proceedings within the 60 day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against Capstone, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under the appraisal statute. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against Capstone and in favor of any or all dissenters if the court finds Capstone did not substantially comply with the appraisal statute; or (ii) against Capstone or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the appraisal statute. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Capstone, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Capstone shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Capstone stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Failure by a Capstone shareholder to follow the steps required by the appraisal statute for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Capstone common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters’ rights under the appraisal statute, you should consult your legal advisors.

PROPOSAL NO. 1–THE MERGER

The following is a summary of certain terms and conditions of the merger and the merger agreement. You are urged to read the merger agreement carefully, and a copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus.

General

The SmartFinancial board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of SmartFinancial common stock for use at the SmartFinancial special shareholders’ meeting. The Capstone board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Capstone common stock for use at the Capstone special shareholders’ meeting.

Transaction Structure

Each of the boards of directors of SmartFinancial, SmartBank, Capstone, and Capstone Bank has approved the merger agreement, which provides for the merger of Capstone with and into SmartFinancial, with SmartFinancial to be the bank holding company to survive, upon and subject to the terms and conditions set forth in the merger agreement and in accordance with the Tennessee Business Corporation Act, and has approved the merger. At the effective time of the merger, the separate corporate existence of Capstone will cease and SmartFinancial, as the surviving corporation of the merger, will continue as a bank holding company chartered under Tennessee law. Following the merger, the charter and bylaws of SmartFinancial as in effect immediately prior to the merger will serve as the charter and bylaws of the surviving corporation, until amended in accordance with applicable law.

Immediately following the merger, Capstone Bank will merge with and into SmartBank, with SmartBank to be the banking corporation to survive the bank merger, upon and subject to the terms and conditions set forth in the bank plan of merger and in accordance with the Tennessee Banking Act and the Tennessee Business Corporation Act. At the effective time of such bank merger, the separate corporate existence of Capstone Bank will cease and SmartBank, as the surviving corporation of the merger, will continue as a banking corporation chartered under Tennessee law. Following the merger, SmartBank will remain a wholly owned subsidiary of SmartFinancial. The charter and bylaws of SmartBank as in effect immediately prior to the merger will serve as the charter and bylaws of the surviving bank, until amended in accordance with applicable law.

Capstone Merger Proposal

At the Capstone special shareholders’ meeting, holders of Capstone common stock will be asked to vote to approve the merger agreement and the merger. The merger will not be completed unless Capstone’s shareholders adopt the merger agreement and approve the proposed merger of Capstone with and into SmartFinancial.

SmartFinancial Merger Proposal

At the SmartFinancial special shareholders’ meeting, holders of SmartFinancial common stock will be asked to vote to approve the merger agreement and the merger. The merger will not be completed unless SmartFinancial’s shareholders adopt the merger agreement and approve the proposed merger of Capstone with and into SmartFinancial.

Background of the Merger

As part of their ongoing consideration and evaluation of their respective long-term prospects and strategies, each of SmartFinancial’s and Capstone’s board of directors and senior management have regularly reviewed and assessed their respective business strategies and objectives, including potential strategic opportunities, all with the goal of enhancing value for their respective shareholders. These considerations have focused on, among other things, growth opportunities, prospects and developments in the regulatory environment, conditions and ongoing consolidation in the financial services industry, and the economy generally and financial markets, both with respect to financial institutions generally and SmartFinancial and Capstone respectively, in particular. These potential strategic opportunities have included, among other things, the consideration of potential business combination transactions, including, in the case of SmartFinancial, recently completed business combination transactions.

Following the merger of SmartFinancial (f/k/a Cornerstone Bancshares, Inc.) and legacy SmartFinancial, Inc. in 2015, SmartFinancial announced that its strategic plan included a disciplined merger and acquisition strategy, in addition to organic loan and deposit growth. In connection with this strategy, members of SmartFinancial’s board of directors and senior management have met with representatives of various investment banking firms and evaluated various strategic opportunities.

In February, 2016, Miller Welborn, Chairman of the SmartFinancial board, Billy Carroll, President and Chief Executive Officer of SmartFinancial, Buddy Brackin, then-Chairman of the Capstone board, and Robert Kuhn, President and Chief Executive Officer of Capstone, met to discuss, among other things, the financial services industry and the business of their respective companies. At this meeting, the parties discussed their respective companies and the general feasibility and potential benefits of a strategic business combination between the two companies, including the potential operational and cultural fit between Capstone and SmartFinancial.

On March 11, 2016, each party executed a mutual non-disclosure and confidentiality agreement under which the parties agreed to share certain non-public information concerning their respective businesses.

On March 24, 2016, Stephens gave a presentation to the executive committee of Capstone’s board of directors on Capstone’s strategic alternatives, including a preliminary analysis of a merger with SmartFinancial.

On April 21, 2016, Messrs. Welborn and Carroll met with the executive committee of Capstone’s board of directors to further discuss the respective businesses and cultures of SmartFinancial and Capstone, the potential strategic fit of those businesses, the potential merits of a strategic business combination of Capstone and SmartFinancial, and the potential terms of such a combination.

Between April 21, 2016 and June 10, 2016, Messrs. Welborn, Carroll, and Kuhn continued to engage in informal conversations regarding the potential business combination, and they provided updates concerning those conversations to their respective boards of directors at regularly held board meetings.

On June 10, 2016, SmartFinancial presented Capstone with a non-binding indication of interest regarding a potential business combination transaction. The non-binding indication of interest expressed SmartFinancial’s desire to negotiate the terms of a business combination transaction between the two institutions, subject to further due diligence, with 25% of the total consideration delivered to Capstone shareholders being cash and 75% being SmartFinancial common stock. The non-binding indication of interest from SmartFinancial was rejected by the executive committee of Capstone’s board of directors.

Over the following weeks, SmartFinancial and Capstone executive management continued to have informal conversations regarding the timing and viability of the transaction. On or around mid-July the parties mutually agreed to pause merger discussions, having determined that it was in best interest of both parties to focus on continued execution of 2016 and 2017 objectives. The parties agreed to resume discussions regarding a potential business combination in the first quarter of 2017.

On February 13, 2017, Messrs. Welborn and Carroll met with Steve Tucker, Chairman of the Capstone board of directors, and Mr. Kuhn to resume discussions regarding the potential strategic business combination between Capstone and SmartFinancial. Discussions centered on SmartFinancial’s recent capital raise, increased valuations in the banking industry, appropriate timing of a possible combination and the financial metrics needed to for both companies.

On February 22, 2017, Stephens sent to Capstone a preliminary analysis of the potential transaction with SmartFinancial. Around the same time, Mr. Carroll and Raymond James discussed the possible engagement of Raymond James in connection with the potential business combination in further detail. Raymond James provided an analysis of the transaction during that time that was used in discussions with the SmartFinancial Board.

Around the end of February 2017, SmartFinancial, with the assistance of Raymond James and Butler Snow LLP, SmartFinancial’s legal counsel, prepared a new draft of a non-binding indication of interest outlining the terms of a potential transaction between SmartFinancial and Capstone.

On March 2, 2017, SmartFinancial submitted a non-binding indication of interest to Capstone containing the proposed terms of a merger transaction pursuant to which Capstone would merge into SmartFinancial, subject to the completion of due diligence and the negotiation of a definitive agreement. The indication of interest expressed that, based upon SmartFinancial’s preliminary review of the potential combination, SmartFinancial would offer Capstone’s shareholders $18.00 per share in cash with the exchange ratio of any stock consideration to be determined based upon the 20-day weighted average closing price of SmartFinancial common stock immediately prior to the transaction closing. It was anticipated that 25% of the consideration delivered to Capstone shareholders would be in cash and 75% would consist of shares of SmartFinancial common stock, and stockholders would have the right to elect (i) all cash consideration, (ii) all stock consideration, or (iii) 25% cash consideration and 75% stock consideration, for a total transactional value of $78,776,000. In conjunction with the delivery of the non-binding indication of interest, Capstone and SmartFinancial executed an amendment to the original mutual non-disclosure and confidentiality agreement to extend the term of the agreement for an additional year, and allow the parties to continue to exchange and update non-public information concerning their respective businesses.

On March 6, 2017, Messrs. Tucker and Kuhn from Capstone, Messrs. Welborn and Carroll from SmartFinancial, and their respective financial advisors had a conference call to discuss SmartFinancial’s indication of interest dated March 2, 2017, and to further discuss their respective institutions, including their respective financial positions, approach to community banking, and strategic vision. Along with other comments and requests for more information, Capstone indicated that the value was lower than expected and that the exchange ratio needed to be a fixed ratio based on current trading prices. On the same date, Mr. Tucker updated the board of directors of Capstone regarding the discussion with SmartFinancial.

On March 7, 2017, Capstone engaged Stephens to serve as its financial advisor and to deliver a fairness opinion in connection with the transaction.

In the following weeks after the March 2, 2017 non-binding indication of interest, Messrs. Welborn and Carroll had informal phone conversations with Messrs. Tucker and Kuhn, together with Capstone board member, Beau Wicks, and engaged in further discussions regarding a potential strategic business combination between SmartFinancial and Capstone, including the potential range of per share cash and stock consideration values.

After further discussions and negotiations between Capstone and SmartFinancial, a revised non-binding indication of interest was finalized on March 14, 2017. The revisions increased the offer to Capstone’s shareholders to $18.50 per share in cash for 20% of their shares of Capstone common stock and 0.85 shares of SmartFinancial common stock per share of Capstone common stock for the remaining 80% of their shares of Capstone common stock, with the right to elect (i) all cash consideration, (ii) all stock consideration, or (iii) 20% cash consideration and 80% stock consideration. The non-binding indication of interest also provided for a 90-day exclusivity period for both parties.

On March 24, 2017, Stephens gave a presentation to Capstone’s board of directors on the status and analysis of the proposed transaction and the finalized non-binding indication of interest.

From March 27, 2017 through April 1, 2017, members of SmartFinancial’s and Capstone’s senior management teams, along with representatives of Raymond James and Stephens, had multiple telephone conversations to discuss the status of both companies’ due diligence efforts and ongoing exchange of information.

From April 8, 2017 to April 14, 2017, members of SmartFinancial’s management conducted on-site loan due diligence in Tuscaloosa, Alabama. During this visit, SmartFinancial’s representatives met with senior members of Capstone’s credit group to discuss various questions regarding Capstone’s loan portfolio. SmartFinancial’s credit and financial due diligence continued following this on-site session until April 28, 2017.

On April 10, 2017, Butler Snow distributed a draft merger agreement to Capstone and its counsel, Burr & Forman LLP. Burr & Forman provided a revised draft of the merger agreement to Butler Snow and SmartFinancial on April 24, 2017. Thereafter, Butler Snow and Burr & Forman discussed legal issues with respect to the potential transaction on multiple occasions, and multiple drafts of the merger agreement were exchanged between the parties. During this time, the parties, with the assistance of counsel and their respective financial advisors, negotiated the terms of a definitive agreement and plan of merger for presentation to and approval of the parties’ respective boards of directors. The negotiations revealed various areas of disagreement and resulted in compromises by both sides to reach an agreement acceptable to both parties to present to their respective boards of directors to consider. Such areas included the scope of representations and warranties, forbearances and operational covenants in the period between the signing date of the merger agreement and closing of the merger, conditions to closing related to the number of dissenting shareholders, the validity and value of stock options and the party’s rights to a termination fee.

Between April 24, 2017 and April 28, 2017, Messrs. Carroll and Kuhn discussed various due diligence and integration matters and engaged in further discussions regarding potential cost savings that the two companies might be able to achieve if combined. Capstone’s and SmartFinancial’s management teams discussed, among other things, Capstone’s business strategy, finance and accounting, interest rate risk, credit quality, risk management and legal compliance practices.

On May 2, 2017 and May 3, 2017, members of Capstone’s management and Stephens conducted on-site due diligence in Knoxville, Tennessee. During this visit, Capstone’s representatives met with SmartFinancial to discuss various questions regarding the proposed transaction. On May 3, 2017, certain board members of SmartFinancial traveled to Tuscaloosa to meet certain board members of Capstone, to tour the area and discuss the market generally. Over the course of the following week, the parties and their respective legal advisors negotiated the terms of the transaction agreements and exchanged drafts of the merger agreement and other related transaction agreements.

On May 16, 2017, SmartFinancial formally retained Raymond James to serve as SmartFinancial’s financial advisor based on, among other factors, the firm’s reputation, experience in mergers and acquisitions, valuations, financing and capital markets, and Raymond James’ familiarity with SmartFinancial and its strategic goals.

On May 19, 2017, the Capstone board of directors met with its financial advisor to review the obligations of directors when considering the proposed merger, the proposed terms of the merger agreement, and an analysis of the fairness of the proposed transaction to Capstone from a financial point of view. Stephens rendered its opinion to the Capstone board of directors that, as of May 19, 2017, and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the proposed merger consideration was fair, from a financial point of view, to Capstone. At this special meeting, the Capstone board of directors approved the merger agreement and the transactions contemplated by such agreement. The board of directors also voted to recommend to the shareholders of Capstone that they approve the merger and the merger agreement and authorized the officers of Capstone to execute the agreement on behalf of Capstone. Later that day, Mr. Welborn met with the Capstone board of directors to introduce himself and discuss any questions about the integration process.

At a special called meeting of the SmartFinancial board of directors on May 22, 2017, the SmartFinancial board of directors met with members of SmartFinancial’s senior management and representatives of Raymond James and Butler Snow to discuss the proposed merger with Capstone. All of the members of SmartFinancial’s board were present either in person or by telephone, with the exception of three members of the board who were unable to attend the meeting. SmartFinancial’s board of directors received drafts of the merger agreement and ancillary agreements from Butler Snow in advance of the meeting. The board also received a financial presentation from Raymond James in advance of the meeting. Mr. Carroll, Mr. Welborn, and other members of SmartFinancial’s senior management reviewed with the SmartFinancial board of directors information regarding SmartFinancial, Capstone and the terms of the proposed merger. At this meeting, Raymond James reviewed the financial aspects of the proposed merger, and rendered an opinion (which was initially rendered orally and confirmed in writing by delivery of Raymond James’ written opinion dated May 22, 2017, the full text of which is attached to this joint proxy statement/prospectus as Appendix D) to the SmartFinancial board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by SmartFinancial as set forth in such opinion, the transaction consideration to be paid by SmartFinancial in the merger was fair, from a financial point of view, to SmartFinancial.

Members of SmartFinancial’s senior management also apprised the SmartFinancial board of directors of the results of their due diligence investigations of Capstone. A representative of Butler Snow discussed with the SmartFinancial board of directors the legal standards applicable to its decisions and actions with respect to the proposed merger and reviewed the terms of the proposed merger, the merger agreement and the ancillary transaction agreements, including the proposed employment agreements with Mr. Kuhn and Mr. Phillips.

Following these presentations, the SmartFinancial board meeting continued with discussions and questions among the members of the board of directors, senior management, Raymond James and Butler Snow. After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the SmartFinancial board of directors, including the factors described under “—SmartFinancial’s Reasons for the Merger; Recommendation of the SmartFinancial Board of Directors”, the SmartFinancial board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of SmartFinancial common stock in connection with the merger, were advisable and in the best interests of SmartFinancial and its shareholders, and the directors voted to adopt the merger agreement and approve the transactions contemplated by it and recommend to SmartFinancial’s shareholders that they approve the merger agreement at a duly called meeting of shareholders.

On May 22, 2017, following the conclusion of the meetings of the boards of directors of Capstone and SmartFinancial occurring on the same date, Capstone and SmartFinancial executed the merger agreement, Capstone and its directors and executive officers executed the voting agreements related to the merger and Messrs. Kuhn and Phillips and SmartBank executed the employment agreements. That same evening, prior to market open on the next trading day, the proposed merger was publicly announced.

Capstone’s Reasons for the Merger; Recommendation of the Capstone Board of Directors

Capstone’s board of directors concluded that the merger agreement is in the best interests of Capstone and its shareholders. In reaching their conclusion and making their recommendation, the members of the Capstone board of directors relied on, among other things, their personal knowledge of Capstone, SmartFinancial and the banking industry, on information provided by the executive officers of Capstone, and on advice and information provided by Capstone’s legal and financial advisors. In deciding to approve the merger agreement and the merger, Capstone’s board of directors considered a number of factors, including, without limitation, the following:

● each of Capstone’s and SmartFinancial’s businesses, operations, financial condition, asset quality, earnings and prospects;

● the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

● the anticipated pro forma impact of the transaction on the surviving corporation, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels;

● its understanding of the current and prospective environment in which Capstone and SmartFinancial operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Capstone both with and without the proposed transaction;

● its review and discussions with Capstone’s management concerning the due diligence investigation of SmartFinancial;

● the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

● the structure of the transaction as a combination in which the board of directors and management of Capstone would have substantial participation in the surviving corporation;

● the opinion of Stephens, dated May 19, 2017, addressed to the Capstone board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to Capstone of the merger consideration provided for in the merger, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under “Opinion of Capstone’s Financial Advisor”;

● the financial and other terms of the merger agreement, including the exchange ratio, expected tax treatment, mutual deal protection and termination fee provisions, and mutual restrictions on the conduct of the business of both companies between the date of the merger agreement and the date of consummation of the merger, which it reviewed with its outside financial and legal advisors;

● the potential risk of diverting management attention and resources from the operation of Capstone’s business and towards the completion of the merger;

● the potential risks associated with achieving anticipated cost synergies and savings of the combination of the two entities; and

● the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the Capstone board of directors is not exhaustive, but includes the material factors considered by the Capstone board of directors. In view of the wide variety of factors considered by the Capstone board of directors in connection with its evaluation of the merger and the complexity of such matters, the Capstone board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Capstone board of directors asked questions of Capstone’s management and Capstone’s legal and financial advisors, and reached general consensus that the merger was in the best interests of Capstone and Capstone’s shareholders.

In considering the factors described above, individual members of the Capstone board of directors may have given different weights to different factors. It should be noted that this explanation of the Capstone board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” above.

The Capstone board of directors determined that the merger and the merger agreement are in the best interests of Capstone and its shareholders.

Opinion of Capstone’s Financial Advisor

Capstone engaged Stephens Inc. (“Stephens”) to render financial advisory and investment banking services to Capstone, including an opinion to the Capstone board of directors as to the fairness, from a financial point of view, to the unaffiliated shareholders of the common stock of Capstone, of the merger consideration in the proposed merger of Capstone with and into SmartFinancial. Capstone selected Stephens because Stephens is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

At the May 19, 2017 meeting of the Capstone board of directors, a representative of Stephens rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the board dated May 19, 2017, as to the fairness, as of such date, from a financial point of view, to Capstone’s unaffiliated shareholders, of the merger consideration to be received by such holders in the transaction pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Stephens is attached as Appendix C to this document. The summary of the opinion of Stephens set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Capstone common stock are urged to read this opinion in its entirety.

Stephens provided its opinion for the information of the Capstone board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger transaction and its opinion only addresses whether the merger consideration to be received by the unaffiliated shareholders of Capstone, in the transaction pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Stephens does not address any other term or aspect of the merger agreement or the merger transaction contemplated thereby. The Stephens opinion does not constitute a recommendation to the Capstone board or to any holder of Capstone common stock as to how the board, such shareholder or any other person should vote or otherwise act with respect to the merger transaction or any other matter. Stephens does not express any opinion as to the likely trading range of SmartFinancial common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the operations, financial condition or prospects of SmartFinancial at that time.

In connection with its review of the proposed merger transaction and the preparation of its opinion, Stephens, among other things:

●	reviewed the most recent draft provided to us of the merger agreement and related documents;
●	analyzed certain publicly available financial statements and certain management reports regarding Capstone and SmartFinancial;
●	analyzed certain management estimates from Capstone, publicly available consensus earnings estimates of SmartFinancial for 2017 and 2018, as well as other long-term growth and profitability projections for SmartFinancial, all of which information was discussed with us by Capstone and SmartFinancial management and used and relied upon by us with permission of such management;
●	analyzed, on a pro forma basis in reliance upon management estimates and publicly available consensus earnings estimates and other information concerning Capstone and SmartFinancial prepared by and assumptions provided by the management teams of Capstone and SmartFinancial, the effect of the transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of SmartFinancial;
●	reviewed the reported prices and trading activity for the common stock of SmartFinancial;
●	reviewed the financial performance and trading prices of SmartFinancial and of certain other publicly-traded companies that we deemed relevant to our analysis of the transaction;
●	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the transaction;
●	discussed with management of Capstone and management of SmartFinancial the operations of and future business prospects for Capstone and SmartFinancial and the anticipated financial consequences of the transaction to Capstone and SmartFinancial, including potential cost savings or potential synergies;

●	assisted in Capstone’s deliberations regarding the material terms of the transaction and Capstone’s negotiations with SmartFinancial; and

●	performed such other analyses as we have deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data provided to it by Capstone and SmartFinancial and of the other information reviewed by it in connection with the preparation of its opinion, and its opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The managements of Capstone and SmartFinancial assured Stephens that they were not aware of any relevant information that has been omitted or remains undisclosed to us. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Capstone or of SmartFinancial, and Stephens was not been furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Capstone or of SmartFinancial under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not received or reviewed any individual credit files nor did Stephens make an evaluation of the adequacy of the allowance for loan losses of Capstone or SmartFinancial. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of Capstone or SmartFinancial. Stephens has further relied, with the consent of Capstone, upon Capstone and SmartFinancial management as to the reasonableness and achievability of (i) certain management estimates from Capstone, the publicly available consensus earnings estimates of SmartFinancial for 2017 and 2018, as well as other long-term growth and profitability projections for SmartFinancial based thereon that were discussed with Stephens by such management and that it was directed by such management to use and (ii) the projected balance sheet and capital data of Capstone and the estimates regarding certain pro forma financial effects of the transaction on SmartFinancial (and the assumptions and bases therefor, including but not limited to cost savings and related expenses expected to result from the transaction) that were prepared by SmartFinancial management and provided to and discussed with Stephens by such management. Stephens has assumed, with the consent of Capstone, that all such information is consistent with (in the case of Capstone and SmartFinancial earnings estimates), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that the forecasts, estimates and projected data reflected in such information will be realized in the amounts and in the time periods currently estimated. Stephens has also assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct and complete in all material respects. In formulating its opinion, Stephens considered only the merger consideration to be received by the unaffiliated shareholders of Capstone common stock, and Stephens did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Capstone, or such class of persons, in connection with the merger transaction whether relative to the merger consideration or otherwise. Stephens was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger transaction to the holders of any class of securities, creditors or other constituencies of Capstone, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion; or (2) the fairness of the transaction to any one class or group of Capstone’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Capstone’s or such other party’s security holders or other constituents.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Stephens with the Capstone board of directors at its meeting on May 19, 2017, which material was considered by Stephens in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Capstone, SmartFinancial or the contemplated merger transaction. For purposes of the financial analyses described below, Stephens utilized an indicative transaction value for the proposed merger of $19.02 per share of Capstone common stock based on the 0.85x fixed exchange ratio, the fixed cash price of $18.50 per share of Capstone, the 80% stock and 20% cash consideration mix in the merger agreement and the closing price of SmartFinancial common stock on May 18, 2017.

Selected Public Companies Analysis. Using publicly available information, Stephens compared the financial performance and financial condition of SmartFinancial to 25 selected banks and thrifts headquartered in the United States that were traded on Nasdaq, the New York Stock Exchange or NYSE MKT with total assets between $750 million and $1.5 billion, ROAA greater than 0.50%, NPAs / Assets less than 3%, TCE / TA less than 12%, and available consensus analyst estimates for 2017 and 2018. Stephens also reviewed the market performance of the selected companies. The selected companies were as follows:

●	Southern First Bancshares, Inc.
●	Central Valley Community Bancorp
●	Entegra Financial Corp.
●	CapStar Financial Holdings, Inc.
●	Community Financial Corporation
●	MBT Financial Corp.
●	LCNB Corp.
●	Community Bankers Trust Corporation
●	County Bancorp, Inc.
●	Provident Financial Holdings, Inc.
●	Bank of Commerce Holdings
●	Evans Bancorp, Inc.
●	First Bank
●	DNB Financial Corporation
●	Middlefield Banc Corp.
●	Howard Bancorp, Inc.
●	Citizens Holding Company
●	1st Constitution Bancorp
●	Two River Bancorp
●	Malvern Bancorp, Inc.
●	First Community Corporation
●	Select Bancorp, Inc.
●	FS Bancorp, Inc.
●	Sussex Bancorp
●	CB Financial Services, Inc.

To perform this analysis, Stephens used last twelve months (“LTM”) profitability data and other financial information as of March 31, 2017 and market price information as of May 18, 2017. Stephens also used 2017 and 2018 EPS estimates of SmartFinancial and the selected companies taken from consensus estimates. Stephens’ analysis showed the financial performance and condition of SmartFinancial and the selected companies. In addition, Stephens’ analysis also showed certain market performance metrics for the SmartFinancial and the selected companies. The results of this analysis are illustrated below:

	SmartFinancial		High		Median		Low
Total Assets ($Ms)	$1,051.1		$1,467.9		$1,096.4		$868.8
TCE / TA	12.06%		11.79%		9.08%		6.86%
NPAs / Assets	0.38%		2.13%		1.00%		0.09%
LTM Core ROAA	0.61%		1.40%		0.88%		0.58%
LTM Core ROAE	5.70%		14.58%		8.94%		5.16%
Market Capitalization ($M)	$185.0		$262.4		$150.1		$114.2
Price / TBV	146.9%		204.0%		157.7%		113.6%
Price / 2017 EPS	24.2	x	24.7	x	17.3	x	12.0	x
Price / 2018 EPS	21.7	x	19.3	x	14.8	x	11.3	x
% of 52-Week High	96.5%		99.8%		91.8%		64.9%
Dividend Yield	0.0%		4.0%		1.0%		0.0%
LTM Stock Performance	40.8%		89.0%		41.9%		4.5%

Using publicly available information, Stephens compared the financial performance and financial condition of Capstone to 17 selected banks and thrifts headquartered in the United States that were traded on NASDAQ, the New York Stock Exchange or NYSE MKT with total assets between $300 million and $700 million, TCE / TA between 7% and 12%, NPAs / Assets less than 3%, and LTM Core ROAA greater than 0.50%. Stephens also reviewed the market performance of the selected companies. The selected companies were as follows:

●	Eagle Bancorp Montana, Inc.
●	HMN Financial, Inc.
●	Union Bankshares, Inc.
●	Citizens Community Bancorp, Inc.
●	Plumas Bancorp
●	American River Bankshares
●	United Bancshares, Inc.
●	Bay Bancorp, Inc.
●	Coastway Bancorp, Inc.
●	Fauquier Bankshares, Inc.
●	Bank of James Financial Group, Inc.
●	Sound Financial Bancorp, Inc.
●	Summit State Bank
●	Broadway Financial Corporation
●	United Bancorp, Inc.
●	Bank of South Carolina Corporation
●	Home Federal Bancorp, Inc. of Louisiana

To perform this analysis, Stephens used LTM profitability data and other financial information as of March 31, 2017 and market price information as of May 18, 2017. Stephens’ analysis showed the financial performance and condition of Capstone and the selected companies. In addition, Stephens’ analysis also showed certain market performance metrics for the selected companies. The results of this analysis are illustrated below:

Capstone	High	Median	Low
Total Assets ($Ms)	$510.8	$683.7	$633.0	$416.0
TCE / TA	10.12%	12.21%	10.03%	7.28%
NPAs / Assets	0.65%	2.76%	1.23%	0.20%
LTM Core ROAA	0.82%	1.32%	0.86%	0.52%
LTM Core ROAE	7.04%	16.72%	7.61%	4.62%
Market Capitalization ($M)	—	$183.8	$74.9	$53.5
Price / TBV	—	191.7%	126.5%	102.1%
Price / LTM EPS	—	24.8	x	16.0	x	12.0	x
% of 52-Week High	—	99.5%	86.5%	78.0%
Dividend Yield	—	3.7%	1.5%	0.0%
LTM Stock Performance	—	97.4%	29.0%	2.1%

Furthermore, Stephens applied the median, high and low relative valuation multiples for LTM EPS and TBV to Capstone’s actual financial results and determined the implied equity price per share of Capstone common stock and then compared those implied equity values per share to the indicative transaction value for the proposed merger of $19.02 per share. The results of this analysis indicated implied per share valuation ranges for Capstone of $12.77 to $23.98, with a median of $15.82, based on price/tangible book value and $10.22 to $21.10, with a median of $13.62, based on price/last twelve months earnings per share.

Discounted Cash Flow Analysis. Stephens performed a discounted cash flow analysis to estimate a range for the implied equity value of Capstone. In this analysis, Stephens used financial forecasts and projections relating to the earnings and assets of Capstone prepared, and provided to Stephens, by Capstone management, and assumed discount rates ranging from 15.7% to 17.7%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Capstone could generate over the period from March 31, 2017 to December 31, 2022 as a standalone company, and (ii) the present value of Capstone’s implied terminal value at the end of such period. Stephens assumed that Capstone would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Capstone, Stephens applied a range of 14.0x to 18.0x estimated 2022 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Capstone common stock of approximately $11.71 per share to $15.51 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Capstone. For all of the above, the actual results may vary from the projected results, and the variations may be material.

Selected Transaction Analysis. Stephens analyzed publicly available information relating to selected transactions announced since May 1, 2015 involving nationwide targets with total assets between $300 million and $700 million, TCE / TA less than 12%, ROAA greater than 0.50%, and NPAs / Assets less than 3%. Stephens prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included the following (Southeast targets are referenced with an asterisk):

Buyer	Target
Seacoast Commerce Banc	Capital Bank
Riverview Financial Corp.	CBT Financial Corp.
First Busey Corp.	Mid Illinois Bancorp Inc.
First Merchants Corp.	Arlington Bank
Simmons First National Corp.	Hardeman County Investment Co*
CenterState Banks	Platinum Bank Holding Co.*
First Commonwealth Financial	DCB Financial Corp
Home BancShares Inc.	Giant Holdings Inc.*
CVB Financial Corp.	Valley Commerce Bancorp
Standard Financial Corp	Allegheny Valley Bancorp Inc.
First Defiance Financial	Commercial Bancshares Inc.
Equity Bancshares Inc.	Community First Bancshares Inc*
Summit Financial Group Inc.	First Century Bankshares Inc.*
QCR Holdings Inc.	Community State Bank
Simmons First National Corp.	Citizens National Bank*
Sunshine Bancorp Inc	FBC Bancorp Inc.*
Revere Bank	Monument Bank
First Mid-Illinois Bancshares	First Clover Leaf Fin Corp.
State Bank Finl Corp.	NBG Bancorp Inc.*
DNB Financial Corp.	East River Bk
WSFS Financial Corp.	Penn Liberty Financial Corp.
Seacoast Banking Corp. of FL	Floridian Financial Group Inc*
German American Bancorp Inc.	River Valley Bancorp
Renasant Corp.	KeyWorth Bank*
Pacific Premier Bancorp	Security California Bancorp
Park Sterling Corporation	First Capital Bancorp Inc.*
Alerus Financial Corp.	Beacon Bank
BNC Bancorp	Southcoast Financial Corp.*
Home BancShares Inc.	Florida Bus. BancGroup Inc.*
Heartland Financial USA Inc.	Premier Valley Bank
Southwest Bancorp Inc.	First Commercial Bcshs Inc.

Stephens examined valuation multiples of transaction value compared to the target companies’ TBV, LTM earnings, and core deposits. Core deposits are defined as total deposits less time deposits of $100,000 or more. Stephens reviewed the valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Capstone implied by the merger consideration.

Fixed Exchange Ratio	0.8500
Price per Share - Stock(1)	$19.15
Price per Share - Cash	$18.50
Indicative Offer Price per Share(1)(2)	19.02
Aggregate Transaction Value ($M)(3)	$83.5
			Precedent Transactions: Median multiples(4)
Per Share Consideration /(1)			Nationwide		Southeast
Price / LTM 1Q17 EPS(5)	22.3	x	17.6	x	17.5	x
Price / 2017E EPS(6)	19.3	x	—		—
Price / 2018E EPS(7)	16.5	x	—		—
Price / Tangible Book Value Per Share(8)	1.52	x	1.64	x	1.51	x
Core Deposit Premium(9)	7.9%		8.8%		8.8%

(1)	Based on SmartFinancial’s closing stock price of $22.53 as of May 18, 2017.
(2)	Based on consideration mix of 80% stock and 20% cash.
(3)	Based on Capstone’s common shares outstanding of 4,263,393 and 262,324 options with a weighted average exercise price of $10.00.
(4)	Selected whole-bank transactions since May 1, 2015 with target assets between $300 million and $700 million, TCE / TA < 12%, ROAA > 50 bps, and NPAs / Assets < 3%. The range of multiples in these transactions for LTM earnings was 8.9x to 24.2x for nationwide transactions and 10.7x to 24.2x for Southeast transactions. The range of multiples of tangible book value in these transactions was 1.05x to 2.26x for nationwide transactions and 1.05x to 1.89x for Southeast transactions. The range of core deposit premiums in these transactions was 0.7% to 20.2% for nationwide transactions and 0.7% to 15.5% for Southeast transactions.
(5)	Based on LTM consolidated EPS of $0.85 on net income of $3.86 million as of March 31, 2017.
(6)	Based on projected 2017E consolidated EPS of $0.99 on net income of $4.46 million.
(7)	Based on projected 2018E consolidated EPS of $1.16 on net income of $5.23 million.
(8)	Based on tangible book value per share of $12.51 as of March 31, 2017.
(9)	Based on core deposits per share of $82.40 as of March 31, 2017.

Data Source: SNL Financial; Company Documents.

Furthermore, Stephens applied the median, maximum, and minimum relative valuation multiples from the nationwide and Southeast transactions to Capstone’s 3/31/17 TBV, LTM earnings, estimated 2017 earnings, and core deposits to determine the implied equity price per share and then compared those implied per share equity values to the indicative transaction value for the proposed merger of $19.02 per share. The results of this analysis indicated nationwide implied per share valuation ranges of $13.19 to $28.30, with a median of $20.51, based on price/tangible book value, $7.57 to $20.57, with a median of $14.98, based on price/last twelve months earnings per share, $8.81 to $23.96, with a median of $17.44, based on price/2017 estimated earnings per share and $13.10 to $29.13, with a median of $19.79 based on core deposit premiums. The Southeast analysis indicated implied per share valuation ranges of $13.19 to 23.75, with a median of $18.89, based on price/tangible book value, $9.12 to $20.57, with a median of $14.84, based on price/last twelve months earnings per share, $10.62 to $23.96, with a median of $17.28, based on price/2017 estimated earnings per share and $13.10 to $25.25, with a median of $19.79, based on core deposit premiums.

Pro Forma Financial Impact Analysis. Stephens performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Capstone and SmartFinancial assuming a closing date of the transaction to be December 31, 2017. This analysis indicated the merger to be accretive to SmartFinancial’s estimated EPS for 2018 through 2022 and dilutive to SmartFinancial’s estimated tangible book value per share for a period of approximately three years from the closing of the transaction. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of SmartFinancial’s tangible common equity to tangible assets ratio, Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of December 31, 2017 could be lower.

Stephens also estimated pro forma discounted cash flow values attributable to Capstone shareholders and compared these values to the midpoint of the standalone Capstone discounted cash flow value range previously discussed. The pro forma values were derived by adding (i) the present value of the estimated free cash flows that the combined company could generate over the period from the closing of the transaction to December 31, 2022, and (ii) the present value of the combined company’s implied terminal value at the end of such period. Stephens assumed that combined company would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal values of the combined company, Stephens applied Capstone’s standalone discount rate of 16.7% (midpoint of previously disclosed range), a pro forma discount rate of 13.6%, and 16.0x to estimated 2022 earnings. This discounted cash flow analysis resulted in pro forma values attributable to Capstone shareholders of approximately $16.54 per share based on a discount rate of 16.7% and $18.22 per share based on a pro forma discount rate of 13.6%, compared to the midpoint of the standalone Capstone value range of $13.53 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Capstone. For all of the above, the actual results achieved by SmartFinancial following the merger may vary from the projected results, and the variations may be material.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Stephens as to the actual value of Capstone.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Capstone. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Capstone board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Stephens of the fairness, from a financial point of view, to the unaffiliated shareholders of Capstone, of the merger consideration to be received by such holders in connection with the proposed merger transaction pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Stephens was one of many factors taken into account by the Capstone board in making its determination to approve the merger transaction. Neither Stephens’ opinion nor the analyses described above should be viewed as determinative of the Capstone board of directors’ or Capstone management’s views with respect to Capstone, SmartFinancial or the merger transaction. Stephens provided advice to Capstone with respect to the proposed transaction. Stephens did not, however, recommend any specific amount of consideration to the Capstone board or that any specific merger consideration constituted the only appropriate consideration for the merger transaction. Capstone placed no limits on the scope of the analysis performed, or opinion expressed, by Stephens.

The Stephens opinion was necessarily based upon market, economic, and other circumstances and conditions existing, and on the information made available to Stephens as of May 19, 2017. It should be understood that subsequent developments may affect the opinion of Stephens and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the transaction would be consummated on the terms of the latest draft of the merger agreement provided to it as of May 19, 2017, without material waiver or modification. Stephens has also assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the transaction to the unaffiliated shareholders of Capstone.

Capstone has agreed to pay Stephens a fee for advisory services in connection with the merger transaction upon the closing of the transaction. For services rendered in connection with the delivery of its opinion, Capstone paid Stephens a fee upon delivery of its opinion. Capstone has also agreed to reimburse Stephens for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Stephens against certain liabilities arising out of its engagement.

Stephens is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Stephens makes a market in the stock of SmartFinancial and may trade in the securities of SmartFinancial for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Stephens may provide investment banking, financial advisory and other financial services to Capstone and/or SmartFinancial or other participants in the merger transaction in the future, for which Stephens may receive compensation. Except as described above, Capstone has paid Stephens no other fees or commissions for other services during the last two years. SmartFinancial has not paid Stephens fees or commissions for investment banking services during the last two years.

SmartFinancial’s Reasons for the Merger; Recommendation of the SmartFinancial Board of Directors

In the course of reaching its recommendation that the SmartFinancial shareholders vote in favor of the merger agreement, the SmartFinancial board of directors considered many factors, including the positive and negative factors described elsewhere in this joint proxy statement/prospectus, and concluded that the adoption of the merger agreement, and the consummation of the merger, is advisable and in the best interests of SmartFinancial and SmartFinancial’s shareholders.

In reaching their conclusion and making their recommendation, the members of the SmartFinancial board of directors relied on, among other things, their personal knowledge of SmartFinancial, Capstone, and the banking industry, on information provided by executive officers of SmartFinancial, and on advice and information provided by SmartFinancial’s legal and financial advisors.

The SmartFinancial board of directors considered numerous factors, including, among other things, the factors set forth below, which are not intended to be exhaustive and are not presented in any relative order of importance. In reviewing these factors, the SmartFinancial board of directors considered its view that Capstone’s financial condition and asset quality are sound, that Capstone’s business and operations complement those of SmartFinancial, and that the merger would result in a combined company with a larger market presence and more diversified revenue stream, a well-balanced loan portfolio and an attractive funding base, including through core deposit funding. The board of directors further considered that Capstone’s earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combined company to have superior future earnings and prospects compared to SmartFinancial’s earnings and prospects on a stand-alone basis. In particular, the SmartFinancial board of directors considered the following:

●	each of SmartFinancial’s, Capstone’s and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects;

●	the potential of creating a premier community bank in the Southeast specializing in serving the banking needs of consumers and small and middle market businesses across its markets;

●	potential growth opportunities through the expansion into new and attractive markets, specifically Tuscaloosa and the Florida Panhandle;

●	the similarity of the business models and cultures of the two companies, including strategic focus, client service, credit cultures and risk profiles, which SmartFinancial management believes should facilitate the successful integration and implementation of the transaction;

●	potential increased income opportunity derived from the ability to market a larger number of products and services to Capstone customers that are not presently offered;

●	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

●	the potential enhanced economies of scale resulting in improved efficiencies, risk diversification and reduction of marginal cost risk management;

●	the anticipated pro forma impact of the transaction on the surviving corporation, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels;

●	the board of directors’ understanding of the current and prospective environment in which SmartFinancial and Capstone operate, including national, regional, and local economic conditions, the competitive and regulatory environment for financial institutions generally, and the likely effect of these factors on SmartFinancial in the context of the proposed merger;

●	the board of directors’ belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in the Southeast;

●	the board of directors’ beliefs with respect to the complementary aspects of SmartFinancial’s and Capstone’s businesses, including customer focus, business orientation and compatibility of the companies’ cultures and management and operating styles;

●	the belief of SmartFinancial’s senior management that the management teams and employees of SmartFinancial and Capstone possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, talent;

●	the financial analyses presented by Raymond James to the SmartFinancial board, and the opinion delivered to SmartFinancial by Raymond James to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, of the fairness of the consideration to be paid by SmartFinancial pursuant to the merger agreement;

●	the belief of the board of directors that the pro forma increased market capitalization of SmartFinancial could result in higher visibility and exposure in the capital markets, which could have positive valuation implications; and

●	the beliefs of the board of directors that heightened regulatory scrutiny makes consolidation preferable, as large banks can more easily respond to market changes.

The foregoing information and factors considered by SmartFinancial’s board of directors is not exhaustive, but includes material factors that SmartFinancial’s board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by SmartFinancial’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors internally and with SmartFinancial’s management and legal and financial advisors and reached the general consensus that the merger was in the best interests of SmartFinancial and its shareholders. SmartFinancial’s board of directors also relied on the experience and expertise of SmartFinancial’s financial advisor for quantitative analysis of the financial terms of the merger. See “Opinion of SmartFinancial’s Financial Advisor” below. In considering the foregoing factors, individual directors may have assigned different weights to different factors. It should be noted that this explanation of the reasoning of SmartFinancial’s board of directors and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

The SmartFinancial board of directors determined that the merger, the merger agreement, and the issuance of SmartFinancial common stock in connection with the merger are in the best interests of SmartFinancial and its shareholders.

Opinion of SmartFinancial’s Financial Advisor

SmartFinancial retained Raymond James as its financial advisor on May 16, 2017. Pursuant to that engagement, SmartFinancial’s board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to SmartFinancial of the consideration to be paid by SmartFinancial pursuant to the merger agreement.

At the request of SmartFinancial’s board of directors on May 22, 2017, Raymond James rendered its oral and written opinion as to the fairness, as of May 22, 2017, from a financial point of view, to SmartFinancial of the consideration to be paid by SmartFinancial in the merger pursuant to the merger agreement based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Appendix D to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of SmartFinancial common stock are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of SmartFinancial’s board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addressed whether the merger consideration to be paid by SmartFinancial in the merger pursuant to the merger agreement was fair, from a financial point of view, to SmartFinancial. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the board or to any shareholder of SmartFinancial as to how the board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of SmartFinancial’s common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of SmartFinancial at that time.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

●	Reviewed the financial terms and conditions as stated in the draft agreement and plan of merger, by and among SmartFinancial, SmartBank, Capstone, and Capstone Bank, dated as of May 22, 2017;
●	Reviewed certain information related to the historical, current, and future operations, financial condition and prospects of Capstone made available to Raymond James by Capstone and SmartFinancial, including, but not limited to, financial projections prepared by SmartFinancial relating to Capstone for the periods ending June 30, 2017 through December 31, 2022, as approved for Raymond James’s use by SmartFinancial (the “Projections”);
●	Reviewed Capstone’s recent public filings and certain other publicly available information regarding Capstone;
●	Reviewed financial, operating and other information regarding Capstone and the industry in which it operates;
●	Reviewed the financial and operating performance of Capstone and those of selected public companies that Raymond James deemed to be relevant;
●	Reviewed the current and historical market prices for the SmartFinancial common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;
●	Considered the publicly available financial terms of certain transactions Raymond James deemed to be relevant;

●	Conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;
●	Reviewed a certificate addressed to Raymond James from a member of senior management of SmartFinancial regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of SmartFinancial; and
●	Discussed with members of the senior management of SmartFinancial and Capstone certain information relating to the aforementioned and any other matters which Raymond James has deemed relevant to its inquiry.

With SmartFinancial’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of SmartFinancial or Capstone or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Capstone. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, Raymond James assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with SmartFinancial’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of SmartFinancial, and Raymond James relied upon SmartFinancial to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James’s review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James relied upon, without independent verification, the assessment of SmartFinancial’s management and its legal, tax, accounting, and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or SmartFinancial that would be material to Raymond James’s analyses or its opinion. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid by SmartFinancial in the merger pursuant to the merger agreement. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may have supported the decision of the SmartFinancial board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. It was assumed that such opinions, counsel, or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of SmartFinancial, on the fact that SmartFinancial had been assisted by legal, accounting, and tax advisors and Raymond James had, with the consent of SmartFinancial, relied upon and assumed the accuracy and completeness of the assessments by SmartFinancial and its advisors as to all legal, accounting, and tax matters with respect to SmartFinancial and the merger.

In formulating its opinion, Raymond James considered only what it understood to be the consideration paid by SmartFinancial and Raymond James did not consider and Raymond James expressed no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of Capstone’s officers, directors, or employees, or class of such persons, whether relative to the compensation paid by SmartFinancial or otherwise. Raymond James was not requested to opine as to, and Raymond James’s opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors, or other constituencies of SmartFinancial, or to any other party, except and only to the extent expressly set forth in the last sentence of the opinion; or (2) the fairness of the merger to any one class or group of SmartFinancial or any other party’s security holders or other constituencies vis-à-vis any other class or group of SmartFinancial or such other party’s security holders or other constituents. Raymond James did not express any opinion as to the impact of the merger on the solvency or viability of SmartFinancial or Capstone or the ability of SmartFinancial or Capstone to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the SmartFinancial board of directors on May 22, 2017, which analyses were considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to SmartFinancial, Capstone, or the contemplated merger.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of seven publicly traded depository institutions headquartered in the Southeast (AL, AR, FL, GA, MS, NC, SC, TN, VA, WV) which had total assets between $400 million and $900 million, a ratio of Tangible Common Equity to Tangible Asset less than or equal to 12.0%, LTM ROAAs (return on average assets) between 0.00% and 2.00%, and a ratio of NPAs (nonperforming assets) to assets of less than 3.00%. Raymond James excluded non-major exchange traded companies, companies that have publicly announced their sale and companies in the mutual holding company ownership structure. The depository institutions meeting this criteria included:

●	Select Bancorp, Inc.
●	Auburn National Bancorporation, Inc.
●	Fauquier Bankshares, Inc.
●	Bank of the James Financial Group, Inc.
●	HomeTown Bankshares Corporation
●	Southwest Georgia Financial Corporation
●	Bank of South Carolina Corporation

Raymond James calculated various valuation multiples for each company, including (i) market value per share compared to tangible common equity per share, for the most recent period ended March 31, 2017; and (ii) market value per share compared to earnings per share, for the most recent twelve month period ended March 31, 2017, referred to as “LTM”. Raymond James reviewed the mean, median, lower (25th percentile) quartile and upper (75th percentile) quartile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Price / Tangible Book Value Per Share	Price / LTM Earnings Per Share

25th Percentile	125%	16.6	x
Mean	133%	18.8	x
Median	130%	18.7	x
75th Percentile	137%	20.3	x

Transaction Consideration	153%	20.8	x

Furthermore, Raymond James applied the mean, median, lower quartile and upper quartile valuation multiples for each of the metrics to Capstone’s actual results and determined the implied merger consideration value and then compared those implied values to the merger consideration of $84.0 million, based on SmartFinancial’s closing price of $22.70 on May 19, 2017. The results of this are summarized below:

Dollars in thousands	Price / Tangible Book Value Per Share	Price / LTM Earnings Per Share

25th Percentile	$68,379	$66,624
Mean	$72,449	$75,450
Median	$71,144	$75,429
75th Percentile	$75,020	$81,784

Transaction Consideration	$84,023	$84,023

Selected Regional Transactions Analysis. Raymond James analyzed publicly available information relating to nine selected acquisitions of depository institutions headquartered in the Southeast (AL, AR, FL, GA, MS, NC, SC, TN, VA, WV) announced after December 31, 2015, in which the sellers had total assets between $400 million and $900 million, a ratio of Tangible Common Equity to Tangible Asset less than or equal to 12.0%, LTM ROAAs (return on average assets) between 0.00% and 2.00%, and a ratio of NPAs (nonperforming assets) to assets of less than 3.00%. Raymond James prepared a summary of the aggregate price to tangible book value, aggregate price to LTM earnings, and premium to core deposit multiples paid in these transactions. The selected transactions used in the analysis included (buyer / seller):

●	First Bancorp / ASB Bancorp, Inc.
●	CenterState Banks, Inc. / Gateway Financial Holdings of Florida, Inc.
●	Simmons First National Corporation / Hardeman County Investment Company, Inc.
●	CenterState Banks, Inc. / Platinum Bank Holding Company
●	Home BancShares, Inc. / Giant Holdings, Inc.
●	Equity Bancshares, Inc. / Community First Bancshares, Inc.
●	First Bancorp / Carolina Bank Holdings, Inc.
●	Summit Financial Group, Inc. / First Century Bankshares, Inc.
●	Simmons First National Corporation / Citizens National Bank

Raymond James examined valuation multiples of the aggregate transaction value compared to the target companies’ tangible common equity and LTM earnings, in each case for the 12 months ended prior to announcement of the transaction, where such information was publicly available. Raymond James also examined the premium of the aggregate transaction value over tangible common equity as a percentage of core deposits. Raymond James reviewed the mean, median, lower quartile and upper quartile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Capstone implied by the merger consideration, based on SmartFinancial’s closing price of $22.70 on May 19, 2017. The results of the selected regional transactions analysis are summarized below:

	Deal Value / Tangible Book Value	Deal Value / LTM Earnings		Transaction Premium / Core Deposits

25th Percentile	128%	16.2	x	4.3%
Mean	154%	21.0	x	7.8%
Median	164%	18.5	x	8.7%
75th Percentile	179%	25.1	x	10.4%

Transaction Consideration	158%	21.7	x	8.7%

Furthermore, Raymond James applied the mean, median, lower quartile and upper quartile relative valuation multiples to Capstone’s actual results to determine the implied merger consideration value and then compared those implied values to the merger consideration of $84.0 million, based on SmartFinancial’s closing price of $22.70 on May 19, 2017. The results of the selected regional transactions analysis are summarized below:

Dollars in thousands	Deal Value / Tangible Book Value	Deal Value / LTM Earnings	Transaction Premium / Core Deposits

25th Percentile	$68,299	$62,637	$68,549
Mean	$82,336	$81,046	$80,639
Median	$87,309	$71,397	$83,794
75th Percentile	$95,491	$97,070	$89,872

Transaction Consideration	$84,023	$84,023	$84,023

Selected National Transactions Analysis. Raymond James analyzed publicly available information relating to 13 selected acquisitions of depository institutions nationwide announced after June 30, 2016 in which the sellers had total assets between $400 million and $900 million, a ratio of Tangible Common Equity to Tangible Asset less than or equal to 12.0%, LTM ROAAs between 0.00% and 2.00%, and a ratio of NPAs to assets of less than 3.00%. Raymond James prepared a summary of the aggregate price to tangible book value, aggregate price to LTM earnings, and premium to core deposit multiples paid in these transactions. The selected transactions used in the analysis included (buyer / seller):

●	First Bancorp / ASB Bancorp, Inc.
●	Riverview Financial Corporation / CBT Financial Corporation
●	Bryn Mawr Bank Corporation / Royal Bancshares of Pennsylvania, Inc.
●	MainSource Financial Group, Inc. / FCB Bancorp, Inc.
●	BayCom Corp. / First ULB Corp.
●	CenterState Banks, Inc. / Gateway Financial Holdings of Florida, Inc.
●	Simmons First National Corporation / Hardeman County Investment Company, Inc.
●	Nicolet Bankshares, Inc. / First Menasha Bancshares, Inc.
●	CenterState Banks, Inc. / Platinum Bank Holding Company
●	CVB Financial Corp. / Valley Commerce Bancorp
●	Home BancShares, Inc. / Giant Holdings, Inc.
●	Standard Financial Corp. / Allegheny Valley Bancorp, Inc.
●	Equity Bancshares, Inc. / Community First Bancshares, Inc.

Raymond James examined valuation multiples of the aggregate transaction value compared to the target companies’ tangible common equity and LTM earnings, in each case for the 12 months ended prior to announcement of the transaction, where such information was publicly available. Raymond James also examined the premium of the aggregate transaction value over tangible common equity as a percentage of core deposits. Raymond James reviewed the mean, median, lower quartile and upper quartile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Capstone implied by the merger consideration, based on SmartFinancial’s closing price of $22.70 on May 19, 2017. The results of the selected regional transactions analysis are summarized below:

	Deal Value / Tangible Book Value	Deal Value / LTM Earnings		Transaction Premium / Core Deposits

25th Percentile	128%	12.5	x	4.2%
Mean	158%	17.3	x	8.0%
Median	164%	15.4	x	8.2%
75th Percentile	179%	21.6	x	10.4%

Transaction Consideration	158%	21.7	x	8.7%

Furthermore, Raymond James applied the mean, median, lower quartile and upper quartile relative valuation multiples to Capstone’s actual results to determine the implied merger consideration value and then compared those implied values to the merger consideration of $84.0 million, based on SmartFinancial’s closing price of $22.70 on May 19, 2017. The results of the selected regional transactions analysis are summarized below:

Dollars in thousands	Deal Value / Tangible Book Value	Deal Value / LTM Earnings	Transaction Premium / Core Deposits

25th Percentile	$68,293	$48,235	$68,057
Mean	$84,250	$66,877	$81,563
Median	$87,568	$59,575	$82,122
75th Percentile	$95,543	$83,393	$89,872

Transaction Consideration	$84,023	$84,023	$84,023

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of Capstone’s projected free cash flows for the years ending December 31, 2018 through 2022 as adjusted for the merger, including both estimated fair market value to be incurred and cost savings projected to be realized in the merger. The projected cost savings and merger adjustments to the Projections were provided by SmartFinancial for Raymond James’s use. Raymond James estimated cash flows based on projected excess tangible common equity available to dividend to shareholders, defined as the tangible common equity in excess of a minimum 8.0% tangible common equity to tangible assets ratio.

The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2022 as the final year for the analysis and applied multiples, ranging from 13.0x to 17.0x, to calendar year 2022 adjusted earnings in order to derive a range of terminal values for Capstone in 2022.

The projected free cash flows and terminal values were discounted using rates ranging from 12.5% to 16.5%, which reflected the cost of equity capital estimated for SmartFinancial using the 20-year treasury rate as of May 19, 2017 and the 2016 Duff & Phelps Valuation Handbook which considers the risk-free rate, equity risk premium, industry beta, and size premium. Raymond James reviewed the range of discounted values derived in the discounted cash flow analysis and compared them to the merger consideration value for Capstone, based on SmartFinancial’s closing price of $22.70 on May 19, 2017. The results of the discounted cash flow analysis are summarized below:

Dollars in thousands	Transaction Consideration Value

Minimum	$87,841
Maximum	$126,080
Transaction Consideration	$84,023

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Capstone.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of SmartFinancial. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to SmartFinancial’s board of directors (solely in each director’s capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to SmartFinancial of the merger consideration to be paid by SmartFinancial in the merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by SmartFinancial’s board in making its determination to approve the merger agreement and the merger. Neither Raymond James’s opinion nor the analyses described above should be viewed as determinative of SmartFinancial’s board of directors’ nor management’s views with respect to SmartFinancial, Capstone or the merger. SmartFinancial placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of May 22, 2017 and any material change in such circumstances and conditions would require a reevaluation of Raymond James’s opinion, which Raymond James is under no obligation to undertake. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Capstone since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James has provided certain services to SmartFinancial (in the previous two years), including providing investment banking advisory services and acting as an underwriter on SmartFinancial’s offering of securities in January 2017, for which Raymond James was paid a fee. For services rendered in connection with the delivery of its opinion, SmartFinancial paid Raymond James a customary investment banking fee upon delivery of its opinion. SmartFinancial will also pay Raymond James a customary fee for advisory services in connection with the merger, all of which is contingent upon the closing of the merger. SmartFinancial also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of SmartFinancial for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to SmartFinancial and/or Capstone or other participants in the merger in the future, for which Raymond James may receive compensation.

Material United States Federal Income Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Capstone common stock with respect to the exchange of Capstone common stock for SmartFinancial common stock and/or cash pursuant to the merger and represents the opinion of Butler Snow LLP and Burr & Forman LLP. The tax opinions of outside legal counsel for each of SmartFinancial and Capstone are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. These opinions, however, will not bind the IRS or the courts and no assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences set forth below.

This discussion assumes that U.S. Holders (as defined below) hold their Capstone common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. This summary is based on the Internal Revenue Code, Treasury Regulations, judicial decisions and administrative pronouncements, each as in effect as of the date of this proxy statement and prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. Any such change could affect the continuing validity of this discussion. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of Capstone common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Capstone common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Internal Revenue Code, such as holders of Capstone common stock that are partnerships or other pass-through entities (and persons holding their Capstone common stock through a partnership or other pass-through entity), persons who acquired shares of Capstone common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, insurance companies, mutual funds, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their Capstone common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Capstone common stock that is for United States federal income tax purposes:

●	a United States citizen or resident alien;
●	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;
●	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and
●	an estate, the income of which is subject to United States federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Capstone common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partnerships and partners in such a partnership are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger.

General. SmartFinancial and Capstone have structured the merger to qualify as a reorganization for United States federal income tax purposes. The obligations of SmartFinancial and Capstone to consummate the merger are conditioned upon the receipt of an opinion from Butler Snow LLP for its clients, SmartFinancial and SmartBank, and an opinion from Burr & Forman LLP for its clients, Capstone and Capstone Bank, to the effect that for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. No party to the merger agreement intends to waive this condition. If the tax opinion to be delivered to Capstone as of the closing is materially different from the opinions respecting the United States federal income tax considerations expressed herein under the heading “—Exchange of Capstone Common Stock for Cash and/or SmartFinancial Common Stock,” Capstone would not effectuate the merger without recirculating this document after revising this discussion appropriately and resoliciting the approval of its shareholders. The tax opinions will rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by SmartFinancial, SmartBank, Capstone, and Capstone Bank including those contained in certificates of officers of each of the parties. The accuracy of those representations, covenants or assumptions may affect the conclusions set forth in this opinion, in which case the tax consequences of the merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position.

Exchange of Capstone Common Stock for Cash and/or SmartFinancial Common Stock. Subject to the qualifications and limitations set forth above, the material United States federal income tax consequences of the merger to Capstone shareholders upon their exchange of Capstone common stock for cash and/or SmartFinancial common stock will be as follows:

●	Cash Election—Exchange Solely for Cash. A U.S. Holder of Capstone common stock who elects to receive solely cash in exchange for such holder’s shares of Capstone common stock in connection with the merger will recognize gain or loss in the merger equal to the difference between the amount of cash received by such holder and such holder’s basis in such holder’s shares of Capstone common stock. This gain generally will be a capital gain and will be a long-term capital gain if the holding period for the shares of Capstone common stock exchanged for cash is more than one year at the completion of the merger.

●	Stock Election—Exchange Solely for SmartFinancial Common Stock. A U.S. Holder of Capstone common stock who elects to exchange all of such holder’s shares of Capstone common stock solely for shares of SmartFinancial common stock in the merger will not recognize any gain or loss upon such exchange.

Such holder of Capstone common stock will have an aggregate tax basis in the shares of SmartFinancial common stock received in connection with the merger equal to the aggregate tax basis of the shares of Capstone common stock surrendered, and his, her or its holding period in the shares of SmartFinancial common stock received will include his, her or its holding period in the shares of Capstone common stock surrendered. If a U.S. Holder acquired different blocks of Capstone’s common stock at different times and different prices, such U.S. Holder should consult his, her or its tax advisor as to the determination of the tax bases and holding periods of any shares of SmartFinancial common stock received in the merger.

●	Mixed Election—Receipt of SmartFinancial Common Stock and Cash. A U.S. Holder of Capstone common stock who elects to receive a mix of cash and SmartFinancial common stock in the merger will recognize gain on the receipt of any cash consideration in the merger equal to the lesser of (i) the amount by which the total merger consideration received by the holder of Capstone common stock exceeds the holder’s basis in the Capstone common stock exchanged for that consideration or (ii) the amount of the cash consideration received in the merger. This gain generally will be a capital gain and will be a long-term capital gain if the holding period for the shares of Capstone common stock exchanged for cash is more than one year at the completion of the merger.

Such holder of Capstone common stock will have an aggregate tax basis in the shares of SmartFinancial common stock received in connection with the merger equal to the aggregate tax basis of the shares of Capstone common stock surrendered, decreased by the amount of cash received in the merger and increased by the amount of any gain recognized by the holder. If a U.S. Holder of Capstone common stock acquired different blocks of Capstone common stock at different times or at different prices, any gain will be determined separately with respect to each block of Capstone common stock and such holder’s basis and holding period in his, her or its shares of SmartFinancial common stock may be determined with reference to each block of Capstone common stock. Any such holders should consult their tax advisors regarding the manner in which cash and SmartFinancial common stock received in the merger should be allocated among different blocks of Capstone common stock and with respect to identifying the bases or holding periods of the particular shares of SmartFinancial common stock received in the merger.

●	Receipt of Cash in Lieu of Fractional Share. If a U.S. Holder of Capstone common stock receives cash instead of a fractional share of SmartFinancial common stock, such holder will recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s shares of Capstone common stock allocable to that fractional share of SmartFinancial common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the share of Capstone common stock exchanged for cash instead of the fractional share of SmartFinancial common stock is more than one year at the completion of the merger.

Tax on Net Investment Income. Certain U.S. Holders whose income exceeds certain threshold amounts will be subject to a 3.8% Medicare contribution tax on “net investment income”. Net investment income is generally the excess of dividends and capital gains with respect to the sale, exchange, or other disposition of stock over allowable deductions. Each Capstone shareholder is urged to consult his, her or its tax advisor to determine their own particular tax consequences with respect to the merger consideration to be received in the merger and the net investment income tax.

Backup Withholding. Unless you comply with certain reporting or certification procedures or are an “exempt recipient” (in general, corporations and certain other entities), you may be subject to a backup withholding tax of 28% with respect to any cash payments received in the merger. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Reporting Requirements. If you receive SmartFinancial common stock as a result of the merger, you will be required to retain records pertaining to the merger and will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are encouraged to consult your own tax advisor regarding the specific tax consequences of the merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Dissenters’ Rights

SmartFinancial

SmartFinancial has concluded that SmartFinancial shareholders are not entitled to assert dissenters’ rights in connection with the merger agreement proposal.

Capstone

Capstone shareholders are entitled to assert dissenters’ rights in connection with the merger agreement proposal. In order to assert dissenters’ rights in connection with the merger agreement proposal, a Capstone shareholder must not vote in favor of the merger agreement. Additionally, a Capstone shareholder must comply with all of the other necessary procedural requirements under Alabama law in order to perfect his or her right to dissent and to seek an appraisal of the fair value of his or her shares of Capstone common stock, exclusive of any appreciation or depreciation in anticipation of the merger agreement. For a description of the dissenters’ rights of the Capstone shareholders and the procedures to be followed to assert such rights, Capstone shareholders should carefully review the section of this proxy statement entitled “Capstone Dissenters’ Rights” beginning on page 38.

Voting Agreements

As of the record date, the directors and executive officers of Capstone beneficially owned 859,180 shares of Capstone common stock, or approximately 20.09% of the outstanding shares of Capstone common stock, including 135,994 shares subject to options currently exercisable but not exercised. In connection with the execution of the merger agreement, all of the directors and executive officers of Capstone executed a voting agreement pursuant to which they agreed, among other things, to vote their shares of Capstone common stock for the approval of the merger agreement.

Employment Agreements

The parties have executed, in connection with in the merger agreement to use their commercially reasonable efforts to cause certain identified employees of Capstone and Capstone Bank to execute, prior to or at the closing of the transactions contemplated by the merger agreement, new employment agreements providing for these individuals’ employment with SmartFinancial and/or SmartBank after the merger. These new employment agreements will supersede and replace any prior employment agreements of such individuals with any of the parties to the merger agreement.

Severance/Change in Control Benefits

The following Capstone executives have change in control agreements with Capstone and may receive payments from SmartFinancial in connection with the merger: Richard L. Langford, Capstone’s Chief Financial Officer, Martha C. Thurmond, Capstone’s Executive Vice President over Branch Administration, and Michael A. Mitchell, Capstone’s Chief Credit Officer. Each of Mr. Langford’s and Ms. Thurmond’s change in control agreements provide that if Mr. Langford or Ms. Thurmond, as the case may be, is terminated other than for cause or leaves the Company for good reason (with cause and good reason as defined in the agreement), within 36 months following a change in control of the Company, such executive will be eligible to receive: (A) a lump sum payment equal to twice the executive’s annual base salary on the date of termination, and (B) the payment or continuation of health benefits for up to two years. Mr. Mitchell’s change in control agreement provides that if Mr. Mitchell is terminated other than for cause or leaves the Company for good reason (with cause and good reason as defined in the agreement), within 36 months following a change in control of the Company, he will be eligible to receive: (A) a lump sum payment equal to his annual base salary on the date of termination, and (B) the payment or continuation of health benefits for up to one year.

The merger will be a change in control for purposes of the change in control agreements. The change in control agreements also contain provisions requiring the executive officers to comply with certain non-competition and non-solicitation restrictions for a period of time after termination of employment. In addition, these agreements provide that payment of benefits may be subject to certain limitations and restrictions imposed by Section 409A of the Internal Revenue Code, and, in the case of a change in control, a reduction in amounts paid and/or vested in order to avoid the application of the parachute excise tax under Section 4999 of the Internal Revenue Code. Please see the section of this proxy statement entitled “—Potential Payments on Termination” beginning on page 65 for an estimate of the value of the amounts that would be payable to each of these executive officers pursuant to the arrangements listed above, assuming that the closing of the merger occurs in the fourth fiscal quarter of 2017 and each of these executive officer's employment is terminated on March 31, 2018.

Potential Payments on Termination

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for certain executive officers of Capstone that is based on or otherwise relates to the merger, assuming that the merger was consummated in the fourth fiscal quarter of 2017, and that the executive officer’s employment was terminated on the same day by SmartFinancial without “cause” or by the executive officer for “good reason” (as such terms are defined in the change in control agreements). The table below describes the estimated potential payments to each of the executive officers under the terms of their change in control agreements or pursuant to any additional transaction bonus. The amounts shown in the table do not include the value of payments or benefits that would have been earned or the value of payments or benefits that are not based on or otherwise related to the merger. For purposes of calculating the potential payments set forth in the table below, we have assumed that the merger will become effective in the fourth fiscal quarter of 2017, and the date of termination will be March 31, 2018. The amounts shown in the table are estimates only and are based on assumptions and information available to date. The actual amounts that may be paid upon an individual’s termination of employment can only be determined at the actual time of such termination.

65

Golden Parachute Compensation

Name	Cash(1) ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ benefits(2) ($)	Tax reimbursement ($)	Other(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert W. Kuhn, Jr.	—	—	—	—	—	200,000.00	200,000.00
Richard L. Langford	365,637.60	—	—	26,079.60	—	—	391,717.20
Martha C. Thurmond	253,133.28	—	—	19,927.44	—	—	273,060.72
Michael A. Mitchell	151,392.48	—	—	12,086.28	—	—	163,478.76

(1)	The amount listed in this column represents a single lump sum payment equal to either once (for Mr. Mitchell) or twice (for Mr. Langford and Ms. Thurmond) the executive’s current annual base salary.
(2)	The amount listed in this column represents payments for the cost of the Company’s share of premiums for group health, dental and vision insurance coverage for either one year (for Mr. Mitchell) or two years (for Mr. Langford and Ms. Thurmond).
(3)	The amount listed in this column represents the transaction bonus the Company will pay to Mr. Kuhn immediately prior to the closing of the merger.

Accounting Treatment

The merger will be accounted for as a “business combination,” as that term is used under U.S. generally accepted accounting principles for accounting and financial reporting purposes. Capstone will be treated as the acquired business for accounting and financial reporting purposes. Capstone’s assets and liabilities will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of SmartFinancial. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax assets or liabilities. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles) and liabilities and the purchase price will be recorded as goodwill. To the extent the difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles) and liabilities is less than the purchase price, that amount will be recorded as goodwill.

Interests of Officers and Directors of Capstone in the Merger

When considering whether to approve the merger agreement and the merger, Capstone shareholders should be aware that some directors and officers of Capstone have interests in the merger that differ from the interests of other Capstone shareholders, including the following:

●	Following the merger, SmartFinancial’s board of directors will appoint two individuals currently serving as members of Capstone’s board of directors, Steven B. Tucker and J. Beau Wicks, to serve on the boards of directors of SmartBank and SmartFinancial. Certain information regarding Messrs. Tucker and Wicks’ business experience on page 70. Messrs. Tucker and Wicks will serve as members of the SmartFinancial board of directors until they are submitted for election by the shareholders of SmartFinancial at the next annual meeting. For participation on the SmartFinancial and SmartBank boards, these directors will receive an annual retainer and fees for meeting attendance. Currently, each outside director of SmartFinancial receives $1,750 per board meeting and $750 per committee meeting attended, and members of the SmartBank board of directors receive $1,750 per meeting and $750 per committee meeting attended.

●	Following the merger, Robert W. Kuhn, the Capstone President and Chief Executive Officer, will serve as the SmartBank Regional President for Alabama and Florida. Mr. Kuhn has entered into an employment agreement with SmartBank which will become effective at the consummation of the merger. Mr. Kuhn’s initial annual base salary under the agreement will be $259,560, and Mr. Kuhn will be eligible for annual bonus awards. Additionally, under the terms of the employment agreement, if Mr. Kuhn is terminated without cause or he terminates his employment with cause, he will be entitled to receive a severance payment equal to 2.99 times his then-current annual base salary and a reimbursement of up to $1,500 per month for health insurance coverage. Additionally, Mr. Kuhn’s employment agreement provides that, in the event of a change of control (as defined in the agreement) of SmartBank, Mr. Kuhn will be entitled to a lump sum payment equal to 2.99 times his then-current annual base salary.

●	Following the merger, Terry Phillips, currently Regional President of Capstone Bank, will serve as the SmartBank Senior Vice President, Southwest Alabama Market Leader. Mr. Phillips has entered into an employment agreement with SmartBank which will become effective at the consummation of the merger. Mr. Phillips’ initial annual base salary under the agreement will be $148,981, and Mr. Phillips will be eligible for annual bonus awards. Additionally, under the terms of the employment agreement, if Mr. Phillips is terminated without cause or if he terminates his employment with cause, he will be entitled to receive a severance payment equal to one-half times his then-current annual base salary and will be reimbursed for his monthly health insurance premiums under COBRA.

●	Capstone is providing a transaction bonus of $200,000 to Mr. Kuhn immediately prior to the closing of the merger.

●	Capstone Bank’s Chief Financial Officer, Chief Credit Officer, and Executive Vice President over Branch Administration each have Change in Control Agreements that will be triggered by consummation of the merger. Pursuant to these agreements, the Chief Financial Officer and Executive Vice President over Branch Administration will each receive from Capstone a lump sum payment equal to two times their annual salary plus continuation of benefits for two years. The Chief Credit Officer will receive from Capstone a lump sum payment equal to one times his annual salary plus continuation of beenfits for one year.

●	Following the merger, SmartFinancial and/or SmartBank will furnish to those employees of Capstone who become employees of SmartFinancial and/or SmartBank, including any officers of Capstone who become officers or employees of SmartFinancial and/or SmartBank, compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to similarly situated employees of SmartFinancial and/or SmartBank as of such time.

●	Each of Capstone’s directors and executive officers hold options to purchase shares of Capstone common stock. Under the terms of the Capstone stock option plan, any unvested options will become fully vested upon the completion of the merger. Capstone executive officers and directors, as a group, do not currently hold any unvested options and thus will not receive accelerated vesting of options to purchase shares of Capstone common stock in connection with the merger. Additionally, each outstanding option to purchase shares of Capstone common stock will be automatically assumed by SmartFinancial and converted into an option to purchase that number of shares of SmartFinancial common stock equal to the number of shares of Capstone common stock issuable upon the exercise of the option immediately prior to the effective time of the merger multiplied by the exchange ratio, as further described herein. See “Proposal No. 1—The Merger—Merger Consideration” for a discussion of this treatment. Additionally, the merger agreement provides that Capstone will take all necessary action to ensure any Capstone options that are incentive stock options will maintain qualified status in accordance with Sections 422 and 424 of the Internal Revenue Code upon assumption by SmartFinancial.

●	Following the merger, SmartFinancial will, subject to certain exceptions, generally indemnify and provide liability insurance to the current directors and officers of Capstone.

The Capstone board of directors was aware of these interests and other considerations and considered them before approving and adopting the merger agreement.

SmartFinancial’s Dividend Policy

No assurances can be given that any dividends will be paid by SmartFinancial or that dividends, if paid, will not be reduced in future periods. The principal source of SmartFinancial’s cash flow, and any dividends payable to common shareholders, are dividends that SmartBank pays to SmartFinancial as its sole shareholder. The ability of SmartBank to pay dividends, as well as SmartFinancial’s ability to pay dividends to its common shareholders, will continue to be subject to and limited by the results of operations of SmartBank and by certain legal and regulatory restrictions. Further, any lenders making loans to SmartFinancial or SmartBank may impose financial covenants that may be more restrictive than regulatory requirements with respect to SmartFinancial’s payment of dividends to common shareholders.

SmartFinancial’s board of directors may change its dividend policy at any time. For further information on SmartFinancial’s dividend history and restrictions on SmartFinancial’s and SmartBank’s ability to pay dividends, see “Dividend Rights and Limitations on Payment of Dividends” beginning on page 83.

Regulatory Matters

Capstone and SmartFinancial have agreed to cooperate with one another and use their reasonable best efforts to prepare all documents, to effect all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of governmental authorities and other third parties (including the Federal Reserve and the TDFI) necessary to consummate the merger. Additionally, each party has agreed to furnish the other parties with all information concerning itself and its subsidiaries, directors, officers, and shareholders as may be necessary in connection with any filing, notice, or application made or given with or to any governmental authority or other third party.

In order to consummate the merger of Capstone with and into SmartBank, we must obtain approval from the Federal Reserve and the TDFI. SmartBank anticipates filing regulatory applications with the Federal Reserve and with the TDFI shortly after the date of this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, neither the Federal Reserve nor the TDFI had granted its approval. Federal Reserve approval or possible approval of the combination: (i) reflects only the view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) is not an opinion that the proposed combination is financially favorable to the shareholders or that the Federal Reserve has considered the adequacy of the terms of the transaction; and (iii) is not an endorsement of, or recommendation for, the combination.

Under the applicable rules and regulations of the Federal Reserve, SmartFinancial is not required to file a formal merger application with the Federal Reserve with respect to the merger.

The Merger Agreement

The following is a summary of the material terms and provisions of the merger agreement, a copy of which is attached as Appendix A and incorporated herein by reference. You are urged to read the entire merger agreement carefully and in its entirety. The merger agreement has been included for your convenience to provide you with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations between SmartFinancial and Capstone with respect to the merger, it is not intended to be a source of factual, business or operational information about SmartFinancial or Capstone. That kind of information can be found elsewhere in this joint proxy statement/prospectus and in filings that SmartFinancial has made with the SEC. See “Where You Can Find More Information” beginning on page 145.

Merger Consideration

At the effective time of the merger, each share of Capstone common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares as to which the holder has perfected his or her right to dissent from the merger pursuant to Article 13 of the Alabama Business Corporation Law) will be converted into and cancelled in exchange for the right to receive $18.50 in cash, without interest, or 0.85 shares of SmartFinancial common stock (referred to in this joint proxy statement/prospectus as the “merger consideration”). The total merger consideration will be made up of the following mix: 80% of the number of shares of Capstone common stock, outstanding immediately prior to the effective time of the merger, will be converted and cancelled in exchange for shares of SmartFinancial common stock; the remaining shares of Capstone common stock will be converted into and cancelled for cash. After the consummation of the merger, each holder of shares of Capstone common stock will no longer have any rights with respect to those shares, except for the right to receive the merger consideration (provided that holders of dissenting shares will have those rights provided for by Article 13 of the Alabama Business Corporation Law).

Prior to the mailing of this joint proxy statement/prospectus, SmartFinancial has mailed an election form to each shareholder of Capstone common stock, which will allow Capstone shareholders the opportunity to elect (i) all cash consideration, (ii) all stock consideration, (iii) a mix of 20% cash consideration and 80% stock consideration, (iv) or indicate that such shareholder does not have a preference as to the type of consideration received. To be taken into account by SmartFinancial, all election forms must be received by the exchange agent prior to 5:00 p.m. Eastern Time on the fifth business day immediately following the Capstone shareholders’ meeting, or such other date as SmartFinancial and Capstone may mutually agree. A Capstone shareholder will have the opportunity to change or revoke his or her election by written notice received by the exchange agent before the election deadline stated above. SmartFinancial, in conjunction with its exchange agent, will then allocate the total mix of merger consideration according to all election forms received. If the number of Capstone shares elected to receive stock or cash consideration do not meet the required total mix of consideration, the exchange agent will allocate to the Capstone shareholders the type of consideration closest to his or her elections based on procedures set forth in the merger agreement.

Treatment of Capstone Stock Options

Each outstanding option to purchase shares of Capstone common stock, whether vested or unvested immediately prior to the effective time of the merger, will be automatically assumed by SmartFinancial and represent an option to purchase that number of shares of SmartFinancial common stock equal to the number of shares of Capstone common stock issuable upon the exercise multiplied by the exchange ratio. The per share exercise price of the resulting option to purchase SmartFinancial common stock will be equal to the per share exercise price of the option to purchase shares of Capstone common stock immediately prior to the effective time of the merger divided by the exchange ratio. Capstone stock options that are incentive stock options will, upon assumption by SmartFinancial, maintain their qualified status as such in compliance with applicable provision of the Internal Revenue Code.

Exchange of Certificates

Prior to the effective time of the merger, SmartFinancial will deliver or cause to be delivered to an exchange agent evidence of shares in book entry form representing the number of shares of SmartFinancial common stock to be issued to holders of Capstone common stock in the form of merger consideration, as well as cash in an amount sufficient for the exchange agent to make payment in respect of the cash portion of the merger consideration.

Simultaneously with the mailing of the election forms or at such other time as mutually agreed upon by SmartFinancial and Capstone, the exchange agent has mailed or delivered or will mail or deliver to each holder of record of shares of Capstone common stock a form of letter of transmittal and instructions for surrendering shares of Capstone common stock for the merger consideration. Capstone shareholders should not return their stock certificates to us with the enclosed proxy card, and should not forward their stock certificates to the exchange agent without a letter of transmittal.

A holder of Capstone common stock will not be entitled to receive the merger consideration payable in respect of that stock until the holder surrenders his or her stock to the exchange agent accompanied by a duly executed letter of transmittal (or an agent’s message in the case of book entry shares held in street name) and such other documents as the exchange agent may reasonably require. In the event the merger consideration or any other amount payable to a holder of shares of Capstone common stock is to be paid to a person other than the person in whose name the shares are registered, the exchange agent must be provided appropriate evidence of, or appropriate instruments for, transfer and evidence that any applicable stock transfer or other taxes have been paid or are not applicable.

If a certificate representing Capstone common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration payable in respect of the shares represented by the certificate if the person claiming the certificate to be lost, stolen, or destroyed makes an affidavit of that fact and executes an indemnity agreement and/or posts a bond in such amount as SmartFinancial and the exchange agent reasonably require as indemnity against any claim that may be made against them with respect to the certificate.

Dividends and other distributions payable or distributable with respect to shares of SmartFinancial common stock to be issued in connection with the merger will not be remitted to the person entitled to receive such SmartFinancial common stock until the person surrenders his or her Capstone common stock that has been converted into such SmartFinancial common stock. Upon proper surrender of his or her Capstone common stock, all such dividends and other distributions will be remitted to such person without interest. No interest will be paid or will accrue on any amounts payable to holders of Capstone common stock in accordance with the merger agreement.

At the effective time of the merger, the stock transfer books of Capstone will be closed and there will be no further transfers of shares of Capstone stock on the records of Capstone. Until surrendered in accordance with the procedures described above and in the merger agreement, certificates representing shares of Capstone common stock and book entry shares will after the effective time of the merger represent only the right to receive the consideration payable by SmartFinancial in respect thereof under the merger agreement.

Fractional Shares

No fractional shares of SmartFinancial common stock will be issued in the merger. Instead, the exchange agent will pay each of those shareholders who would have otherwise been entitled to a fractional share of SmartFinancial common stock an amount in cash determined by multiplying the fractional share interest by the volume weighted average closing price of SmartFinancial’s common stock for the 10 consecutive trading days preceding the closing date of the merger.

Withholding

SmartFinancial and/or its exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Capstone shareholder the amounts it is required to deduct and withhold under any federal, state, local, foreign, or other applicable tax law. If SmartFinancial and/or its exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Closing and Effective Time of the Merger

The closing of the transactions provided for by the merger agreement will take place on a date and at a time agreed upon by all of the parties to the merger agreement within 30 days after all of the conditions to the merger have been satisfied or waived (or on another date or at another time agreed to by the parties). For more information regarding conditions to the merger, see “Conditions to Consummation.”

The merger will become effective on the date and at the time articles of merger, duly executed by SmartFinancial and Capstone, as applicable, are filed with both (i) the Tennessee Secretary of State in accordance with Section 48-21-107 of the Tennessee Business Corporation Act, and (ii) the Alabama Secretary of State in accordance with Section 10A-2-11.05 of the Alabama Corporation Act, or on a later date or at a later time specified in the articles of merger themselves.

We currently anticipate completing the merger in the last quarter of 2017, subject to receipt of necessary regulatory and shareholders approvals and the satisfaction of other stated closing conditions. However, none of SmartFinancial, SmartBank, Capstone, or Capstone Bank can guarantee when or if the merger will be completed.

SmartFinancial Directors after the Merger

SmartFinancial has agreed that, prior to or upon the consummation of the merger, SmartFinancial and SmartBank will take all action required to increase the number of members on each of its board of directors to 13 and to elect Steven B. Tucker and J. Beau Wicks to the SmartFinancial and SmartBank boards of directors. If either of Mr. Tucker or Mr. Wicks is unwilling or unable to join the SmartFinancial and SmartBank boards, another individual who serves on Capstone and Capstone Bank’s boards prior to consummation of the merger may be elected to the SmartFinancial and SmartBank boards upon the mutual agreement of SmartFinancial and Capstone.

Both Mr. Tucker and Mr. Wicks will serve until SmartFinancial’s next annual meeting of shareholders or their earlier resignation or removal under SmartFinancial’s bylaws. They will also serve as directors of SmartBank upon consummation of the bank merger.

Set forth below is information regarding Mr. Tucker and Mr. Wicks:

Steven Tucker, age 64, graduated from the University of Alabama with dual degrees in finance and accounting as well as an MBA. After serving as an officer in the US Army, he joined the national accounting firm of Arthur Andersen and completed the requirements to become a certified public accountant. Mr. Tucker worked for 20 years in the field of public accounting, then became a principal in Barnett Transportation, a liquid bulk transporter headquartered in Tuscaloosa, Alabama. Tucker has served many years as Treasurer and later President of the Children’s Hands On Museum as well as serving on the board of the Alabama Trucking Association Worker’s Compensation Fund. Mr. Tucker joined the board of directors of Capstone in 2008 and has served on the loan, audit and compensation committees and currently is Chairman of the Capstone board of directors.

Beau Wicks, age 56, is a lifelong resident of Tuscaloosa. He is a 1983 graduate of the University of Alabama, with a degree in accounting. He spent eight years as a controller for Randall Publishing Company, and six years as chief financial officer for Cummings Trucking Company. In 1998, Mr. Wicks started Southeast Logistics, a regional trucking company serving the building products industry. The company has grown to operate approximately 300 trucks with four offices in three states. Mr. Wicks is a member of the Alabama Trucking Association, and has served on the board of directors of the ATA Workers Compensation Self Insurance Fund for 12 years, including two years as chairman. Mr. Wicks joined the Capstone board of directors in 2008, and has served on the loan, budget and audit committees, including five years as audit chair. Prior to joining Capstone, Mr. Wicks also served on the board of directors of First Federal Bank. Over the years, Mr. Wicks has served numerous civic and philanthropic organizations within his community.

Representations and Warranties Made by SmartFinancial and Capstone in the Merger Agreement

The merger agreement contains customary representations and warranties made by Capstone and Capstone Bank to SmartFinancial and SmartBank, on the one hand, and made by SmartFinancial and SmartBank to Capstone and Capstone Bank, on the other hand. The representations and warranties contained in the merger agreement are the product of negotiations among the parties and, generally, are solely for the benefit of SmartFinancial, SmartBank, Capstone, and Capstone Bank. Inaccuracies in these representations and warranties are subject to waiver by the parties to the merger agreement, and the representations and warranties are qualified by confidential disclosure memorandums prepared and delivered by the parties containing non-public information and made for the purposes of allocating contractual risk among the parties instead of establishing these matters as facts. Consequently, the representations and warranties of the parties contained in the merger agreement may not be relied upon by persons other than the parties to the merger agreement as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date, nor may SmartFinancial shareholders or Capstone shareholders rely upon them in making their decision whether to approve the merger agreement and the merger. Generally, the merger agreement may only be enforced against a party thereto by another party thereto. Moreover, information concerning the subject matter of the representations and warranties contained in the merger agreement may change after the date of the merger agreement, and this subsequent information may or may not be fully reflected.

The merger agreement contains representations and warranties made by Capstone and Capstone Bank to SmartFinancial and SmartBank, and made by SmartFinancial and SmartBank to Capstone and Capstone Bank, relating to, among other things:

●	corporate organization, existence, and good standing; corporate power and authority; and organizational documents and corporate records;
●	subsidiaries and equity or ownership interests in third parties;
●	capital stock and capitalization;
●	authority to execute and deliver the merger agreement and to perform the obligations set forth therein and consummate the transactions contemplated thereby;
●	the absence of violations of or conflicts with applicable laws, organizational documents, and material contracts, agreements, and other obligations;
●	consents, approvals, waivers, notices, filings, and registrations required in connection with the merger agreement or the consummation of the transactions contemplated by the merger agreement;
●	filings with regulatory and other governmental authorities;
●	filings required under federal securities laws;
●	financial statements and books and records;
●	the absence of undisclosed liabilities;
●	the absence of certain events and occurrences;
●	pending and threatened legal proceedings and the absence of judgments, orders, and other decrees;
●	the absence of certain regulatory actions and any basis therefor;
●	compliance with applicable laws;
●	tax matters;
●	material contracts and agreements;
●	intellectual property matters and information technology and computer systems;
●	labor and employment matters;
●	benefit plans and arrangements;
●	real and personal property;
●	environmental matters;
●	receipt of financial advisor fairness opinions;
●	brokers and broker fees and expenses;
●	loan matters, including allowance for loan and lease losses;
●	related party transactions;
●	insurance matters;
●	investment securities and derivatives;
●	offers and sales of and other transactions in securities;
●	transactions with affiliates;
●	administration and maintenance of fiduciary accounts;

●	the absence of certain knowledge relative to the federal income tax treatment of the merger;
●	customer information security;
●	internal controls over financial reporting;
●	regulatory capital levels;
●	required shareholder vote; and
●	state antitakeover laws.

Certain of the representations and warranties contained in the merger agreement are subject to materiality or “material adverse effect” qualifiers. For purposes of the merger agreement, “material adverse effect” generally means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had or could reasonably be expected to have a material and adverse effect on the business, financial condition, or results of operations of SmartFinancial or Capstone (as the case may be) and its subsidiaries taken as a whole, or (ii) materially impairs the ability of SmartFinancial, SmartBank, Capstone or Capstone Bank (as the case may be) to perform its obligations under the merger agreement or prevents or materially impedes the consummation of the transactions contemplated by the merger agreement. However, with respect to (i) above, the term material adverse effect does not include the impact of any effect, circumstance, occurrence, event, development, or change resulting from:

●	changes in laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by governmental authorities, except to the extent of any materially disproportionate impact as measured relative to similarly situated companies in the banking and financial services industry;
●	changes in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, except to the extent of any materially disproportionate impact as measured relative to similarly situated companies in the banking and financial services industry;
●	changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, except to the extent of any materially disproportionate impact as measured relative to similarly situated companies in the banking and financial services industry;
●	any failure by the parties to meet any internal or published projections, forecasts, estimates, or other financial or operating metrics for any period
●	changes in the trading price or trading volume of SmartFinancial common stock
●	actions or omissions of the parties required under the merger agreement or taken or omitted to be taken with the prior consent of the other party or parties.

Conditions to Consummation

The respective obligations of SmartFinancial, SmartBank, Capstone and Capstone Bank to consummate the merger are subject to the satisfaction or, to the extent permissible, waiver of certain conditions, including:

●	the approval of the merger agreement by Capstone’s and Capstone Bank’s shareholder(s);
●	the approval of the merger agreement by SmartFinancial’s and SmartBank’s shareholder(s);
●	the receipt of all required consents and approvals of governmental authorities (including the Federal Reserve and the TDFI), without the imposition of any non-standard condition or restriction which the SmartFinancial or Capstone board of directors determines would materially reduce the benefits of the merger, and the expiration of all statutory waiting periods;
●	the absence of any order, decree, or injunction of any governmental authority enjoining or prohibiting the merger, and the absence of any law prohibiting or making illegal the consummation of the merger;
●	the effectiveness of the registration statement under the Securities Act and the absence of any stop order suspending its effectiveness or any proceeding to suspend its effectiveness, and receipt of all necessary approvals under state securities laws; and
●	the authorization of the shares of SmartFinancial common stock to be issued to Capstone shareholders for listing on Nasdaq;

The obligation of Capstone and Capstone Bank to consummate the merger is also subject to the satisfaction or, to the extent permissible, waiver of certain additional conditions, including:

●	the accuracy of the representations and warranties of SmartFinancial and SmartBank in the merger agreement, both as of the date of the merger agreement and as of the date of the closing of the transactions provided for by the merger agreement, subject to the materiality standards provided for in the merger agreement;
●	SmartFinancial’s and SmartBank’s performance of and compliance with, in all material respects, their obligations and covenants under the merger agreement;
●	Capstone and Capstone Bank’s receipt of a certificate, dated as of the date of the closing of the merger provided for by the merger agreement, signed by the chief executive officer and chief financial officer of SmartFinancial and SmartBank to the effect that the two conditions described immediately above have been satisfied;
●	the receipt by SmartFinancial and SmartBank of all consents, approvals, and waivers required to be obtained by SmartFinancial and SmartBank in connection with the consummation of the transactions contemplated by the merger agreement; and
●	the receipt by Capstone from Burr & Forman LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code

The respective obligations of SmartFinancial and SmartBank to consummate the merger are also subject to the satisfaction or, to the extent permissible, waiver of certain additional conditions, including:

●	the accuracy of the representations and warranties of Capstone and Capstone Bank in the merger agreement, both as of the date of the merger agreement and as of the date of the closing of the transactions provided for by the merger agreement, subject to the materiality standards provided for in the merger agreement;
●	Capstone’s performance of and compliance with, in all material respects, its obligations and covenants under the merger agreement;
●	the receipt by SmartFinancial and SmartBank of a certificate, dated as of the date of the closing of the transactions provided for by the merger agreement, signed by the chief executive officer and chief financial officer of Capstone and Capstone Bank to the effect that the two conditions described immediately above have been satisfied;
●	the receipt by Capstone from Butler Snow LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
●	the receipt by SmartFinancial of a written resignation from each of the individuals serving on the boards of directors of Capstone and Capstone Bank immediately prior to the consummation of the merger, except for those two individuals who will be elected to the SmartFinancial and SmartBank boards of directors, effective as of the effective date of the merger;
●	the holders of no more than 10% of the outstanding shares of Capstone common stock shall have exercised dissenters’ rights in accordance with the Alabama Corporation Act and not effectively withdrawn or otherwise lost their respective rights to appraisal with respect to their respective shares of Capstone common stock;
●	the termination of the change in control agreements between Capstone and certain Capstone executives;
●	the receipt by Capstone of all consents, approvals, and waivers required to be obtained by Capstone in connection with the consummation of the transactions contemplated by the merger agreement; and
●	the receipt by SmartFinancial of evidence that all Alabama use tax due and payable by Capstone and Capstone Bank shall not exceed $150,000 in the aggregate.

Conduct of Business Pending the Merger

The merger agreement contains customary covenants regarding the parties’ operation of their respective businesses prior to the effective time of the merger. Subject to certain exceptions, from the date of the merger agreement to the effective time of the merger, except as permitted by the merger agreement or as required by law or at the direction of a governmental authority, each of Capstone and Capstone Bank, has agreed not to, and to cause its subsidiaries not to, do any of the following, without the prior written consent of SmartFinancial and SmartBank:

●	conduct its business other than in the regular, ordinary, and usual course consistent with past practice;
●	fail to use its best efforts to maintain its business organization and customer and other business relationships, and retain the services of its officers and employees;
●	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;
●	incur or modify any indebtedness or assume, guarantee, or otherwise become responsible for the obligations of any other person, other than ordinary course deposit liabilities, purchases of federal funds, and Federal Home Loan Bank advances with a maturity of not more than five years;
●	prepay any indebtedness if it would result in a prepayment penalty;
●	purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;
●	adjust, split, combine, or reclassify any of its capital stock, or make, declare, or pay any dividend or other distribution on its capital stock other than dividends for the purposes of funding the payment by Capstone of expenses incurred by Capstone in connection with the merger agreement or the bank merger;
●	grant any person a right to acquire, or issue, any shares of its capital stock or securities or rights convertible into or exercisable for its capital stock, except pursuant to the exercise of Capstone options outstanding as of the date of the merger agreement;
●	directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;
●	sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties or assets or business (including other real estate owned), or cancel, release, or assign any material indebtedness or claims, other than in the ordinary course of business;
●	make any equity investment or form any new subsidiary or dissolve, liquidate, or terminate any existing subsidiary;
●	enter into, renew or fail to renew, amend, modify, cancel, or terminate any material contract;
●	make, renew, increase the amount of, extend the term of, modify, or commit to make, renew, increase the amount of, extend the term of, or modify any loan, except in accordance with existing lending practices where the principal amount of the loan together with the aggregate outstanding principal balance of all outstanding loans and commitments for loans to the subject borrower and the borrower’s affiliates does not exceed $1,250,000, or loans as to which Capstone and Capstone Bank have binding obligations to make such loans as disclosed to SmartFinancial;
●	extend credit to any person who has a loan that is classified “doubtful,” “substandard,” or “special mention” or that is on non-accrual status;
●	renegotiate, renew, increase the amount of, extend the term of, or modify any loan to a classified borrower, except in conformity with existing lending practices and regulatory requirements and where all outstanding loans and commitments to such borrower do not and would not exceed $1,250,000;
●	make or increase the amount of any loan to any director, executive officer, or principal shareholder (or any entity controlled by any of the foregoing), except in compliance with Regulation O of the Federal Reserve;
●	commence any legal proceeding or enter into any settlement or similar agreement with respect to any legal proceeding, where the proceeding or agreement involves the payment by the subject party of an amount in excess of $50,000 or would impose any material restriction on the subject party’s business or operations;
●	increase the compensation or benefits payable to any director, officer, or employee, except in accordance and consistent with past practice not exceeding 3% per year on a per employee basis and consistent with its operating budget;
●	institute, amend, renew, terminate, or extend any benefit plan or arrangement or any employment, severance, change of control, or other agreement with or for the benefit of any director, officer, or employee;

●	amend or modify the terms of any outstanding stock option or voluntarily accelerate the vesting of or the lapsing of restrictions with respect to any stock options or other stock-based compensation;
●	elect to any office with the title of executive vice president or higher any person who does not hold that office as of the date of the merger agreement or elect to its board of directors any person who is not a member of its board of directors as of the date of the merger agreement;
●	hire any employee with an annual salary in excess of $50,000, except as necessary to replace an employee whose employment is terminated;
●	amend its charter, bylaws, or other governing documents;
●	enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any person or any indication of interest, letter of intent, or agreement in principle with respect thereto;
●	increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;
●	purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government or United States government agency securities with final maturities of less than two years;
●	make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;
●	establish or commit to the establishment of any new branch, loan or deposit production, or other office facilities, or file an application to relocate or terminate the operation of any banking office;
●	enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of interest-earning assets or interest-bearing liabilities to changes in market rates of interest, except in accordance and consist with existing policies;
●	make any material changes in material banking policies or procedures;
●	foreclose upon or take a deed or title to any real property without providing prior written notice to SmartBank and SmartFinancial;
●	make or change any material tax election, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any taxes, enter into any closing agreement with respect to any taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes, or file any amended tax return;
●	take any action intended or that would reasonably be expected to result in any of its representations or warranties set forth in the merger agreement being or becoming untrue; any of the conditions to the merger not being satisfied; or a breach or violation of any provision of the merger agreement;
●	adopt or implement any change in accounting principles, practices, or methods, other than as required by GAAP or regulatory guidelines;
●	enter into any new line of business;
●	make any written communications to the officers or employees, or any oral communications presented to a significant portion of the officers or employees pertaining to compensation or benefit matters that are affected by the merger or bank merger without first providing SmartFinancial and SmartBank a copy of the communication and a reasonable period of time to review and/or comment on the communication;
●	engage in or conduct any demolitions, remodeling, or modifications or alterations to any of its business premises unless required by law or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date of the merger agreement;
●	subject any of its properties or assets to any lien;
●	take any action or fail to take any action, which would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or
●	agree to do, make any commitment to do, or adopt any board resolutions in support of any of the foregoing.

Each of SmartFinancial and SmartBank, has agreed not to, and to cause its subsidiaries not to, do any of the following, without the prior written consent of Capstone and Capstone Bank:

●	fail to use its best efforts to maintain its business organization and customer and other business relationships, and retain the services of its officers and employees;

●	amend its charter, bylaws, or other governing documents in a manner that would adversely affect the economic benefits of the merger to the holders of Capstone common stock;
●	take any action intended or that would reasonably be expected to result in any of its representations or warranties set forth in the merger agreement being or becoming untrue; any of the conditions to the merger not being satisfied; or a breach or violation of any provision of the merger agreement;
●	take any action or fail to take any action, which would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or
●	agree to do, make any commitment to do, or adopt any board resolutions in support of any of the foregoing.

Other Acquisition Proposals

The merger agreement provides, subject to limited exceptions described below, that Capstone and Capstone Bank will not authorize its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to solicit, initiate, encourage, or take any other action to facilitate or that could result in any inquiries or discussions regarding or could be expected to lead to an acquisition proposal. For purposes of the merger agreement:

●	an “acquisition proposal” is any inquiry, indication, proposal, solicitation, or offer, or any filing of a regulatory application, notice, waiver or request (whether in draft or final form), from or by any person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 15% or more of a party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer or exchange offer with respect to, or direct or indirect purchase or acquisition of, 15% or more of the outstanding shares of such party’s capital stock; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such party or any of its subsidiaries, other than the transactions contemplated by the merger agreement; and
●	a “superior proposal” is any bona fide written proposal made by a third party for or with respect to an acquisition proposal which Capstone’s board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including the amount, form, and timing of payment of consideration and the financing thereof, any associated break-up or termination fees, expense reimbursement provisions, and all conditions to consummation) and the person making the proposal, and after taking into account the advice of Capstone’s financial advisor and outside legal counsel, is (i) more favorable from a financial point of view to the shareholders of such party than the transactions contemplated by the merger agreement and (ii) is reasonably likely to be consummated on the terms set forth.

Each of the parties agreed in the merger agreement to immediately cease any ongoing discussions or negotiations with any third party regarding an acquisition proposal. Additionally, subject to certain limited exceptions outlined in the merger agreement and discussed below, each party agreed not to:

●	solicit or take any action that is likely to result in an acquisition proposal;
●	provide any non-public information to any third party relating to an acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal;
●	participate in any discussions or otherwise communicate with any third party regarding an acquisition proposal;
●	approve, recommend, or enter into any letter of intent or other agreement relating to an acquisition proposal or the abandonment or termination of the transactions contemplated by the merger agreement; or
●	make or authorize any statement, recommendation, or solicitation in support of an acquisition proposal.

Notwithstanding these obligations, the merger agreement provides that a party may, in response to a bona fide written acquisition proposal not solicited in violation of the merger agreement that such party’s board of directors determines in good faith constitutes a “superior proposal,” furnish information to the person making the superior proposal and participate in discussions/negotiations with that person regarding the superior proposal, if the party’s board of directors determines in good faith after consultation with outside legal and financial advisors that the failure to do so would cause the board to breach its fiduciary duties under applicable law. Prior to furnishing any such information or participating in any such discussions/negotiations, the subject party is required to provide the other party or parties 48 hours prior written notice of its decision to take such action and the identity of the person making the superior proposal and the material terms of the proposal.

Additionally, each party has agreed in the merger agreement to promptly advise the other parties of its receipt of any acquisition proposal or any request for information or inquiry that could reasonably be expected to lead to an acquisition proposal, and to keep the other parties informed of the continuing status of such matters.

Notice of Certain Matters

Each party to the merger agreement has agreed to promptly notify the other parties of any fact or occurrence that constitutes or has caused, or would reasonably be expected to cause, a material breach of any of the party’s representations, warranties, covenants, agreements, or conditions contained in the merger agreement; that has had or is reasonably likely to have a material adverse effect on the party; or that would, or would reasonably be expected to, prohibit, impede, or materially delay the consummation of the transactions contemplated by the merger agreement. Each party must give the other parties notice of any communication from any third party alleging that the consent or approval of the third party is or may be required in connection with the transactions contemplated by the merger agreement. Capstone or Capstone Bank must also give SmartFinancial and SmartBank notice if they become aware that any officer or employee of Capstone or Capstone Bank intends to terminate his or her employment. Further, Capstone and Capstone Bank agreed to give SmartFinancial and SmartBank prompt written notice of any communication relating to dissenters’ rights provided by or on behalf of any shareholder.

Access and Information

Prior to the effective time of the merger, each party must afford the other parties and their representatives reasonable access to its and its subsidiaries’ books, records, contracts, properties, assets, personnel, information technology systems, as well as any other information relating it or its subsidiaries that the other parties reasonably request. Further, prior to the effective time of the merger, Capstone and Capstone Bank must provide SmartFinancial and SmartBank with a copy of any document filed with or received from any governmental authority and quarterly and annual financial statements for Capstone.

Further Assurances

Generally, each of the parties has agreed in the merger agreement to use its reasonable best efforts to promptly take or cause to be taken all actions, and to promptly do or cause to be done all things, necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger) as promptly as possible.

Capstone Shareholders Meeting

Capstone has agreed in the merger agreement to take all action necessary to call and hold as promptly as practicable a meeting of its shareholders for the purpose of its shareholders voting on approval of the merger agreement. Subject to certain limited exceptions discussed below, Capstone and its board of directors (i) must at all times prior to and during the Capstone shareholders meeting recommend to Capstone’s shareholders the approval of the merger agreement (and take all reasonable and lawful action to solicit and obtain such approval) and (ii) cannot withdraw, modify, or qualify in any manner adverse to SmartFinancial or SmartBank their recommendation of the merger agreement to Capstone’s shareholders (or take any other action or make any other public statement inconsistent with such recommendation).

Capstone and its board of directors may make a change of recommendation to its shareholders if, but only if:

●	Capstone has complied in all material respects with its obligations under the merger agreement relating to acquisition proposals (including the provisions of the merger agreement prohibiting Capstone from soliciting acquisition proposals);

●	the Capstone board of directors determines in good faith, after consultation with and based on the advice of legal counsel, that the failure to do so would result in a violation of its fiduciary duties under applicable law; and
●	if Capstone’s change of recommendation relates to an acquisition proposal, (i) the Capstone board of directors has concluded in good faith, after giving consideration to all adjustments that may be offered by SmartFinancial and SmartBank, that the acquisition proposal constitutes a superior proposal, (ii) Capstone timely notifies SmartFinancial and SmartBank of its intention to make a change of recommendation in response to the superior proposal and furnishes to SmartFinancial and SmartBank the identity of the person making the superior proposal and a copy of the proposed transaction agreements and all other material documents relating to the superior proposal, and (iii) prior to making the change of recommendation, Capstone has negotiated in good faith with SmartFinancial and SmartBank (to the extent they desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that the acquisition proposal ceases to constitute a superior proposal.

SmartFinancial Shareholders Meeting

SmartFinancial has agreed in the merger agreement to take all action necessary to call and hold as promptly as practicable a meeting of its shareholders for the purpose of its shareholders voting on approval of the merger agreement. Subject to certain limited exceptions discussed below, SmartFinancial and its board of directors (i) must at all times prior to and during the SmartFinancial shareholders meeting recommend to SmartFinancial’s shareholders the approval of the merger agreement (and take all reasonable and lawful action to solicit and obtain such approval) and (ii) cannot withdraw, modify, or qualify in any manner adverse to Capstone or Capstone Bank their recommendation of the merger agreement to SmartFinancial’s shareholders (or take any other action or make any other public statement inconsistent with such recommendation).

SmartFinancial and its board of directors may make a SmartFinancial change of recommendation if, but only if the SmartFinancial board of directors determines in good faith, after consultation with and based on the advice of legal counsel, that the failure to do so would result in a violation of its fiduciary duties under applicable law.

Employee Benefits

SmartFinancial and SmartBank have agreed to generally provide employees of Capstone Bank who remain employed by SmartFinancial and/or SmartBank after the effective time of the merger with compensation and other benefits comparable to that provided to similarly situated employees of SmartFinancial or SmartBank as of the date of the merger agreement. Generally, SmartFinancial and SmartBank will recognize the service of continuing employees for vesting and eligibility purposes under employee benefit plans maintained by SmartFinancial and SmartBank (except for benefit accrual purposes under any employee plan that is a defined benefit pension plan). SmartFinancial and SmartBank have agreed to use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions applicable to new employees under SmartFinancial or SmartBank health care plans to not apply to continuing employees or their eligible spouses and dependents. Moreover, if continuing employees experience a transition in health care coverage during the middle of a plan year, SmartFinancial and SmartBank have agreed to use commercially reasonable efforts to cause any successor SmartFinancial or SmartBank benefit plan providing health care coverage for continuing employees to give credit towards the satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor benefit plan for any deductible, co-payment, or other cost-sharing amounts previously paid by continuing employees as part of their participation in the corresponding Capstone Bank benefit plan during the plan year.

Indemnification and Insurance

The merger agreement generally provides that, for a period of six years following the merger, SmartFinancial will indemnify and hold harmless all current and former directors, officers, and employees of Capstone and Capstone Bank against any damages incurred in connection with any proceeding arising out of matters existing or occurring prior to the effective time of the merger and based on the fact that such individuals were directors, officers, or employees of Capstone or Capstone Bank, to the fullest extent these individuals would have been entitled to be indemnified and held harmless under applicable law and the charter and bylaws of Capstone and Capstone Bank.

The merger agreement requires Capstone to obtain prior to the effective time of the merger, and requires SmartFinancial to maintain after the merger, tail insurance providing coverage for a period of six years after the effective time of the merger for persons currently covered by Capstone’s and Capstone Bank’s existing directors’ and officers’ liability insurance policies. This tail insurance must provide for coverage at least equivalent to that currently provided by Capstone’s and Capstone Bank’s existing directors’ and officers’ liability insurance policies.

Registration Statement

The parties agreed in the merger agreement to prepare and file as soon as practicable with the SEC under the Securities Act a registration statement (of which this joint proxy statement/prospectus is a part) covering the SmartFinancial common stock to be issued to Capstone shareholders in connection with the merger. The parties have agreed to cooperate with each other in preparing the registration statement, and SmartFinancial has agreed to use commercially reasonable efforts to cause the registration statement to become effective as soon as practicable. SmartFinancial agreed to be primarily responsible for the preparation and filing of the registration statement. Further, each party has made certain covenants regarding the information the party supplies for inclusion in the registration statement and has agreed to promptly inform the other parties if such party becomes aware of any information furnished by it that would cause any of the statements in the registration statement (or any other document filed with any governmental authority in connection with the transactions contemplated by the merger agreement) to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger:

●	by mutual written consent of SmartFinancial, SmartBank, Capstone, and Capstone Bank;
●	by either SmartFinancial and SmartBank or Capstone and Capstone Bank, in the event that either SmartFinancial or Capstone shareholders do not approve the merger agreement and the merger by the requisite vote, provided that the terminating party has complied with all of its obligations to hold its shareholders meeting and recommend and solicit approval of the merger agreement and the merger from its shareholders;
●	by either SmartFinancial and SmartBank or Capstone and Capstone Bank, if any regulatory or other governmental approval required for the merger or the bank merger has been denied by final and non-appealable action or any application for any such approval has been permanently withdrawn at the request of a governmental entity, provided the denial or withdrawal is not due to the failure of the terminating party to perform or observe its obligations under the merger agreement;
●	by either SmartFinancial and SmartBank or Capstone and Capstone Bank, in the event any court or other governmental authority has issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the merger, provided that the order is not due to the failure of the terminating party to perform or observe its obligations under the merger agreement;
●	by either SmartFinancial and SmartBank or Capstone and Capstone Bank, in the event the merger is not consummated by December 31, 2017, provided that the failure to consummate the merger is not due to the failure of the terminating party to perform or observe its obligations under the merger agreement;
●	by SmartFinancial and SmartBank:
-	in the event of a breach of the merger agreement by Capstone or Capstone Bank, if the breach would result in certain of the closing conditions in the merger agreement not being fulfilled and is not cured within 30 days after written notice of the breach (provided that neither SmartFinancial nor SmartBank is in material breach of the merger agreement);
-	in the event of a breach by Capstone or Capstone Bank of its obligations under the merger agreement relative to other acquisition proposals or calling and holding the Capstone shareholders meeting and recommending and soliciting approval of the merger agreement, or if, after recommending to its shareholders the approval of the merger agreement in this joint proxy statement/prospectus, Capstone makes a change of recommendation;

-	if a third-party tender or exchange offer for 10% or more of Capstone’s outstanding stock is commenced and Capstone’s board of directors fails to recommend that Capstone’s shareholders reject the tender or exchange offer;
●	by Capstone and Capstone Bank:
-	in the event of a breach of the merger agreement by SmartFinancial or SmartBank, if the breach would result in certain of the closing conditions in the merger agreement not being fulfilled and is not cured within 30 days after written notice of the breach (provided that neither Capstone nor Capstone Bank are not in material breach of the merger agreement); or
-	at any time prior to the approval of the merger agreement by Capstone’s shareholders, for the purpose of entering into an agreement with regard to a superior proposal, provided that Capstone has not breached its obligations under the merger agreement relative to other acquisition proposals or calling and holding the Capstone shareholders meeting and recommending and soliciting approval of the merger agreement.

Effect of Termination

Generally, except as discussed below, if the merger agreement is terminated, the parties will bear their own costs and expenses incurred in connection with the merger and will have no further liability or obligations under the merger agreement. However, even if the merger agreement is terminated, no party will be relieved of liability for fraud or any willful or intentional breach of the merger agreement.

Capstone and Capstone Bank will be required to pay SmartFinancial and SmartBank a termination fee of $2,800,000:

●	in the event SmartFinancial terminates the merger agreement as a the result of a knowing, willful, or intentional breach of the merger agreement by Capstone or Capstone Bank, and if within 12 months after termination of the merger agreement Capstone or Capstone Bank enters into an agreement with respect to or consummates an acquisition proposal;
●	in the event the merger agreement is terminated by SmartFinancial and SmartBank as a result of (i) a breach by Capstone or Capstone Bank of its obligations under the merger agreement relative to other acquisition proposals or calling and holding the Capstone shareholders meeting and recommending and soliciting approval of the merger agreement, or (ii) as a result of Capstone’s failure to publicly recommend the approval of the merger agreement, or as a result of Capstone making a change of recommendation after recommending to its shareholders the approval of the merger agreement in this joint proxy statement/prospectus;
●	in the event Capstone’s board of directors fails to recommend that Capstone’s shareholders reject a third-party tender or exchange offer for 10% or more of Capstone’s outstanding stock; or
●	in the event Capstone or Capstone Bank terminates the merger agreement for the purpose of entering into an agreement with regard to a superior proposal.

Amendment and Waiver

Prior to the filing of articles of merger with the Tennessee Secretary of State to complete the merger, the merger agreement may be amended by a written instrument signed by all parties to the merger agreement. However, after the merger agreement and merger have been approved by the shareholders of a party, the merger agreement cannot be subsequently amended without the approval of that party’s shareholders if the amendment changes (i) the amount or kind of consideration to be received by Capstone shareholders or (ii) any other provision of the merger agreement and the change would adversely affect that party’s shareholders in any material manner. Any provision of the merger agreement may be waived by a written waiver, provided that it is signed by the party entitled to the benefits of such provision.

Expenses and Fees

The merger agreement provides that, generally, SmartFinancial, SmartBank, Capstone, and Capstone Bank will each pay its own expenses incurred in connection with the merger. This includes fees and expenses of legal counsel, accountants, and other professional advisors.

Legal and other professional expenses incurred separately by any shareholder of SmartFinancial or Capstone in connection with the merger will be the individual responsibility of that shareholder.

Governing Law

The merger agreement is governed by Tennessee law.

The Bank Merger Agreement

General

Simultaneously with the merger agreement, SmartBank and Capstone Bank executed an Agreement and Plan of Merger, which we refer to as the “bank merger agreement”. The bank merger agreement provides for the merger of Capstone Bank with and into SmartBank, with SmartBank to be the banking corporation to survive the bank merger. The charter and bylaws of SmartBank will be the governing documents of the surviving banking corporation. The bank merger is expected to close immediately following the merger of Capstone with and into SmartFinancial. The bank merger will become effective upon the filing of articles of merger with both the Tennessee Secretary of State and the Alabama Secretary of State. The capital stock of Capstone Bank will be automatically cancelled and retired for no consideration upon the effective time of the bank merger.

Conditions to Closing

The bank merger agreement provides that the bank merger shall not be consummated unless and until such time that each of the following conditions has been satisfied or waived:

●	the bank plan of merger shall have been approved by the shareholder of SmartBank and the shareholder of Capstone in accordance with each bank’s charter and bylaws;
●	all approvals, consents and waivers required from any federal, state, local, court or other governmental authority, including the TDFI and the State of Alabama Banking Department required to be obtained shall have been obtained and remain in full force and effect;
●	the absence of any order, decree, or injunction of any governmental entity enjoining or prohibiting the consummations of the bank merger, and the absence of any action, suit or proceeding for the purpose of enjoining or prohibiting the consummation of the bank merger; and the absence of any law, rule, or regulation shall have been enacted, promulgated, or enforced by any governmental entity which prohibits or makes illegal the consummation of the bank merger; and
●	the consummation of the merger between Capstone with and into SmartFinancial.

Termination

The bank merger agreement may be terminated at any time prior to the effective time of the bank merger by the mutual written agreement of Capstone Bank and SmartBank. The bank merger agreement will terminate automatically, without any action of the parties, in the event that Capstone does not merger with and into SmartFinancial.

INFORMATION ABOUT SMARTFINANCIAL

SmartFinancial, a Tennessee corporation, is a bank holding company headquartered in Knoxville, Tennessee. Our wholly owned subsidiary, SmartBank, provides a wide range of banking, mortgage, and financial services to business and individual customers. With 14 branches across east Tennessee and in northwest Florida, we were the 11th largest commercial bank headquartered in Tennessee as of September 30, 2016, and one of the largest commercial banks headquartered in east Tennessee, based on asset size.

As of December 31, 2016, on a consolidated basis, we had total assets of $1.06 billion, total deposits of $907 million and shareholders’ equity of $105 million. Our shares of common stock are traded on the Nasdaq Capital Market under the symbol “SMBK.”

Our executive offices are located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, and our telephone number is (865) 437-5700. Our website address is www.smartbank.com.

SmartFinancial was incorporated in 1983 and originally headquartered in Chattanooga, Tennessee. We previously operated under the name Cornerstone Bancshares, Inc. On August 31, 2015, we completed our merger with Legacy SmartFinancial, Inc., with Cornerstone Bancshares surviving the merger, changing its name to “SmartFinancial, Inc.” and relocating its headquarters to Knoxville, Tennessee.

After the merger, shareholders of Legacy SmartFinancial owned approximately 56% of the outstanding common stock of the combined entity on a fully-diluted basis, after taking into account the exchange ratio and new shares issued as part of a concurrent capital raise through a private placement. While Cornerstone Bancshares was the acquiring entity for legal purposes, the merger was accounted for as a reverse merger using the acquisition method of accounting, in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 805-10. Under this guidance, for accounting purposes, Legacy SmartFinancial was the acquirer in the merger, and as a result the historical financial statements of the combined entity are the historical financial statements of Legacy SmartFinancial.

The assets and liabilities of Cornerstone Bancshares as of the effective date of the merger were recorded at their respective estimated fair values and combined with those of Legacy SmartFinancial. The excess of the purchase price over the net estimated fair values of the acquired assets and liabilities was allocated to identifiable intangible assets with the remaining excess allocated to goodwill. In periods following the merger, the financial statements of the combined entity have included the results attributable to Cornerstone Bancshares’ subsidiary bank, Cornerstone Community Bank, beginning on the date the merger was completed. As a result of the merger our assets increased approximately $450 million and liabilities increased approximately $421 million. The merger had a significant impact on all aspects of our financial statements, and as a result, financial results after the merger may not be comparable to financial results prior to the merger.

On February 26, 2016, we merged SmartBank and Cornerstone Community Bank, with SmartBank surviving the merger.

DESCRIPTION OF SMARTFINANCIAL CAPITAL STOCK

Description of SmartFinancial Capital Stock

The charter of SmartFinancial authorizes the issuance of up to a maximum of 40,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of the record date, there were 8,221,761 shares of common stock outstanding and no shares of preferred stock outstanding. The preferred stock may be issued in one or more series with those terms and at those times and for the consideration as the SmartFinancial board of directors determines. As of the date hereof, such number of shares of SmartFinancial common stock as are required to be issued pursuant to the merger agreement were reserved for issuance to Capstone shareholders in accordance with the merger agreement and 136,845 shares of SmartFinancial common stock reserved for the exercise of stock options under Capstone’s employee stock option plans to be assumed by SmartFinancial in connection with the merger. As of December 31, 2016, SmartFinancial had reserved or otherwise set aside 717,524 shares of common stock underlying outstanding options and 2,488,013 shares of common stock which are available for future issuance under equity incentive plans. There are no other shares of capital stock of SmartFinancial authorized, issued, or outstanding.

The following is a summary of certain rights and provisions of SmartFinancial’s capital stock. You are urged to read the SmartFinancial charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information” beginning on page 145.

Common Stock

The outstanding shares of SmartFinancial common stock are fully paid and nonassessable. Holders of SmartFinancial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of SmartFinancial common stock do not have preemptive rights and are not entitled to cumulative voting rights with respect to the election of directors. SmartFinancial’s common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock.

Subject to the preferences applicable to any shares of SmartFinancial preferred stock outstanding at the time, holders of common stock are entitled to, in the event of liquidation, share pro rata in all assets remaining after payment of liabilities.

Preferred Stock

No shares of SmartFinancial preferred stock are outstanding. The board of directors of SmartFinancial may, without further action by the shareholders, issue one or more series of preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series, and the designation of such series.

Dividend Rights and Limitations on Payment of Dividends

Holders of SmartFinancial common stock are entitled to receive dividends when, as and if declared by SmartFinancial’s board of directors out of funds legally available for dividends. In order to pay any dividends, SmartFinancial generally must receive dividends from SmartBank. Under the Tennessee Banking Act, SmartBank is subject to restrictions on the payment of dividends to SmartFinancial. Pursuant to these laws, SmartBank may not, without the prior consent of the Commissioner of the TDFI pay any dividends to SmartFinancial in any given year in excess of the total of SmartBank’s net income for that year plus the retained net income for the preceding two years.

SmartFinancial has not paid dividends to its common shareholders during the last three years. SmartFinancial’s ability to pay dividends to shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, SmartFinancial’s ability to service any equity or debt obligations senior to SmartFinancial’s common stock and other factors deemed relevant by SmartFinancial’s board of directors. See “Supervision and Regulation—Payment of Dividends” in our annual report on Form 10-K, and the risk factor entitled “Our ability to declare and pay dividends is limited” in our annual report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus, for additional information about limitations on our ability to declare and pay dividends. See “Where You Can Find More Information” beginning on page 145.

Election of Board of Directors; Members of the Board after the Merger

The business of SmartFinancial is controlled by a board of directors, which is elected by a plurality vote of the common shareholders. Currently, the SmartFinancial board of directors consists of 11 individuals. In connection with the merger, the size of the SmartFinancial board will be increased to 13 members and two current Capstone directors, Steven B. Tucker and J. Beau Wicks, will be appointed to the SmartFinancial board.

SmartFinancial’s bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in SmartFinancial’s board of directors. The overall effect of this provision may be to prevent a person or entity from seeking to acquire control of SmartFinancial through an increase in the number of directors on the board of directors and the election of designated nominees to fill newly created vacancies. See “—SmartFinancial Directors after the Merger” on page 70 for more information.

Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights may be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to SmartFinancial because SmartFinancial’s charter does not contain a specific provision “opting in” to the act as is required under the act.

The Tennessee Business Combination Act generally prohibits a “business combination” by a Tennessee corporation with an “interested shareholder” within five years after such shareholder becomes an interested shareholder. The corporation can, however, enter into a business combination within that period if, before the interested shareholder became such, the corporation’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of stock of the corporation. SmartFinancial’s charter does not have special requirements for transactions with interested parties; however, under the TBCA, with exceptions, all mergers and similar transactions must be approved by a majority of SmartFinancial’s board of directors and a majority of the shares entitled to vote.

The Tennessee Business Combination Act applies to SmartFinancial, because neither SmartFinancial’s charter nor its bylaws expressly provides that the c company shall not be subject to the act as is required under the act.

The Tennessee Greenmail Act applies to a Tennessee corporation, such as SmartFinancial, that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, SmartFinancial may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by SmartFinancial or SmartFinancial makes an offer, of at least equal value per share, to all shareholders of such class.

Preferred Stock

SmartFinancial’s charter authorizes the issuance of up to 2,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. The preferred stock may be issued by vote of the board of directors without shareholder approval. The preferred stock may be issued in one or more classes and series, with such designations, voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. The preferred stock may be issued by the board of directors for a variety of reasons.

The preferred stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of shares, including the shares of common stock to be issued pursuant to the merger. The issuance of shares of the preferred stock could serve to dilute the voting rights or ownership percentage of the holders of common stock. The issuance of preferred stock might also serve to deter or block any attempt to obtain control of SmartFinancial or to facilitate any such attempt.

Certain Protective Provisions

General

Our charter and bylaws, as well as the Tennessee Business Corporation Act, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our charter and bylaws and which are provided by the Tennessee Business Corporation Act. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our articles of incorporation and bylaws and the statutory provisions contained in the Tennessee Business Corporation Act.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the company’s management.

Removal of Directors and Filling Vacancies

Our charter and bylaws provide that a director may be removed from office prior to the expiration of such director’s term only for cause at a meeting called for such purpose. Our bylaws provide that all vacancies on our board may be filled by the board of directors for the unexpired term.

Advance Notice Requirements for Shareholder Proposals

Our bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the shareholder must submit certain information regarding the proposal, together with the proposal itself, to our corporate secretary in advance of the annual meeting. Shareholders submitting proposals for inclusion in our proxy statement must comply with the proxy rules under the Exchange Act. We may reject a shareholder proposal that is not made in accordance with such procedures.

Certain Nomination Requirements

Pursuant to our bylaws, we have established certain nomination requirements for an individual to be elected as a director at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of SmartFinancial stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors.

Business Combinations with Interested Shareholders

The Tennessee business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose charter contains a provision electing not to be covered by the law. Our charter does not contain such a provision. An amendment of our charter to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

Indemnification

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

The Tennessee Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. SmartFinancial maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Our bylaws provide that the company will indemnify, to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal law or regulations, any person who is made a party to or is involved in any proceeding by reason of the fact that he or she is or was a director or officer of SmartFinancial, provided that the basis of such proceeding is alleged action in an official capacity as a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SmartFinancial pursuant to the provisions discussed above, SmartFinancial has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C, (S) 1818(b)).

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is American Stock & Transfer Company, LLC.

COMPARATIVE RIGHTS OF SMARTFINANCIAL AND CAPSTONE SHAREHOLDERS

SmartFinancial is incorporated under the laws of the State of Tennessee, and Capstone is incorporated under the laws of the State of Alabama. The shareholders of Capstone common stock, whose rights are governed by Alabama law, the articles of incorporation of Capstone, and the bylaws of Capstone, will become holders of SmartFinancial common stock upon the exchange of their shares of Capstone common stock for shares of SmartFinancial common stock at the effective time pursuant to the merger. Accordingly, their rights as such will be governed by Tennessee law, the SmartFinancial charter, and the SmartFinancial bylaws.

The summary below is a description of the material differences between the rights of Capstone shareholders and SmartFinancial shareholders under their respective governing documents and the Tennessee Business Corporation Act (which we refer to as the “TBCA”) as well as the Alabama Business Corporation Law (which we refer to as the “ABCL”).

Summary of Material Differences Between the

Rights of SmartFinancial Shareholders and the Rights of Capstone Shareholders

	SmartFinancial Shareholder Rights	Capstone Shareholder Rights

Voting Rights	Each share of SmartFinancial’s common stock carries one vote. Common stock has unlimited voting rights, and preferred stock holders are entitled to vote only on matters authorized under the corporation’s charter. Voting rights are non-cumulative.	Each share of Capstone voting common stock is entitled to one vote. Voting rights are non-cumulative.

Description of Common Stock	SmartFinancial is authorized to issue 40,000,000 shares of common stock, $1.00 par value. The holders of common stock are entitled to receive net assets of the corporation upon dissolution, secondary to any rights of preferred stock holders as may be specified in the charter.	Capstone is authorized to issue 30,000,000 shares of Class A voting common stock, $0.01 par value, 15,000,000 shares of Class B non-voting common stock, $0.01 par value, and 15,000,000 shares of Class C stock, $0.01 par value. There are no shares of Class B or Class C stock issued or outstanding.

Description of Preferred Stock

SmartFinancial is authorized to issue 2,000,000 shares of preferred stock, $1.00 par value, in any number of series and preferences as determined by the board. There are no shares of preferred stock issued or outstanding.

The board of directors may, by resolution, issue a series of preferred stock and provide for the respective rights of such series at their discretion without shareholder approval.

Capstone is not authorized to issue preferred stock.
Number of Shares of Outstanding Common Stock before the Merger	On July 1, 2017, the closest practical date to the filing of this registration statement, SmartFinancial had 8,219,261 shares of its common stock outstanding.	On July 1, 2017, the closest practical date to the filing of this registration statement, Capstone had 4,276,726 shares of Class A voting common stock outstanding.

Number of Shares of Outstanding Common Stock after the Merger	Immediately after the merger, it is expected that SmartFinancial will have approximately 11,127,434 shares of common stock outstanding.	Immediately after the merger, Capstone will not have any shares of any class issued or outstanding.

Estimated Voting Percentage of SmartFinancial and Capstone Shareholders with respect to SmartFinancial common stock after the Merger

Based on 8,219,261 shares of SmartFinancial common stock outstanding as of July 1, 2017, current holders of SmartFinancial common stock will control approximately 73.9% of the company’s common stock following the consummation of the merger.

Based on 426,726 shares of Capstone common stock outstanding as of July 1, 2017, current holders of Capstone common stock will control approximately 26.1% of SmartFinancial’s common stock following the consummation of the merger.

Right to receive dividends	Holders of SmartFinancial common stock are entitled to receive dividends as and when declared by the board of directors. Dividends are non-cumulative.	Capstone shareholders are entitled to receive dividends as and when declared by the board of directors.

Preemptive Rights	Holders of SmartFinancial common stock are not entitled to preemptive rights to acquire unissued shares of any class.	Capstone shareholders are not entitled to preemptive rights to acquire unissued shares of any class.

Outstanding Preferred stock	SmartFinancial does not currently have any preferred stock outstanding.	Capstone does not currently have any preferred stock outstanding.

Special Meeting of Shareholders	SmartFinancial’s charter and bylaws allow for a meeting of the shareholders to be called only by (i) the chairman of the board of directors, (ii) the vice-chairman of the board, (iii) the president or chief executive officer of the corporation, (iv) a majority of the members of the board, or (v) holder(s) of 20% or more of the outstanding shares of voting stock. If any person(s) other than the board call a special meeting, the request must be in writing, specify the nature of the proposed business to be discussed, and be delivered to the secretary of the corporation.	Capstone’s bylaws allow for a special meeting to be called by the President, the Chairman, the executive committee, by order of the board of directors, or by shareholder(s) holding at least 10% of the outstanding capital stock of any class entitled to vote.

Election, Size, and Classification of Board of Directors

SmartFinancial’s charter provides that the number of directors shall be no less than five and no more than 25 persons. The number of directors may be fixed or changed by resolution of the board. Directors are elected at the annual meeting of the shareholders by a plurality of the votes by those shareholders entitled to vote.

SmartFinancial’s board of directors presently consists of 11 individuals. After the merger, SmartFinancial’s board of directors will have 13 members, including the addition of two individuals who are currently members of the Capstone board of directors.

The Capstone articles of incorporation provide that the number of directors must be between one and 21. Capstone’s bylaws provide that the number of directors is between one and 20. The number of directors may be fixed or changed from time to time by the board of directors. Capstone directors are elected by no less than a majority of all shares of stock outstanding and entitled to vote at the annual meeting of the shareholders or at a special meeting held in lieu thereof.

Capstone’s board of directors is divided into three classes, with each director elected for a three year term. Capstone’s board of directors is currently comprised of five Class I Directors whose term is subject to reelection at the next meeting of the shareholders, five Class II members with one year of their term remaining, and six Class III members with two years of their term remaining.

Vacancies on the Board of Directors	SmartFinancial’s charter states that any vacancies on the board may be filled by a majority vote of the remaining directors or the shareholders. Those directors so elected shall serve until the next annual meeting of shareholders.	Capstone’s articles of incorporation state that any vacancies on the board shall be filled only by a majority vote of the directors then in office. Those directors so chosen shall hold office for a term expiring at the next annual shareholder meeting at which the directors are elected.

Removal of Directors

SmartFinancial’s charter and bylaws allow for the removal of a director with cause by a majority of the board at a meeting called for such purpose. The shareholders may also remove a director with cause at a meeting called for such purpose. Directors may not be removed without cause.

The TBCA provides that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director.

The ABCL allows for shareholders to remove one or more directors with or without cause unless the articles of incorporation provide that directors may only be removed for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director.

Capstone’s articles of incorporation and bylaws provide that any director, or the entire board, may be removed only for cause by an affirmative vote of at least 66 2/3% of the voting stock outstanding.

Indemnification

The TBCA provides that a corporation shall indemnify a director, officer, employee or agent who was successful in the defense of any proceeding or claim to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred unless otherwise limited by the charter.

Under the TBCA, a corporation may indemnify an individual against liability if the individual acted in good faith, the individual reasonably believed that the conduct was in the corporation’s best interest or was not opposed to its best interest, and the individual had no reasonable cause to believe the conduct was unlawful. The corporation may also advance for expenses if the director follows the requirements proscribed in the TBCA Section 48-18-504.

The TBCA also allows a corporation to maintain insurance or furnish other protections against liability on behalf of its directors, officers, employees, or agents.

The ABCL provides that a corporation shall indemnify a director, officer, employee or agent who was successful in the defense of any proceeding or claim to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred.

Under the ABCL, a corporation may indemnify an individual against liability if the individual acted in good faith, the individual reasonably believed that the conduct was in the corporation’s best interest or was not opposed to its best interest, and the individual had no reasonable cause to believe the conduct was unlawful. The corporation may also advance for expenses if the director follows the requirements proscribed in the ABCL Section 10A-2-8.53.

The ABCL also allows a corporation to maintain insurance or furnish other protections against liability on behalf of its directors, officers, employees, or agents.

SmartFinancial’s charter and bylaws provide that the company shall indemnify and advance expenses to its directors and officers, and may indemnify all other persons it has the power to indemnify under the TBCA. SmartFinancial may also purchase and maintain insurance or provide similar protections on behalf of its directors, officers, and employees to the fullest extent authorized by the TBCA and applicable federal laws and regulations.

Capstone’s bylaws provide that every director, officer, employee, or agent of the corporation shall be indemnified by the corporation to the fullest extent authorized by the ABCL and the articles of incorporation, subject to any limitations imposed by federal banking law.
Personal Liability of Directors

The TBCA requires, and SmartFinancial’s charter provides, that a director of the corporation shall not be personally liable for monetary damages for a breach of fiduciary duty as a director, except for: (a) any breach of the director’s duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) unlawful distributions under TBCA Section 48-18-302.

SmartFinancial’s charter provides that any amendment to this provision shall be prospective only and shall not adversely affect the limitation of the personal liability of any director of the company with respect to actions or omissions occurring prior to the effective date of such amendment.

SmartFinancial’s charter provides that any amendment to this provision requires the affirmative vote of at least two-thirds of all votes entitled to be cast on the amendment or the affirmative vote of two-thirds of the members of the board of directors and a majority of all votes entitled to be cast on the amendment.

The ABCL requires, and Capstone’s articles of incorporation provide, that a director of the corporation shall not be liable for money damages for any action taken, or any failure to take action, as a director, except for: (i) any financial benefit received that any such director was not entitled to; (ii) an intentional infliction of harm by such director; (iii) a violation under the ABCL Section 10A-2-8.33 regarding unlawful distributions; (iv) an intentional violation of criminal law; (v) a breach of such director’s duty of loyalty to the corporation or its shareholders. A director’s liability shall be limited to the fullest extent permitted by the ABCL.

Capstone’s articles of incorporation provide that any amendment to this provision shall be prospective only and shall not adversely affect the limitation of the personal liability of any director of the company with respect to actions or omissions occurring prior to the effective date of such amendment.

Dissenters’ Rights

Under the TBCA, because SmartFinancial’s common stock is traded on the Nasdaq Capital Market, holders of common stock not have dissenters’ rights.

SmartFinancial’s charter or bylaws do not contain any provision(s) that relate to dissenters’ rights.

Under the ABCL, Capstone’s shareholders are entitled to dissent from certain extraordinary corporate transactions, such as the proposed merger with SmartFinancial, and obtain payment of the fair value of their shares in the event of such a transaction.

Capstone’s articles of incorporation or bylaws do not contain any provision(s) that relate to dissenters’ rights.

Votes on Extraordinary Corporate Transactions

Under the TBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

SmartFinancial’s charter does not contain any provision(s) addressing extraordinary transactions.

Under the ABCL, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors, and in certain circumstances shareholders entitled to vote, by two-thirds of all votes entitled to be cast on the plan. In no case may the vote required for shareholder approval be set at less than a majority.

Capstone’s articles of incorporation do not contain any provisions addressing extraordinary transactions.

Consideration of Other Constituencies	The Tennessee Business Combination Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets.	Alabama does not provide similar protections.

Amendment of Charter

The TBCA provides that the board of directors may amend the charter without shareholder action to delete the names and addresses of the initial directors, delete the names and addresses of the initial registered agent or office, designate or change the address of the principal office of the corporation, change each issued and unissued authorized share of an outstanding class into a greater number of whole shares, immaterially change the corporate name, designate the street address and zip code of the corporation’s current registered office, or delete the initial principal office. Otherwise, the board of directors may propose amendments to the charter for submission to the shareholders, and shareholders entitled to vote on the amendment must approve the amendment by a majority vote.

The ABCL provides that the board of directors may amend the articles of incorporation without shareholder action to extend the duration of the corporation, to delete the names and addresses of initial directors, to delete the name and address of the initial registered agent or office, to change each issued and unissued authorized share outstanding class into a greater number of whole shares, or to immaterially change the corporate name. Otherwise, the board of directors may propose amendments to the articles of incorporation for submission to the shareholders, and shareholders entitled to vote on the amendment must approve the amendment by a majority vote.

In addition to the rules set out in the TBCA, the provision set out in Section 8 of SmartFinancial’s charter detailing director liability may only be amended by an affirmative vote of at least two-thirds of all votes entitled to be cast on the amendment or the affirmative vote of two-thirds of the members of the board of directors and a majority of all votes entitled to be cast on the amendment.

Capstone’s articles of incorporation provide that the corporation may amend, alter, change or repeal any provision in the articles of incorporation in any manner consistent with the ABCL.

In addition to the rules set out in the ABCL, the provision set out in Capstone’s articles of incorporation detailing the board of directors may only be amended by an affirmative vote of at least 66 2/3% of all votes entitled to vote on the election of directors.

Amendment of Bylaws	SmartFinancial’s bylaws provide that the bylaws may be amended by shareholders at any regular or special meeting of the shareholders where a quorum is present by a majority vote of the common stock entitled to vote at the meeting. The bylaws may also be amended by the board of directors with a 3/4 vote.	Capstone’s bylaws allow for alteration or repeal, and new bylaws to be made either by a majority of the board of directors or by a majority vote of the voting shareholders at the annual shareholder meeting or a special meeting, subject to any restrictions included in the articles of incorporation or relevant laws.

Business Combinations Involving Interested Shareholders

The Tennessee Business Combination Act generally prohibits a “business combination” by SmartFinancial or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. SmartFinancial or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, SmartFinancial’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year term, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of SmartFinancial’s stock.

Alabama does not provide similar protections. Capstone’s articles of incorporation do not have special requirements for transactions with interested parties.

SmartFinancial’s charter does not have special requirements for transactions with interested parties; however, to the extent that the Tennessee Business Combination Act applies to SmartFinancial, all business combinations, as defined above, must be approved by two-thirds of the directors and a majority of the shares are entitled to vote or a majority of the directors and two-thirds of the shares entitled to vote.

Shareholder Right to Make Proposals and to Nominate Directors

Under the TBCA, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

SmartFinancial’s charter allows for a shareholder to nominate a director so long as the shareholder is one who is entitled to vote and provides written notice of the nomination in proper form to the secretary of the company.

SmartFinancial’s bylaws allow for shareholder proposals to be brought before the board at the annual meeting so long as written notice of the proposal is timely given to the secretary of the company in proper form.

Under the ABCL, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

Capstone’s articles of incorporation do not contain any provision(s) regarding shareholders’ rights to make proposals and nominate directors.

Shareholder Ability to Act by Written Consent	The TBCA allows for shareholders to act by written consent if all of the shareholders entitled to vote on the matter consent to taking such action without a meeting. The affirmative vote of the number of shares otherwise required to authorize or take such action at a meeting is the act of the shareholders.	The ABCL allows for shareholders to act by written consent if all of the shareholders entitled to vote on the matter consent to such action in writing.

SMARTFINANCIAL PROPOSAL NO. 2 -- AUTHORIZATION TO ADJOURN

If there are not sufficient votes to constitute a quorum at the time of the SmartFinancial special shareholders’ meeting, the SmartFinancial special shareholders’ meeting may be adjourned to a later date or dates in order to permit further solicitation of proxies. Except as required by the Tennessee Business Corporation Act, the SmartFinancial board of directors is not required to fix a new record date to determine the SmartFinancial shareholders entitled to vote at the adjourned SmartFinancial special shareholders’ meeting. At the adjourned SmartFinancial special shareholders’ meeting, any business may be transacted which might have been transacted at the SmartFinancial special shareholders’ meeting. If the SmartFinancial board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned special shareholders’ meeting other than an announcement at the special shareholders’ meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original SmartFinancial special shareholders’ meeting. If a new record date is fixed, notice of the adjourned SmartFinancial special shareholders’ meeting shall be given as in the case of the original SmartFinancial special shareholders’ meeting.

In order to allow proxies that have been received at the time of the SmartFinancial special shareholders’ meeting to be voted for an adjournment, if necessary, this proposal regarding the question of adjournment is being submitted to the SmartFinancial shareholders as a separate matter for their consideration. If approved, the adjournment proposal will authorize the holder of any proxy solicited by the SmartFinancial board of directors to vote in favor of adjourning the SmartFinancial special shareholders’ meeting and any later adjournments. If the SmartFinancial shareholders approve this adjournment proposal, SmartFinancial could adjourn the SmartFinancial special shareholders’ meeting and use the additional time to solicit additional proxies to gain a quorum for the SmartFinancial special shareholders’ meeting or to approve the merger agreement proposal, including the solicitation of proxies from SmartFinancial shareholders who previously have voted against the merger agreement proposal. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the merger agreement proposal have been received, SmartFinancial could adjourn the SmartFinancial special shareholders’ meeting without a vote on the SmartFinancial merger agreement proposal or amended and seek to convince the holders of those shares to change their votes to votes in favor of the merger agreement proposal.

Vote Required

The affirmative vote of a majority of shares of SmartFinancial common stock present in person or by proxy and entitled to vote on the matter at the SmartFinancial special shareholders’ meeting is required to approve the proposal to authorize adjournment. Abstentions and broker non-votes will not be counted as votes “for” or “against” this proposal, will not be counted in determining the number of votes cast on this proposal, and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal.

SmartFinancial’s board of directors recommends that SmartFinancial shareholders vote “FOR” the proposal to AUTHORIZE adjournment.

CAPSTONE PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN

If there are not sufficient votes to constitute a quorum at the time of the Capstone special shareholders’ meeting, the Capstone special shareholders’ meeting may be adjourned to a later date or dates in order to permit further solicitation of proxies. Except as required by the Tennessee Business Corporation Act, the Capstone board of directors is not required to fix a new record date to determine the Capstone shareholders entitled to vote at the adjourned Capstone special shareholders’ meeting. At the adjourned Capstone special shareholders’ meeting, any business may be transacted which might have been transacted at the Capstone special shareholders’ meeting. If the Capstone board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned Capstone special shareholders’ meeting other than an announcement at the Capstone special shareholders’ meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original Capstone special shareholders’ meeting. If a new record date is fixed, notice of the adjourned Capstone special shareholders’ meeting shall be given as in the case of an original Capstone special shareholders’ meeting.

In order to allow proxies that have been received at the time of the Capstone special shareholders’ meeting to be voted for an adjournment, if necessary, this proposal regarding the question of adjournment is being submitted to the Capstone shareholders as a separate matter for their consideration. If approved, the adjournment proposal will authorize the holder of any proxy solicited by the Capstone board of directors to vote in favor of adjourning the Capstone special shareholders’ meeting and any later adjournments. If the Capstone shareholders approve this adjournment proposal, Capstone could adjourn the Capstone special shareholders’ meeting and use the additional time to solicit additional proxies to gain a quorum for the Capstone special shareholders’ meeting or approve the merger agreement proposal, including the solicitation of proxies from Capstone shareholders who previously have voted against the merger agreement proposal. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the merger agreement proposal have been received, Capstone could adjourn the Capstone special shareholders’ meeting without a vote on the merger agreement proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger agreement proposal.

Vote Required

The affirmative vote of a majority of shares of Capstone common stock present in person or by proxy and entitled to vote on the matter at the Capstone special shareholders’ meeting is required to approve the proposal to authorize adjournment. Abstentions will not be counted as votes “for” or “against” this proposal, will not be counted in determining the number of votes cast on this proposal, and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of this proposal.

CAPSTONE’s board of directors recommends that CAPSTONE shareholders vote “FOR” the PROPOSAL TO AUTHORIZE ADJOURNMENT.

FUTURE SHAREHOLDER PROPOSALS

After the merger is completed, the next annual meeting of SmartFinancial’s shareholders will be held in 2018. In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by SmartFinancial not later than December 8, 2017, which is 120 calendar days before the anniversary of the date on which SmartFinancial first mailed its proxy statement for its 2017 annual meeting. For shareholder proposals not sought to be included in SmartFinancial’s proxy statement, SmartFinancial’s bylaws provide that, in order to be brought before the 2018 annual meeting, written notice of the proposal, along with the information certain other information set forth in the bylaws must be received by SmartFinancial no later than 90 days before the anniversary date of the preceding year’s annual meeting.

INFORMATION ABOUT CAPSTONE

Capstone was formed in 2008 as an Alabama corporation registered as a bank holding company with the Federal Reserve. The primary activity of Capstone currently is the ownership and management of Capstone Bank, which operates eight branches throughout Tuscaloosa, Washington, Clarke and Baldwin counties in the State of Alabama.

Capstone is authorized to issue 30,000,000 shares of Class A voting common stock, $0.01 par value, 15,000,000 shares of Class B non-voting common stock, $0.01 par value, and 15,000,000 shares of Class C stock, $0.01 par value. There are no shares of Class B or Class C stock issued or outstanding. Capstone is not authorized to issue preferred stock. On July 14, 2017, the closest practical date to the filing of this registration statement, Capstone had 4,276,726 shares of Class A voting common stock outstanding.

There has never been any public market for Capstone common stock, and other than limited sales, gifts and bequests between and among shareholders, very few transfers of the stock have been made. In the past two fiscal years, Capstone has paid cash dividends in the following amounts: $0.14 per share in 2015; and $0.14 per share in 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CAPSTONE

The following table shows the number and percentage of shares of Capstone common stock owned by Capstone’s directors, executive officers, and owners of more than 5% of the outstanding Capstone common stock, and all directors and executive officers as a group as of July 14, 2017. Unless otherwise indicated, the mailing address for each beneficial owner is 2301 University Boulevard, Tuscaloosa, Alabama 35401.

	Common Stock Owned As of July 14, 2017
Name of Beneficial Owner	Capstone Common Stock	Aggregate stock option grants exercisable within 60 days of July 14, 2017	Total	Percentage (1)
Julian B. Brackin	13,333	—	13,333	—
Carol D. Bumpers	20,002	2,666	22,668	—
Brock L Corder	2,500	2,666	5,166	—
Joe C. Campbell Jr	100,000	13,333	113,333	2.65%
Richard Ellis Jr	500	2,666	3,166	—
Lewis F Fitts	158,130	13,333	171,463	4.01%
Robert W Kuhn	600	40,000	40,600	—
Alice Maxwell	35,917	—	35,917	—
William D Moody	107,752	13,333	121,085	2.83%
John T Murdock	1,000	2,666	3,666	—
Dena Drury Prince	5,000	—	5,000	—
Alfred E Poole	7,500	—	7,500	—
Henry S Pruett	25,000	—	25,000	—
Brent M Reilly	50,000	13,333	63,333	1.48%
Sue Robertson	50,000	13,333	63,333	1.48%
Terry Lee Saban	10,200	2,666	12,866	—
Steven B Tucker	59,500	13,333	72,833	1.70%
Walter V. Tutt	10,000	—	10,000	—
Beau Wicks	66,252	2,666	68,918	1.61%
TOTAL	723,186	135,994	859,180	20.09%

(1)	Based on 4,276,726 shares of Capstone common stock outstanding as of July 14, 2017.

CAPSTONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

Capstone may from time to time make written or oral statements, including statements contained in this report (including, without limitation, certain statements in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (MD&A in Item 7). The words “expect,” “anticipate,” “intend,” “consider,” “plan,” “believe,” “seek,” “should,” “estimate,” and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. These statements should be considered subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management. Capstone’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors. Such factors include the following: (i) the possibility that our asset quality would decline or that we experience greater loan losses than anticipated, (ii) high levels of other real estate, primarily as a result of foreclosures, (iii) the impact of liquidity needs on our results of operations and financial condition, (iv) competition from financial institutions and other financial service providers, (v) economic conditions in the local markets where we operate, (vi) the impact of obtaining regulatory approval prior to the payment of dividends, (vii) the impact of negative developments in the financial industry and U.S. and global capital and credit markets, (viii) the impact of recently enacted legislation on our business, (iv) the relatively greater credit risk of residential construction and land development loans in our loan portfolio, (x) adverse impact on operations and financial condition due to changes in interest rates, (xi) our ability to obtain additional capital and, if obtained, the possible significant dilution to current shareholders, (xii) the impact of federal and state regulations on our operations and financial performance, (xiii) whether a significant deferred tax asset we have can be fully realized, (xiv) our ability to retain the services of key personnel, and (xv) our ability to adapt to technological changes. Many of such factors are beyond Capstone’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Capstone does not intend to update or reissue any forward-looking statements contained in this report as a result of new information or other circumstances that may become known to Capstone.

Introduction and Recent Developments

Capstone Bancshares, Inc. (“Capstone”) is a bank holding company and the parent company of Capstone Bank (“Capstone Bank”). Capstone Bank is a state-chartered bank with eight full-service banking offices located in Tuscaloosa, Northport, McIntosh, Chatom, Jackson, Thomasville, and Fairhope, Alabama and a mortgage lending production office in Daphne, Alabama. Capstone Bank’s business consists primarily of attracting deposits from the general public and, with these and other funds, originating real estate loans, consumer loans, business loans, and residential and commercial construction loans. The principal sources of income for Capstone Bank are interest and fees collected on both loans held and loans sold to the secondary market, fees collected on deposit accounts, and interest and dividends collected on investments. The principal expenses of Capstone Bank are interest paid on deposits, employee compensation and benefits, office expenses, and other overhead expenses.

On May 22, 2017, Capstone announced the signing of a definitive agreement to merge with SmartFinancial, Inc. (“SmartFinancial”), which would create a surviving corporation that will operate under the name SmartFinancial with its headquarters being relocated to Knoxville, Tennessee. Under the terms of the merger agreement, each Capstone shareholder will be allowed to elect to receive all cash consideration, all stock consideration, or 20 percent cash consideration and 80 percent stock consideration for the shareholder’s Capstone shares, subject to proration to ensure that 80 percent of the aggregate consideration paid to Capstone shareholders is in the form of SmartFinancial common stock and 20 percent of the aggregate consideration paid to Capstone shareholders is cash. Capstone shareholders receiving cash consideration will receive $18.50 per share of Capstone stock, and those receiving stock consideration will receive 0.85 shares of SmartFinancial common stock for each share of Capstone stock. Completion of the merger is subject to a number of conditions, including approval by bank regulatory authorities and both SmartFinancial’s and Capstone’s shareholders.

The following is a discussion of Capstone’s financial condition at December 31, 2016 and December 31, 2015, and Capstone’s results of operations for each of the three years ended December 31, 2016, 2015 and 2014 as well as Capstone’s financial condition for the quarters ended March 31, 2017 and March 31, 2016, and Capstone’s results of operations for each of the quarters ended March 31, 2017 and 2016. The purpose of this discussion is to focus on information about Capstone’s financial condition and results of operations which is not otherwise apparent from the consolidated financial statements. The following discussion and analysis should be read along with Capstone’s consolidated financial statements and the related notes included elsewhere herein.

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 & 2014:

Review of Financial Performance

As of December 31, 2016, Capstone had total consolidated assets of approximately $487 million, total loans, net, of approximately $404 million, total deposits of approximately $415 million and stockholders’ equity of approximately $58 million. Capstone earned net income of approximately $3.7 million for 2016 compared to net income of approximately $3.6 million for 2015 and approximately $3.5 million for 2014.

Results of Operations

Net Interest Income — Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities. Net interest income is also the most significant component of Capstone’s earnings. For the year ended December 31, 2016, Capstone recorded net interest income of approximately $16.4 million, which resulted in a net interest margin of 3.73%. For the year ended December 31, 2015, Capstone recorded net interest income of approximately $15.8 million, which resulted in a net interest margin of 3.83%. For the year ended December 31, 2014, Capstone recorded net interest income of approximately $15.9 million, which resulted in a net interest margin of 4.09%.

Table 1 presents information with respect to interest income from average interest-earning assets, expressed both in dollars and yields, and interest expense on average interest-bearing liabilities, expressed both in dollars and rates, for the periods indicated. The table includes loan yields, which reflect the amortization of deferred loan origination and commitment fees. Interest income from investment securities includes the accretion of discounts and amortization of premiums.

TABLE 1

Yields Earned on Average Earning Assets and

Rates Paid on Average Interest-Bearing Liabilities

	Years Ended December 31,
	2016			2015			2014
(In thousands)		Interest			Interest			Interest
ASSETS	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate
Interest-earning assets:
Loans (1) (2)	$389,240	$17,747	4.56%	$365,538	$16,964	4.64%	$342,112	$16,989	4.97%
Investment securities	38,890	886	2.28%	34,152	852	2.49%	31,701	814	2.57%
Other earning assets	9,586	69	0.72%	10,871	63	0.58%	13,833	68	0.49%
Total interest-earning assets	437,716	18,702	4.27%	410,561	17,879	4.35%	387,646	17,871	4.61%
Allowance for loan losses	(4,241)			(5,540)			(5,019)
Cash and other assets	37,147			36,766			37,270
Total assets	$470,622			$441,787			$419,897
TOTAL LIABILITIES AND EQUITY
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$76,255	$305	0.40%	$65,398	$187	0.29%	$61,881	$186	0.30%
Money market/savings	120,001	446	0.37%	115,025	421	0.37%	115,897	425	0.37%
Time deposits	124,200	1,455	1.17%	124,472	1,355	1.09%	117,678	1,212	1.03%
Total interest-bearing deposits	320,456	2,206	0.69%	304,895	1,963	0.64%	295,456	1,823	0.62%
FHLB Advances	9,801	123	1.25%	8,124	134	1.65%	8,917	160	1.79%
Other borrowings	813	10	1.23%	958	9	0.94%	735	7	0.95%
Total interest-bearing liabilities	331,070	2,339	0.71%	313,977	2,106	0.67%	305,108	1,990	0.65%
Net interest spread			3.57%			3.68%			3.96%
Other liabilities:
Demand deposits	79,455			70,933			61,420
Accrued interest payable and other liabilities	2,562			2,429			2,343
Stockholders’ equity	57,535			54,448			51,026
Total liabilities and stockholders’ equity	$470,622			$441,787			$419,897
Net interest margin		$16,363	3.74%		$15,773	3.84%		$15,881	4.10%

(1)	Interest income on loans includes amortization of deferred loan fees and other discounts of $139 thousand, $183 thousand, and $183 thousand for the fiscal years ended December 31, 2016, 2015, and 2014, respectively.
(2)	Nonperforming loans are included in the computation of average loan balances, and interest income on such loans is recognized on a cash basis.

Other matters related to the changes in net interest income, net interest yields and rates, and net interest margin are presented below:

●	The net interest margin decreased 10 basis points from 3.84% as of December 31, 2015 to 3.74% as of December 31, 2016. The decrease in the net interest margin was primarily derived from the decrease in loan yields. Over the last two years loan rates have decreased from 4.97% in 2014 and 4.64% in 2015 to 4.56% in 2017. Loan yield decrease is byproduct of the current interest rate market and competition, as well as, higher yielding loans that mature and/or paid off and down.

●	As of December 31, 2016, Capstone Bank’s investment portfolio resulted in a yield of 2.28% compared to 2.49% as of December 31, 2015 and 2.57% as of December 31, 2014. The decline in investment yields is attributable to the pay down nature of mortgage-backed securities, which approximate 92% of the investment portfolio at December 31, 2016. As higher yielding securities are paid down throughout the year, funds are reinvested into mortgage-backed securities that have a lower yield. Management believes the size of the investment portfolio is appropriate given Capstone Bank’s anticipated further balance sheet growth during 2017. However, management does not see significant opportunities to improve the investment portfolio yield until interest rates increase. Finally, Capstone Bank will continue to use the investment portfolio for liquidity and pledging purposes with the State of Alabama’s Security Funds Enhancement (SAFE) Program. As of December 31, 2016, Capstone Bank’s securities portfolio was invested 91.64% in United States Government sponsored mortgage-backed securities and 8.36% in municipal general obligation securities.

●	During 2016 Capstone Bank increased core deposits, however this increase resulted in a 5 basis point increase in the cost of interest-bearing deposits from 0.64% as of December 31, 2015 to 0.69% as of December 31, 2016. This rate increase was in part due to Capstone Bank consistently monitoring local market conditions and adjusting interest rates on deposits when appropriate to maintain competitive with competitors and to obtain more deposit customers. As a result, Capstone Bank experienced an increase in average total interest-bearing deposits to approximately $320.5 million as of December 31, 2016 from approximately $304.9 million as of December 31, 2015. The most significant increase occurred in Capstone Bank’s interest-bearing demand accounts. Average interest-bearing demand accounts increased by approximately $10.9 million from the December 31, 2015 total of approximately $65.4 million to approximately $76.3 million as of December 31, 2016. Management is constantly monitoring deposit gathering opportunities to not only support earning asset growth but to also provide the best solutions to address future interest rate risk.

Tables 2 and 3 present the changes in interest income and interest expense that are attributable to three factors:

(i)	A change in volume or amount of an asset or liability.

(ii)	A change in interest rates.

(iii)	A change caused by the combination of changes in asset or deposit mix.

The tables describe the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Capstone Bank’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided as to changes attributable to change in volume (change in volume multiplied by current rate) and change in rates (change in rate multiplied by current volume). The remaining difference has been allocated to the variance in the number of days between the periods.

TABLE 2

INTEREST INCOME AND EXPENSE ANALYSIS

	Year Ended December 31,
	2016 Compared to 2015
(In Thousands)	Volume	Rate	Mix	Net Change
Interest income:
Loans (1)(2)	$1,081	$(311)	$13	$783
Investment securities	108	(82)	8	34
Other earning assets	(9)	13	2	6
Total interest income	1,180	(380)	23	823
Interest expense:
Interest-bearing demand	43	84	(9)	118
Money market and savings accounts	18	—	7	25
Time deposits	(3)	99	4	100
FHLB advances	21	(39)	7	(11)
Other borrowings	(2)	2	1	1
Total interest expense	77	146	10	233
Change in net interest income (expense)				$590

(1)	Loan amounts include interest income recognized on a cash basis on nonaccrual loans.

(2)	Interest income includes the portion of loan fees recognized in the respective periods.

TABLE 3

INTEREST INCOME AND EXPENSE ANALYSIS

	Year Ended December 31, 2015 Compared to 2014
(In Thousands)	Volume	Rate	Mix	Net Change
Interest income:
Loans (1)(2)	$1,087	$(1,106)	$(6)	$(25)
Investment securities	59	(27)	6	38
Other earning assets	(17)	10	2	(5)
Total interest income	1,129	(1,123)	2	8
Interest expense:
Interest-bearing demand	10	(7)	(2)	1
Money market and savings accounts	(5)	—	1	(4)
Time deposits	74	75	(6)	143
FHLB advances	(13)	(11)	(2)	(26)
Other borrowings	2	—	—	2
Total interest expense	68	57	(9)	116
Change in net interest income (expense)				$(108)

(1)	Loan amounts include interest income recognized on a cash basis on nonaccrual loans.

(2)	Interest income includes the portion of loan fees recognized in the respective periods.

Provision for Loan Losses —Provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for the inherent losses on outstanding loans. The provision for loan losses amounted to $1.1 million for the year ended December 31, 2016 compared to $1.0 million for the year ended December 31, 2015. Capstone Bank maintains policies and procedures used to estimate the allowance for loan losses which are periodically reviewed by regulators. Refer to additional documentation on the allowance for loan losses immediately prior to Table 17. There are factors beyond Capstone Bank’s control, such as conditions in the local and national economy, which may negatively impact Capstone Bank’s asset quality. The measurements are approximations which may require additional provisions to loan losses based upon changing circumstances or when additional information becomes available or known. Other matters relating to the changes in provision for loan losses are presented below:

●	In 2016, Capstone Bank decreased its allowance for loan losses account to a level management believes provided an adequate allowance for outstanding loans. For the year ended December 31, 2016, Capstone Bank recognized $1.1 million of provision expense and received approximately $97 thousand in recoveries of loans previously charged off. The provision expense and recoveries were offset with loan charge-offs totaling approximately $1.2 million. Capstone Bank’s net charge-offs were approximately $1.1 million. Management believes that its allowance methodology and the inputs used in the estimation process are appropriate and consistent with generally accepted accounting principles and interagency policy statements published by Capstone Bank’s regulatory agencies.

●	Senior management addressed problem credits in Capstone Bank’s loan portfolio. Senior management continues to meet at least monthly to review problem loans. Senior management coordinates various activities across multiple departments in Capstone Bank, such as overseeing the development and review of action plans that identify possible strategies to minimize Capstone Bank’s losses. The early detection and proactive resolution process serves to assist customers in the current economic environment while potentially minimizing Capstone Bank’s losses.

Noninterest Income — Items reported as noninterest income include service charges on checking accounts, insufficient funds charges, automated clearing house (ACH) processing fees and mortgage loans sold income. Increases in income derived from service charges and ACH fees are primarily a function of Capstone Bank’s growth while mortgage loans sold income is based on the amount of loans sold which will fluctuate from period to period.

Table 4 presents the components of noninterest income for the years ended December 31, 2016, 2015 and 2014 (in thousands).

TABLE 4

	2016	2015	2014
Service charges on deposit accounts	$1,129	$1,128	$1,205
Mortgage loans sold income	894	694	643
ATM fee income	355	327	304
Income from bank-owned life insurance, net	237	240	246
Other noninterest income	164	133	93
Total noninterest income	$2,779	$2,522	$2,491

Significant matters relating to the changes to noninterest income are presented below:

●	The noninterest income amounts above have remained flat over the three year period, except mortgage loans sold income. In 2016, Capstone Bank increased the amount of mortgage loans sold by $6.9 million to $36.0 million in 2016, as compared to $29.1 million in 2015 which provided an increase in mortgage loans sold income of approximately $200 thousand.

Noninterest Expense — Items reported as noninterest expense include salaries and employee benefits, occupancy and equipment expense, depository insurance, processing expense and other operating expenses.

Table 5 presents the components of noninterest expense for the years ended December 31, 2016, 2015 and 2014 (in thousands).

TABLE 5

	2016	2015	2014
Employee compensation	$6,332	$5,906	$5,918
Occupancy expenses	1,698	1,756	1,812
Employee benefits	1,371	1,244	1,304
Data processing expense	1,227	1,120	1,055
FDIC insurance and state assessment	324	344	313
Professional fees	257	254	270
Directors’ fees	220	196	216
Other operating expenses	1,235	1,136	1,226
Total noninterest expense	$12,664	$11,956	$12,114

Significant matters relating to the changes to noninterest expense are presented below:

●	Salaries and employee benefits have increased since 2015 as Capstone Bank opened a new branch in Fairhope, Alabama in 2016. The new branch increased FTEs from an average of 96 in 2015 to an average of 99 in 2016. Furthermore, Capstone Bank sponsors a 401(k) profit sharing plan covering substantially all employees subject to certain age and minimum service requirements. Contributions to the plan charged to expense totaled $206 thousand and $179 thousand for the years ended December 31, 2016 and 2015, respectively.
●	Management continues to evaluate occupancy and equipment expense components to determine if cost savings can be realized. Capstone Bank has been able to reduce this cost by approximately $114 thousand when comparing 2016 to 2014. However, management believes the 2017 amounts will slightly increase due to the new Fairhope branch.
●	Capstone Bank’s data processing expenses have increased from approximately $1.1 million in 2014 to $1.2 million in 2016. The data processing fees, to an extent, are variable and based on the number of accounts. As Capstone Bank increase loans and deposit accounts, this amount will increase as well.

●	In 2016, Capstone Bank experienced elevated amounts of foreclosed asset expense. Management sees this expense item as its greatest opportunity to improve earnings in the near future. Capstone Bank has been able to reduce its foreclosed assets from approximately $1.8 million as of December 31, 2015 to approximately $244 thousand as of December 31, 2016. Management anticipates that Capstone Bank’s foreclosed asset expense will remain decrease in 2017 due to the continued increase in credit quality of the loan portfolio.

Income Tax Expense

The difference between Capstone’s expected income tax expense, computed by multiplying income before income taxes by statutory income tax rates, and actual income tax expense is primarily attributable to different depreciation methods for federal and state purposes, allowance for loan losses, tax exempt loans and tax exempt securities.

Financial Condition

Overview — Capstone’s consolidated balance sheet reflects significant changes over the last two years. During 2016, total assets increased approximately $34.8 million or 7.70% from approximately $452 million as of December 31, 2015 to approximately $487 million as of December 31, 2016. The increase was derived primarily from an increase in net loans from approximately $372 million as of December 31, 2015 to approximately $404 million as of December 31, 2016 and an increase in available-for-sale investments from approximately $36 million as of December 31, 2015 to approximately $43 million as of December 31, 2016. The total increase in investments and loans was funded by an increase in deposits that is described in detail in Tables 17 and 18 and an increase in FHLB advances that is described in table 17. Deposits increased approximately $26 million or 6.57% from approximately $389 million as of December 31, 2015 to approximately $415 million as of December 31, 2016. FHLB advances increased approximately $6 million or 110.45% from approximately $6 million as of December 31, 2015 to approximately $12 million as of December 31, 2016. Finally, stockholders’ equity increased approximately $3 million or 4.58% from approximately $55 million as of December 31, 2015 to approximately $58 million as of December 31, 2016.

Investments — Capstone Bank’s investment portfolio totaled approximately $43 million or 8.88% of total assets as of December 31, 2016, compared to a total of approximately $36 million or 7.86% of total assets as of December 31, 2015. The increase in the investment portfolio resulted from Capstone Bank increasing core deposits during the year.

The portfolio is accounted for and classified as “Available for Sale.” Capstone Bank also has an investment in Federal Home Loan Bank stock. The objective of Capstone Bank’s investment policy is to invest funds not otherwise needed to meet the loan demand of Capstone Bank’s market area and to meet the following five objectives: Gap Management, Liquidity, Pledging, Return, and Local Community Support. In doing so, Capstone Bank uses the portfolio to provide structure and liquidity that the loan portfolio cannot. The Asset Liability Committee (“ALCO”) balances the market and credit risks against the potential investment return, ensures investments are compatible with the pledge requirements of Capstone Bank’s deposit of public funds and maintains compliance with regulatory investment requirements. The management is authorized to execute security transactions for the investment portfolio based on the decisions of the ALCO. All investment transactions occurring since the previous ALCO meeting are reviewed by the ALCO at its next quarterly meeting, in addition to the entire portfolio. The investment policy allows portfolio holdings to include short-term securities purchased to provide Capstone Bank’s needed liquidity and longer-term securities purchased to generate stable income for Capstone Bank during periods of interest rate fluctuations.

Table 6 presents the carrying value of Capstone Bank’s investments at the dates indicated. Available for sale securities are carried at fair market (amounts in thousands).

TABLE 6 Investment Portfolio
Years Ended December 31,

	2016	2015	2014
U.S. Government sponsored mortgage-backed securities	$39,655	$32,445	$26,853
State and municipal securities	3,617	2,369	3,693
U.S. Government sponsored agency securities	—	743	2,232
Total securities available for sale	$43,272	$35,557	$32,778

●	Management expects Capstone Bank’s investment portfolio to increase during 2017 to a level consistent with prior year levels of investments to total assets. One objective of the security portfolio is to provide adequate collateral to satisfy the public entities deposits pledging requirements managed by the State of Alabama SAFE program. As of December, 31, 2016, Capstone Bank had pledged securities with a market value of approximately $16 million and unpledged securities with a market value of approximately $27 million. For December 31, 2016, table 7 presents the book value of Capstone Bank’s investments, the weighted average yields on Capstone Bank’s investments and the periods to maturity of Capstone Bank’s investments for the “Securities Available for Sale”. Table 8 presents this information for December 31, 2015.

TABLE 7 (amounts in thousands)

Weighted Average Yields on the Available For Sale Investments

Periods of Maturity from December 31, 2016

	Less than 1 year		1 to 5 years		5 to 10 years		Over 10 years
		Weighted		Weighted		Weighted		Weighted
		Avg.		Avg.		Avg.		Avg.
	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Securities available for sale:
U.S. Government sponsored mortgage-backed securities(2)	$—	—	$82	3.64%	$2,829	3.28%	$36,744	1.84%
State and municipal securities	—	—	90	5.35%	730	4.23%	2,797	3.30%
Totals	$—	—%	$172	4.53%	$3,559	3.47%	$39,541	1.94%
Total Securities Available for Sale	$43,272	2.07%

(1)	The weighted average yields on tax-exempt securities have been computed on a tax-equivalent basis.
(2)	Mortgages are allocated by maturity and not amortized.

TABLE 8 (amounts in thousands)

Weighted Average Yields on the Available For Sale Investments
Periods of Maturity from December 31, 2015

	Less than 1 year		1 to 5 years		5 to 10 years		Over 10 years
	Amount	Weighted Avg. Yield(1)	Amount	Weighted Avg. Yield(1)	Amount	Weighted Avg. Yield(1)	Amount	Weighted Avg. Yield(1)
Securities available for sale:
U.S. Government sponsored mortgage-backed securities(2)	$—	—	$1,325	2.80%	$3,958	3.25%	$27,162	2.39%
State and municipal securities	—	—	145	4.75%	750	4.22%	1,474	4.43%
U.S. Government sponsored agency securities	—	—	743	1.61%	—	—%	—	—%
Totals	$—	—	$2,213	2.53%	$4,708	3.40%	$28,636	2.50%
Total Securities Available for Sale	$35,557	2.37%

(1)	The weighted average yields on tax-exempt securities have been computed on a tax-equivalent basis.
(2)	Mortgages are allocated by maturity and not amortized.

Lending — All lending activities of Capstone Bank are under the direction of the Board of Directors and the direct supervision and control of Senior Management. The loan approval process is managed through a combination of Senior Management and the Directors Loan Committee (DLC). The DLC is comprised of two members of management and six independent directors that serve only in a director capacity and are not employees of Capstone Bank. Also present at meetings of the committee are other lending officers, as required. This oversight committee enforces loan authorizations for each officer, makes lending decisions on loans exceeding such limits, and determines the allocation of funds for each lending category.

At December 31, 2016 and 2015, Capstone Bank’s net loan portfolio constituted approximately 82.85% and 82.18% of Capstone’s total assets, respectively.

Table 9 presents the composition of Capstone Bank’s loan portfolio at the indicated dates.

TABLE 9

Loan Portfolio Composition

Years Ended December 31,

	2016		2015		2014		2013		2012
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial, financial and agricultural	$92,635	22.71%	$87,181	23.18%	$80,904	22.65%	$71,627	21.63%	$68,392	22.89%
Real estate	294,804	72.28%	268,339	71.36%	263,022	73.65%	246,573	74.45%	216,994	72.64%
Consumer and other	20,455	5.01%	20,523	5.46%	13,209	3.70%	12,985	3.92%	13,361	4.47%
Total Loans	$407,894	100%	$376,043	100%	$357,135	100%	$331,185	100%	$298,747	100%

Table 10 presents the scheduled maturities of the loans in Capstone Bank’s loan portfolio as of December 31, 2016 based on their contractual terms to maturity. Overdrafts are reported as due in less than one year. Loans unpaid at maturity are renegotiated based on current market rates and terms.

TABLE 10

Loans Maturing

Year-end Balance as of December 31, 2016

(In thousands)	Less than One Year	1 to 5 Years	Over 5 Years	Total
Commercial, financial and agricultural	$44,698	$46,847	$1,090	$92,635
Real Estate	51,043	170,955	72,806	294,804
Consumer and other	5,489	8,303	6,663	20,455
Total Loans	$101,230	$226,105	$80,559	$407,894

Types of Loans

Commercial, Financial and Agricultural Loans — Capstone Bank’s commercial loan portfolio is comprised of commercial, industrial, and non-farm non-residential loans, hereinafter referred to as commercial loans (excluding commercial construction loans). These installment loans and lines of credit are extended to individuals, partnerships and corporations for a variety of business purposes, such as accounts receivable and inventory financing, equipment financing, business expansion and working capital. The following is a list of terms imbedded in Capstone Bank’s commercial loan portfolio:

●	The terms of Capstone Bank’s commercial loans generally range from ninety days to a fifteen year amortization with a five year balloon.
●	Commercial loans are generally tied to the prime index and adjust with changes in the prime rate. Capstone Bank also extends fixed interest rate loans when appropriate to match the borrower’s needs.
●	Loans secured by marketable equipment are typically amortized over a period of 60 months, with longer terms available when justified by the life of the asset.
●	Generally, loans secured by current assets such as inventory or accounts receivable are structured as revolving lines of credit with annual maturities.
●	Loans secured by chattel, mortgages and accounts receivable may not exceed 80% of their market value.
●	Loans secured by listed stocks, municipal bonds and mutual funds may not exceed 70% of their market value.
●	Unsecured short-term loans and lines of credit must meet criteria set by Capstone Bank’s Loan Committee. Current financial statements support all commercial loans, and such financial statements are updated annually.
●	Substantially all of Capstone Bank’s commercial loans are secured and are guaranteed by the principals of the borrower.

Real Estate- Capstone Bank’s real estate loans are comprised of Construction Loans, Mortgage loans, and Commercial loans. The following describes the aspects of these real estate loan types:

Real Estate: Construction Loans — Capstone Bank makes residential construction loans to owner-occupants and to persons building residential properties for resale. Capstone Bank has two main areas of construction loans: one is to residential real estate developers for speculative or custom single-family residential properties, and the other is to custom commercial construction projects with guaranteed takeout provisions. Construction loans are usually variable rate loans made for terms of one year or less, but extensions are permitted if construction has continued satisfactorily, the loan is current and other circumstances warrant the extension. Construction loans are limited to 80% of the appraised value of the lot and the completed value of the proposed structure.

Construction financing generally is considered to involve a higher degree of credit risk than permanent mortgage financing of residential properties, and this additional risk usually is reflected in higher interest rates. The higher risk of loss on construction loans is attributable in large part to the fact that loan funds are estimated and advanced upon the security of the project under construction, which is of uncertain value prior to the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, delays arising from labor problems, material shortages and other unpredictable contingencies, it is relatively difficult to accurately evaluate the total loan funds required to complete a project and to accurately evaluate the related loan-to-value ratios. If the estimates of construction costs and the saleability of the property upon completion of the project prove to be inaccurate, Capstone Bank may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, Capstone Bank may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment.

Capstone Bank’s underwriting criteria are designed to evaluate and minimize the risk of each construction loan. Among other items, Capstone Bank considers evidence of the availability of permanent financing or a take-out commitment to the borrower, the financial strength and reputation of the borrower, an independent appraisal and review of cost estimates, market conditions, and, if applicable, the amount of the borrower’s equity in the project, pre-construction sale or leasing information and cash flow projections of the borrower.

Real Estate: Mortgage Loans — Real estate mortgage loans include all one to four family residential loans secured by real estate for purposes other than construction or acquisition and development. All real estate loans are held in Capstone Bank’s loan portfolio except for loans that are designated as loans held for sale. The loans held for sale are qualified by the Federal National Mortgage Association and have been pre-approved by an underwriting specialist prior to closing. The remainder of Capstone Bank’s mortgage loans are home equity loans and are made at fixed interest rates for terms of one to three years with balloon payment provisions and amortized over a 10 to 15 year period. Capstone Bank’s experience indicates that real estate loans normally remain outstanding for much shorter periods than their stated maturity because the borrowers repay the loans in full either upon the sale of the secured property or upon the refinancing of the original loan.

In the case of owner occupied single-family residences, real estate loans are made for up to 95% of the value of the property securing the loan, based upon an appraisal if the loan amount is over $250,000. When the loan is secured by real estate containing a non-owner occupied dwelling of one to four family units, loans generally are made for up to 80% of the value, based upon an appraisal if the loan amount is over $250,000. Capstone Bank also requires title insurance to insure the priority of the property lien on its real estate loans and requires fire and casualty insurance on all of its loans.

The real estate loans originated by Capstone Bank contain a “due-on-sale” clause, which provides that Capstone Bank may declare the unpaid balance of the loan immediately due and payable upon the sale of the mortgaged property. Such clauses are an important means of reducing the average loan life and increasing the yield on existing fixed-rate real estate loans, and it is Capstone Bank’s policy to enforce due-on-sale clauses.

Real Estate: Commercial Loans — Commercial real estate mortgage loans include commercial loans secured by real estate for purposes other than construction or acquisition and development. All real estate loans are held in Capstone Bank’s loan portfolio except for loans that have been participated to correspondent banks. Capstone Bank will sell these participations if a loan exceeds Capstone Bank’s legal lending limit or as is deemed appropriate by the Director’s Loan Committee. Commercial real estate mortgage loans are a combination of properties that are leased out or used for a primary place of a business Capstone Bank has a relationship with. Most of the commercial real estate loans have fixed interest rates for terms of one to three years with balloon payment provisions and are amortized over a 10 to 15 year period, but whenever possible Capstone Bank will seek a variable rate loan which would be tied to the New York prime rate and adjusted monthly. Capstone Bank’s experience indicates that real estate loans normally remain outstanding for much shorter periods than their stated maturity because the borrowers repay the loans in full either upon the sale of the secured property or upon the refinancing of the original loan. Commercial real estate loans are made for up to 85% of the value of the property securing the loan, based upon an appraisal if the loan amount is over $100,000. Capstone Bank also requires title insurance to insure the priority of the property lien on its real estate loans and requires fire and casualty insurance on all of its loans.

Consumer and Other Loans —Consumer and other loans consist of consumer installment loans and consumer credit card balances. Capstone Bank makes both secured and unsecured consumer loans for a variety of personal and household purposes. Most of Capstone Bank’s consumer loans are automobile loans, boat loans, property improvement loans and loans to depositors on the security of their certificates of deposit. These loans are generally made for terms of up to five years at fixed interest rates. Capstone Bank considers consumer loans to involve a relatively high credit risk compared to real estate loans. Consumer loans, therefore, generally yield a relatively high return to Capstone Bank and provide a relatively short maturity. Capstone Bank believes that the generally higher yields and the shorter terms available on various types of consumer loans tend to offset the relatively higher risk associated with such loans, and contribute to a profitable spread between Capstone Bank’s average yield on earning assets and Capstone Bank’s cost of funds.

Lending Commitments — Commitments under standby letters of credit and undisbursed loan commitments totaled approximately $99 million as of December 31, 2016 compared to approximately $94 million as of December 31, 2015. This number includes all lines of credit that have not been fully drawn and loan commitments in the same status.

Origination, Purchase and Sale of Loans

Capstone Bank originates loans in Tuscaloosa, Washington, Clarke and Baldwin Counties in Alabama. Loans are originated by loan officers within eight full-service branches and from the loan production office in Daphne, AL. These loan officers actively solicit loan applications from existing customers, local manufacturers and retailers, builders, real estate developers, real estate agents and others. Capstone Bank also receives numerous loan applications as a result of customer referrals and walk-ins to its offices.

Upon receipt of a loan application and all required supporting information from a prospective borrower, Capstone Bank obtains a credit report and verifies specific information relating to the loan applicant’s employment, income and creditworthiness. For significant extensions of credit in which real estate will secure the proposed loan, a certified appraisal of the real estate is undertaken by an independent appraiser approved by Capstone Bank.

Capstone Bank’s relationship managers then analyze the credit worthiness of the borrower and the value of any collateral involved.

Capstone Bank’s loan approval process is intended to be conservative but also responsive to customer needs. Loans are approved in accordance with Capstone Bank’s written loan policy, which provides for several tiers of approval authority, based on a borrower’s aggregate debt with Capstone Bank. Capstone Bank’s legal lending limit is 20% of Capstone Bank’s qualifying equity for secured loans and 10% for unsecured loans.

Capstone Bank has in the past purchased and sold commercial loan participations with correspondent banks and will continue the practice when management feels the action would be in the best interest of Capstone Bank. The purchase of loan participations allows Capstone Bank to expand its loan portfolio and increase profitability while still maintaining the high credit standards, which are applied to all extensions of credit made by Capstone Bank. The sale of loan participations allows Capstone Bank to make larger loans and retain a servicing fee for its labor, which it otherwise would be unable to make due to capital or other funding considerations.

Loan Fee Income

In addition to interest earned on loans, Capstone Bank receives origination fees for making loans, commitment fees for making certain loans, and other fees for miscellaneous loan-related services. Such fee income varies with the volume of loans made, prepaid or sold, and the rates of fees vary from time to time depending on the supply of funds and competitive conditions.

Commitment fees are charged by Capstone Bank to the borrower for certain loans and are calculated as a percentage of the principal amount of the loan. These fees normally are deducted from the proceeds of the loan and generally range from 0.5% to 2.0% of the principal amount, depending on the type and volume of loans made and market conditions such as the demand for loans, the availability of money and general economic conditions. Capstone Bank complies with Accounting Standard Codification Topic 310, “Receivables,” and amortizes all significant loan fees over the life of the loan. Capstone Bank also receives miscellaneous fee income from late payment charges, overdraft fees, property inspection fees, and miscellaneous services related to its existing loans.

Problem Loans and Allowance for Loan Losses

Problem Loans — In originating loans, Capstone Bank recognizes that it will experience credit losses and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan. Capstone Bank has instituted measures which are designed to reduce the risk of, and monitor exposure to, credit losses.

Capstone Bank’s loan portfolio is systematically reviewed by Capstone Bank’s management, third-party loan reviewers and State and Federal regulators to ensure that Capstone Bank’s larger loan relationships are being maintained within the loan policy guidelines, and remain properly underwritten. Input from all the above sources is used by Capstone Bank to take corrective actions as necessary. As discussed below, each of Capstone Bank’s loans is assigned a rating in accordance with Capstone Bank’s internal loan rating system. All past due loans are reviewed by Capstone Bank’s senior lending officers and are reviewed monthly by the Board of Directors. All loans classified as substandard or doubtful, as well as any “special mention” loans (defined in the following paragraph), are placed on Capstone Bank’s watch list and reviewed at least monthly by the Board of Directors. In addition, all loans to a particular borrower are reviewed, regardless of classification, each time such borrower requests a renewal or extension of any loan or requests an additional loan. All lines of credit are reviewed annually prior to renewal. Such reviews include, but are not limited to, the ability of the borrower to repay the loan, a re-assessment of the borrower’s financial condition, the value of any collateral and the estimated potential loss to Capstone Bank, if any.

Capstone Bank’s internal problem loan rating system establishes three classifications for problem assets: substandard, doubtful and loss. Additionally, in connection with regulatory examinations of Capstone Bank, Federal and State examiners have authority to identify problem assets and, if appropriate, require Capstone Bank to classify them. Substandard assets have various unfavorable factors present such as: Poor industry conditions, slow payment history, steady request for loans, or other factors are present to a degree that would cause minor concern with the basic safety of the loan. Doubtful assets have deteriorated to a point where there is a possibility of some loss and where there are enough unfavorable factors to warrant close supervision by the loan officer. An asset classified as loss is considered uncollectible because of insufficient collateral, unsecured, bankruptcy. To be either charged-off with Board approval, or 100% reserved for loss with a specific loan loss reserve. Federal regulations also designate a “special mention” category, described as assets that are still considered collectible, but contain deficiencies in credit or documentation that require additional supervision.

Assets classified as substandard-impaired or doubtful require Capstone Bank to establish general or specific allowances for loan losses. If an asset or portion thereof is classified as loss, Capstone Bank must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified as loss or charge-off such amount. General loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included, up to certain limits, in determining Capstone Bank’s regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital.

Capstone Bank’s collection procedures provide that when a loan becomes between 15 days and 30 days delinquent, the borrower is contacted by mail and payment is requested. If the delinquency continues, subsequent efforts are made to contact and request payment from the delinquent borrower. Most loan delinquencies are cured within 60 days and no legal action is required. In certain circumstances, Capstone Bank, for a fee, may modify the loan, grant a limited moratorium on loan payments or revise the payment schedule to enable the borrower to restructure his or her financial affairs. Generally, Capstone Bank stops accruing interest and any accrued non collected interest will be reversed in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) on delinquent loans when payment is in arrears for 90 days or when collection otherwise becomes doubtful. If the delinquency exceeds 120 days and is not cured through Capstone Bank’s normal collection procedures or through a restructuring, Capstone Bank will institute measures to enforce its remedies resulting from the default, including commencing a foreclosure, repossession or collection action. In certain cases, Capstone Bank will consider accepting a voluntary conveyance of collateral in lieu of foreclosure or repossession. Real property acquired by Capstone Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed assets until it is sold and is carried at the lower of cost or fair value less estimated costs to dispose. Accounting standards define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent write-downs are provided by a charge to income through losses on other real estate in the period in which the need arises.

Allowance for Loan Losses — The allowance or reserve for possible loan losses is a means of absorbing future losses, which could be incurred from the current loan portfolio. Capstone Bank maintains an allowance for possible loan losses, and management adjusts the general allowance quarterly by charges to income in response to changes to outstanding loan balances.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. A loan or portion thereof is charged- off against the allowance when management has determined that losses on such loans are probable. Recoveries on any loans charged-off in prior fiscal periods are credited to the allowance. It is the opinion of Capstone Bank’s management that the balance in the allowance for loan losses as of December 31, 2016 is adequate to absorb possible losses from loans currently in the portfolio.

Table 11 presents Capstone Bank’s internal watchlist for loans classified as doubtful as of December 31, 2016 and 2015. Table 12 presents Capstone Bank’s internal watchlist for loans classified as substandard - impaired as of December 31, 2016 and 2015.

TABLE 11

Internal Watchlist Composition-Doubtful

	December 31, 2016		December 31, 2015
(In thousands)	Amount	Impairment	Amount	Impairment
Commercial, financial and agricultural	$116	$67	$453	$369
Real Estate	1,151	355	1,497	409
Consumer and other	302	25	329	11
Totals	$1,569	$447	$2,279	$789

TABLE 12

Internal Watchlist Composition-Substandard - Impaired

	December 31, 2016		December 31, 2015
(In thousands)	Amount	Impairment	Amount	Impairment
Commercial, financial and agricultural	$669	$48	$932	$91
Real Estate	1,401	96	4,424	79
Consumer and other	222	48	28	18
Totals	$2,292	$192	$5,384	$188

The information listed in tables 11 and 12 reflect the amount of Capstone Bank’s loans net of any partial charge-off amount that has been previously recorded.

During 2016, Capstone Bank saw a decrease in the number and dollar volume of substandard-impaired loans. Capstone Bank has been able to convert substandard-impaired loans to foreclosed assets or upgrade to performing loans. At December 31, 2016, management had determined that approximately $639 thousand was needed in specific loan impairment for substandard impaired and doubtful loans and $3.5 million for non-impaired loans.

Table 13 presents Capstone Bank’s allocation of the allowance for loan losses as of December 31, 2016, 2015, 2014, 2013, and 2012.

TABLE 13

Allowance for Loan Losses

Years Ended December 31,

	2016		2015		2014
(In thousands)
Balance at end of period applicable to	Amount	Percent	Amount	Percent	Amount	Percent
Commercial, financial and agricultural	$870	20.99%	$1,197	28.44%	$977	18.54%
Real Estate	3,033	73.17%	2,807	66.69%	4,125	78.26%
Consumer	242	5.84%	205	4.87%	169	3.20%
Totals	$4,145	100.00%	$4,209	100.00%	$5,271	100.00%

	2013		2012
(In thousands)
Balance at end of period applicable to	Amount	Percent	Amount	Percent
Commercial, financial and agricultural	$706	15.67%	$748	21.89%
Real Estate	3,560	79.04%	2,177	63.71%
Consumer	238	5.29%	492	14.40%
Totals	$4,504	100.00%	$3,417	100.00%

In 2016, Capstone Bank calculated its allowance for loan and leases losses (“ALLL”) by including measurements such as environmental factors for growth, environmental factors for real estate values, historical metrics and specific loan products with increased levels of risk, such as asset based lending. Further, Capstone Bank calculated its ALLL using a twelve-quarter look-back time frame. Management believes its allowance methodology is consistent with generally accepted accounting principles and interagency policy statements published by Capstone Bank’s regulatory agencies.

Table 14 represents the scheduled maturities of floating and fixed interest rate loans in Capstone Bank’s loan portfolio as of December 31, 2016, based on their contractual terms to maturity. Overdrafts are reported as loans due in less than one year.

TABLE 14

Scheduled Maturities of Floating and Fixed Loans

	Less than 1 Year	1 to 5 Years	Over 5 Years	Total
Floating Interest Rate Loans:
Commercial, financial and agricultural	$40,776	$19,950	$313	$61,039
Real Estate	42,512	99,836	44,258	186,606
Consumer	3,369	362	5,052	8,783
Total floating interest rate loans	$86,657	$120,148	$49,623	$256,428

	Less than 1 Year	1 to 5 Years	Over 5 Years	Total
Fixed Interest Rate Loans:
Commercial, financial and agricultural	$3,922	$26,897	$777	$31,596
Real Estate	8,531	71,119	28,548	108,198
Consumer	2,120	7,941	1,611	11,672
Total fixed interest rate loans	$14,573	$105,957	$30,936	$151,466
Total loans	$101,230	$226,105	$80,559	$407,894

Table 15 presents Capstone Bank’s delinquent, nonaccrual and troubled debt restructuring loans as of December 31 for the five years indicated.

TABLE 15

Delinquent, Nonaccrual and Troubled Debt Restructured Loans

Actual for Years Ended December 31,

	2016	2015	2014	2013	2012
Ratio of non-performing loans to total loans	0.66%	0.76%	1.20%	0.57%	0.41%
Ratio of delinquent (30-days or more) but accruing loans to:
Total loans	0.88%	0.43%	0.80%	1.37%	1.59%
Total assets	0.73%	0.36%	0.66%	1.11%	1.22%

(In thousands)	2016	2015	2014	2013	2012
Accruing loans that are contractually past due 90-days or more:
Commercial, financial and agricultural	$—	$—	$—	$—	$—
Real estate	144	17	—	—	—
Consumer	4	—	—	—	—
Total loans	$148	$17	$—	$—	$—
Nonaccruing loans 90-days or more:
Commercial, financial and agricultural	$368	$629	$357	$26	$—
Real estate	1,829	1,889	3,587	1,525	1,145
Consumer	336	320	356	322	78
Total loans	$2,533	$2,838	$4,300	$1,873	$1,223
Troubled debt restructurings not included above	$523	$849	$4,883	$916	$131
Total loans	$407,894	$376,043	$357,135	$331,185	$298,747

●	Capstone Bank has seen an improvement in recent years in its ratio of non-performing loans to total loans. This trend has been the result of Capstone Bank working with existing customers to restructure problem loans and the reduction of other real estate owned in the event a workout solution could not be found and Capstone Bank had to foreclose on the property. To provide further emphasis on this point, Capstone Bank had approximately $1.9 million in foreclosed assets as recent as December 31, 2015. As of December 31, 2016, the amount of foreclosed assets had been reduced to approximately $244 thousand.

●	Capstone Bank has also seen an improvement in its loans that are past due 30 days or more. Management believes this ratio is an important indicator for possible future problems in its loan portfolio. The level of past due loans 30 days or more of 0.88% as of December 31, 2016 and the decline in Capstone Bank’s nonaccrual loans to approximately $2.5 million for the same time period are both positive indicators regarding the trend in Capstone Bank’s asset quality. Management believes Capstone Bank’s nonaccrual loan total will decrease during 2017 if further improvements occur in several large loans as expected.

In addition to Capstone Bank’s loan rating system for problem assets described above (see “Problem Loans,” above), Capstone Bank has established a loan rating system for all categories of loans which assists management and the board of directors in determining the adequacy of Capstone Bank’s allowance for loan losses. Each loan in Capstone Bank’s portfolio is assigned a rating which is reviewed by management periodically and loan reviews are conducted by a third-party annually, to ensure its continued suitability.

Capstone Bank has developed an internal loan watchlist that identifies classified loans and assists management in monitoring their potential risk to Bank earnings. Capstone Bank also had loans graded substandard (impaired and non-impaired) of approximately $4.8 million as of December 31, 2016 compared to approximately $9.2 million as of December 31, 2015. Capstone Bank also had loans graded special mention of approximately $6.7 million as of December 31, 2016 compared to approximately $6.2 million as of December 31, 2015. Management continues to see positive results in the majority of metrics used to measure loan quality. During 2017, management expects the amount of substandard loans to decrease. Increases in special mention, in 2016 occurred as loans were upgraded from substandard to special mention for a period of evaluation before loans are ultimately assigned a pass grade.

Table 16 presents Capstone Bank’s loan loss experience for the periods indicated.

TABLE 16

Loan Loss Reserve Analysis

Years Ending December 31,

(in thousands)	2016	2015	2014	2013	2012
Average loans	$389,240	$365,538	$342,112	$317,786	$299,806
Allowance for possible loan losses, beginning of the period	$4,209	$5,271	$4,504	$3,417	$3,739
Charge-offs for the period:
Commercial, financial and agricultural	396	6	113	90	—
Real estate	804	2,058	89	54	1,660
Consumer	10	24	21	53	51
Total charge-offs	1,210	2,088	223	197	1,711

Recoveries for the period:
Commercial, financial and agricultural	15	1	1	—	6
Real estate – commercial	60	12	6	4	1
Consumer	21	13	8	12	16
Total recoveries	96	26	15	16	23
Net charge-offs for the period	1,114	2,062	208	181	1,688
Provision for loan losses	1,050	1,000	975	1,268	1,366
Allowance for possible loan losses, end of period	$4,145	$4,209	$5,271	$4,504	$3,417
Ratio of allowance for loan losses to total average loans outstanding	1.06%	1.15%	1.54%	1.42%	1.14%
Ratio of net charge-offs during the period to average loans outstanding during the period	0.29%	0.56%	0.06%	0.06%	0.56%

Sources of Funds

Overview — Time, money market, savings and demand deposits are the major source of Capstone Bank’s funds for lending and other investment purposes. All deposits are held by Capstone Bank. In addition, Capstone Bank obtains funds from loan principal repayments and proceeds from sales of loan participations and investment securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and sales of loan participations and investment securities are significantly influenced by prevailing interest rates, economic conditions and Capstone Bank’s asset and liability management strategies. Borrowings are used on either a short-term basis to compensate for reductions in the availability of other sources of funds or on a longer-term basis to reduce interest rate risk.

Table 17 presents Capstone Bank’s core vs. non-core funding as of December 31, 2016 and 2015.

TABLE 17

Core and Non-Core Funding

	12/31/2016		12/31/2015
(In thousands)	Amount	Percent	Amount	Percent
Core funding:
Noninterest-bearing demand deposits	$81,177	19.02%	$73,273	18.56%
Interest-bearing demand deposits	75,127	17.61%	76,012	19.25%
Savings and money market accounts	121,370	28.44%	115,025	29.14%
Time deposits under $250,000	96,610	22.64%	89,977	22.79%
Total core funding	374,284	87.71%	354,287	89.75%
Non-core funding:
Time deposits greater than $250,000	40,230	9.43%	34,673	8.78%
Federal Home Loan Bank advances	12,219	2.86%	5,806	1.47%
Total non-core funding	52,449	12.29%	40,479	10.25%
Total	$426,733	100.00%	$394,766	100.00%

●	Capstone Bank’s noninterest-bearing demand deposits increased from approximately $73 million as of December 31, 2015 to approximately $81 million as of December 31, 2016. Increases were also seen in Capstone Bank’s under $250,000 time deposit accounts. Management is continually evaluating liquidity plans that not only improve the bank’s core funding percentages but also reduces interest rate risk. The continued status of Capstone Bank’s core funding position will remain a priority for management during 2017.
●	During 2016, Capstone Bank has attempted to remain interest rate competitive on interest-bearing demand deposits, savings and money market relationships. The majority of customers have consistently kept their deposits in non-maturity based products in anticipation of interest rate increases in the market.
●	To fund increases in loans, and investments during the fourth quarter of 2016, Capstone Bank borrowed overnight funds from the FHLB, These borrowings were repaid during the first quarter of 2017 with funds obtained through increased deposits.

Deposits — Capstone Bank offers several types of deposit accounts, with the principal differences relating to the minimum balances required, the time period the funds must remain on deposit and the interest rate. Deposits are obtained primarily from Tuscaloosa, Washington, Baldwin, and Clarke, Alabama counties. Capstone Bank does not advertise for deposits outside of these areas. Capstone Bank does not rely upon any single person or group of related persons for a material portion of its deposits. A principal source of deposits for Capstone Bank consists of short-term money market and other accounts, which are highly responsive to changes in market interest rates. Accordingly, Capstone Bank, like all financial institutions, is subject to short-term fluctuations in deposits in response to customer actions due to changing short-term market interest rates. The ability of Capstone Bank to attract and maintain deposits and Capstone Bank’s cost of funds has been and will continue to be impacted by money market conditions.

Table 18 presents the composition of deposits for Capstone Bank, excluding accrued interest payable, by type for the years ended December 31, 2016, 2015 and 2014 (in thousands).

TABLE 18

Deposit Composition

Years Ended December 31,

(In thousands)	2016	2015	2014
Demand deposits	$81,177	$73,273	$60,309
NOW deposits	75,127	76,012	70,851
Savings and money market deposits	121,370	115,025	114,632
Time deposits $250,000 and over	40,230	34,673	35,786
Time deposits under $250,000	96,610	89,977	88,456
Total Deposits	$414,514	$388,960	$370,034

Table 19 presents a breakdown by category of the average amount of deposits and the average rate paid on deposits for the periods indicated:

TABLE 19

Average Amount and Average Rate Paid on Deposits

Years Ending December 31,

	2016		2015		2014
(In thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Demand deposits	$79,455		$70,933		$61,420
NOW deposits	76,255	0.40%	65,398	0.29%	61,881	0.30%
Savings and money market deposits	120,001	0.37%	115,025	0.37%	115,897	0.37%
Time deposits	124,200	1.17%	124,472	1.09%	117,678	1.03%
Total Deposits	$399,911	0.55%	$375,828	0.52%	$356,876	0.51%

Table 20 presents a breakdown as of December 31, 2016, of Capstone Bank’s scheduled maturity of time deposits (in thousands):

TABLE 20

Balances
Denominations less than $100,000
Three months or less	$5,975
Over three but less than six months	5,248
Over six but less than twelve months	9,250
Over twelve months	16,298
$36,771
Denomination greater than $100,000
Three months or less	$12,924
Over three but less than six months	7,295
Over six but less than twelve months	26,533
Over twelve months	53,317
$100,069
Totals	$136,840

Borrowings — Capstone Bank is a member of the Federal Home Loan Bank of Atlanta (“FHLB”). The FHLB allows Capstone Bank to borrow funds on terms ranging from overnight up to 20 years. All borrowings require some form of collateral. Capstone Bank pledges certain real estate loans as collateral. As of December 31, 2016, Capstone Bank had $12.2 million in outstanding debt. As of December 31, 2016, the interest rates on these loans ranged from 0.80% to 7.22%. The weighted average interest rate for all FHLB advances equals 1.18%. As of December 31, 2016, Capstone Bank had approximately $40 million in additional availability with the FHLB.

Capstone Bank has three unsecured Federal Funds lines of credit available with correspondent banks with a total availability of $32 million as of December 31, 2016. This is an improvement over the availability as of December 31, 2015. At that time Capstone Bank had three Federal Funds lines of credit totaling $25 million.

Information concerning these borrowings as of and for each of the years in the three-year period ended December 31, is as follows (dollars in thousands):

TABLE 21

	At December 31,
	2016	2015	2014
Amounts outstanding at year-end:
Federal funds purchased and securities sold under agreements to repurchase	$—	$—	$—
FHLB advances	12,219	5,806	6,642

Weighted average interest rates at year-end:
Federal funds purchased and securities sold under agreements to repurchase	—%	—%	—%
FHLB advances	1.18%	1.40%	2.17%

Maximum amount of borrowings at any month-end:
Federal funds purchased and securities sold under agreements to repurchase	$2,244	$3,300	$1,325
FHLB advances	14,678	18,574	13,338

Average balances for the year:
Federal funds purchased and securities sold under agreements to repurchase	$815	$948	$722
FHLB advances	9,810	8,129	8,877

Weighted average interest rates for the year:
Federal funds purchased and securities sold under agreements to repurchase	1.22%	0.93%	1.08%
FHLB advances	1.24%	1.63%	1.77%

Capital

Capital Resources — Stockholder’s average equity for 2016 and 2015 totaled $57.5 and $54.4 million, respectively. Capstone’s actual stockholder equity at December 31, 2016 totaled $57.9 million compared to $55.4 million as of December 31, 2015. The number of common shares outstanding were 4,262,388 and 4,260,108 as of December 31, 2016 and December 31, 2015, respectively.

Capital Adequacy — Capital adequacy refers to the level of capital required to sustain asset growth and to absorb losses. The objective of Capstone Bank’s management is to maintain a level of capitalization that is sufficient to take advantage of profitable growth opportunities while meeting regulatory requirements. This is achieved by improving profitability by effectively allocating resources to more profitable business, improving asset quality, strengthening service quality, and streamlining costs. The primary measures used by management to monitor the results of these efforts are the ratios of actual equity to average assets and actual equity to risk-adjusted assets.

The FDIC has adopted capital guidelines governing the activities of banks. These guidelines require the maintenance of an amount of capital based on risk-adjusted assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments. The capital guidelines classify capital into two tiers, referred to as Tier I and Tier II. Under risk-based capital requirements, total capital consists of Tier I capital, which is generally common shareholders’ equity less goodwill, and Tier II, which is primarily Tier I capital plus a portion of the loan loss allowance. In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending primarily on the regulatory assigned levels of credit risk associated with such assets. Off-balance sheet items are considered in the calculation of risk-adjusted assets through conversion factors established by regulators. The framework for calculating risk-based capital requires banks to meet the regulatory minimums of 4% Tier I and 8% total risk-based capital. In 1990, regulators added a leverage computation to the capital requirements, comparing Tier I capital to total average assets less goodwill.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established five capital categories for banks. Under the regulation defining these five capital categories, each bank is classified into one of the five categories based on its level of risk-based capital as measured by Tier I capital, total risk-based capital, and Tier I leverage ratios and its supervisory ratings. Table 22 lists the five categories of capital and each of the minimum requirements for the three risk-based ratios.

The FDIC has adopted a new capital rule which is substantively identical to the final rules issued by the Federal Reserve Board and the Office of the Comptroller of the Currency. The new capital rule implements certain revisions to the regulatory capital framework. The capital rule allows for a transition period for the implementation of the capital conservation buffer. The required minimum Conservation Buffer will be phased in incrementally, starting at 0.625% on January 1, 2016 and increasing to 1.25% on January 1, 2017, 1.875% on January 1, 2018 and 2.5% on

January 1, 2019.

TABLE 22

Minimum Requirements for Risk-Based Capital Ratios

	Total Risk-Based Capital Ratio	Tier I Risk-Based Capital Ratio	Leverage Ratio	Common Equity Tier 1 Capital Ratio
Well capitalized	10% or above	8% or above	5% or above	6.5% or above
Adequately capitalized	8% or above	6% or above	4% or above	4.5% or above
Under capitalized	Less than 8%	Less than 4%	Less than 4%	Less than 4.5%
Significantlyundercapitalized	Less than 6%	Less than 3%	Less than 3%	Less than 3%
Critically undercapitalized			2% or less	2% or less

Capstone and Capstone Bank were considered well capitalized as of December 31, 2016 and its capital ratios were as follows:

	Capstone	Capstone Bank
Tier 1 leverage ratio	11.18%	10.70%
Tier 1 risk-based capital ratio	12.73%	12.19%
Total risk-based capital ratio	13.72%	13.19%
Common equity tier 1 capital ratio	12.73%	12.19%

Liquidity — Of primary importance to depositors, creditors and regulators is the ability to have readily available funds sufficient to repay fully maturing liabilities. Capstone Bank’s overall liquidity management is represented by cash and cash equivalents, unencumbered investment securities available for sale and loans pledged for borrowing capability at the FHLB and Federal Reserve Bank. In order to ensure funds are available at all times, Capstone Bank projects on a monthly basis the amount of total funds available.

Capstone Bank is not subject to any specific liquidity requirements imposed by regulatory orders. Capstone Bank is subject, however, to general FDIC guidelines which are concerned with funding sources and dependence on noncore deposits and does not require a specific minimum level of liquidity. Management believes its liquidity and funding sources meet or exceed these guidelines.

Capstone liquidity is dependent on dividends from its subsidiary. Currently, the Capstone’s expenses are tied to employee and director compensation and various taxes and fees. Capstone Bank is not presently restricted from passing up any dividends to the holding company, Capstone.

Management does not know of any other trends, demands, commitments, events or uncertainties that will result in or are reasonably likely to result in liquidity increasing or decreasing in any material manner.

Table 23 presents the average loan to deposit ratios, a liquidity measure, for periods indicated:

TABLE 23

	December 31, 2016	December 31, 2015
Average loans to average deposits	97.33%	97.26%

Off-Balance Sheet Arrangements

Capstone Bank’s only off-balance sheet arrangements are those related to lending commitments as discussed above.

Contractual Commitments

Capstone’s only contractual commitments, other than the off-balance sheet arrangements, are operating leases. The Bank had entered into agreements for various banking facilities under operating lease agreements. The remaining lease terms vary up to 10 years with various renewal options and generally require fixed monthly lease payments. Rental expense for operating leases was $151 thousand and $141 thousand for the years ended December 31, 2016 and 2015, respectively. In most cases, management expects that, in the ordinary course of business, existing leases will be renewed or replaced by other similar leases. The future minimum lease payments under these operating leases are not scheduled to exceed approximately $160 thousand annually over the next 10 years. There are no other commitments, contractual or otherwise, for capital expenditures.

FOR THE QUARTERS ENDED MARCH 31, 2017 AND 2016

Review of Financial Performance

As of March 31, 2017, Capstone had total consolidated assets of approximately $511 million, total loans, net, of approximately $406 million, total deposits of approximately $444 million and stockholders’ equity of approximately $59 million. Capstone earned net income of approximately $921 thousand for the first quarter of 2017 as compared to net income of approximately $727 thousand for the first quarter of 2016.

Results of Operations

Net Interest Income — Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities. Net interest income is also the most significant component of Capstone’s earnings. For the quarter ended March 31, 2017, Capstone recorded net interest income of approximately $4.3 million which resulted in a net interest margin of 3.82%. The quarter ended March 31, 2016, Capstone recorded net interest income of approximately $4.0 million, which resulted in a net interest margin of 3.79%.

Table 24 presents information with respect to interest income from average interest-earning assets, expressed both in dollars and yields, and interest expense on average interest-bearing liabilities, expressed both in dollars and rates, for the periods indicated. The table includes loan yields, which reflect the amortization of deferred loan origination and commitment fees. Interest income from investment securities includes the accretion of discounts and amortization of premiums.

TABLE 24

Yields Earned on Average Earning Assets and
Rates Paid on Average Interest-Bearing Liabilities

	Quarter Ended March 31,
	2017			2016
(In thousands) ASSETS	Average Balance	Interest Income/ Expense(1)	Yield/ Rate	Average Balance	Interest Income/ Expense(1)	Yield/ Rate
Interest-earning assets:
Loans(1)(2)	$411,332	$4,730	4.60%	$380,367	$4,309	4.53%
Investment securities	44,547	254	2.28%	35,782	228	2.55%
Other earning assets	8,087	15	0.74%	12,375	17	0.55%
Total interest-earning assets	463,966	4,999	4.31%	428,524	4,554	4.25%
Allowance for loan losses	(4,207)			(4,274)
Cash and other assets	35,203			37,639
Total assets	$494,962			$461,889
TOTAL LIABILITIES AND EQUITY
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$84,809	$98	0.46%	$83,386	$81	0.39%
Money market/savings	122,408	125	0.41%	114,925	103	0.36%
Time deposits	138,522	415	1.20%	122,656	348	1.13%
Total interest-bearing deposits	345,739	638	0.74%	320,967	532	0.66%
FHLB Advances	9,555	30	1.26%	6,484	26	1.60%
Other borrowings	525	2	1.52%	607	2	1.32%
Total interest-bearing liabilities	355,819	670	0.75%	328,058	560	0.68%
Net interest spread			3.56%			3.57%
Other liabilities:
Demand deposits	77,848			75,779
Accrued interest payable and other liabilities	2,531			1,951
Stockholders’ equity	58,764			56,101
Total liabilities and stockholders’ equity	$494,962			$461,889
Net interest margin		$4,329	3.73%		$3,994	3.73%

(1)	Interest income on loans includes amortization of deferred loan fees and other discounts $39 thousand and $37 thousand for the fiscal quarters ended March 31, 2017 and 2016, respectively.
(2)	Nonperforming loans are included in the computation of average loan balances, and interest income on such loans is recognized on a cash basis.

Other matters related to the changes in net interest income, net interest yields and rates, and net interest margin are presented below:

●	The net interest margin remained flat at 3.73% for both the first quarters ended March 31, 2017 and March 31, 2016. Due to the Federal Reserve increasing rates in December of 2016, yields from loans increased in the first quarter of 2017 versus the first quarter of 2016. However, the increase loan yields were largely offset by higher deposit rates and an overall lower yield on the investment portfolio.

●	As of March 31, 2017, Capstone Bank’s investment portfolio resulted in a yield of 2.28% compared to 2.55% as of March 31, 2016. The decline in investment yields is attributable to the pay down nature of mortgage-backed securities, which approximate 92% of the investment portfolio at March 31, 2017. As higher yielding securities were paid down throughout the year, funds were reinvested into mortgage-backed securities at lower yields. Management believes the size of the investment portfolio is appropriate given Capstone Bank’s anticipated further balance sheet growth during 2017. However, management does not see significant opportunities to improve the investment portfolio yield until interest rates increase. Finally, Capstone Bank will continue to use the investment portfolio for liquidity and pledging purposes with the State of Alabama’s Security Funds Enhancement (SAFE) Program. As of March 31, 2017, Capstone Bank’s securities portfolio was invested 92.06% in United States Government sponsored mortgage-backed securities and 7.93% in municipal general obligation securities.
●	During 2017, Capstone Bank has increased core deposits by approximately $27 million, however this increase resulted in a 5 basis point increase in the cost of interest-bearing deposits from 0.69% for the twelve months ended December 31, 2016 to 0.74% for the three months ended March 31, 2017 and a 8 basis point increase from 0.66% f for the three months ended March 31, 2016. This rate increase was in part due Capstone Bank consistently monitoring local market conditions and adjusting interest rates on deposits when appropriate to maintain competitive with competitors and to obtain additional customer deposits. As a result, Capstone Bank experienced an increase in average total interest-bearing deposits to approximately $345.7 million for the three months ended March 31, 2017 from approximately $320.5 million for the twelve months ended December 31, 2016 and approximately $321.0 million for the three months ended March 31, 2016. The most significant increase occurred in Capstone Bank’s time deposits accounts. Average time deposits increased by approximately $14.3 million for the twelve months ended December 31, 2016 to a total of approximately $124.2 million and $15.9 million for the three months ended March 31, 2016 to a total of approximately $122.7 million to approximately $138.5 million for the three months ended March 31, 2017. Management constantly reviews liquidity and deposit gathering opportunities to not only address the need to increase total deposits but also provide the best solutions to address future interest rate risk.

Table 25 presents the changes in interest income and interest expense that are attributable to three factors:

(i)	A change in volume or amount of an asset or liability.

(ii)	A change in interest rates.

(iii)	A change caused by the combination of changes in asset or deposit mix.

The tables describe the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Capstone Bank’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided as to changes attributable to change in volume (change in volume multiplied by current rate) and change in rates (change in rate multiplied by current volume). The remaining difference has been allocated to variance in the number of days between the periods.

TABLE 25

INTEREST INCOME AND EXPENSE ANALYSIS

	Quarter Ended March 31, 2017 Compared to 2016
(In Thousands)	Volume	Rate	Mix	Net Change
Interest income:
Loans(1)(2)	$380	$82	$(41)	$421
Investment securities	66	(38)	—	28
Other earning assets	(5)	3	—	(2)
Total interest income	441	47	(41)	447
Interest expense:
Interest-bearing demand	2	15	—	17
Money market and savings accounts	8	15	(1)	22
Time deposits	47	24	(4)	67
FHLB advances	10	(8)	2	4
Other borrowings	—	—	—	—
Total interest expense	67	46	(3)	110
Change in net interest income (expense)				$337

(1)	Loan amounts include interest income recognized on a cash basis on nonaccrual loans.

(2)	Interest income includes the portion of loan fees recognized in the respective periods.

Provision for Loan Losses — Provision for loan losses represents a charge to earnings necessary to establish an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for the inherent losses on outstanding loans. The provision for loan losses amounted to $288 thousand for the quarter ended March 31, 2017 compared to $255 thousand for the quarter ended March 31, 2016 and $1.0 million for the year ended December 31, 2016. Capstone Bank maintains policies and procedures used to estimate the allowance for loan losses which are periodically reviewed by regulators. Refer to additional documentation on the allowance for loan losses immediately prior to Table 16 and Table 38. There are factors beyond Capstone Bank’s control, such as conditions in the local and national economy, which may negatively impact Capstone Bank’s asset quality. The measurements are approximations which may require additional provisions to loan losses based upon changing circumstances or when additional information becomes available or known. Other matters relating to the changes in provision for loan losses are presented below:

●	In 2016, Capstone Bank increased its allowance for loan losses account to a level management believes provided an adequate allowance for the increase in outstanding loans. For the three months ended March 31, 2017, Capstone Bank recognized $288 thousand of provision expense and received approximately $2 thousand in recoveries of loans previously charged off. The provision expense and recoveries were offset with existing loan charge offs totaling approximately $50 thousand. Capstone Bank’s net charge-offs were approximately $48 thousand. Furthermore, the loan portfolio increased $1.8 in the first quarter of 2017 and approximately $28.3 million when compared to the quarter ended March 31, 2016, to a balance of $405.6 million as of March 31, 2017. Management believes that its allowance methodology and the inputs used in the estimation process are appropriate and consistent with generally accepted accounting principles and interagency policy statements published by Capstone Bank’s regulatory agencies.

●	Senior Management continues to meet at least monthly to review problem loans. Senior management coordinates various activities across multiple departments in Capstone Bank, such as overseeing the development and review of action plans that identify possible strategies to minimize Capstone Bank’s losses. The early detection and proactive resolution process serves to assist customers in the current economic environment while potentially minimizing Capstone Bank’s losses.

Noninterest Income — Items reported as noninterest income include service charges on checking accounts, insufficient funds charges, automated clearing house (ACH) processing fees and mortgage loans sold income. Increases in income derived from service charges and ACH fees are primarily a function of Capstone Bank’s growth mortgage loans sold income is based on the amount of loans sold and will fluctuate from period to period.

Table 26 presents the components of noninterest income for the quarters ended March 31, 2017 and 2016 (in thousands).

TABLE 26

	March 31, 2017	March 31, 2016
Service charges on deposit accounts	$269	$266
Mortgage loans sold income	131	160
ATM fee income	97	82
Income from bank-owned life insurance, net	58	59
Other noninterest income	41	(19)
Total noninterest income	$596	$548

Significant matters relating to the changes to noninterest income are presented below:

●	The variance in mortgage loans sold income is due to the timing of selling loans held for sale to the secondary market. During the first quarter of 2017, Capstone Bank experienced a decrease in proceeds related to loans sold to the secondary market with proceeds of $5.6 million, as compared to $6.4 million in the first quarter of 2016. Management believes the mortgage loan sold income in 2017 on a full calendar year basis will exceed full year 2016 due to the bank’s expansion into the Baldwin County market.
●	The increase in other noninterest income is due to a $53 thousand write-down of Other Real Estate Owned (“OREO”) in the first quarter of 2016. The OREO balance as of March 31, 2017 has been reduced to $259 thousand and management does not foresee any write-downs will be required for OREO.

Noninterest Expense — Items reported as noninterest expense include salaries and employee benefits, occupancy and equipment expense, depository insurance, net foreclosed assets expense and other operating expenses.

Table 27 presents the components of noninterest expense for the quarters ended March 31, 2017 and March 31, 2016 (in thousands).

TABLE 27

	March 31, 2017	March 31, 2016
Employee compensation	$1,654	$1,575
Occupancy expenses	418	445
Employee benefits	414	386
Data processing expense	302	302
FDIC insurance and state assessment	71	88
Professional fees	44	61
Directors' fees	59	54
Other operating expenses	313	303
Total noninterest expense	$3,275	$3,214

Significant matters relating to the changes to noninterest expense are presented below:

●	Salaries and employee benefits have increased since 2016 as Capstone Bank opened a new branch in Fairhope, Alabama in August of 2016. The expansion into the Baldwin County market required an additional 3 FTE’s in the first quarter of 2017 versus first quarter of 2016.

●	Management continues to evaluate occupancy and equipment expense components to determine if cost savings can be realized. Capstone Bank has been able to reduce this cost by approximately $27 thousand when comparing 2017 to 2016. This decrease was primarily due to several pieces of equipment that became fully depreciated after the first quarter 2016.

●	Capstone Bank’s data processing expenses have remained constant at approximately $302 thousand for the quarters ended March 31, 2017 and 2016. This is due to the stabilization of the expenses after the core conversion that began in 2015. Management expects this expense to increase slightly as the bank grows due to the variable cost components of our data processing expenses.

Income Tax Expense

The difference between Capstone’s expected income tax expense, computed by multiplying income before income taxes by statutory income tax rates, and actual income tax expense is primarily attributable to different depreciation methods for federal and state purposes, allowance for loan losses, tax exempt loans and tax exempt securities.

Financial Condition

Overview — Capstone’s consolidated balance sheet reflects significant changes over the last year. As of March 31, 2017, total assets increased approximately $41 million or 8.77% from approximately $470 million as of March 31, 2016 and approximately $24 million or 4.87% as of December 31, 2016, to approximately $511 million as of March 31, 2017. The increase over the twelve months was derived primarily from an increase in net loans from approximately $377 million as of March 31, 2016 to approximately $406 million as of March 31, 2017 and an increase in available-for-sale investments from approximately $38 million as of March 31, 2016 to approximately

$46 million as of March 31, 2017. The increase over the three months was derived primarily from an increase in cash and cash equivalents of approximately $18.8 million, an increase in net loans of approximately $2 million and an increase in available-for-sale investments of approximately $3 million. The total increase in cash, loans and investments was primarily related to an increase in deposits as described in detail in Tables 39 and 40. Deposits increased approximately $40 million or 9.90% from approximately $404 million as of March 31, 2016 to approximately $444 million as of March 31, 2017. Deposits increased approximately $29 million or 7.05% from approximately $415 million as of December 31, 2016. Finally, stockholders’ equity increased approximately $2.8 million or 4.89% from approximately $56 million as of March 31, 2016 to approximately $59 million as of March 31, 2017. Furthermore, stockholders’ equity increased approximately $1.2 million or 2.05% from approximately $58 million as of December 31, 2016.

Investments — Capstone Bank’s investment portfolio totaled approximately $46 million or 9.00% of total assets as of March 31, 2017, compared to a total of approximately $38 million or 8.05% of total assets as of March 31, 2016 and approximately $43 million or 8.88% as of December 31, 2016. See the discussion as it relates to investment portfolio accounting and monitoring in Table 6 above.

Table 28 presents the carrying value of Capstone Bank’s investments at the dates indicated. Available for sale securities are carried at fair market (amounts in thousands).

TABLE 28

Investment Portfolio
Years Ended March 31,

	2017	2016
U.S. Government sponsored mortgage-backed securities	$42,324	$35,252
State and municipal securities	3,649	2,593
Total securities available for sale	$45,973	$37,845

Management expects Capstone Bank’s investment portfolio to remain at the same percentage to total assets levels as in prior periods.

As of March, 31, 2017, Capstone Bank had pledged securities with a market value of approximately $17 million and unpledged securities with a market value of approximately $29 million.

For March 31, 2017, Table 29 presents the book value of Capstone Bank’s investments, the weighted average yields on Capstone Bank’s investments and the periods to maturity of Capstone Bank’s investments for the “Securities Available for Sale.” Table 30 presents this information for March 31, 2016 (amounts in thousands).

TABLE 29

Weighted Average Yields on the Available For Sale Investments
Periods of Maturity from March 31, 2017

	Less than 1 year		1 to 5 years		5 to 10 years		Over 10 years
	Amount	Weighted Avg. Yield(1)	Amount	Weighted Avg. Yield(1)	Amount	Weighted Avg. Yield(1)	Amount	Weighted Avg. Yield(1)
Securities available for sale:
U.S. Government sponsored mortgage-backed securities(2)	$—	—	$74	3.73%	$4,829	2.82%	$37,421	2.14%
State and municipal securities	—	—	90	5.35%	732	4.23%	2,827	3.31%
Totals	$—	—%	$164	4.62%	$5,561	3.01%	$40,248	2.22%
Total Securities Available for Sale	$45,973	2.44%

(1)	The weighted average yields on tax-exempt securities have been computed on a tax-equivalent basis.
(2)	Mortgages are allocated by maturity and not amortized.

TABLE 30

Weighted Average Yields on the Available For Sale Investments
Periods of Maturity from March 31, 2016

	Less than 1 year		1 to 5 years		5 to 10 years		Over 10 years
	Amount	Weighted Avg. Yield(1)	Amount	Weighted Avg. Yield(1)	Amount	Weighted Avg. Yield(1)	Amount	Weighted Avg. Yield(1)
Securities available for sale:
U.S. Government sponsored mortgage-backed securities(2)	$—	—	$749	3.07%	$2,951	2.84%	$31,552	2.35%
State and municipal securities	—	—	145	5.35%	750	3.95%	1,698	3.51%
Totals	$—	—%	$894	3.44%	$3,701	3.06%	$33,250	2.41%
Total Securities Available for Sale	$37,845	2.50%

(1)	The weighted average yields on tax-exempt securities have been computed on a tax-equivalent basis.
(2)	Mortgages are allocated by maturity and not amortized.

Lending — All lending activities of Capstone Bank are under the direction of the Board of Directors and the direct supervision and control of Senior Management. The loan approval process is managed through a combination of Senior Management and the Directors Loan Committee (DLC). The DLC is comprised of two members of management and six independent directors that serve only in a director capacity and are not employees of Capstone Bank. Also present at meetings of the committee are other lending officers, as required. This oversight committee enforces loan authorizations for each officer, makes lending decisions on loans exceeding such limits, and determines the allocation of funds for each lending category.

At March 31, 2017 and 2016, Capstone Bank’s net loan portfolio constituted approximately 79.36% and 80.29% of Capstone’s total assets, respectively.

Table 31 presents the composition of Capstone Bank’s loan portfolio at the indicated dates.

TABLE 31

Loan Portfolio Composition

Quarters Ended March 31,

	2017		2016
(In thousands)	Amount	Percent	Amount	Percent
Commercial, financial and agricultural	$92,810	22.64%	$86,437	22.67%
Real Estate	296,438	72.31%	273,670	71.76%
Consumer and other	20,688	5.05%	21,257	5.57%
Total Loans	$409,936	100.00%	$381,364	100.00%

Table 32 presents the scheduled maturities of the loans in Capstone Bank’s loan portfolio as of March 31, 2017 based on their contractual terms to maturity. Overdrafts are reported as due in less than one year. Loans unpaid at maturity are renegotiated based on current market rates and terms.

TABLE 32

Loans Maturing
Year-end Balance as of March 31, 2016

(In thousands)	Less than One Year	1 to 5 Years	Over 5 Years	Total
Commercial, financial and agricultural	$43,792	$43,475	$5,543	$92,810
Real Estate	58,284	163,703	74,451	296,438
Consumer and other	5,665	7,957	7,066	20,688
Total Loans	$107,741	$215,135	$87,060	$409,936

Types of Loans

For the types of loans Capstone Bank funds, refer to the discussion directly following table 10 above.

Problem Loans and Allowance for Loan Losses

For the discussion related to Problem Loans and Allowance for loan losses, refer to the discussion directly preceding table 11.

Table 33 presents Capstone Bank’s internal watchlist for loans classified as doubtful as of March 31, 2017 and 2016. Table 34 presents Capstone Bank’s internal watchlist for loans classified as substandard and impaired as of March 31, 2017 and 2016.

TABLE 33

Internal Watchlist Composition-Doubtful

	March 31, 2017		March 31, 2016
(In thousands)	Amount	Impairment	Amount	Impairment
Commercial, financial and agricultural	$68	$68	$50	$25
Real Estate	1,141	325	3,961	344
Consumer and other	317	48	345	43
Totals	$1,526	$441	$4,356	$412

TABLE 34

Internal Watchlist Composition-Substandard – Impaired

	March 31, 2017		March 31, 2016
(In thousands)	Amount	Impairment	Amount	Impairment
Commercial, financial and agricultural	$673	$62	$716	$52
Real Estate	1,451	95	1,351	96
Consumer and other	191	33	85	17
Totals	$2,315	$190	$2,152	$165

The information listed in tables 33 and 34 reflect the amount of Capstone Bank’s loans net of any partial charge-off amount that has been previously recorded.

During 2016 and the first quarter of 2017, Capstone Bank saw a decrease in the number and dollar volume of doubtful and substandard-impaired loans. Capstone Bank has been able to convert substandard-impaired loans to foreclosed assets or upgrade to performing loans. At March 31, 2017, management had determined that approximately $631 thousand was needed in specific loan impairment for substandard impaired and doubtful loans and $3,754 thousand for non-impaired loans.

Table 35 presents Capstone Bank’s allocation of the allowance for loan losses as of March 31, 2017 and 2016.

TABLE 35

Allowance for Loan Losses

Years Ended March 31,

(In thousands)	2017		2016
Balance at end of period applicable to	Amount	Percent	Amount	Percent
Commercial, financial and agricultural	$948	21.62%	$860	20.79%
Real Estate	3,168	72.25%	3,031	73.27%
Consumer	269	6.13%	246	5.94%
Totals	$4,385	100.00%	$4,137	100.00%

At March 31, 2017, Capstone Bank calculated its allowance for loan and leases losses (“ALLL”) by including measurements such as environmental factors for growth, environmental factors for real estate values, historical metrics and specific loan products with increased levels of risk, such as asset based lending. Further, Capstone Bank calculated its ALLL using a twelve-quarter look-back time frame. Management believes its allowance methodology is consistent with generally accepted accounting principles and interagency policy statements published by Capstone Bank’s regulatory agencies.

Table 36 represents the scheduled maturities of floating and fixed interest rate loans in Capstone Bank’s loan portfolio as of March 31, 2017, based on their contractual terms to maturity. Overdrafts are reported as loans due in less than one year.

TABLE 36

For the quarter-ended March 31, 2017	Less than 1 Year	1 to 5 Years	Over 5 Years	Total
Floating Interest Rate Loans:
Commercial, financial and agricultural	$40,558	$20,964	$729	$62,251
Real Estate	44,158	101,087	46,041	191,286
Consumer	3,171	382	5,252	8,805
Total floating interest rate loans	$87,887	$122,433	$52,022	$262,342

For the quarter-ended March 31, 2017	Less than 1 Year	1 to 5 Years	Over 5 Years	Total
Fixed Interest Rate Loans:
Commercial, financial and agricultural	$3,234	$22,511	$4,814	$30,559
Real Estate	14,126	62,616	28,410	105,152
Consumer	2,494	7,575	1,814	11,883
Total fixed interest rate loans	$19,854	$92,702	$35,038	$147,594
Total loans	$107,741	$215,135	$87,060	$409,936

Table 37 presents Capstone Bank’s delinquent, nonaccrual and troubled debt restructuring loans as of March 31, 2017 and 2016.

TABLE 37

Delinquent, Nonaccrual and Troubled Debt Restructured Loans for the quarter-ended March 31:

	2017	2016
Ratio of non-performing loans to total loans	0.63%	1.39%
Ratio of delinquent (30-days or more) but accruing loans to:
Total loans	0.40%	0.76%
Total assets	0.32%	0.62%

Actual for Quarters Ended March 31,
(In thousands)	2017	2016
Accruing loans that are contractually past due 90-days or more:
Commercial, financial and agricultural	$—	$—
Real estate	—	—
Consumer	4	15
Total loans	$4	$15
Nonaccruing loans 90-days or more:
Commercial, financial and agricultural	$355	$285
Real estate	1,787	1,190
Consumer	320	342
Total loans	$2,462	$1,817
Troubled debt restructurings not included above	$486	$465
Total loans	$409,936	$381,364

Capstone Bank has seen an improvement in recent years in its ratio of non-performing loans to total loans. This trend has been the result of Capstone Bank working with existing customers to restructure problem loans and the reduction of other real estate owned in the event a workout solution could not be found and Capstone Bank had to foreclose on the property. To provide further emphasis on this point, Capstone Bank had approximately $1.9 million in foreclosed assets as recent as December 31, 2015. As of March 31, 2017, the amount of foreclosed assets had been reduced to approximately $259 thousand.

●	Capstone Bank has also seen an improvement in its loans that are past due 30 days or more. Management believes this ratio is an important indicator for possible future problems in its loan portfolio. The level of past due loans 30 days or more of 0.70% as of March 31, 2017 and the decline in Capstone Bank’s nonaccrual loans to approximately $2.7 million since March 31, 2016 are both positive indicators regarding the trend in Capstone Bank’s asset quality. Management believes Capstone Bank’s nonaccrual loan total will decrease during 2017 if further improvements occur in several large loans as expected.

In addition to Capstone Bank’s loan rating system for problem assets described above (see “Problem Loans,” above), Capstone Bank has established a loan rating system for all categories of loans which assists management and the board of directors in determining the adequacy of Capstone Bank’s allowance for loan losses. Each loan in Capstone Bank’s portfolio is assigned a rating which is reviewed by management periodically and loan reviews are conducted by a third-party annually, to ensure its continued suitability.

Capstone Bank has developed an internal loan watchlist that identifies classified loans and assists management in monitoring their potential risk to Bank earnings. Capstone Bank also had loans graded substandard (impaired and non-impaired) of approximately $4.6 million as of March 31, 2017 compared to approximately $6.0 million as of March 31, 2016. Capstone Bank also had loans graded special mention of approximately $6.6 million as of March 31, 2017 compared to approximately $6.5 million as of March 31, 2016. Management continues to see positive results in the majority of metrics used to measure loan quality. During 2017, management expects the amount of substandard loans to decrease. Increases in special mention, between the reporting periods occurred as loans were upgraded from substandard to special mention for a period of evaluation before loans are ultimately assigned a pass grade.

Table 38 presents Capstone Bank’s loan loss experience for the periods indicated.

TABLE 38

Loan Loss Reserve Analysis

Quarters Ending March 31

(in thousands)	2017	2016
Average loans	$411,983	$381,130
Allowance for possible loan losses, beginning of the period	$4,145	$4,209
Charge-offs for the period:
Commercial, financial and agricultural	—	347
Real estate	25	—
Consumer	25	—
Total charge-offs	50	347

Recoveries for the period:
Commercial, financial and agricultural	—	14
Real estate – commercial	1	3
Consumer	1	3
Total recoveries	2	20
Net charge-offs for the period	48	327
Provision for loan losses	288	255
Allowance for possible loan losses, end of period	$4,385	$4,137
Ratio of allowance for loan losses to total average loans outstanding	1.06%	1.09%
Ratio of net charge-offs (annualized) during the period to average loans outstanding during the period	0.05%	0.34%

Sources of Funds

Overview — Time, money market, savings and demand deposits are the major source of Capstone Bank’s funds for lending and other investment purposes. All deposits are held by Capstone Bank. In addition, Capstone Bank obtains funds from loan principal repayments and proceeds from sales of loan participations and investment securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and sales of loan participations and investment securities are significantly influenced by prevailing interest rates, economic conditions and Capstone Bank’s asset and liability management strategies. Borrowings are used on either a short-term basis to compensate for reductions in the availability of other sources of funds or on a longer-term basis to reduce interest rate risk.

Table 39 presents Capstone Bank’s core versus non-core funding as March 31, 2017 and 2016.

TABLE 39

Core and Non-Core Funding

	3/31/2017		3/31/2016
(In thousands)	Amount	Percent	Amount	Percent
Core funding:
Noninterest-bearing demand deposits	$87,385	19.44%	$78,970	19.20%
Interest-bearing demand deposits	91,610	20.38%	86,292	20.98%
Savings and money market accounts	124,039	27.59%	118,977	28.92%
Time deposits under $250,000	98,146	21.84%	91,265	22.19%
Total core funding	401,180	89.25%	375,504	91.29%
Non-core funding:
Time deposits greater than $250,000	42,546	9.47%	28,223	6.86%
Federal Home Loan Bank advances	5,759	1.28%	7,597	1.85%
Total non-core funding	48,305	10.75%	35,820	8.71%
Total	$449,485	100.00%	$411,324	100.00%

●	Capstone Bank’s noninterest-bearing demand deposits increased from approximately $79 million as of March 31, 2016 and $81 million as of December 31, 2016 to approximately $87 million as of March 31, 2017. Increases were also seen in Capstone Bank’s under $250,000 time deposit from approximately $91 million as of March 31, 2016 and $97 million as of December 31, 2016 to approximately $98 million as of March 31, 2017. Interest-bearing demand deposits increased from approximately $86 million as of March 31, 2016 and $75 million as of December 31, 2016 to approximately $92 million as of March 31, 2017. Management is continually evaluating liquidity plans that not only improve the company’s core funding percentages but also reduces interest rate risk. The continued status of Capstone Bank’s core funding position will remain a priority for management during 2017.
●	During the first quarter of 2017, Capstone Bank has attempted to remain interest rate competitive on interest-bearing demand deposits, savings and money market relationships. The majority of customers have consistently kept their deposits in non-maturity based products in anticipation of interest rate increases in the market.
●	Due to the significant increase in core funding deposits in the first quarter of 2017, Capstone Bank paid off the $6 million in overnight borrowings from December 31, 2016 due to the FHLB. Capstone Bank has approximately $1.2 million of scheduled payment reductions at the FHLB for the remainder of 2017.

Deposits — See discussion regarding deposits directly preceding table 18 above.

Table 40 presents the composition of deposits for Capstone Bank, excluding accrued interest payable, by type for the quarters ended March 31, 2017 and 2016 (in thousands).

TABLE 40

Deposit Composition

Quarters Ended March 31,

(In thousands)	2017	2016
Demand deposits	$87,385	$78,970
NOW deposits	91,610	86,292
Savings and money market deposits	124,039	118,977
Time deposits $250,000 and over	98,146	91,265
Time deposits under $250,000	42,546	28,223
Total Deposits	$443,726	$403,727

Table 41 presents a breakdown by category of the average amount of deposits and the average rate paid on deposits for the periods indicated:

TABLE 41

Average Amount and Average Rate Paid on Deposits

Quarters Ending March 31,

	2017		2016
(In thousands)	Amount	Rate	Amount	Rate
Demand deposits	$77,848		$75,779
NOW deposits	84,809	0.46%	83,386	0.39%
Savings and money market deposits	122,408	0.41%	114,925	0.36%
Time deposits	138,522	1.20%	122,656	1.13%
Total Deposits	$423,587	0.60%	$396,746	0.54%

Table 42 presents a breakdown as of March 31, 2017, of Capstone Bank’s scheduled maturity of time deposits (in thousands):

TABLE 42

Quarter-Ended
March 31, 2017
Denominations less than $100,000
Three months or less	$5,144
Over three but less than six months	4,898
Over six but less than twelve months	17,383
Over twelve months	10,505
$37,930
Denomination greater than $100,000
Three months or less	$7,856
Over three but less than six months	9,563
Over six but less than twelve months	57,447
Over twelve months	27,896
$102,762
Totals	$140,692

Borrowings — During the first quarter of 2017, Capstone Bank has decreased its FHLB borrowings by $6.5 million. As of March 31, 2017 the interest rates on the remaining loans ranged from 1.00% to 7.22%. The weighted average interest rate for all FHLB advances equals 1.54% at quarter-end. In the remainder 2017, an additional $1.2 million in FHLB advances will mature. As of March 31, 2017, Capstone Bank had approximately $45 million in additional availability with the FHLB.

Capstone Bank has three unsecured Federal Funds lines of credit available with correspondent banks with a total availability of $32 million as of March 31, 2017. This is an improvement over the availability as of March 31, 2016. At that time Capstone Bank had three unsecured Federal Funds lines of credit totaling $25 million.

Capstone Bank’s borrowings consist primarily of federal funds purchased and FHLB advances. Information concerning these borrowings as of and for each of the quarters ended March 31, 2017 and 2016, is as follows (dollars in thousands):

TABLE 43

	March 31,
	2017	2016
Amounts outstanding at quarter-end:
Federal funds purchased and securities sold under agreements to repurchase	$—	$—
FHLB advances	5,759	7,597

Weighted average interest rates at quarter-end:
Federal funds purchased and securities sold under agreements to repurchase	—%	—%
FHLB advances	1.54%	1.58%

Maximum amount of borrowings at any month-end:
Federal funds purchased and securities sold under agreements to repurchase	$302	$2,025
FHLB advances	6,149	7,665

Average balances for the quarter:
Federal funds purchased and securities sold under agreements to repurchase	$536	$607
FHLB advances	9,592	6,486

Weighted average interest rates for the quarter:
Federal funds purchased and securities sold under agreements to repurchase	1.49%	1.32%
FHLB advances	1.25%	1.60%

Capital

Capital Resources — Stockholder’s average equity for the quarter ended March 31, 2017 and 2016 totaled $58.8 million and $56.1 million, respectively. As of March 31, 2017, Capstone’s actual stockholder equity totaled $59.1 million compared to $56.3 million as of March 31, 2016. The number of common shares outstanding were 4,262,388 and 4,260,108 as of March 31, 2017 and 2016, respectively.

Capital Adequacy — See discussion directly preceding Table 22 above for discussion.

Table 44 lists the five categories of capital and each of the minimum requirements for the three risk-based ratios.

TABLE 44

Minimum Requirements for Risk-Based Capital Ratios

		Tier I		Common Equity
	Total Risk-Based	Risk-Based		Tier 1 Capital
	Capital Ratio	Capital Ratio	Leverage Ratio	Ratio

Well capitalized	10% or above	8% or above	5% or above	6.5% or above

Adequately capitalized	8% or above	6% or above	4% or above	4.5% or above

Under capitalized	Less than 8%	Less than 4%	Less than 4%	Less than 4.5%

Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%	Less than 3%

Critically undercapitalized			2% or less	2% or less

Capstone and Capstone Bank were considered well capitalized as of March 31, 2017 and its capital ratios were as follows:

	Capstone	Capstone Bank

Tier 1 leverage ratio	10.97%	10.52%
Tier 1 risk-based capital ratio	12.83%	12.30%
Total risk-based capital ratio	13.88%	13.35%
Common equity tier 1 capital ratio	12.83%	12.30%

Liquidity — Of primary importance to depositors, creditors and regulators is the ability to have readily available funds sufficient to repay fully maturing liabilities. Capstone Bank’s overall liquidity management is represented by cash and cash equivalents, unencumbered investment securities available for sale and loans pledged for borrowing capability at the FHLB and Federal Reserve Bank. In order to ensure funds are available at all times, Capstone Bank projects on a monthly basis the amount of total funds available.

Capstone Bank is not subject to any specific liquidity requirements imposed by regulatory orders. Capstone Bank is subject, however, to general FDIC guidelines which are concerned with funding sources and dependence on noncore deposits and does not require a specific minimum level of liquidity. Management believes its liquidity and funding sources meet or exceed these guidelines.

Capstone’s liquidity is dependent on dividends from its subsidiary. Currently, Capstone’s expenses are tied to employee and director compensation and various taxes and fees. Capstone Bank is not presently restricted from passing up any dividends to the holding company, Capstone.

Management does not know of any other trends, demands, commitments, events or uncertainties that will result in or are reasonably likely to result in liquidity increasing or decreasing in any material manner.

Table 45 presents the average loan to deposit ratios, a liquidity measure, for periods indicated:

TABLE 45

	March 31,	March 31,
	2017	2016

Average loans to average deposits	97.11%	95.87%

Off-Balance Sheet Arrangements

Capstone Bank’s only off-balance sheet arrangements are those related to lending commitments as discussed above.

Contractual Commitments

Capstone’s only contractual commitments, other than the off-balance sheet arrangements, are operating leases discussed above.

Critical Accounting Policies

Capstone’s accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Our significant accounting policies are described in Note 2, “Summary of Significant Accounting Policies,” to the consolidated financial statements and are integral to understanding the MD&A. Critical accounting policies include the initial adoption of an accounting policy that has a material impact on our financial presentation as well as accounting estimates reflected in our financial statements that require us to make estimates and assumptions about matters that were highly uncertain at the time. Disclosure about critical estimates is required if different estimates that Capstone reasonably could have used in the current period would have a material impact on the presentation of our financial condition, changes in financial condition or results of operations. The following is a description of our critical accounting policies.

Allowance for Loan Losses

The allowance for loan losses is established and maintained at levels management deems adequate to absorb credit losses inherent in the portfolio as of the balance sheet date. The allowance is increased through the provision for loan and lease losses and reduced through loan and lease charge-offs, net of recoveries. The level of the allowance is based on known and inherent risks in the portfolio, past loan loss experience, underlying estimated values of collateral securing loans, current economic conditions and other factors as well as the level of specific impairments associated with impaired loans. This process involves our analysis of complex internal and external variables and it requires that management exercise judgment to estimate an appropriate allowance.

Changes in the financial condition of individual borrowers, economic conditions or changes to our estimated risks could require us to significantly decrease or increase the level of the allowance. Such a change could materially impact Capstone Bank’s net income as a result of the change in the provision for loan losses. Refer to the “Problem Loans and Allowance for Loan Losses” section within the MD&A for a discussion of Capstone Bank’s methodology of establishing the allowance as well as Note 2 in the notes to Capstone’s consolidated financial statements.

Estimates of Fair Value

Fair value is used on a recurring basis for certain assets and liabilities in which fair value is the primary basis of accounting. Capstone Bank’s available for sale securities are measured at fair value on a recurring basis. Additionally, fair value is used to measure certain assets and liabilities on a nonrecurring basis. Capstone Bank uses fair value on a nonrecurring basis for foreclosed assets and collateral associated with impaired collateral-dependent loans. Fair value is also used in certain impairment valuations, including assessments of goodwill, and other intangible assets.

Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Estimating fair value in accordance with applicable accounting guidance requires that Capstone make a number of significant judgments. Accounting guidance provides three levels of fair value. Level 1 fair value refers to observable market prices for identical assets or liabilities. Level 2 fair value refers to similar assets or liabilities with observable market data. Level 3 fair value refers to assets and liabilities where market prices are unavailable or impracticable to obtain for similar assets or liabilities. Level 3 valuations require modeling techniques, such as discounted cash flow analyses. These modeling techniques incorporate Capstone’s assessments regarding assumptions that market participants would use in pricing the asset or the liability.

Changes in fair value could materially impact our financial results. Refer to Note 20, “Fair Value Measurement and Disclosures,” in the notes to Capstone’s consolidated financial statements for a discussion of the methodology in calculating fair value.

Income Taxes

Capstone is subject to various taxing jurisdictions where Capstone conducts business. Capstone estimates income tax expense based on amounts expected to be owed to these jurisdictions. Capstone evaluates the reasonableness of our effective tax rate based on a current estimate of annual net income, tax credits, non-taxable income, non-deductible expenses and the applicable statutory tax rates. The estimated income tax expense or benefit is reported in the consolidated statements of income.

The accrued tax liability or receivable represents the net estimated amount due or to be received from tax jurisdictions either currently or in the future and are reported in other liabilities or other assets, respectively, in Capstone’s consolidated balance sheets. Capstone assesses the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other pertinent information and maintains tax accruals consistent with management’s evaluation. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, status of examinations by tax authorities and newly enacted statutory, judicial and regulatory guidance that could impact the relative merits of tax positions. These changes, if or when they occur, could impact accrued taxes and future tax expense and could materially affect our financial results.

Capstone periodically evaluates uncertain tax positions and estimates the appropriate level of tax reserves related to each of these positions. Additionally, Capstone evaluates its deferred tax assets for possible valuation allowances based on the amounts expected to be realized. The evaluation of uncertain tax positions and deferred tax assets involves a high degree of judgment and subjectivity. Changes in the results of these evaluations could have a material impact on our financial results. Refer to Note 14, “Income Taxes,” in the notes to Capstone’s consolidated financial statements for more information. As of March 31, 2017 and December 31, 2016, Capstone had a net deferred tax asset of approximately $709 thousand and $816 thousand, respectively, and did not establish a valuation allowance against its net deferred tax assets as of March 31, 2017 or December 31, 2016 because it is more likely than not that all of these assets will be realized. In evaluating the need for a valuation allowance, Capstone estimated future taxable income based on management prepared forecasts. This process required significant judgment by management about matters that are by nature uncertain. If future events differ significantly from our current forecasts, we may need to establish a valuation allowance, which could have a material adverse effect on our results of operations and financial condition.

LEGAL MATTERS

The validity of the shares of SmartFinancial common stock to be issued in connection with the merger will be passed upon for SmartFinancial by Butler Snow LLP.

EXPERTS

The consolidated financial statements of SmartFinancial, Inc. as of December 31, 2016 and 2015, and for the years then ended, have been included herein in reliance upon the reports of Mauldin & Jenkins, LLC, independent public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Capstone as of December 31, 2016 and 2015, and for the years then ended, have been included herein in reliance upon the reports of Warren Averett, LLC, independent public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

SmartFinancial has filed with the Securities and Exchange Commission, or the SEC, a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of SmartFinancial common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of SmartFinancial in addition to being a proxy statement for SmartFinancial and Capstone shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits and appendices, contains additional relevant information about SmartFinancial and SmartFinancial common stock.

SmartFinancial also files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as SmartFinancial, who file electronically with the SEC. The address of the website is www.sec.gov. The reports and other information filed by SmartFinancial with the SEC are also available at SmartFinancial’s website at www.smartbank.com or by contacting SmartFinancial’s Investor Relations department at (423) 385-3009. The web addresses of the SEC and SmartFinancial are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

SmartFinancial “incorporates by reference” certain documents into this joint proxy statement/prospectus, which means SmartFinancial can disclose important information to you by referring you specifically to those documents. This means that the information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, unless superseded by information contained directly in this joint proxy statement/prospectus. Certain information that SmartFinancial subsequently files with the SEC will automatically update and supersede information in this joint proxy statement/prospectus and in SmartFinancial’s other filings with the SEC. SmartFinancial incorporates by reference the documents listed below, which SmartFinancial has already filed with the SEC, and any future filings SmartFinancial makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this joint proxy statement/prospectus and the date that the offering is terminated, except that SmartFinancial is not incorporating any information that has been or will be furnished (and not filed) with the SEC:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 31, 2017;

●	those portions of our definitive proxy statement on Schedule 14A filed on April 3, 2017, in connection with our annual meeting of shareholders that are incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2016;

●	our quarterly report on Form 10-Q for the quarter ended March 31, 2017; and

●	our current reports on Form 8-K filed on January 17, 2017, January 25, 2017, January 31, 2017, and May 23, 207, and May 25, 2017, except to the extent any such information is deemed “furnished” in accordance with SEC rules.

CAPSTONE BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
(AUDITED AND UNAUDITED)

CAPSTONE BANCSHARES, INC.

Audited Financial Statements for the Years Ended December 31, 2016 and 2015	F-1

Unaudited Financial Statements for the Three Months Ended March 31, 2017 and 2016	F-41

F-I

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
TABLE OF CONTENTS

DECEMBER 31, 2016 AND 2015

F-II

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

Capstone Bancshares, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of Capstone Bancshares, Inc. and Subsidiary (the Bank) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making these risk assessments, the auditors consider internal control relevant to the Bank’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capstone Bancshares, Inc. and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Warren Averett, LLC

Birmingham, Alabama
March 23, 2017

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

ASSETS
	2016	2015
CASH AND CASH EQUIVALENTS
Cash and due from banks	$5,852,711	$5,215,470
Federal funds sold	252,580	3,391,000
TOTAL CASH AND CASH EQUIVALENTS	6,105,291	8,606,470
Securities available-for-sale	43,272,056	35,557,120
Restricted equity securities	1,277,075	985,875
Loans held-for-sale	1,133,300	1,462,550
Loans, net of allowance for loan losses	403,749,009	371,834,150
Premises and equipment, net	13,357,380	13,939,499
Goodwill and other intangible assets	5,776,205	5,922,823
Bank-owned life insurance	9,836,278	9,599,282
Other assets	2,829,880	4,581,423

TOTAL ASSETS	$487,336,474	$452,489,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
DEPOSITS
Interest-bearing deposits	$333,337,175	$315,686,915
Noninterest-bearing deposits	81,177,278	73,272,799
TOTAL DEPOSITS	414,514,453	388,959,714
FHLB advances	12,218,608	5,805,807
Accounts payable and accrued liabilities	2,703,669	2,361,998
TOTAL LIABILITIES	429,436,730	397,127,519

STOCKHOLDERS’ EQUITY
Common stock, Class A voting, $.01 par value; 30,000,000 shares authorized; 4,349,885 shares issued at December 31, 2016 and 2015; 4,262,388 and 4,260,108 outstanding at December 31, 2016 and 2015, respectively	43,499	43,499
Common stock, Class B nonvoting, $.01 par value; 15,000,000 shares authorized; none issued	—	—
Common stock, Class C nonvoting, $.01 par value; 15,000,000 shares authorized; none issued	—	—
Treasury stock, 87,497 shares, at cost at December 31, 2016 and 89,777 shares, ‘at cost at December 31, 2015	(874,970)	(897,770)
Additional paid-in capital	44,500,768	44,488,351
Retained earnings	14,554,780	11,482,304
Accumulated other comprehensive income (loss)	(324,333)	245,289
TOTAL STOCKHOLDERS’ EQUITY	57,899,744	55,361,673

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$487,336,474	$452,489,192

See notes to the consolidated financial statements.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
INTEREST INCOME
Interest and fees on loans	$17,793,472	$17,014,628
Taxable investment securities	803,804	709,281
Nontaxable investment securities	83,048	142,744
Interest on federal funds sold and deposits in banks	21,747	12,411
Total interest income	18,702,071	17,879,064
INTEREST EXPENSE
Interest on deposits	2,205,444	1,962,594
Interest on borrowed funds	133,419	142,820
Total interest expense	2,338,863	2,105,414
PROVISION FOR LOAN LOSSES	1,050,000	1,000,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,313,208	14,773,650
NONINTEREST INCOME
Service charges on deposit accounts	1,129,118	1,127,933
Mortgage loan origination income	893,841	693,586
ATM fee income	354,879	327,284
Income from bank-owned life insurance	236,997	240,317
Other income	163,861	132,777
Total noninterest income	2,778,696	2,521,897
NONINTEREST EXPENSES
Employee compensation	6,331,676	5,906,179
Occupancy expenses	1,698,091	1,755,642
Employee benefits	1,370,971	1,243,777
Other	3,263,160	3,050,875
Total noninterest expenses	12,663,898	11,956,473
INCOME BEFORE INCOME TAX EXPENSE	5,428,006	5,339,074
INCOME TAX EXPENSE	1,758,796	1,722,351
NET INCOME	$3,669,210	$3,616,723

See notes to the consolidated financial statements.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
NET INCOME	$3,669,210	$3,616,723
Other comprehensive loss:
Net change in unrealized losses on available-for-sale securities, net of tax effect of $(299,968) and $(79,809), respectively	(533,276)	(139,665)
Reclassification adjustment for net gains on securities available-for-sale realized in net income, net of tax effect of $(20,444) and $(599), respectively	(36,346)	(1,066)
COMPREHENSIVE INCOME	$3,099,588	$3,475,992

See notes to the consolidated financial statements.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Common Stock	Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE AT DECEMBER 31, 2014	$43,499	$(919,370)	$44,472,936	$8,461,997	$386,020	$52,445,082
Sale of treasury stock	—	21,600	(3,240)	—	—	18,360
Payment of dividend ($0.14 per share)	—	—	—	(596,416)	—	(596,416)
Stock-based compensation	—	—	18,655	—	—	18,655
Net income	—	—	—	3,616,723	—	3,616,723
Other comprehensive loss	—	—	—	—	(140,731)	(140,731)
BALANCE AT DECEMBER 31, 2015	43,499	(897,770)	44,488,351	11,482,304	245,289	55,361,673
Sale of treasury stock	—	22,800	(590)	—	—	22,210
Payment of dividend ($0.14 per share)	—	—	—	(596,734)	—	(596,734)
Stock-based compensation	—	—	13,007	—	—	13,007
Net income	—	—	—	3,669,210	—	3,669,210
Other comprehensive loss	—	—	—	—	(569,622)	(569,622)
BALANCE AT DECEMBER 31, 2016	$43,499	$(874,970)	$44,500,768	$14,554,780	$(324,333)	$57,899,744

See notes to the consolidated financial statements.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,669,210	$3,616,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	820,429	904,631
Net amortization on securities	327,505	224,979
Amortization of intangibles	146,618	146,618
Provision for loan losses	1,050,000	1,000,000
Net gain on sales of securities available-for-sale	(56,790)	(1,665)
Losses and writedowns on foreclosed real estate	28,171	—
Loss on disposal of premises and equipment	—	1,425
Deferred income tax expense (benefit)	(149,226)	315,374
Stock-based compensation	13,007	18,655
Income from bank-owned life insurance	(236,996)	(240,317)
Deferred compensation expense	116,643	113,208
Originations of loans held-for-sale	(35,699,301)	(29,553,770)
Proceeds from loans held-for-sale	36,028,551	29,147,203
Increase in interest receivable	(4,881)	(23,701)
Decrease in prepaid assets	39,845	21,356
Decrease (increase) in interest payable	23,854	(8,754)
Net other operating activities	784,031	(1,207,140)
Net cash provided by operating activities	6,900,670	4,474,825
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available-for-sale	$(18,115,019)	$(11,491,710)
Proceeds from maturities and paydowns of securities available-for-sale	7,887,953	7,269,904
Proceeds from sales of securities available-for-sale	1,351,381	1,001,665
Redemption (purchase) of restricted equity securities	(291,200)	32,500
Net increase in loans	(32,964,859)	(22,651,527)
Purchases of premises and equipment	(238,310)	(85,415)
Proceeds from the sale of foreclosed real estate	1,575,189	—
Net cash used in investing activities	(40,794,865)	(25,924,583)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	25,554,739	18,925,281
Sale of treasury stock	22,210	18,360
Dividends declared and paid	(596,734)	(596,416)
Net proceeds (repayments) on other borrowings	6,412,801	(836,535)
Net cash provided by financing activities	31,393,016	17,510,690
DECREASE IN CASH AND CASH EQUIVALENTS	(2,501,179)	(3,939,068)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	8,606,470	12,545,538
CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,105,291	$8,606,470

See notes to the consolidated financial statements.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

1. ORGANIZATION

Capstone Bancshares, Inc., is a corporation organized under the laws of the State of Alabama for the purposes of owning 100% of the outstanding common stock of Capstone Bank (the Bank). The Bank is a state-chartered bank with its corporate headquarters, main office and one branch location in Tuscaloosa, Alabama and additional branch locations in Northport, McIntosh, Chatom, Jackson, Thomasville, and Fairhope, Alabama. The Bank provides a full range of banking services in its primary market areas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For the purpose of cash flows, the Bank considers cash and due from banks and federal funds sold to be cash and cash equivalents. The Bank maintains cash and cash equivalents in various correspondent bank accounts. Total uninsured balances held in these bank accounts amounted to approximately $3,075,000 and $1,577,000 at December 31, 2016 and 2015. Management monitors these banks accounts and does not expect to incur any losses from such bank accounts.

The Bank is required to maintain reserve balance in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $-0- and $5,740,000 at December 2016 and 2015, respectively.

Supplemental Cash Flow Information

The following is supplemental disclosure to the statements of cash flows for the years ended December 31, 2016 and 2015:

	2016	2015
Cash paid during the year for interest	$2,315,009	$2,114,168
Cash paid during the year for income taxes, net	1,108,392	2,070,294
Noncash disclosures:
Loans transferred to foreclosed real estate during the year	—	1,681,419
Retirements of premises and equipment	136,758	956,370

Securities Available-for-Sale

Securities available-for-sale represent debt securities which the Bank has designated for sale and include all securities held at December 31, 2016 and 2015. Securities available-for-sale are carried at fair value with unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income (loss) in a separate component of stockholders’ equity until realized. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount on the securities sold, using the specific identification method. The estimated values are provided by security dealers who have obtained quoted prices.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Loans Held-for-Sale

Loans originated and intended for sale in the secondary market, consisting of mortgage loans, are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

The Bank used derivatives to hedge interest rate exposures associated with loans held-for-sale. The Bank regularly enters into derivative financial instruments in the form of forward sales contracts and interest rate lock commitments as part of its normal asset/liability management strategies. The Bank’s obligations under forward sales contracts consist of “best effort” commitments to deliver mortgage loans originated in the secondary market at a future date. Interest rate lock commitments related to loans that are originated for later sale are regularly extended to customers during the loan origination process. These interest rate lock and forward sales commitments qualify as derivatives; however, the fair values and changes in fair values of these derivatives during the years ended December 31, 2016 and 2015, did not have a material impact on the Bank’s consolidated financial position or results of operations and have not been recorded.

Loans and the Allowance for Loan Losses

Loans are stated at unpaid principal balances and reduced by the net deferred loan fees and an allowance for loan losses. Interest on loans is calculated and recognized as income over the terms of the loans using the simple interest method based on daily balances of principal outstanding.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is remote. The allowance represents management’s estimate of the amount required to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience.

As part of management’s assessment of the allowance for loan losses, management segregates the loan portfolio into the following segments: commercial, financial and agricultural; real estate construction; real estate mortgage; and consumer and other. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as information becomes available and as economic conditions change.

The allowance for loan losses consists of specific, general and unallocated components. The specific component relates to loans that are classified. For such loans that are also classified as impaired, an allowance for losses is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors, which includes trend assessments in delinquent and nonaccrual loans, unanticipated charge-offs, prevailing economic conditions, changes in lending personnel experience, changes in lending policies or procedures and other influencing factors.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance for loan losses reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case- by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Generally, impaired loans include loans on nonaccrual status, loans that have been assigned a specific allowance for credit losses, loans that have been partially charged off and loans designated as a troubled debt restructuring.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

While management believes that it has established the allowance for loan losses in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank’s regulators or its economic environment will not require further increases in the allowance for losses.

Loan origination or commitment fees are deferred and accreted using the interest method over the life of the loan. Direct loan origination costs are capitalized and amortized over the life of the loan as a reduction of the loan yield as an offset to interest and fees on loans. Certain loans, with variable rates, include interest rate floors. The interest rate paid on these loans, typically indexed to the prime interest rate, does not reprice below the predetermined rate floor.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful.

Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of principal and interest.

While a loan is classified as nonaccrual, and the future collectability of the recorded loan balance is doubtful, collections of principal and interest are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis.

In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Additions and improvements which extend the life of an asset are capitalized. Expenditures for repairs and maintenance are charged against operations when incurred. Depreciation is computed by straight-line and accelerated methods based on the depreciable lives of individual assets, ranging from 3 to 40 years.

Foreclosed Real Estate

Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the fair value less estimated costs to sell, which becomes the property’s new cost basis. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. Foreclosed real estate is recorded in other assets in the consolidated statements of financial condition.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying value amount or fair value less cost to sell. Costs incurred in maintaining other real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on other real estate. Costs incurred to complete, repair/renovate or make the property whole are capitalized.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over the fair value of the net assets and liabilities acquired in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings.

Intangible assets consist of core deposit premiums paid in connection with business combinations. The core deposit premium is initially recognized based on a valuation performed as of the consummation date. The core deposit premium is amortized over the average remaining life of the acquired customer deposits. Amortization periods are reviewed annually in connection with the annual impairment testing of goodwill.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

The Bank files a federal income tax return and State of Alabama excise tax return. These returns are filed using the accrual basis of accounting. Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of nontaxable income, such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Such amounts are net of any valuation allowance for deferred tax assets.

Subsequent Events

Management has evaluated subsequent events and their potential effects on these consolidated financial statements through March 23, 2017, the date of the independent auditors’ report (date available for issue).

Reclassifications

Certain amounts in 2015 have been reclassified to conform to the 2016 presentation. These reclassifications had no effect on the financial position, results of operations or cash flows of the Bank as previously presented.

Financial Instruments

The Bank’s financial instruments consist of cash and cash equivalents, securities, loans, deposits, borrowings and related receivables and payables (Note 20). Three categories exist within the fair value hierarchy, which are presented below:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the Bank has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Level 2 – Valuations based on observable inputs, including quoted prices (other than Level 1) in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, such as interest rates, prepayment speeds, yield curves, volatilities and default rates, and inputs that are derived principally from or corroborated by observable market data.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. The majority of the Bank’s loans are secured by specific collateral, including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reduction in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available at the time of the examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change in the near term. However, the amount of change that is reasonably possible cannot be estimated.

Recently Adopted and Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09 and in August 2015 issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The standard’s core principle is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The guidance may be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initial application recognized at the date of initial application for fiscal years beginning after December 15, 2018 and early application is permitted. The Bank is in the process of reviewing the potential impact the adoption of this guidance will have on its financial statements.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU, among other things: a) requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; b) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; and c) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables. The effective date of this ASU for the Bank is January 1, 2019. The new guidance permits early adoption of the own credit provision. In addition, the new guidance permits early adoption of the provision that exempts private companies and not-for- profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. The Bank is reviewing the impact that the adoption of this ASU may have on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments in this ASU, affects all companies and other organizations that lease assets. This ASU will require organizations that lease assets, referred to as “leases”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The accounting by organizations that own the assets leased by the lessee, known as lessor accounting, will remain largely unchanged from current GAAP (Topic 840). For non-public companies this ASU is effective for fiscal year beginning after December 15, 2019 for January 1, 2020 for the Bank. The Bank is reviewing the impact that the adoption of this ASU may have on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The areas for simplification in this ASU involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. For non-public companies, this ASU is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. The Bank is reviewing the impact that the adoption of this ASU may have on its financial statements.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU cover two areas: assets measured at amortized cost and available-for-sale debt securities. For assets measured at amortized cost, the amendments in this ASU require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. For available-for-sale debt securities, credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. Available-for-sale accounting recognizes that value may be realized either through collection of contractual cash flows or through sale of the security. Therefore, the amendments limit the amount of the allowance for credit losses to the amount by which fair value is below amortized cost because the classification as available-for- sale is premised on an investment strategy that recognizes that the investment could be sold at fair value, if cash collection would result in the realization of an amount less than fair value. For non-public entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this ASU earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Bank is reviewing the impact that the adoption of this ASU may have on its financial statements.

In January 2017, the FASB issued ASU 2017-04, Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendment eliminates the requirement of Step 2 in the current guidance to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value in Step 1 of the current guidance. The amendment is effective December 15, 2021, with early adoption permitted for annual goodwill impairment tests with a measurement date after January 1, 2017. The amendment is to be applied prospectively. Management is reviewing the amendment and the effect on its financial statements.

3. SECURITIES AVAILABLE-FOR-SALE

The carrying amounts of securities available-for-sale and their approximate fair values at December 31, 2016 and 2015, were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
As of December 31, 2016:
State and municipal securities	$3,578,880	$70,548	$(32,401)	$3,617,027
U.S. Government sponsored mortgage-backed securities	40,199,946	174,336	(719,253)	39,655,029
	$43,778,826	$244,884	$(751,654)	$43,272,056

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

3. SECURITIES AVAILABLE-FOR-SALE – CONTINUED

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
As of December 31, 2015:
U.S. Government sponsored agency securities	$749,936	$423	$(6,890)	$743,469
State and municipal securities	2,248,400	120,303	—	2,368,703
U.S. Government sponsored mortgage-backed securities	32,175,520	367,527	(98,099)	32,444,948
	$35,173,856	$488,253	$(104,989)	$35,557,120

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2016, by contractual maturity, are as follows:

	Amortized Cost	Fair Value
Amounts maturing:
After 1 through 5 years	$90,000	$90,160
After 5 years through 10 years	700,000	729,529
After 10 years	2,788,880	2,797,338
Mortgage-backed securities	40,199,946	39,655,029
	$43,778,826	$43,272,056

Investment securities with an approximate fair value of $15,728,000 and $26,063,000 were pledged as collateral for deposits held under the State of Alabama’s Security for Alabama Funds Enhancement (SAFE) Program as of December 31, 2016 and 2015, respectively.

Restricted equity securities are reported at cost and consist of the following at December 31:

	2016	2015
Freddie Mac stock	$875	$875
Federal Home Loan Bank of Atlanta stock	926,200	635,000
First National Banker’s Bank, Inc. stock	350,000	350,000
	$1,277,075	$985,875

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

3. SECURITIES AVAILABLE-FOR-SALE – CONTINUED

Temporarily Impaired Securities

At December 31, 2016, the Bank had 38 available-for-sale securities with an amortized cost of $33,136,175 and a fair value of $32,384,521 in an unrealized loss position for less than 12 months, none of which has been deemed by management to be impaired. At December 31, 2015, the Bank had 16 available-for-sale securities with an amortized cost of $13,891,042 and a fair value of $13,813,114 in an unrealized loss position for less than 12 months, none of which has been deemed by management to be impaired.

At December 31, 2016, the Bank had no available-for-sale securities in an unrealized loss position for greater than 12 months. At December 31, 2015, the Bank had two available-for-sale securities with an amortized cost of $1,310,593 and a fair value of $1,283,532 in an unrealized loss position for greater than 12 months, none of which has been deemed by management to be impaired.

These losses are deemed by management to be temporary since the Bank does not intend to sell these securities, and it is not more likely than not that the Bank will be required to sell the securities before recovery of their amortized costs bases, which may be to maturity.

Other-Than-Temporary Impairment

The Bank routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Inputs included in the evaluation process may include geographic concentrations, credit ratings and other performance indicators of the underlying asset. As of December 31, 2016 and 2015, no securities within the Bank’s investment securities portfolio were considered other-than-temporarily impaired.

4. LOANS

The composition of loans by primary loan classification and by performing and impaired loan status at December 31, 2016 and 2015, are as follows:

	December 31, 2016
	Commercial, Financial and Agricultural	Real Estate	Consumer and Other	Subtotal	Allowance for Loan Losses	Net Loans
Performing loans	$91,849,964	$292,252,202	$19,930,784	$404,032,950	$3,506,232	$400,526,718
Impaired loans	785,171	2,551,625	524,742	3,861,538	639,247	3,222,291
	$92,635,135	$294,803,827	$20,455,526	$407,894,488	$4,145,479	$403,749,009

	December 31, 2015
Performing loans	$85,795,398	$262,417,730	$20,166,245	$368,379,373	$3,232,636	$365,146,737
Impaired loans	1,385,811	5,921,683	356,422	7,663,916	976,503	6,687,413
	$87,181,209	$268,339,413	$20,522,667	$376,043,289	$4,209,139	$371,834,150

The Bank evaluates all loans over 60 days past due or more for impairment.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

4. LOANS – CONTINUED

The changes in the allowance for loan losses for the years ended December 31, 2016 and 2015, are as follows:

	2016	2015
Balance at beginning of year	$4,209,139	$5,271,188
Charge-offs	(1,210,473)	(2,088,244)
Recoveries	96,813	26,195
Net charge-offs	(1,113,660)	(2,062,049)
Provision	1,050,000	1,000,000
Ending balance	$4,145,479	$4,209,139

The allocation and changes in the allowance for loan losses, by loan classification, as of and for the years ended December 31, 2016 and 2015, are as follows:

	Commercial, Financial and Agricultural	Real Estate	Consumer and Other	Total
Balance at December 31, 2015	$1,197,543	$2,806,664	$204,932	$4,209,139
Charge-offs	(395,973)	(804,404)	(10,096)	(1,210,473)
Recoveries	14,912	60,414	21,487	96,813
Net charge-offs	(381,061)	(743,990)	11,391	(1,113,660)
Provision	53,519	970,210	26,271	1,050,000
Balance at December 31, 2016	$870,001	$3,032,884	$242,594	$4,145,479

Balance at December 31, 2014	$977,622	$4,124,633	$168,933	$5,271,188
Charge-offs	(5,679)	(2,058,164)	(24,401)	(2,088,244)
Recoveries	975	11,765	13,455	26,195
Net charge-offs	(4,704)	(2,046,399)	(10,946)	(2,062,049)
Provision	224,625	728,430	46,945	1,000,000
Balance at December 31, 2015	$1,197,543	$2,806,664	$204,932	$4,209,139

The level of the allowance is based upon evaluation of the loan portfolio, past loan loss experience, current asset quality trends, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, historical loss experience, industry and peer bank loan quality indications and other pertinent factors, including regulatory recommendations.

In assessing the adequacy of the allowance for loan losses, management analyzes the allowance for loan losses based on the categories of commercial, financial and agricultural; real estate – construction; real estate – mortgage; and consumer and other.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

4. LOANS – CONTINUED

Risk ratings are categorized as pass, special mention, substandard or doubtful. Management believes that the categories follow those outlined by the primary regulator. Pass rated loans include all risk rated credits other than those included in special mention, substandard and doubtful, which are defined as follows:

●	Special mention loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date.
●	Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize liquidation of the debt. Substandard loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Substandard loans have been placed on nonaccrual status unless it was determined that the loan should remain on accrual status.
●	Doubtful loans have all the characteristics of substandard loans with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The Bank considers all doubtful loans to be impaired and places all such loans on nonaccrual status.

The following table outlines the amount of each loan classification based on internally assigned risk ratings as of December 31, 2016 and 2015:

	Commercial, Financial and Agricultural	Real Estate	Consumer and Other	Total
2016
Grade:
Pass	$91,599,663	$283,372,553	$19,864,984	$394,837,200
Special mention	15,158	6,623,520	65,800	6,704,478
Substandard	235,143	2,256,129	—	2,491,272
Substandard – impaired	669,157	1,400,720	222,378	2,292,255
Doubtful – impaired	116,014	1,150,905	302,364	1,569,283
	$92,635,135	$294,803,827	$20,455,526	$407,894,488
2015
Grade:
Pass	$85,709,666	$252,656,301	$20,022,884	$358,388,851
Special mention	85,732	6,035,562	86,039	6,207,333
Substandard	—	3,725,867	57,322	3,783,189
Substandard – impaired	932,452	4,424,197	27,630	5,384,279
Doubtful – impaired	453,359	1,497,486	328,792	2,279,637
	$87,181,209	$268,339,413	$20,522,667	$376,043,289

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

4. LOANS – CONTINUED

The following tables detail the recorded investments, unpaid principal balance and the related allowance of impaired loans as of December 31, 2016 and 2015, and the average recorded investment of impaired loans, as well as the interest income recognized for the years ended December 31, 2016 and 2015:

	At December 31, 2016			For the Year Ended December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no recorded allowance:
Commercial, financial and agricultural	$609,776	$609,776	$—	$710,150	$39,757
Real estate	802,767	802,767	—	2,515,705	46,241
Consumer	149,528	149,528	—	237,802	9,125
	1,562,071	1,562,071	—	3,463,657	95,123
Impaired loans with a recorded allowance:
Commercial, financial and agricultural	175,395	175,395	115,177	146,931	10,564
Real estate	1,748,858	1,748,858	451,329	1,487,920	94,275
Consumer	416,089	375,214	72,741	190,042	23,834
	2,340,342	2,299,467	639,247	1,824,893	128,673
Total impaired loans	$3,902,413	$3,861,538	$639,247	$5,288,550	$223,796

	At December 31, 2015			For the Year Ended December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no recorded allowance:
Commercial, financial and agricultural	$810,002	$810,524	$—	$654,521	$42,850
Real estate	4,208,839	4,228,643	—	3,654,065	195,285
Consumer	325,930	326,076	—	11,404	762
	5,344,771	5,365,243	—	4,319,990	238,897
Impaired loans with a recorded allowance:
Commercial, financial and agricultural	575,809	578,331	459,864	186,574	11,905
Real estate	1,712,844	1,714,590	487,608	380,279	12,742
Consumer	30,492	33,900	29,031	32,337	1,477
	2,319,145	2,326,821	976,503	599,190	26,124
Total impaired loans	$7,663,916	$7,692,064	$976,503	$4,919,180	$265,021

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

4. LOANS – CONTINUED

Past due balances and loans on nonaccrual status by loan classification are as follows:

2016	Past Due 30-89 Days & Still Accruing	Past Due 90 Days or More & Still Accruing	Total Past Due and Performing	Loans on Nonaccrual Status	Current	Total Loans
Commercial, financial and agricultural	$296,640	$—	$296,640	$368,037	$91,970,458	$92,635,135
Real estate	3,015,415	144,172	3,159,587	1,828,798	289,815,442	294,803,827
Consumer & other	120,000	3,728	123,728	335,767	19,996,031	20,455,526
	$3,432,055	$147,900	$3,579,955	$2,532,602	$401,781,931	$407,894,488
2015
Commercial, financial and agricultural	$548,875	$—	$548,875	$629,470	$86,002,864	$87,181,209
Real estate	948,867	17,000	965,867	1,889,197	265,484,349	268,339,413
Consumer & other	97,074	—	97,074	319,826	20,105,767	20,522,667
	$1,594,816	$17,000	$1,611,816	$2,838,493	$371,592,980	$376,043,289

As of December 31, 2016 and 2015, there were no loans classified as nonaccrual that were not deemed to be impaired, and all impaired loans were on nonaccruing interest status. At the date such loans were placed on nonaccrual status, the Bank reversed all previously accrued interest income against current year earnings. Had nonaccruing loans been on accruing status, interest income would have been greater by $147,489 and $161,504 for the years ended December 31, 2016 and 2015, respectively. The Bank’s policy is that once a loan is classified as impaired and placed on nonaccrual status, future payments of interest will be applied to the principal balance and not to income. There were no loans greater than 90 days past due and still on accrual status for interest at December 31, 2016 and 2015.

The following table provides details for the troubled debt restructurings by loan classification:

	At December 31, 2016
	Number of Contracts	Premodification Outstanding Recorded Investment	Postmodification Outstanding Recorded Investment
Troubled Debt Restructurings
Consumer and other	1	$110,328	$110,328
Real estate – mortgage	3	378,661	378,661
Commercial, financial and agricultural	1	34,167	34,167
	5	$523,156	$523,156

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

4. LOANS – CONTINUED

There were no troubled debt restructurings for 2016 that subsequently defaulted.

	At December 31, 2015
	Number of Contracts	Premodification Outstanding Recorded Investment	Postmodification Outstanding Recorded Investment
Troubled Debt Restructurings
Consumer and other	3	$471,405	$471,405
Real estate – mortgage	4	329,485	329,485
Commercial, financial and agricultural	1	48,567	48,567
	8	$849,457	$849,457

There was $343,902 in troubled debt restructurings for 2015 that subsequently defaulted.

Impaired loans also include loans that the Bank may elect to formally restructure due to the weakening credit status of a borrower such that the restructuring may facilitate a repayment plan that minimizes the potential losses, if any, that the Bank may have to otherwise incur. These loans are classified as impaired loans and, if on nonaccruing status as of the date of restructuring, the loans are included in the nonperforming loan balances noted above.

Included in impaired loans are loans that have been restructured that were performing as of the restructure date. There were $523,156 and $505,555 of accruing restructured loans as of December 31, 2016 and 2015, respectively.

5. PREMISES, EQUIPMENT AND SOFTWARE

Major classifications of premises, equipment and software are summarized below as of December 31:

	2016	2015
Land and land improvement	$1,785,911	$1,785,911
Buildings and improvements	14,258,914	14,255,364
Furniture, fixtures and equipment	4,529,147	4,429,269
	20,573,972	20,470,544
Less accumulated depreciation and amortization	7,216,592	6,531,045
Premises and equipment, net	$13,357,380	$13,939,499

Depreciation charged to operating expense for 2016 and 2015 was $820,429 and $904,631, respectively.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

6. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is tested for impairment on an annual basis and as events occur or circumstances change that would more likely than not reduce the fair value of an acquired reporting unit below its carrying amount. No goodwill impairment was recorded during the years ended December 31, 2016 and 2015.

	Core Deposit Intangible	Goodwill	Total
December 31, 2016:
Balance at beginning year	$729,456	$5,193,367	$5,922,823
Amortization expense	(146,618)	—	(146,618)
Balance at end of year	$582,838	$5,193,367	$5,776,205

December 31, 2015:
Balance at beginning year	$876,074	$5,193,367	$6,069,441
Amortization expense	(146,618)	—	(146,618)
Balance at end of year	$729,456	$5,193,367	$5,922,823

The estimated amortization expense for the core deposit intangible assets for subsequent years is as follows:

2017	$146,618
2018	91,387
2019	82,760
2020	82,760
2021	82,760
Thereafter	96,553
$582,838

The Bank evaluated goodwill for impairment and determined goodwill has not been impaired as of December 31, 2016.

7. TIME DEPOSITS

The Bank had $29,908,161 and $28,673,206 of time deposits outstanding greater than the FDIC insurance limit of $250,000 at December 31, 2016 and 2015, respectively. Interest expense on these time deposits totaled approximately $301,000 and $317,000 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, the Bank had

$10,322,000 in brokered time deposits outstanding.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

7. TIME DEPOSITS – CONTINUED

The maturity schedule for all outstanding time deposits as of December 31, 2016, is as follows:

2017	$67,224,791
2018	30,972,785
2019	23,498,752
2020	7,579,198
2021	7,564,595
$136,840,121

8. BORROWINGS

Other borrowings consist of the following at December 31:

	2016	2015
Advances from the Federal Home Loan Bank of Atlanta, payable at various maturity dates from August 3, 2017 through January 31, 2028; interest is payable monthly at variable and fixed rates ranging from 0.80% to 7.22%	$12,218,608	$5,805,807

At December 31, 2016 the scheduled maturities of other borrowings are as follows:

2016	$7,681,818
2017	1,362,456
2018	1,355,268
2019	1,163,823
2020	275,744
Thereafter	379,499
$12,218,608

The above advances from the Federal Home Loan Bank of Atlanta are secured by a blanket floating lien on qualifying residential first mortgages of approximately $17.9 million, qualifying home equity lines of credit of approximately $18.1 million and qualifying commercial first mortgages of approximately $15.8 million.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

9. OPERATING LEASES

At December 31, 2016, the Bank had entered into agreements for various banking facilities under operating lease agreements. The remaining lease terms vary up to 10 years with various renewal options and generally require fixed monthly lease payments.

Rental expense for operating leases was $151,530 and $141,067 for the years ended December 31, 2016 and 2015, respectively. In most cases, management expects that, in the ordinary course of business, existing leases will be renewed or replaced by other similar leases.

The future minimum lease payments under operating leases were as follows as of December 31, 2016:

2017	$144,183
2018	164,183
2019	163,471
2020	146,971
2021	146,971
Thereafter	632,413
$1,398,192

10. CONCENTRATION OF CREDIT RISK

The Bank makes commercial, commercial real estate, residential real estate and consumer loans to customers in its primary market areas. The ability of the majority of the Bank’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Seventy-two percent of the Bank’s loan portfolio is concentrated in real estate. A substantial portion of these loans are secured by real estate in the Bank’s primary market area. In addition, a substantial portion of the foreclosed assets are located in those same markets. Accordingly, the ultimate collectability of the loan portfolio and the recovery of the carrying amount of foreclosed assets are susceptible to changes in market conditions in the Bank’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 4.

The Bank, according to regulatory restrictions, may not generally extend credit to any single borrower or group of related borrowers on a secured basis in excess of 20% of capital, as defined by banking regulations, or approximately $10,900,000, or on an unsecured basis in excess of 10% of capital, as defined by banking regulations, or approximately $5,400,000.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The outstanding notional amount of off-balance sheet risks at December 31 is as follows:

	2016	2015
Unused commitments and standby letters of credit	$98,854,451	$93,823,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

12. EMPLOYMENT CONTRACTS

The Bank has change in control agreements with certain senior officers which provide payouts based upon varying multiples of the officers’ salary in the event of a change in control. The maximum aggregate liability to the Bank at December 31, 2016, is approximately $1,611,000 ($1,589,000 at December 31, 2015) for all change in control payouts.

13. CONTINGENCIES

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings, other than those noted above, would not have a material effect on the Bank’s consolidated financial statements.

14. INCOME TAXES

Provisions for income taxes are based on amounts reported in the consolidated statements of income (after exclusion of nontaxable income items) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The primary deferred tax differences result from different depreciation methods for book and tax and the allowance for loan losses.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

14. INCOME TAXES – CONTINUED

The accounting standard regarding income taxes provides guidance for measuring and recognizing tax positions taken or expected to be taken in a tax return that directly or indirectly affects amounts reported in the Bank’s financial statements. Each company is required to review its income tax positions and determine if each position meets a “more likely than not” threshold of expectation of prevailing. As of December 31, 2016 and 2015, the Bank has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements under the current guidance. Under statute, the Bank is subject to Internal Revenue Service and state taxing authority review for tax years 2014, 2015 and 2016. The Bank has filed tax returns through 2016.

Federal and state income taxes receivable (payable) were $(55,875) and $(242,985) at December 31, 2016, respectively, and $612,473 and $(111,973) at December 31, 2015, respectively.

The components of income tax expense (benefit) for the years ended December 31, 2016 and 2015, were as follows:

	2016	2015
Current:
Federal	$1,665,037	$1,295,004
State	242,985	111,973
Total current	1,908,022	1,406,977
Deferred:
Federal	(133,016)	276,105
State	(16,210)	39,269
Total deferred	(149,226)	315,374
Income tax expense	$1,758,796	$1,722,351

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

14. INCOME TAXES – CONTINUED

The components of the net deferred tax asset (liability) included in other assets as of December 31, 2016 and 2015, are as follows:

	2016	2015
Deferred tax asset:
Federal	$1,871,672	$1,717,712
State	253,358	231,952
Total deferred tax asset	2,125,030	1,949,664
Deferred tax liability:
Federal	(1,158,962)	(1,419,358)
State	(150,532)	(184,408)
Total deferred tax liability	(1,309,494)	(1,603,766)
Net deferred tax asset	$815,536	$345,898

The tax effects of each type of income and expense item that gave rise to deferred taxes as of December 31 were as follows:

	2016	2015
Allowance for loan losses	$1,107,295	$1,133,352
Deferred compensation	399,109	393,061
Stock-based compensation	190,246	190,246
Net unrealized (gains) losses on securities available-for-sale	182,437	(137,975)
Deferred loan fees	137,422	124,009
Identifiable intangible assets	(215,068)	(269,169)
Premises and equipment	(1,017,037)	(1,118,232)
Dividends	(72,398)	(72,398)
Other, net	103,530	103,004
Net deferred tax asset	$815,536	$345,898

Deferred tax assets are subjected to a “more likely than not” test. If the “more likely than not” test is not met, a valuation allowance must be established against the deferred tax asset. Based on estimated future taxable income, management believes it is more likely than not that the deferred tax assets will be fully utilized.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

14. INCOME TAXES – CONTINUED

Income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 34% for the years ended December 31, 2016 and 2015, for the reasons below:

	2016	2015
Tax expense on income computed at statutory federal income tax rate	$1,845,524	$1,815,285
Increase (decrease) in taxes resulting from:
Tax-exempt interest income	(158,767)	(131,513)
Life insurance surrender value increase	(80,579)	(81,707)
State income tax, net of federal tax benefit	144,160	113,171
Stock-based compensation	3,090	4,389
Nondeductible expenses and other	5,368	2,726
Income tax expense	$1,758,796	$1,722,351

15. RESTRICTIONS ON DIVIDENDS

The Bank may consider paying dividends in the future depending on a number of factors, including current capital levels, the profitability of the Bank, growth expectations and regulatory approval.

16. REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank and these consolidated financial statements.

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

16. REGULATORY CAPITAL – CONTINUED

The FDIC has adopted a new capital rule which is substantively identical to the final rules issued by the Federal Reserve Board and the Office of the Comptroller of the Currency. The new capital rule implements certain revisions to the regulatory capital framework. The capital rule allows for a transition period for the implementation of the capital conservation buffer. The required minimum Conservation Buffer will be phased in incrementally, starting at 0.625% on January 1, 2016 and increasing to 1.25% on January 1, 2017, 1.875% on January 1, 2018 and 2.5% on January 1, 2019.

The Bank’s 2016 capital amounts and ratios under the new capital guidance are as follows (2015 was not affected) (dollars in thousands):

	Actual		For Capital Adequacy Purposes (Includes Capital Conservation Buffer)		To Be Well-Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total risk capital
(to risk-weighted assets):
Consolidated	$56,992	13.72%	$33,220	8.000%	N/A	N/A
Capstone Bank	54,729	13.19%	35,815	8.625%	$41,496	10.00%
Tier 1 capital (risk based)
(to risk-weighted assets):
Consolidated	52,847	12.73%	24,915	6.000%	N/A	N/A
Capstone Bank	50,584	12.19%	27,491	6.625%	33,197	8.00%
Common Equity Tier 1 capital (risk based)
(to risk-weighted assets):
Consolidated	52,847	12.73%	18,686	4.500%	N/A	N/A
Capstone Bank	50,584	12.19%	21,267	5.125%	26,973	6.50%
Tier 1 capital (leveraged)
(to adjusted total assets):
Consolidated	52,847	11.18%	18,912	4.00%	N/A	N/A
Capstone Bank	50,584	10.70%	18,901	4.00%	23,626	5.00%

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

16. REGULATORY CAPITAL – CONTINUED

	Actual		For Capital Adequacy Purposes (Does not Include Capital Conservation Buffer)		To Be Well-Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Total risk capital
(to risk-weighted assets):
Consolidated	$54,848	12.53%	$35,015	8.00%	N/A	N/A
Capstone Bank	51,706	13.48%	30,686	8.00%	$38,357	10.00%
Tier 1 capital (risk based)
(to risk-weighted assets):
Consolidated	50,636	11.57%	26,261	6.00%	N/A	N/A
Capstone Bank	47,497	12.38%	23,014	6.00%	30,686	8.00%
Common Equity Tier 1 capital (risk based)
(to risk-weighted assets):
Consolidated	50,636	11.57%	19,696	4.50%	N/A	N/A
Capstone Bank	47,497	12.38%	17,261	4.50%	24,932	6.50%
Tier 1 capital (leveraged)
(to adjusted total assets):
Consolidated	50,636	11.19%	18,100	4.00%	N/A	N/A
Capstone Bank	47,497	10.66%	17,820	4.00%	22,275	5.00%

17. RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS

The Bank holds interest-bearing and noninterest-bearing deposits from executive officers, directors and related companies under common ownership and control of executive officers or directors of approximately $8,935,486 and $9,261,546 as of December 31, 2016 and 2015, respectively.

Certain directors, executive officers and principal stockholders were loan customers of the Bank during 2016 and 2015. A summary of the activity and amounts outstanding are as follows:

	2016	2015
Balance at beginning of year	$26,032,257	$23,037,815
New loans or advances	29,789,926	36,267,117
Repayments	(31,818,419)	(33,078,547)
Change in related parties	(487,312)	(194,128)
Balance at end of year	$23,516,452	$26,032,257

In addition, as of December 31, 2016, lines of credit availability exist in the amount of approximately $6,283,000 to related parties.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

18. SHARE-BASED COMPENSATION

The Bank has a stock incentive plan (the Plan), which permits the grant of stock options to its officers, employees, directors and organizers of the Bank for up to 600,000 shares of common stock. Both incentive stock options and nonqualified stock options may be granted under the Plan. Option awards are granted with an exercise price equal to the estimated fair market value of the Bank’s stock at the date of grant; those option awards generally vest based on five years of continuous service and have a 10-year contractual term. Dividends are not paid on unexercised options, and dividends are not subject to vesting. The Plan provides for accelerated vesting if there is a change in control (as defined in the Plan). As of December 31, 2016, there were 327,010 stock options available to be granted under the Plan.

The fair value of each stock option award is estimated on the date of grant using a Black- Scholes-Merton valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on an index of traded community banks. The expected term of options granted is based on the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The following table summarizes the weighted-average assumptions used and the weighted- average estimated fair values related to stock options granted during the year ended December 31, 2015:

Expected volatility	16.06%
Expected dividends	2.00%
Expected term	5 years
Risk-free rate	2.96%
Weighted-average grant date fair value	$2.12

There were no stock options granted during 2016.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

18. SHARE-BASED COMPENSATION – CONTINUED

A summary of stock option activity is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (years)
As of December 31, 2016:
Outstanding at beginning of year	262,324	$10
Granted	—	10
Exercised	—	10
Forfeited or expired	—	10
Outstanding at end of year	262,324	$10	2.85
Exercisable at end of year	256,324	$10	2.85
As of December 31, 2015:
Outstanding at beginning of year	259,824	$10
Granted	2,500	10
Exercised	—	10
Forfeited or expired	—	10
Outstanding at end of year	262,324	$10	3.09
Exercisable at end of year	251,324	$10	3.09

The Bank recognized stock-based compensation expense of $13,007 and $18,655 for the years ended December 31, 2016 and 2015, respectively.

As of December 31, 2016, there was $9,370 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted.

Salary Continuation Plan

The Bank sponsors a salary continuation plan providing for death and retirement benefits for certain executive officers, both current and former. The present value of the estimated amounts to be paid under the plan is being accrued over the remaining service period of the executives, both current and former. The expense recognized for the salary continuation plan totaled $116,643 and $113,208 for the years ended December 31, 2016 and 2015, respectively. The balance of the liability for the salary continuation plan included in accounts payable and accrued liabilities, amounted to $1,081,597 and $1,065,205 at December 31, 2016 and 2015, respectively.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

18. SHARE-BASED COMPENSATION – CONTINUED

The expense of the salary continuation plan described above is being offset by the earnings from bank-owned life insurance policies on certain executive officers, both current and former. The balance of the policy surrender values totaled $9,836,278 and $9,599,282 at December 31, 2016 and 2015, respectively. Income recognized from the increase in cash surrender value on these policies totaled $236,996 and $240,317 for the years ended December 31, 2016 and 2015, respectively.

Employee Stock Purchase Plan

The Bank sponsors an employee stock purchase plan which is available to all employees subject to certain minimum service requirements. The plan is administered by a Board appointed committee which designates the offering period in which employees may purchase shares and the offering price which is generally offered at a 15% discount to the Bank’s stock price. All administrative costs are borne by the Bank. During 2016 and 2015, 2,280 and 2,160 shares, respectively, were purchased under the plan for $22,210 and $18,360, respectively.

Profit Sharing Plan

The Bank sponsors a 401(k) profit sharing plan covering substantially all employees subject to certain age and minimum service requirements. Contributions to the plan charged to expense totaled $206,407 and $179,234 for the years ended December 31, 2016 and 2015, respectively.

19. OTHER EXPENSES

Other expenses that exceed 1% of the aggregate of total interest income and other income for the years ended December 31, 2016 and 2015, are as follows:

	2016	2015
Data processing expense	$1,226,621	$1,119,589
FDIC Insurance and assessment	323,921	343,843
Professional fees	257,008	254,100
Directors’ fees	219,800	196,150

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

20. FAIR VALUE MEASUREMENT AND DISCLOSURES

The fair value hierarchy has designated three categories to determine fair value disclosures (Note 2). The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash Equivalents and Short-Term Investment

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities

Securities available-for-sale consist of U.S. Government and agency securities, mortgage- backed securities and municipal securities. Fair values for the securities available-for-sale are based on quoted market prices or dealer quotes of identical assets on active exchanges, or Level 1 measurements. If such quoted market prices are not available, the Bank utilizes quoted market prices of similar instruments and/or discounted cash flows to estimate a value of these securities, or Level 2 measurements. Level 2 discounted cash flow analyses are typically based on market interest rates, prepayment speeds and/or adjusted spreads.

Loans

For variable rate loans that reprice frequently and with no significant change in credit risk, fair values approximate carrying values. Fair values for certain homogeneous categories of fixed rate loans, are estimated using discounted cash flow analysis, using market interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Loans Held-for-Sale

The fair value of loans held-for-sale is the amount of sales proceeds that have or will be received for the sale of loans held-for-sale; however, sale treatment has been deferred until the warranty period has ended.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable approximates its fair value.

Deposits

The fair value of demand deposits, savings accounts and certain money market deposits are equal to the amount payable on demand at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings

Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees Written

The fair value of commitments, letters of credit and financial guarantees is estimated to be approximately the fees charged for these arrangements.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2016 AND 2015

20. FAIR VALUE MEASUREMENT AND DISCLOSURES – CONTINUED

Impaired Loans

Nonrecurring fair value adjustments to loans reflect full or partial write-downs that are based on the loan’s observable market price or current appraised value of the collateral. Loans subjected to nonrecurring fair value adjustments based on the current appraised value of the collateral may be classified as Level 2 or Level 3 depending on the type of asset and the inputs to the valuation. When appraisals are used to determine impairment, and these appraisals require significant adjustments to market-based valuation inputs or apply an income approach based on unobservable cash flows to measure fair value, the related loans subjected to nonrecurring fair value adjustments are typically classified as Level 3 due to the fact that Level 3 inputs are significant to the fair value measurement.

Foreclosed Real Estate

Nonrecurring fair value adjustments to other real estate reflect full or partial write-downs that are based on the real estate’s observable market price or current appraised value of the collateral, net of estimated selling costs.

Items Measured at Fair Value on a Recurring Basis

The following fair value hierarchy table presents information about the Bank’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015:

		Fair Value Measurement at Report Date Using
	Fair Value	Quoted Prices In Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2016
State and municipal securities	$3,617,027	$—	$3,617,027	$—
U.S. Government sponsored mortgage-backed securities	39,655,029	—	39,655,029	—
	$43,272,056	$—	$43,272,056	$—

December 31, 2015
U.S. Government and agency securities	$743,469	$—	$743,469	$—
State and municipal securities	2,368,703	—	2,368,703	—
U.S. Government sponsored mortgage-backed securities	32,444,948	—	32,444,948	—
	$35,557,120	$—	$35,557,120	$—

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2016 AND 2015

20. FAIR VALUE MEASUREMENT AND DISCLOSURES – CONTINUED

Items Measured at Fair Value on a Nonrecurring Basis

The following fair value hierarchy table presents information about the Bank’s assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2016 and 2015:

		Fair Value Measurement at Report Date Using
	Fair Value	Quoted Prices In Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2016
Impaired loans, net	$3,222,291	$—	$—	$3,222,291
Foreclosed real estate	243,927	—	—	243,927
	$3,466,218	$—	$—	$3,466,218
December 31, 2015
Impaired loans, net	$6,687,413	$—	$—	$6,687,413
Foreclosed real estate	1,847,257	—	—	1,847,257
	$8,534,670	$—	$—	$8,534,670

No gains or losses have been recorded for impaired loans or foreclosed real estate subsequent to the initial measurement.

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2016 AND 2015

20. FAIR VALUE MEASUREMENT AND DISCLOSURES – CONTINUED

The estimated fair values of the Bank’s financial instruments as of December 31 are as follows (in thousands):

	2016		2015
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$6,105	$6,105	$8,606	$8,606
Securities available-for-sale	43,272	43,272	35,557	35,557
Restricted equity securities	1,277	1,277	986	986
Loans held-for-sale	1,133	1,132	1,463	1,463
Loans, net	403,749	403,122	371,834	371,867
Bank-owned life insurance	9,836	9,836	9,599	9,599
Accrued interest receivable	1,171	1,171	1,166	1,166
Financial liabilities:
Deposits	414,514	406,612	388,960	381,791
FHLB advances	12,219	12,120	5,806	5,930
Accrued interest payable	232	232	208	208
Unrecognized financial instruments:
Commitments to extend credit	98,854	99	93,823	94

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2016 AND 2015

21. PARENT COMPANY ONLY FINANCIAL INFORMATION

The following information presents the condensed statements of financial condition, income and cash flows of Capstone Bancshares, Inc. as of December 31, 2016 and 2015, and for the years then ended:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS
Cash	$1,963,030	$1,941,302
Investment in subsidiary	55,674,382	53,119,134
Other assets	223,147	729,253
TOTAL ASSETS	$57,860,559	$55,789,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$1,000	$428,016
Stockholders’ equity	57,899,744	55,361,673
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$57,900,744	$55,789,689

CONDENSED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
INTEREST INCOME	$5,414	$5,808
EXPENSE
Employee benefits	13,008	16,148
Other operating expense	91,984	96,293
Total expense	104,992	112,441
Loss before income tax benefit and equity earnings of subsidiary	(99,578)	(106,633)
Income tax benefit	47,187	37,691
Loss before equity in earnings of subsidiary	(52,391)	(68,942)
Equity in earnings of subsidiary	3,721,601	3,685,665
NET INCOME	$3,669,210	$3,616,723

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2016 AND 2015

21. PARENT COMPANY ONLY FINANCIAL INFORMATION – CONTINUED

CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,669,210	$3,616,723
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiary	(3,721,601)	(3,685,665)
Deferred income taxes	5,335	(37,691)
Stock-based compensation	13,007	18,655
Net other operating activities	33,567	29,104
Net cash used in operating activities	(482)	(58,874)
CASH FLOWS FROM INVESTING ACTIVITIES
Dividends from subsidiary	596,734	596,416
Net cash provided by investing activities	596,734	596,416
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of treasury stock	22,210	18,360
Dividends declared and paid	(596,734)	(596,416)
Net cash used in financing activities	(574,524)	(578,056)
NET INCREASE (DECREASE) IN CASH	21,728	(40,514)
CASH AT BEGINNING OF YEAR	1,941,302	1,981,816
CASH AT END OF YEAR	$1,963,030	$1,941,302

F-40

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
MARCH 31, 2017 AND 2016
(UNAUDITED)

ASSETS	2017	2016

CASH AND CASH EQUIVALENTS
Cash and due from banks	$9,129,350	$5,766,731
Federal funds sold	15,754,438	13,649,000
TOTAL CASH AND CASH EQUIVALENTS	24,883,788	19,415,731

Securities available-for-sale	45,973,449	37,844.599
Restricted equity securities	1,049,975	1,084,875
Loans held-for-sale	1,938,704	793,950
Loans, net of allowance for loan losses	405,551,060	377,227,369
Premises and equipment, Net	13,212,754	13,758,515
Goodwill and other intangible assets	5,739,550	5,886,168
Bank-owned life insurance	9,894,548	9,658,306
Other assets	2,810,634	4,184,564

TOTAL ASSETS	$511,054,462	$469,854,077

LIABILITIES AND STOCKHOLDERS’ EQUITY

DEPOSITS
Interest-bearing deposits	$356,340,839	$324,757,31 1
Noninterest-bearing deposits	87,385,410	78,969,948
TOTAL DEPOSITS	443,726,249	403,727,259

FHLB advances	5,759,201	7,596,570
Accounts payable and accrued liabilities	2,490,897	2,207,587
TOTAL LIABILITIES	451,976,347	413,531,416

STOCKHOLDERS’ EQUITY
Common stock, Class A voting, $.01 par value; 30,000,000 shares authorized; 4,349,885 shares issued at March 31, 2017 and 2016; 4,262,388 and 4,260,108 outstanding at March 31, 2017 and 2016, respectively	43,499	43,499
Common stock, Class B nonvoting, $.01 par value; 15,000,000 shares authorized; none issued
Common stock, Class C nonvoting, $.01 par value; 15,000,000 shares authorized; none issued
Treasury stock, 87,497 shares, at cost at March 31, 2017 and 89,777 shares, at cost at March 31, 2016	(874,970)	(897,770)
Additional paid-in capital	44,501,927	44,490,623
Retained earnings	15,476,249	12,209,511
Accumulated other comprehensive income (loss)	(68,590)	476,798
TOTAL STOCK HOLDERS’ EQUITY	59,078,115	56,322,661

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$511,054,462	$469,854,077

F-41

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE QUARTERS ENDED MARCH 31, 2017 AND 2016
(UNAUDITED)

	2017	2016
INTEREST INCOME
Interest and fees on loans	$4,738,083	$4,318,841
Taxable investment securities	229,618	194,781
Nontaxable investment securities	24,110	32,095
Interest on federal funds sold and deposits in banks	7,034	7,864
Total interest income	4,998,845	4,553,581
INTEREST EXPENSE
Interest on deposits	637,924	53l,962
Interest on borrowed funds	31,818	27,355
Total interest expense	669,742	559,317
PROVISION FOR LOAN LOSSES	287,500	255,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,041,603	3,739,264
NONINTEREST INCOME
Service charges on deposit accounts	269,340	265,897
Mortgage loan origination income	131,361	159,915
ATM fee income	97,411	82,392
Income from bank-owned life insurance	58,270	59,024
Other income	40,524	(19,124)
Total noninterest income	596,906	548,104
NONINTEREST EXPENSES
Employee compensation	1,653,921	1,574,776
Occupancy expenses	418,023	445,054
Employee benefits	414,429	386,156
Other	788,974	807,856
Total noninterest expenses	3,275,347	3,213,842
INCOME BEFORE INCOME TAX EXPENSE	1,363,162	1,073,526
INCOME TAX EXPENSE	441,693	346,319
NET INCOME	$921,469	$727,207

F-42

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE QUARTERS ENDED MARCH 31, 2017 AND 2016
(UNAUDITED)

	Common Stock	Treasury Stock	Additional Paid-In capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE AT DECEMBER 31, 2015	$43,499	$(897,770)	44,488,351	$11,482,304	$245,289	55,361,673
Stock-based compensation			2,272			2,272
Net income				727,207		727,207
Other comprehensive income					231,509	231,509
BALANCE AT MARCH 31, 2016	$43,499	$897,770	$44,490,623	$12,209,511	$476,798	$56,322,661

BALANCE AT DECEMBER 31, 2016	43,499	$(874,970)	$44,500,768	$14,554,780	$(324,333)	57,899,744
Stock-based compensation			1,159			1,159
Net income				921,469		921,469
Other comprehensive income					255,743	255 743
BALANCE AT MARCH 31, 2017	$43,499	(874,970)	$44,501,927	$15,476,249	$(68,590)	59,078,115

F-43

CAPSTONE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE QUARTERS ENDED MARCH 31, 2017 AND 2016
(UNAUDITED)

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$921,469	$727,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	193,740	218,637
Net amortization on securities	37,464	26,079
Amortization of intangibles	36,655	36,655
Provision for loan losses	287,500	255,000
Losses and writedowns on foreclosed real estate	—	53,129
Loss on disposal of premises and equipment	605	—

Deferred income tax benefit	(39,439)	—
Stock-based compensation	1,159	2,272
Income from bank-owned life insurance	(58,270)	(59,024)
Deferred compensation expense	30,187	29,161
Originations of loans held-for-sale	(6,418,396)	(5,757,466)
Proceeds from loans held-for-sale	5,612,992	6,426,066
(Increase) decrease in interest receivable	(83,490)	101,594
Decrease (increase) in prepaid assets	3,622	(28,977)
(Decrease) increase in interest payable	(6,995)	1,644
Net other operating activities	(256,252)	(44,327)
Net cash provided by operating activities	262,551	1,987,650
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available-for-sale	$(3,961,146)	$(4,309,484)
Proceeds from maturities and paydowns of securities available-for-sale	1,621,886	2,357,659
Redemption (purchase) of restricted equity securities	227,100	(99,000)
Net increase in loans	(2,074,564)	(5,648,219)
Purchases of premises and equipment	(49,719)	(37,653)
Net cash used in investing activities	(4,236,443)	(7,736,697)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	29,211,796	14,767,545
Net (repayments) proceeds on other borrowings	(6,459,407)	1,790,763
Net cash provided by financing activities	22,752,389	16,558,308
INCREASE IN CASH AND CASH EQUIVALENTS	18,778,497	10,809,261
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	6,105,291	8,606,470
CASH AND CASH EQUIVALENTS AT END OF YEAR	$24,883,788	19,415,731

F-44

Appendix A

Agreement and Plan of Merger

by and among

SmartFinancial, Inc. SmartBank, Capstone Bancshares, Inc. and Capstone Bank

dated May 22, 2017

AGREEMENT AND PLAN

OF

MERGER

SMARTFINANCIAL, INC.

SMARTBANK

CAPSTONE BANCSHARES, INC.

and

CAPSTONE BANK

May 22, 2017

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 22nd day of May, 2017, is made and entered into by and among SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), SmartBank, a Tennessee-chartered commercial bank and wholly-owned subsidiary of SmartFinancial (“SmartBank”), Capstone Bancshares, Inc., an Alabama corporation (“Bancshares”), and Capstone Bank, an Alabama-chartered commercial bank and wholly-owned subsidiary of Bancshares (“Capstone”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A.

The board of directors of each of SmartFinancial, SmartBank, Bancshares, and Capstone has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial, SmartBank, Bancshares, and Capstone, respectively, and their respective shareholders.

B.

As a material inducement for SmartFinancial and SmartBank to enter into this Agreement, certain holders of Bancshares Class A Stock (as defined below) have entered into Voting Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit A pursuant to which such Persons have agreed, among other things, to vote their shares of Bancshares Class A Stock in favor of approval of this Agreement and the transactions contemplated hereby.

C.

For United States federal income tax purposes, the Parties (as defined below) intend for the Parent Merger (as defined below) provided for herein to qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
DEFINITIONS

Section 1.1

Certain Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means, with respect to a Party, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 15% or more of such Party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 15% or more of any class of equity or voting securities of such Party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such Party or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

A-5

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms ”controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Alabama Corporation Act” means the Alabama Business Corporation Law, Ala. Code § 10A-1-1.01 et seq. (to the extent applicable to business corporations) and § 10A-2-1.01 et seq.

“Bancshares Class A Stock” means the Class A voting common stock, par value $0.01 per share, of Bancshares.

“Bancshares Class B Stock” means the Class B non-voting common stock, par value $0.01 per share, of Bancshares.

“Bancshares Class C Stock” means the Class C stock, par value $0.01 per share, of Bancshares.

“Bancshares Financial Statements” means, collectively, the Audited Bancshares Financials and the Interim Bancshares Financials.

“Bancshares Loan Property” means any property in which Bancshares or a Subsidiary of Bancshares holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Bancshares Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had or could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Bancshares and its Subsidiaries taken as a whole or (ii) materially impairs the ability of Bancshares or Capstone to perform its obligations under this Agreement or prevents or materially impedes the consummation by Bancshares or Capstone of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Bancshares Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date hereof in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date hereof in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) any failure by Bancshares or Capstone to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of Bancshares Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Bancshares Material Adverse Effect), or (E) actions or omissions of SmartFinancial, SmartBank, Bancshares, and Capstone required under this Agreement or taken or omitted to be taken with the prior written consent of the SmartBank Parties (in the case of actions or omissions by the Capstone Parties) or the Capstone Parties (in the case of actions or omissions by the SmartFinancial Parties); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a Bancshares Material Adverse Effect to the extent of any materially disproportionate impact they have on Bancshares and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

A-6

“Bancshares Option” means an option to acquire shares of Bancshares Class A Stock under the Capstone Bancshares, Inc. 2008 Long-Term Incentive Plan, as amended.

“Bancshares Participation Facility” means any facility in which Bancshares or a Subsidiary of Bancshares participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Bancshares Stock” means, collectively, the Bancshares Class A Stock, the Bancshares Class B Stock, and the Bancshares Class C Stock.

“Banking Act” means the Tennessee Banking Act, Tenn. Code Ann. § 45-1--101 et seq.

“Banking Code” means the Alabama Banking Code, Ala. Code § 5-1A-1 et seq.

“Banking Department” means the State of Alabama State Banking Department.

“BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.)

“Book-Entry Shares” means non-certificated shares of Bancshares Class A Stock immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“Capstone Parties” means, collectively, Bancshares and Capstone.

“Capstone Stock” means the capital stock, par value $1.00 per share, of Capstone.

“Certificate” means a certificate which prior to the Effective Time represents shares of Bancshares Class A Stock.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated March 11, 2016, as amended, among SmartFinancial, SmartBank, Bancshares, and Capstone.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Disclosure Memoranda” means, collectively, the SmartFinancial Disclosure Memorandum and the Capstone Disclosure Memorandum.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation, (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, and the like addressing similar matters: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and (ii) any common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

A-7

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Bancshares Class A Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by SmartFinancial, SmartBank, Bancshares, or Capstone, or any Subsidiary of SmartFinancial, SmartBank, Bancshares, or Capstone, including shares of Bancshares Class A Stock held by Bancshares as treasury stock.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, the TDFI, and the Banking Department.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter, and airborne pathogens (naturally occurring or otherwise).

“Intellectual Property” means (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites, and corporate, fictitious, assumed, and trade names; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all datasets, databases, and related information and documentation; and (v) any and all other intellectual property and proprietary rights.

A-8

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement prepared by SmartFinancial and Bancshares to solicit approval of this Agreement and the transactions contemplated hereby by the shareholders of SmartFinancial and Bancshares, which will include the prospectus of SmartFinancial relating to the issuance by SmartFinancial of SmartFinancial Common Stock to holders of Bancshares Class A Stock pursuant to and in accordance with Article III of this Agreement.

“Knowledge” means, with respect to a Party, the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief operating officer, chief lending officer, and chief credit officer of such Party, and other Persons performing similar functions for such Party. In addition, with respect to the Capstone Parties, the term “Knowledge” shall also include the actual knowledge of the operations officer, director of human resources, and branch administrator of Capstone.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“Mailing Date” means the date on which the Joint Proxy Statement/Prospectus is first mailed to holders of Bancshares Class A Stock.

“Nasdaq” means The Nasdaq Capital Market.

“Parties” means, collectively, SmartFinancial, SmartBank, Bancshares, and Capstone.

“Permitted Exceptions” means (i) Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (ii) mechanics’, carriers’, workers’, repairers’, and similar inchoate liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings being diligently conducted (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (iii) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the subject Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (iv) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to the subject Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s business; (v) any right of way or easement related to public roads and highways, which does not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with the subject Person’s business; and (vi) inchoate liens arising or incurred in the ordinary course of business under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation for amounts that are not delinquent.

A-9

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by SmartFinancial with the SEC under the Securities Act with respect to the shares of SmartFinancial Common Stock to be issued by SmartFinancial to the holders of Capstone Class A Stock in connection with the transactions contemplated by this Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SmartBank Common Stock” means the common stock, par value $1.00 per share, of SmartBank.

“SmartBank Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartBank.

“SmartBank Stock” means, collectively, the SmartBank Common Stock and the SmartBank Preferred Stock.

“SmartFinancial Common Stock” means the common stock, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or could reasonably be expected to have, a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of SmartFinancial and its Subsidiaries taken as a whole or (ii) materially impairs the ability of SmartFinancial or SmartBank to perform its obligations under this Agreement or prevents or materially impedes the consummation by SmartFinancial or SmartBank of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term SmartFinancial Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) actions or omissions of SmartFinancial, SmartBank, Bancshares, and Capstone required under this Agreement or taken or omitted to be taken with the prior consent of the SmartFinancial Parties (in the case of actions or omissions by the Capstone Parties) or the Capstone Parties (in the case of actions or omissions by the SmartFinancial Parties), (E) any failure by SmartFinancial or SmartBank to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of SmartFinancial Material Adverse Effect may be taken into account in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect), or (F) changes in the trading price or trading volume of the SmartFinancial Common Stock (it being understood that any facts or circumstances giving rise to or contributing to any change in the trading price of the SmartFinancial Common Stock that are not otherwise excluded from the definition of SmartFinancial Material Adverse Effect may be taken into account in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect to the extent of any materially disproportionate impact they have on SmartFinancial and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

A-10

“SmartFinancial Option” means an option to acquire shares of SmartFinancial Common Stock under the Cornerstone Bancshares, Inc. Statutory-NonStatutory Stock Option Plan, as amended; the Cornerstone Bancshares, Inc. 2002 Long Term Incentive Plan, as amended; the SmartBank Stock Option Plan, as amended; the SmartFinancial, Inc. 2010 Incentive Plan, as amended; or the SmartFinancial, Inc. 2015 Stock Incentive Plan, as amended.

“SmartFinancial Parties” means, collectively, SmartFinancial and SmartBank.

“SmartFinancial Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartFinancial, including the SmartFinancial Series B Stock.

“SmartFinancial Series B Stock” means the Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Stock” means, collectively, the SmartFinancial Common Stock and the SmartFinancial Preferred Stock.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, or other entity in which SmartFinancial, SmartBank, Bancshares, or Capstone, as the case may be, has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

“Superior Proposal” means any bona fide written proposal made by a third party for or with respect to an Acquisition Proposal which the Bancshares board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after taking into account the advice of Bancshares’ financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to the shareholders of Bancshares than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “10% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

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“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax, and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“TDFI” means the Tennessee Department of Financial Institutions.

“Tennessee Corporation Act” means the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2

Other Definitions. Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

Article II
THE MERGERS

Section 2.1

The Parent Merger. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Bancshares shall be merged with and into SmartFinancial in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Tennessee Corporation Act and the Alabama Corporation Act (the “Parent Merger”). At the Effective Time, the separate corporate existence of Bancshares shall cease and SmartFinancial shall continue, as the surviving corporation of the Parent Merger, as a corporation chartered under the laws of the State of Tennessee unaffected and unimpaired by the Parent Merger (SmartFinancial in such capacity as the surviving corporation of the Parent Merger is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2

Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Parent Merger (the “Closing”), shall take place at the offices of Butler Snow LLP, The Pinnacle at Symphony Place, Suite 1600, 150 3rd Avenue South, Nashville, Tennessee 37201, at 10:00 a.m. Central Time on such date as is mutually agreed upon by the Parties, provided that such date shall be not more than 30 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

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Section 2.3

Effective Time. Prior to or at the Closing, and in order to effect the Parent Merger, SmartFinancial and Bancshares shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Tennessee Articles of Merger”) and articles of merger for filing with the Alabama Secretary of State (the “Alabama Articles of Merger”), such articles of merger to be in such form and of such substance as is consistent with applicable provisions of the Tennessee Corporation Act and the Alabama Corporation Act and otherwise mutually agreed upon by SmartFinancial and Bancshares. The Parent Merger shall become effective on such date and at such time as set forth in the Tennessee Articles of Merger and Alabama Articles of Merger (the date and time the Parent Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 2.4

Effects of the Parent Merger. The Parent Merger shall have the effects set forth in this Agreement and applicable provisions of the Tennessee Corporation Act and the Alabama Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Bancshares shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Bancshares shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

Section 2.5

Name of Surviving Corporation. The legal name of the Surviving Corporation at and after the Effective Time of the Parent Merger will be “SmartFinancial, Inc.”

Section 2.6

Charter and Bylaws of Surviving Corporation. The charter and bylaws of SmartFinancial as in effect immediately prior to the Effective Time shall at and after the Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended in accordance with applicable Law.

Section 2.7

The Bank Merger. Simultaneously with the Parties’ execution of this Agreement, SmartBank and Capstone have executed and delivered an agreement and plan of merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of Capstone with and into SmartBank immediately following the Parent Merger in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the Banking Act and the Banking Code (the “Bank Merger”). SmartBank will be the banking corporation to survive the Bank Merger, and at the effective time of the Bank Merger, the separate corporate existence of Capstone will cease. As soon as reasonably practicable following the date of this Agreement, SmartFinancial shall approve the Bank Merger Agreement as the sole shareholder of SmartBank and Bancshares shall approve the Bank Merger Agreement as the sole shareholder of Capstone. Prior to or at the Closing, SmartFinancial shall cause SmartBank, and Bancshares shall cause Capstone, to execute and deliver such articles or certificates of merger and such other documents and certificates as are necessary or appropriate to effectuate the Bank Merger (the “Bank Merger Certificates”).

Article III
MERGER CONSIDERATION

Section 3.1

Conversion of Bancshares Stock. Subject to the other provisions of this Article III, solely by virtue and as a result of the Parent Merger, each share of Bancshares Class A Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for, at the election of the holder(s) thereof as provided and subject to the limitations set forth in this Agreement, the right to receive either (a) $18.50 in cash, without interest (the “Cash Consideration”), or (ii) 0.85 shares (the “Exchange Ratio”) of SmartFinancial Common Stock (the “Stock Consideration”). The aggregate Cash Consideration and Stock Consideration payable or issuable by SmartFinancial to holders of Bancshares Class A Stock in accordance with this Agreement is referred to herein as the “Merger Consideration.”

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Section 3.2

Election Procedures.

(a)

An election form, in such form as SmartFinancial and Bancshares shall mutually agree (the “Election Form”), shall be mailed or delivered by Bancshares no later than the Mailing Date to each holder of record of shares of Bancshares Class A Stock as of the record date for determining Bancshares shareholders entitled to notice of and to vote on this Agreement at the Bancshares Meeting (the “Record Date”). Additionally, Bancshares shall make Election Forms available, upon request, to all Persons who become holders of Bancshares Class A Stock after the Record Date.

(b)

The Election Form shall entitle each holder of shares of Bancshares Class A Stock (or the beneficial owner of such shares through appropriate and customary documentation and instructions) to (i) elect to receive Cash Consideration for all of such holder’s shares of Bancshares Class A Stock (a “Cash Election”), (ii) elect to receive Stock Consideration for all of such holder’s shares of Bancshares Class A Stock (a “Stock Election”), (iii) elect to receive Cash Consideration for 20% of such holder’s shares of Bancshares Class A Stock and Stock Consideration for the remaining 80% of such holder’s shares of Bancshares Class A Stock (a “Mixed Election”), or (iv) indicate that such holder has no preference, or makes no election, as to the receipt of Cash Consideration or Stock Consideration for such holder’s shares of Bancshares Class A Stock (a “Non-Election”). Holders of record of shares of Bancshares Class A Stock who hold such shares as nominees, trustees, or in other representative capacities (each a “Representative”) may submit multiple Election Forms, provided that any such Representative certifies that each such Election Form covers all of the shares of Bancshares Class A Stock held by that Representative for a particular beneficial owner. Shares of Bancshares Class A Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Bancshares Class A Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Bancshares Class A Stock as to which no election has been made, including shares issued in connection with the exercise after the Election Deadline (as defined below) of Bancshares Options, are referred to herein as “Non-Election Shares.” The aggregate number of shares of Bancshares Class A Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” All Dissenting Shares shall be deemed to be Cash Election Shares.

(c)

To be effective, a properly completed Election Form must be received by the Exchange Agent (as defined below) prior to 5:00 p.m. Eastern Time on the fifth Business Day immediately following the date of the Bancshares Meeting, or such other time and/or date as SmartFinancial and Bancshares may mutually agree (the “Election Deadline”). An election shall be deemed to have been properly made only if the agent designated by SmartFinancial (who, if other than SmartFinancial’s then acting transfer agent, is reasonably acceptable to Bancshares) to act as the exchange agent for purposes of this Agreement (the “Exchange Agent”) shall have actually received a properly completed Election Form by the Election Deadline. A Bancshares shareholder shall be permitted to, at any time prior to the Election Deadline, change such shareholder’s election by written notice actually received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed substitute Election Form. A Bancshares shareholder shall be permitted to, at any time prior to the Election Deadline, revoke such shareholder’s election by written notice actually received by the Exchange Agent prior to the Election Deadline. All elections shall be deemed revoked automatically if the Exchange Agent is notified in writing by SmartFinancial and Bancshares that this Agreement has been terminated. If a Bancshares shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, (ii) revokes such shareholder’s Election Form prior to the Election Deadline and does not submit a properly executed substitute Election Form prior to the Election Deadline, or (iii) asserts but fails to perfect such shareholder’s right to dissent from the Parent Merger under applicable Law, the shares of Bancshares Class A Stock held by such shareholder shall be designated Non-Election Shares. Subject to the terms and conditions of this Agreement, the Exchange Agent shall have reasonable discretion to determine whether any election, change, or revocation has been properly and timely made and received and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the SmartFinancial Parties nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

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Section 3.3

Allocation Procedures.

(a)

Notwithstanding any other provision contained in this Agreement, 80% of the aggregate number of shares of Bancshares Class A Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (the “Stock Conversion Number”), shall be converted into and canceled in exchange for the right to receive Stock Consideration, and the remaining shares of Bancshares Class A Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall be converted into and canceled in exchange for the right to receive Cash Consideration.

(b)

Within five Business Days after the later to occur of the Election Deadline and the Effective Time, SmartFinancial shall cause the Exchange Agent to effect the allocation among holders of Bancshares Class A Stock of rights to receive the Cash Consideration and the Stock Consideration in accordance with the Election Forms and the following allocation procedures:

(i)

If the Stock Election Number exceeds the Stock Conversion Number, then (A) all Cash Election Shares and all Non-Election Shares shall be converted into and canceled in exchange for the right to receive Cash Consideration and (B) each holder of Stock Election Shares will be entitled to receive (1) Stock Consideration in respect of the number of Stock Election Shares held by such holder multiplied by a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, and (2) Cash Consideration in respect of the remainder of such holder’s Stock Election Shares;

(ii)

If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into and canceled in exchange for the right to receive Stock Consideration and the Cash Election Shares and the Non-Election Shares shall be treated in the following manner:

(A)

If the Shortfall Number is less than or equal to the number of Non-Election Shares, then (1) all Cash Election Shares shall be converted into and canceled in exchange for the right to receive Cash Consideration and (2) each holder of Non-Election Shares shall receive (y) Stock Consideration in respect of the number of Non-Election Shares held by such holder multiplied by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, and (z) Cash Consideration in respect of the remainder of such holder’s Non-Election Shares; or

(B)

If the Shortfall Number exceeds the number of Non-Election Shares, then:

(1)

all Non-Election Shares shall be converted into and cancelled in exchange for the right to receive Stock Consideration;

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(2)

with respect to each holder of Bancshares Class A Stock who has made a Stock Election, such holder’s Stock Election Shares shall be converted into and canceled in exchange for the right to receive Stock Consideration;

(3)

with respect to each holder of Bancshares Class A Stock who has made a Mixed Election, such holder’s Cash Election Shares shall be converted into and cancelled in exchange for the right to receive Cash Consideration and such holder’s Stock Election Shares shall be converted into and cancelled in exchange for the right to receive Stock Consideration; and

(4)

with respect to each holder of Bancshares Class A Stock who has made a Cash Election, such holder shall receive (y) Stock Consideration in respect of the number of Cash Election Shares held by such holder multiplied by a fraction, the numerator of which is the amount by which the Stock Conversion Number exceeds the sum of (i) Non-Election Shares and (ii) Stock Election Shares held by holders of Bancshares Class A Stock who have made either a Stock Election or a Mixed Election, and the denominator of which is the total number of shares of Bancshares Class A Stock held by holders of Bancshares Class A Stock who have made a Cash Election, and (z) Cash Consideration in respect of the remainder of such holder’s Cash Election Shares.

Section 3.4

Exchange Procedures.

(a)

Deposit with Exchange Agent. At or prior to the Closing, SmartFinancial shall deliver or cause to be delivered to the Exchange Agent, for the benefit of holders of Bancshares Class A Stock (other than holders of Excluded Shares and holders of Dissenting Shares), (i) a certificate or certificates or, at SmartFinancial’s option, evidence of shares in book entry form representing the number of shares of SmartFinancial Common Stock issuable to holders of Bancshares Class A Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Merger Consideration and (ii) the cash portion of the Merger Consideration payable to holders of Bancshares Class A Stock (other than holders of Excluded Shares and holders of Dissenting Shares) pursuant to this Article III. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of SmartFinancial Common Stock held by it from time to time hereunder, provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b)

Letter of Transmittal. Provided that Bancshares has delivered or caused to be delivered to the Exchange Agent all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, and SmartFinancial shall cause the Exchange Agent to, mail or deliver to each holder of record of shares of Bancshares Class A Stock (other than holders of Excluded Shares and holders of Dissenting Shares), simultaneously with the mailing or delivery of the Election Forms or at such other time as mutually agreed upon by the Parties, a letter of transmittal in customary form and containing such provisions as SmartFinancial shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable or issuable in respect of the shares of Bancshares Class A Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, pursuant to the provisions of this Agreement.

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(c)

Payment of Merger Consideration.

(i)

At the Effective Time, each holder of a Certificate or Book-Entry Shares who has properly surrendered such Certificate or Book Entry Shares to the Exchange Agent in accordance with the provisions of this Agreement along with a properly completed and duly executed letter of transmittal (and such other documents as may reasonably be required by the Exchange Agent) shall become entitled to receive in exchange therefor that portion of the Merger Consideration payable or issuable in respect of the shares of Bancshares Class A Stock formerly represented by such Certificate or such Book-Entry Shares, without interest, in full satisfaction of all rights pertaining to the shares of Bancshares Class A Stock formerly represented by such Certificate or to such Book-Entry Shares.

(ii)

If the holder of a Certificate or Book-Entry Shares properly surrenders such Certificate or Book-Entry Shares, along with a properly completed and duly executed letter of transmittal, to the Exchange Agent at least five Business Days prior to the Closing Date, then SmartFinancial will use commercially reasonable efforts to cause the Exchange Agent to deliver to such holder within five Business Days immediately following the Closing Date that portion of the Merger Consideration into which the shares of Bancshares Class A Stock formerly represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Article III. If the holder of a Certificate or Book-Entry Shares properly surrenders such Certificate or Book-Entry Shares, along with a properly completed and duly executed letter of transmittal, to the Exchange Agent at any time later than five Business Days prior to the Closing Date, then SmartFinancial will use commercially reasonable efforts to cause the Exchange Agent to promptly, but in no event later than 10 Business Days following receipt of such Certificate or Book-Entry Shares and letter of transmittal, deliver to such holder that portion of the Merger Consideration into which the shares of Bancshares Class A Stock formerly represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Article III.

(iii)

In the event Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of Bancshares Class A Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate(s) formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d)

Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of Bancshares shall be closed and there shall thereafter be no further transfers of shares of Bancshares Stock on the books or records of Bancshares, and, if any shares of Bancshares Stock are thereafter presented to the SmartFinancial Parties or the Exchange Agent for transfer, such shares shall be cancelled against delivery of that portion of the Merger Consideration payable or issuable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive that portion of the Merger Consideration payable or issuable in respect thereof (or the Bancshares Class A Stock previously represented thereby) in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of SmartFinancial Common Stock that are issued or issuable in connection with the Parent Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of SmartFinancial Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of Bancshares Class A Stock converted into such SmartFinancial Common Stock, or his or her Book-Entry Shares converted into such SmartFinancial Common Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts payable to holders of Bancshares Class A Stock under or in accordance with this Agreement.

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(e)

Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as SmartFinancial or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate that portion of the Merger Consideration deliverable in respect of the shares of Bancshares Class A Stock previously represented thereby pursuant to this Agreement.

(f)

Unclaimed Merger Consideration.  Any portion of the Merger Consideration, and any other amounts payable by SmartFinancial to the holders of shares of Bancshares Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of Bancshares for nine months after the Effective Time (as well as any dividends or other distributions payable in respect thereof) shall at the request of SmartFinancial be delivered by the Exchange Agent to SmartFinancial. Any former shareholder of Bancshares who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to SmartFinancial for that portion of the Merger Consideration (and any other amounts) deliverable in respect of the shares of Bancshares Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts payable under this Agreement in respect of any shares of Bancshares Class A Stock is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to any Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of SmartFinancial (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Bancshares Stock for any portion of the Merger Consideration (or any other amounts) properly paid to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. SmartFinancial and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of Bancshares to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of Bancshares Stock, SmartFinancial and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.5

Rights as Bancshares Shareholders. Holders of Bancshares Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of Bancshares and have no further rights as shareholders of Bancshares, other than the right to receive the Merger Consideration and any other amounts payable or issuable in respect of such holders’ Bancshares Stock in accordance with this Article III.

Section 3.6

No Fractional Shares. Notwithstanding any other provision of this Agreement, no fraction of a share of SmartFinancial Common Stock, and no certificate or scrip therefor, will be issued in connection with the Parent Merger to any holder of shares of Bancshares Class A Stock. Instead, SmartFinancial shall pay to each holder of Bancshares Class A Stock who would otherwise be entitled to a fraction of a share of SmartFinancial Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest to which such holder would otherwise be entitled by (b) the volume weighted average closing price of SmartFinancial Common Stock on Nasdaq (or such other securities market or stock exchange on which the SmartFinancial Common Stock then principally trades) for the ten consecutive trading days ending on and including the Business Day immediately preceding the Closing Date.

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Section 3.7

Dissenting Shares.

(a)

Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.7(b), each issued and outstanding share of Bancshares Stock the holder of which has perfected his or her right to dissent from the Parent Merger pursuant to Article 13 of the Alabama Corporation Act and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”), shall not be converted into and canceled in exchange for, or represent a right to receive, any portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the Alabama Corporation Act. SmartFinancial shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of Bancshares shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by SmartFinancial within the time periods set forth in, and otherwise in accordance with, the Alabama Corporation Act.

(b)

If any holder of shares of Bancshares Stock who asserts such holder’s right to dissent from the Parent Merger pursuant to Article 13 of the Alabama Corporation Act shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of Bancshares Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration payable or issuable in respect thereof in accordance with the applicable provisions of this Agreement.

Section 3.8

Excluded Shares. At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.9

Adjustments Upon Change in Capitalization. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of SmartFinancial Common Stock or Bancshares Class A Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and the per share Cash Consideration payable pursuant to this Agreement. For the avoidance of doubt, neither the issuance of shares of SmartFinancial Common Stock upon the exercise of SmartFinancial Options nor the issuance of shares of Bancshares Class A Stock upon the exercise of Bancshares Options shall cause or result in an adjustment of or to the Exchange Ratio or the per share Cash Consideration payable pursuant to this Agreement.

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Section 3.10

Bancshares Options.

(a)

At the Effective Time, solely by virtue and as a result of the Parent Merger and without any action on the part of the holder thereof, each outstanding Bancshares Option, whether vested or unvested immediately prior to the Effective Time, shall be assumed by SmartFinancial, and each Bancshares Option so assumed shall at and after the Effective Time be and represent an option to purchase that number of shares of SmartFinancial Common Stock equal to the number of shares of Bancshares Class A Stock issuable upon the exercise of such Bancshares Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and the per share exercise price of the resulting option to purchase shares of SmartFinancial Common Stock shall be equal to the per share exercise price of the Bancshares Option immediately prior to the Effective Time divided by the Exchange Ratio (carried to three decimal places with the third decimal place rounded up to the nearest whole number). Any Bancshares Option that immediately prior to the Effective Time is an incentive stock option (as defined in Section 422 of the Code) shall, at the Effective Time upon assumption by SmartFinancial as provided in this Section 3.10(a), maintain its qualified status as such in accordance and compliance with Sections 422 and 424 of the Code, and, prior to the Effective Time, Bancshares shall take all action necessary to provide for the assumption of any such Bancshares Options by SmartFinancial in such manner.

(b)

Promptly after the Effective Time, SmartFinancial shall prepare and file with the SEC a registration statement on Form S-8 registering a number of shares of SmartFinancial Common Stock necessary to fulfill SmartFinancial’s obligations under this Section 3.10. SmartFinancial shall maintain the effectiveness of such registration statement for so long as any Bancshares Options assumed by SmartFinancial pursuant to Section 3.10(a) remain outstanding.

Section 3.11

Withholding Rights. SmartFinancial (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Bancshares Class A Stock or Bancshares Options such amounts as SmartFinancial is required under the Code or any other applicable Law to deduct and withhold. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.12

SmartFinancial Stock. The shares of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Parent Merger, and, accordingly, each share of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

Section 3.13

Availability of Dissenters’ Rights. Holders of shares of Bancshares Class A Stock shall have such rights to dissent from the Parent Merger and obtain payment of the fair value of their shares as are afforded to such holders by Article 13 of the Alabama Corporation Act.

Article IV
REPRESENTATIONS AND WARRANTIES OF CAPSTONE PARTIES

Section 4.1

Capstone Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, Bancshares and Capstone have delivered to the SmartFinancial Parties a confidential memorandum (the “Capstone Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Capstone Parties contained in this Article IV or to one or more covenants of the Capstone Parties contained in Article VI, making specific reference in such Capstone Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

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Section 4.2

Bancshares and Capstone Representations and Warranties. Each of Bancshares and Capstone hereby represents and warrants to the SmartFinancial Parties as follows:

(a)

Organization and Qualification. Bancshares is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama and is duly registered as a bank holding company under the BHCA. Capstone is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama. Each of Bancshares and Capstone has the power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of Bancshares and Capstone is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect. The copies of the articles of incorporation, bylaws, and other organizational documents of Bancshares and Capstone and their respective Subsidiaries previously provided or made available to the SmartFinancial Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither Bancshares or Capstone nor any Subsidiary of Bancshares or Capstone is in violation of its respective articles of organization, bylaws, or other organizational documents. The minute books of Bancshares and Capstone and their Subsidiaries previously provided or made available to the SmartFinancial Parties constitute a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof), shareholders, and other governing bodies for the periods covered thereby.

(b)

Subsidiaries and Other Interests. Set forth on Schedule 4.2(b) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of Bancshares (other than Capstone) and/or Capstone, as well as each such Subsidiary’s jurisdiction of incorporation, organization, or formation and Bancshares’ and/or Capstone’s percentage ownership of each such Subsidiary. Each of Bancshares and Capstone owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its respective Subsidiaries free and clear of any and all Liens. There are no Contracts relating to the right of Bancshares or Capstone to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of Bancshares or Capstone. The ownership interests of Bancshares and Capstone in their respective Subsidiaries are in compliance with all applicable Laws. Each of the Subsidiaries of Bancshares and/or Capstone (i) is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, (ii) has all requisite power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except, for purposes of this clause (iii) only, where the failure to be so licensed or qualified or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of Bancshares and/or Capstone have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of Bancshares and/or Capstone are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of Bancshares and/or Capstone, or any other debt or equity security of any Subsidiary of Bancshares and/or Capstone; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of Bancshares and/or Capstone or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 4.2(b) of the Capstone Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither Bancshares nor Capstone owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

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(c)

Capitalization. The authorized capital stock of Bancshares consists of (i) 30,000,000 shares of Class A voting common stock, par value $0.01 per share, of which 4,263,393 shares were issued and outstanding as of the date of this Agreement; (ii) 15,000,000 shares of Class B non-voting common stock, par value $0.01 per share, of which zero shares were issued and outstanding as of the date of this Agreement; and (iii) 15,000,000 shares of Class C stock, par value $0.01 per share, of which zero shares were issued and outstanding as of the date of this Agreement. The authorized capital stock of Capstone consists of 50,000 shares of capital stock, par value $1.00 per share, of which 40,000 shares were issued and outstanding as of the date of this Agreement and are owned by Bancshares. There are no other classes or series of authorized, issued, or outstanding capital stock of Bancshares or Capstone. Except as set forth on Schedule 4.2(c) of the Capstone Disclosure Memorandum, no shares of Bancshares Stock are held in treasury by Bancshares or otherwise owned, directly or indirectly, by Bancshares, and no shares of Capstone Stock are held in treasury by Capstone or otherwise owned, directly or indirectly, by Capstone. All of the issued and outstanding shares of Bancshares Stock and Capstone Stock have been duly and validly authorized and issued in full compliance with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Bancshares Stock or Capstone Stock have been issued in violation of the preemptive or other rights of any Person. Except as set forth on Schedule 4.2(c) of the Capstone Disclosure Memorandum, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Bancshares to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bancshares capital stock, or securities convertible into or exercisable for shares of Bancshares capital stock, or that require or obligate or could require or obligate Bancshares to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Capstone to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Capstone capital stock, or securities convertible into or exercisable for shares of Capstone capital stock, or that require or obligate or could require or obligate Capstone to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations of Bancshares or Capstone to repurchase, redeem, or otherwise acquire any shares of its capital stock. Set forth on Schedule 4.2(c) of the Capstone Disclosure Memorandum is a true, correct, and complete list, as of the date hereof, of all outstanding Bancshares Options, including for each Bancshares Option the name of the optionee, the date of grant, the exercise price, the date(s) of vesting, the date(s) of termination, the number and class or series of shares subject to such Bancshares Option, and whether such Bancshares Option is an “incentive stock option” under Section 422 of the Code. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Bancshares or Capstone may vote are issued or outstanding. Set forth on Schedule 4.2(c) of the Capstone Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions on or with respect to Bancshares Stock or Capstone Stock that have been declared, set aside, or paid since January 1, 2016, as well as all shares of Bancshares capital stock and all shares of Capstone capital stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Bancshares and Capstone, respectively, since January 1, 2016.

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(d)

Authority. Each of Bancshares and Capstone has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Capstone Parties and the consummation by the Capstone Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of Bancshares and Capstone, and no other corporate actions or proceedings on the part of Bancshares or Capstone are necessary to authorize the execution and delivery of this Agreement by the Capstone Parties and the consummation by the Capstone Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of Bancshares in accordance with the articles of incorporation and bylaws of Bancshares and applicable Law and the approval of the Bank Merger Agreement by Bancshares as the sole shareholder of Capstone in accordance with the articles of incorporation and bylaws of Capstone and applicable Law. The board of directors of Bancshares has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Bancshares and its shareholders and has directed that this Agreement be submitted to Bancshares’ shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of Bancshares approve this Agreement. This Agreement has been duly and validly executed and delivered by each of Bancshares and Capstone and constitutes a valid and legally binding obligation of each of Bancshares and Capstone enforceable against each of Bancshares and Capstone in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity.

(e)

No Violations. Neither the execution, delivery, or performance of this Agreement by Bancshares or Capstone nor the consummation of the transactions contemplated by this Agreement will (i) assuming the approval of this Agreement by the shareholders of Bancshares in accordance with the articles of incorporation and bylaws of Bancshares and applicable Law and the approval of the Bank Merger Agreement by Bancshares as the sole shareholder of Capstone in accordance with the articles of incorporation and bylaws of Capstone and applicable Law, violate the articles of incorporation, bylaws, or other organizational documents of Bancshares or Capstone or any of their Subsidiaries or (ii) assuming that the consents, approvals, waivers, and filings referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law, permit, or license to which the Capstone Parties or any of their Subsidiaries (or the properties or assets of the Capstone Parties or any of their Subsidiaries) are subject or by which the Capstone Parties or any of their Subsidiaries (or the properties or assets of the Capstone Parties or any of their Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bancshares or Capstone or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which Bancshares or Capstone, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of Bancshares or Capstone, or any of their Subsidiaries, may be subject or bound, except, in the case of clause (ii)(B) only, for breaches, violations, defaults, terminations, accelerations, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect.

(f)

Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by Bancshares or Capstone, or any of their Subsidiaries, in connection with the execution and delivery of this Agreement by the Capstone Parties or the consummation by the Capstone Parties of the Parent Merger, the Bank Merger, or the other transactions contemplated hereby, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve, the TDFI, the Banking Department, and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Tennessee Articles of Merger with the Tennessee Secretary of State and the Alabama Articles of Merger with the Alabama Secretary of State and the filing of the Bank Merger Certificates; (iii) the approval of this Agreement by the shareholders of Bancshares and the approval of the Bank Merger Agreement by Bancshares as the sole shareholder of Capstone; and (iv) as set forth on Schedule 4.2(f) of the Capstone Disclosure Memorandum. As of the date hereof, neither Bancshares nor Capstone is aware of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

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(g)

Reports. Bancshares and Capstone, and each of their Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2014, with or to the Federal Reserve, the FDIC, the Banking Department, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)

Securities Filings. Bancshares and Capstone, and each of their Subsidiaries, have filed with or furnished to the SEC, the Federal Reserve, the FDIC, and state securities commissions and authorities all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials, if any, that they have been required to file or furnish under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, or applicable state securities Laws since January 1, 2014 (collectively, the “Capstone Securities Filings”). None of the Capstone Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing, all of the Capstone Securities Filings complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, and applicable state securities Laws.

(i)

Financial Statements. The Capstone Parties have previously delivered to the SmartFinancial Parties true, complete, and correct copies of (i) the consolidated statements of financial condition of Bancshares and its Subsidiaries as of the fiscal years ended December 31, 2016, 2015, and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit reports of Bancshares’ independent registered public accounting firm (the “Audited Bancshares Financials”), and (ii) the unaudited consolidated statement of financial condition of Bancshares and its Subsidiaries as of March 31, 2017 (the “Interim Financials Date”), and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the three-month period ended March 31, 2017 (the “Interim Bancshares Financials”). The Bancshares Financial Statements were prepared from and in accordance with the books and records of Bancshares and its Subsidiaries, fairly present in all material respects the consolidated financial position of Bancshares and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of Bancshares and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. No financial statements of any entity or enterprise other than Bancshares and its Subsidiaries are required by GAAP to be included in the financial statements of Bancshares. The books and records of Bancshares and its Subsidiaries have been, and are being, maintained in accordance with GAAP consistently applied and other legal, accounting, and regulatory requirements and reflect only actual transactions. True, complete, and correct copies of the Bancshares Financial Statements are included as Schedule 4.2(i) of the Capstone Disclosure Memorandum.

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(j)

Undisclosed Liabilities. Neither Bancshares nor any of its Subsidiaries has, or has incurred, any Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP, other than (i) Liabilities reflected on or reserved against in the Interim Bancshares Financials, (ii) Liabilities incurred since the Interim Financials Date in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Bancshares Material Adverse Effect; (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) as set forth on Schedule 4.2(j) of the Capstone Disclosure Memorandum.

(k)

Absence of Certain Changes or Events.

(i)

Since December 31, 2016, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or could reasonably be expected to have a Bancshares Material Adverse Effect.

(ii)

Since December 31, 2016, Bancshares and Capstone and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices. Since December 31, 2016, neither Bancshares nor Capstone, nor any of their Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken or omitted after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1, except as set forth on Schedule 4.2(k)(ii) of the Capstone Disclosure Memorandum.

(l)

Litigation. Except as set forth on Schedule 4.2(l)(i) of the Capstone Disclosure Memorandum, there are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Capstone Parties, threatened against or affecting Bancshares or Capstone or any of their Subsidiaries or any property, asset, right, or interest of Bancshares or Capstone or any of their Subsidiaries which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Bancshares Material Adverse Effect, and, to the Knowledge of the Capstone Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(l)(ii) of the Capstone Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of the Capstone Parties, threatened against or affecting Bancshares or Capstone or any of their Subsidiaries or any property, asset, right, or interest of Bancshares or Capstone or any of their Subsidiaries. Neither Bancshares or Capstone nor any of their Subsidiaries, nor any of the properties or assets of Bancshares or Capstone or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity.

(m)

Regulatory Actions. Except as set forth on Schedule 4.2(m) of the Capstone Disclosure Memorandum, since January 1, 2014, neither Bancshares nor Capstone, nor any of their Subsidiaries, has been a party to or subject to any cease and desist order, prompt correction action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Capstone Parties, there are no facts or circumstances which could reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Bancshares or Capstone or any of their Subsidiaries. Since January 1, 2014, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of Bancshares or Capstone or any of their Subsidiaries.

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(n)

Compliance with Laws; Deposit Insurance.

(i)

The Capstone Parties and their Subsidiaries have at all times since January 1, 2014, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect, the Capstone Parties and their Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Capstone Parties, no suspension or cancellation of any of them is threatened.

(ii)

The deposits of Capstone are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the full extent permitted by Law, and Capstone has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Capstone Parties, threatened.

(o)

Taxes.

(i)

Except as set forth on Schedule 4.2(o)(i) of the Capstone Disclosure Memorandum, the Capstone Parties and their Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “Capstone Returns”). Neither the Capstone Parties nor any of their Subsidiaries currently are the beneficiary of any extension of time within which to file any Capstone Returns. Except as set forth on Schedule 4.2(o)(i) of the Capstone Disclosure Memorandum, all of the Capstone Returns are true, correct, and complete in all material respects, and all Taxes due and payable by the Capstone Parties and their Subsidiaries with respect to the periods covered by such Capstone Returns have been paid (whether or not shown on any Capstone Returns). Except as set forth on Schedule 4.2(o)(i) of the Capstone Disclosure Memorandum, the accruals and reserves for Taxes reflected in the Interim Bancshares Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancshares and its Subsidiaries for periods ending on or prior to the date(s) of the Interim Bancshares Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of Bancshares and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancshares and its Subsidiaries accruing through the Closing Date. No claim (whether formal or informal) has ever been made against the Capstone Parties or any of their Subsidiaries by an authority in a jurisdiction where Bancshares or Capstone or their Subsidiaries do not file Tax Returns that Bancshares or Capstone or any of their Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any Capstone Return has been agreed to or entered into or granted (by the Capstone Parties or any other Person), and no such agreement, arrangement, extension, or waiver has been requested, formally or informally, by or from the Capstone Parties or any of their Subsidiaries, and neither the Capstone Parties nor any of their Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

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(ii)

Except as set forth on Schedule 4.2(o)(ii) of the Capstone Disclosure Memorandum, all estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the Capstone Parties or any of their Subsidiaries have been paid to the proper taxing authorities. All Taxes that the Capstone Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including amounts paid or owing by or to the Capstone Parties or any of their Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the Capstone Parties and their Subsidiaries have complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Capstone Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance in all material respects with the withholding provisions of the Code and other applicable Laws.

(iii)

Except as set forth on Schedule 4.2(o)(iii) of the Capstone Disclosure Memorandum, all of the Capstone Returns have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The Capstone Parties have delivered or made available to the SmartFinancial Parties true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a Governmental Entity relating to the Capstone Returns which the Capstone Parties have in their possession or control. Set forth on Schedule 4.2(o)(iii) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all deficiencies proposed as a result of Governmental Entity audits, all of which have been paid or, as set forth on such schedule, have been settled or are being contested in good faith in appropriate proceedings. Set forth on Schedule 4.2(o)(iii) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all Capstone Returns filed by or with respect to the Capstone Parties or any of their Subsidiaries during the past five years.

(iv)

No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Capstone Parties, threatened against or with respect to the Capstone Parties or any of their Subsidiaries in respect of any Taxes or Tax matters, and, except as set forth on Schedule 4.2(o)(iv) of the Capstone Disclosure Memorandum, to the Knowledge of the Capstone Parties there are no facts or circumstances that could reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied Liabilities for Taxes with respect to any written notice of deficiency or similar document received by the Capstone Parties or any of their Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the Capstone Parties or any of their Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the Capstone Parties or any of their Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

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(v)

Except as set forth on Schedule 4.2(o)(v) of the Capstone Disclosure Memorandum, neither Bancshares nor Capstone, nor any of their Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither Bancshares nor Capstone, nor any of their Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to Bancshares or Capstone or any of their Subsidiaries.

(vi)

There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of Bancshares or Capstone or any of their Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or could reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), except those payments that will not be made in the absence of shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code, or (B) subject any such Person to additional taxes under Section 409A of the Code. Neither Bancshares nor Capstone, nor any of their Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code. All Persons deemed disqualified individuals (as defined in Section 280G(c) of the Code) with respect to Bancshares and Capstone and each of their Subsidiaries are set forth on Schedule 4.2(o)(vi) of the Capstone Disclosure Memorandum.

(vii)

Except as set forth on Schedule 4.2(o)(vii) of the Capstone Disclosure Memorandum, (A) neither Bancshares nor Capstone, nor any of their Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return; (B) neither Bancshares nor Capstone, nor any of their Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither Bancshares nor Capstone, nor any of their Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

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(viii)

The Capstone Parties and their Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the Capstone Parties nor their Subsidiaries have at any time engaged in or entered into (A) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (B) any confidential corporate tax shelter within the meaning of Treasury Regulations Section 1.6111-2, or (C) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112, or any transaction that would have been such a “listed transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the Capstone Parties or any of their Subsidiaries. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The Capstone Parties and their Subsidiaries have disclosed on all Capstone Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has incurred, and no state of affairs exist that could result in Bancshares or Capstone, or any of their Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(ix)

None of the assets, properties, or rights of the Capstone Parties or their Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither the Capstone Parties nor any of their Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is Bancshares or Capstone, or any of their Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of Bancshares or Capstone which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x)

Set forth on Schedule 4.2(o)(x) of the Capstone Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the Capstone Parties or their Subsidiaries are parties or in which the Capstone Parties or their Subsidiaries participate and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that the Capstone Parties or their Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xi)

Neither Bancshares or Capstone nor any of their Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither Bancshares or Capstone nor any of their Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Capstone Parties or their Subsidiaries, and the IRS has not proposed any such change in accounting method. Neither Bancshares or Capstone nor any of their Subsidiaries is or, during the five-year period immediately preceding the date of this Agreement, has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xii)

For purposes of this Section 4.2(o), (A) references to Bancshares shall be deemed to include any predecessor to Bancshares, any Person which merged or was liquidated with or into Bancshares, any direct or indirect Subsidiary of Bancshares, and any Person from which Bancshares has incurred any Liability for Taxes as a result of transferee liability and (B) references to Capstone shall be deemed to include any predecessor to Capstone, any Person which merged or was liquidated with or into Capstone, any direct or indirect Subsidiary of Capstone, and any Person from which Capstone has incurred any Liability for Taxes as a result of transferee liability.

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(p)

Material Contracts.

(i)

Set forth on Schedule 4.2(p)(i) of the Capstone Disclosure Memorandum is a true, correct, and complete list of the following Contracts to which Bancshares or Capstone, or any of their Subsidiaries, is a party, by which Bancshares or Capstone, or any of their Subsidiaries, is bound, or to which Bancshares or Capstone, or any of their Subsidiaries, or any of the properties or assets of Bancshares or Capstone, or any of their Subsidiaries, are subject (whether or not actually set forth on such schedule, collectively, the “Capstone Material Contracts”):

(A)

Any Contract (other than Contracts for Capstone Loans made in the ordinary course of business) that involves, or could reasonably be expected to involve, annual receipts or disbursements of $50,000 or more;

(B)

Any Contract that requires Bancshares or Capstone, or any of their Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C)

Any Contract that provides for the indemnification by Bancshares or Capstone, or any of their Subsidiaries, of any Person, or the express assumption by Bancshares or Capstone, or any of their Subsidiaries, of any Tax, environmental, or other Liability of any Person;

(D)

Any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Bancshares or Capstone, or any of their Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $50,000 or more;

(E)

Any employment agreement, consulting agreement, severance agreement, change of control agreement, change in control agreement, bonus agreement, salary continuation agreement, deferred compensation agreement, stock option agreement, restricted stock agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or independent contractor of or to Bancshares or Capstone or any of their Subsidiaries, other than confidentiality and non-disclosure agreements included in vendor agreements entered into by the Capstone Parties in the ordinary course of business;

(F)

Any Contract not disclosed under Section 4.2(p)(i)(E) with or for the benefit of any shareholder, director, officer, employee, or Affiliate of Bancshares or Capstone or any of their Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(G)

Any Contract under which any payment (whether change of control, severance, or otherwise) will become due to any current or former director, officer, employee, independent contractor, or other service provider as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

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(H)

Any Contract that provides for compensation or benefits that will be increased, or under which compensation or benefits will be accelerated, as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or that provides for compensation or benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(I)

Any Contract that provides for any payments by Bancshares or Capstone, or any of their Subsidiaries, upon a change of control or change in control;

(J)

Any Contract that limits or purports to limit the right of Bancshares or Capstone, or any of their Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location;

(K)

Any partnership, joint venture, limited liability company, or similar Contract;

(L)

Any Contact with respect to the ownership, occupancy, management, lease, or operation of real property;

(M)

Any data processing or information technology Contract (1) under which any vendor or other third party is granted access to any Bancshares or Capstone information technology or computer system or information or data of Bancshares or Capstone or pertaining to customers of Bancshares or Capstone or (2) involving payments of $50,000 or more per annum;

(N)

Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of Bancshares or Capstone or any of their Subsidiaries;

(O)

Any Contract that relates to indebtedness of or borrowings of money by Bancshares or Capstone, or any of their Subsidiaries, in excess of $50,000 (other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business);

(P)

Any Contract relating to the acquisition, transfer, sale, or issuance of, or affecting or dealing with, any securities of Bancshares or Capstone or any of their Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement; and

(Q)

Any Contract not terminable on 30 days or less notice without any payment or penalty and involving disbursements or payments by Bancshares or Capstone or any of their Subsidiaries in excess of $50,000 per annum.

(ii)

A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each Capstone Material Contract, as amended through the date of this Agreement, has been previously provided or made available to the SmartFinancial Parties. Each of the Capstone Material Contracts is in full force and effect and is a valid and binding obligation of Bancshares or Capstone or their Subsidiaries, as applicable, and each of the other parties thereto, enforceable against Bancshares or Capstone or their Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms. Bancshares and Capstone and their Subsidiaries have performed all duties and obligations required to be performed by them under each Capstone Material Contract. Neither Bancshares or Capstone or any of their Subsidiaries nor any other party thereto is in breach or violation of or default under any Capstone Material Contact, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. No event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any Capstone Material Contract, (B) the right to accelerate the maturity of or performance under any Capstone Material Contract, or (C) the right to cancel, terminate, or modify any Capstone Material Contract.

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(iii)

Except as set forth on Schedule 4.2(p)(iii) of the Capstone Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any Capstone Material Contract as a result of the Capstone Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby and (B) assuming the consents, approvals, waivers, and notices referred to in clause (A) are obtained, given, and delivered, neither the Capstone Parties’ execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Person having the right to declare a breach or default or exercise any remedy under any Capstone Material Contract; accelerate the maturity of or performance under any Capstone Material Contract; or cancel, terminate, or modify any Capstone Material Contract.

(q)

Intellectual Property; Information Technology Systems.

(i)

Set forth on Schedule 4.2(q)(i) of the Capstone Disclosure Memorandum is a true, correct, and complete list, and where appropriate a description, of registered or recorded Intellectual Property and any material unregistered or unrecorded Intellectual Property, in each case owned, leased, or licensed by Bancshares or Capstone or any of their Subsidiaries, or used by Bancshares or Capstone or any of their Subsidiaries in the conduct of their respective businesses (collectively, the “Capstone Intellectual Property”). All required filings and fees related to Capstone Intellectual Property registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Capstone Intellectual Property registrations are in good standing.

(ii)

Set forth on Schedule 4.2(q)(ii) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all Contracts relating to or affecting the Capstone Intellectual Property. There is no breach or default or alleged breach or default by the Capstone Parties or, to the Knowledge of the Capstone Parties, any third-party of or under any such Contract, and to the Knowledge of the Capstone Parties there is no state of facts or circumstances which with notice or lapse of time or both would constitute such a breach or default. The Capstone Parties have previously provided to the SmartFinancial Parties true, correct, and complete copies (or, in the case of any oral Contract, a complete and accurate written description) of the above-mentioned Contracts, including all modifications, amendments, and supplements thereto and waivers thereunder.

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(iii)

Bancshares or Capstone, or one of their Subsidiaries, is the sole and exclusive owner of all of the Capstone Intellectual Property not leased or licensed to Bancshares or Capstone or one of their Subsidiaries, free and clear of any Liens, and, with respect to any Capstone Intellectual Property leased or licensed to Bancshares or Capstone or one of their Subsidiaries, has a valid and enforceable lease, license, or other right to use such Capstone Intellectual Property, and except as set forth on Schedule 4.2(q)(iii) of the Capstone Disclosure Memorandum, no leases, licenses, or other rights have been granted by Bancshares or Capstone or their Subsidiaries to third Persons with respect to any such Capstone Intellectual Property. Bancshares and Capstone and their Subsidiaries own or possess all requisite rights to use all of the registered or recorded Capstone Intellectual Property required or necessary for the conduct of the business of Bancshares and Capstone and their Subsidiaries as presently conducted, without any conflict with the rights of others or any known use by others which conflicts with the rights of Bancshares or Capstone or any of their Subsidiaries. To the Knowledge of the Capstone Parties, Bancshares and Capstone and their Subsidiaries own or possess all requisite rights to use all of the unregistered or unrecorded Capstone Intellectual Property required or necessary for the conduct of the business of Bancshares and Capstone and their Subsidiaries as presently conducted, without any conflict with the rights of others or any known use by others which conflicts with the rights of Bancshares or Capstone or any of their Subsidiaries. Neither Bancshares nor Capstone, nor any of their Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by Bancshares or Capstone or any of their Subsidiaries of any of the registered or recorded Capstone Intellectual Property or, to the Knowledge of the Capstone Parties, the unregistered or unrecorded Capstone Intellectual Property. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has received notice of, and to the Knowledge of the Capstone Parties there is no basis for, any claimed conflict with respect to any of the Capstone Intellectual Property or any claim against Bancshares or Capstone or any of their Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that Bancshares or Capstone or any of their Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any claim or assertion that any of the Capstone Intellectual Property is invalid or defective in any way.

(iv)

Set forth on Schedule 4.2(q)(iv) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all consents, waivers, authorizations, and approvals with respect to or involving the Capstone Intellectual Property that must be obtained, and all filings that must be made and all other actions that must be taken in respect of the Capstone Intellectual Property, in connection with the Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that the need to record the transactions contemplated by this Agreement against all registered or recorded Capstone Intellectual Property does not have to be expressly identified on Schedule 4.2(q)(iv) of the Capstone Disclosure Memorandum.

(v)

All information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of the Capstone Parties and their Subsidiaries (collectively, the “Capstone IT Systems”) have, to the Knowledge of the Capstone Parties, been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use. The Capstone IT Systems are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. Except as set forth on Schedule 4.2(q)(v) of the Capstone Disclosure Memorandum, since January 1, 2014, neither Bancshares nor Capstone, nor any of their Subsidiaries, has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the Capstone IT Systems. The Capstone Parties and their Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither Bancshares nor Capstone, nor any of their Subsidiaries, is in breach of or default under any Contract relating to any of the Capstone IT Systems.

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(vi)

The Capstone Parties and their Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) their information technology systems and software owned or purported to be owned by them and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “Capstone Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. The Capstone Parties and their Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Capstone Parties pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Capstone Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2014, there have not been any, pending or, to the Knowledge of the Capstone Parties, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the Capstone Parties’ or their Subsidiaries’ information technology systems or (B) Capstone Data or any other such information collected, maintained, or stored by or on behalf of the Capstone Parties or their Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(r)

Labor and Employment Matters.

(i)

The Capstone Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Bancshares nor Capstone, nor any of their Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Bancshares or Capstone, or any of their Subsidiaries, the subject of any proceeding in which it is asserted that Bancshares or Capstone, or any of their Subsidiaries, has committed an unfair labor practice or seeking to compel Bancshares or Capstone, or any of their Subsidiaries, to bargain with any labor organization as to wages and conditions of employment, nor, to the Knowledge of the Capstone Parties, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving Bancshares or Capstone, or any of their Subsidiaries, pending or, to the Knowledge of the Capstone Parties, threatened.

(ii)

Set forth on Schedule 4.2(r)(ii) of the Capstone Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of the Capstone Parties and their Subsidiaries; (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangements; and (C) each such employee’s date of hire and accrued vacation, sick leave, personal leave, and paid time off, as applicable. Set forth or identified on Schedule 4.2(r)(ii) of the Capstone Disclosure Memorandum are the names of any employees of the Capstone Parties or any of their Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. There are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of Bancshares or Capstone or any of their Subsidiaries.

(iii)

To the Knowledge of the Capstone Parties, no director, officer, employee, or independent contractor of or to Bancshares or Capstone or any of their Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that could adversely affect the ability of Bancshares or Capstone or any of their Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

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(iv)

Neither Bancshares nor Capstone, nor any of their Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Capstone Benefit Plan (as defined below), should have been classified as an employee. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has any material Liability for improperly excluding any Person who provides or has provided services to Bancshares or Capstone or any of their Subsidiaries in any capacity from participating in any Capstone Benefit Plan.

(v)

Except as set forth on Schedule 4.2(r)(v) of the Capstone Disclosure Memorandum, to the Knowledge of the Capstone Parties as of the date of this Agreement, no officer of Bancshares or Capstone (or any of their Subsidiaries) with a title of assistant vice president or higher has informed Bancshares or Capstone (or any of their Subsidiaries) of his or her intent, and no such officer intends, to terminate his or her employment with Bancshares or Capstone (or any of their Subsidiaries) during the next 12 months.

(vi)

There is no pending or, to the Knowledge of the Capstone Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Bancshares or Capstone or any of their Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Bancshares Material Adverse Effect, and, to the Knowledge of the Capstone Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s)

Benefit Plans.

(i)

Set forth on Schedule 4.2(s)(i) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, salary continuation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, change in control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by Bancshares or Capstone or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, or employees of Bancshares or Capstone or any of their Subsidiaries (herein referred to collectively as the “Capstone Benefit Plans”), including any and all plans or policies offered to employees of Bancshares or Capstone, or any of their Subsidiaries, with respect to which Bancshares or Capstone or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“Capstone Voluntary Plans”). The Capstone Parties have previously delivered or made available to the SmartFinancial Parties true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents required to be set forth in Schedule 4.2(s)(i) of the Capstone Disclosure Memorandum, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by Bancshares or Capstone, or any of their Subsidiaries, to create any additional Capstone Benefit Plan, to amend any Capstone Benefit Plan (except for amendments required by applicable Law), or to terminate any Capstone Benefit Plan. Each Capstone Benefit Plan that provides for the payment of “deferred compensation,” including any employment, change of control, change in control, stock option, or salary continuation agreement between Bancshares or Capstone or any of their Subsidiaries and any current or former director, officer, or employee, complies with Section 409A of the Code.

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(ii)

Other than routine claims for benefits, there is no pending or, to the Knowledge of the Capstone Parties, threatened or suspected claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Capstone Benefit Plan. All of the Capstone Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Capstone Benefit Plans or pursuant to which they are maintained or administered. There are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any Capstone Benefit Plan. No audit of any Capstone Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of the Capstone Parties, threatened or was ongoing or closed, or to the Knowledge of the Capstone Parties threatened, at any time during the past five years. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Capstone Benefit Plan that is likely to result in, or has already resulted in, the imposition of any material penalties or Taxes upon Bancshares or Capstone or any of their Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii)

No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Capstone Parties or their Subsidiaries to be, incurred with respect to any Capstone Benefit Plan that is subject to Title IV of ERISA (a “Capstone Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Bancshares or Capstone or any ERISA Affiliate. No Capstone Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Capstone Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Capstone Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Capstone Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Capstone Pension Plan within the 12-month period ending on the date of this Agreement. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has provided or is required to provide security to any Capstone Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Bancshares nor Capstone, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv)

Each Capstone Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Capstone Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Capstone Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Capstone Parties there are no facts or circumstances that could result in the revocation of any such favorable determination letter. Each Capstone Qualified Plan, if any, that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects, and any assets of any such Capstone Qualified Plan that, as of the end of the most recent plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

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(v)

Except as set forth on Schedule 4.2(s)(v) of the Capstone Disclosure Memorandum, neither Bancshares nor Capstone, nor any of their Subsidiaries, has any obligations for post-retirement or post-employment benefits under any Capstone Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi)

All contributions and payments (both employer and employee) required to be made with respect to any Capstone Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any Capstone Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim Bancshares Financials to the extent required by GAAP or regulatory accounting requirements. Each Capstone Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded Capstone Benefit Plan pays benefits solely from the general assets of Bancshares or Capstone, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a Capstone Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable Capstone Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the Capstone Benefit Plan and as required by ERISA. No unfunded Capstone Benefit Plan is delinquent in the payment of benefits, and neither Bancshares nor Capstone, nor any of their Subsidiaries, is delinquent in making its required contributions to any such unfunded Capstone Benefit Plan so that the Capstone Benefit Plan can pay benefits on a timely basis.

(vii)

All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each Capstone Benefit Plan. All required Tax filings with respect to each Capstone Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2014, neither Bancshares nor Capstone, nor any of their Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and there are no facts or circumstances that could reasonably be expected to result in Bancshares or Capstone, or any of their Subsidiaries, being required by the Code to file any such Form 8928.

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(viii)

Except as set forth on Schedule 4.2(s)(viii) of the Capstone Disclosure Memorandum, neither Bancshares nor Capstone, nor any of their Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, change in control, salary continuation, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Parent Merger or the Bank Merger, contemplated hereby, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, or independent contractor of Bancshares or Capstone, or of any of their Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to any of the Capstone Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Capstone Benefit Plans, or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or the imposition of any Tax under Section 409A of the Code or the forgiveness of any indebtedness.

(ix)

Each Capstone Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008, and (B) in compliance with Section 409A of the Code since January 1, 2009.

(x)

Persons being provided coverage under each Capstone Benefit Plan are described in such Capstone Benefit Plan as being eligible for coverage under such Capstone Benefit Plan, and, to the Knowledge of the Capstone Parties, neither Bancshares nor Capstone, nor any of their Subsidiaries, has any Liability for improperly including any Person as a participant in any Capstone Benefit Plan in which such Person is or was not eligible for coverage.

(xi)

No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from Bancshares or Capstone or any of their Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(xii)

All of the Capstone Benefit Plans are nondiscriminatory with respect to eligibility and benefits to the extent required under applicable provisions of the Code and other applicable Laws. To the extent required by applicable Law, all of the Capstone Benefit Plans have been approved by the shareholders of Bancshares or Capstone, as applicable, or the shareholders of corporations Bancshares or Capstone has acquired.

(xiii)

All Capstone Voluntary Plans satisfy the regulatory safe-harbor requirements provided by ERISA in order for such Capstone Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by Bancshares or Capstone or any of their Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

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(t)

Real and Personal Property.

(i)

Set forth on Schedule 4.2(t)(i) of the Capstone Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by Bancshares or Capstone or any of their Subsidiaries, including without limitation property carried on the books of Capstone as “Other Real Estate Owned” (the “Owned Real Property”), and all real property leased by Bancshares or Capstone or any of their Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Capstone Properties”). Except for the Capstone Properties, as of the date of this Agreement, neither Bancshares nor Capstone nor any of their Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property. Bancshares and Capstone and their Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Permitted Exceptions. There are no unpaid bills or claims for work performed on or at the Capstone Properties other than bills for work that has been performed but which are not yet due and payable. Each lease pursuant to which Bancshares or Capstone or their Subsidiaries lease the Leased Real Property is valid, binding, enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity), and in full force and effect, and neither Bancshares nor Capstone nor any of their Subsidiaries, nor, to the Knowledge of the Capstone Parties, any other party to any such lease, is in breach or default under or in violation of any provision of any such lease. The Capstone Parties have previously delivered or made available to the SmartFinancial Parties a true, correct, and complete copy of each such lease, including any amendments thereto. Each of the Capstone Properties that is used or held for use by the Capstone Parties in connection with the current business or operations of the Capstone Parties and their Subsidiaries (the “Capstone Business Properties”) is in good condition (normal wear and tear excepted), conforms with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by the Capstone Parties to be adequate for the current business of the Capstone Parties and their Subsidiaries. To the Knowledge of the Capstone Parties, none of the buildings, structures, or other improvements located on any of the Capstone Business Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way and none of the buildings, structures, or other improvements located on any parcel adjoining the Capstone Business Properties encroaches upon or over any portion of the Capstone Business Properties.

(ii)

Subject to the terms of the applicable lease, the Capstone Parties and their Subsidiaries are entitled to and have exclusive possession of the Leased Real Property. The Capstone Properties are not subject to any other legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with the Capstone Parties’ or their Subsidiaries’ use of the Capstone Properties. There is no Person in possession or occupation of, or who has any current right to possession or occupation of, the Capstone Properties other than the Capstone Parties and their Subsidiaries. There are no easements of any kind on, in respect of, or affecting the Capstone Properties that materially and adversely affect the rights of the Capstone Parties and their Subsidiaries to use the Capstone Properties for the conduct of their business.

(iii)

To the Knowledge of the Capstone Parties, none of the Capstone Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the Capstone Parties have no Knowledge that any of the Capstone Properties, or any such building, structure, fixture, or improvement, will or may the subject of, or affected by, any such proceeding. There are no special, general, or other assessment proceedings affecting the Capstone Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the Capstone Properties as currently used and operated by the Capstone Parties and their Subsidiaries.

(iv)

None of the Capstone Properties are located in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The Capstone Properties are appropriately zoned for each of the purposes for which they are being used by the Capstone Parties and their Subsidiaries.

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(v)

Neither Bancshares nor Capstone, nor any of their Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by Bancshares or Capstone or any of their Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of the Capstone Parties, threatened governmental action that could prohibit or materially interfere with such access; and, to the Knowledge of the Capstone Parties, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination of or material reduction or impairment of such access. All existing utilities provided at the Capstone Properties are adequate in all material respects for the Capstone Parties’ and their Subsidiaries’ existing use and operation of the Capstone Properties.
(vi)

Bancshares and Capstone and their Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens other than Permitted Exceptions. Each lease pursuant to which Bancshares or Capstone, or any of their Subsidiaries, leases personal property is valid, binding, enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity), and in full force and effect, and neither Bancshares nor Capstone, nor any of their Subsidiaries, nor, to the Knowledge of the Capstone Parties, any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by Bancshares and Capstone and their Subsidiaries is in good condition, normal wear and tear excepted, and is sufficient for the carrying on of the business of Bancshares and Capstone and their Subsidiaries in the ordinary course consistent with past practice.

(u)

Environmental Matters.

(i)

Each of the Capstone Properties, each of the Bancshares Participation Facilities, and, to the Knowledge (without inquiry) of the Capstone Parties, each of the Bancshares Loan Properties is, and as applicable has been during the period of Bancshares’ or Capstone’s or their Subsidiaries’ ownership or operation thereof, in compliance in all material respects with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, directive, or proceeding pending or, to the Knowledge of the Capstone Parties, being investigated or threatened against Bancshares or Capstone or any of their Subsidiaries, or any Bancshares Participation Facility, (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by Bancshares or Capstone or any of their Subsidiaries, or any Bancshares Participation Facility. To the Knowledge of the Capstone Parties, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any Bancshares Loan Property (or Bancshares or Capstone or any of their Subsidiaries in respect of any Bancshares Loan Property) and (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a Bancshares Loan Property. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has received any written notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in material violation of or have any material Liability under any Environmental Law.

(ii)

To the Knowledge of the Capstone Parties, there are no underground storage tanks at or on any of the Capstone Properties, any other property operated by Bancshares or Capstone or any of their Subsidiaries, or any Bancshares Participation Facility. Neither Bancshares nor Capstone nor any of their Subsidiaries, nor to the Knowledge of the Capstone Parties any other Person, has closed or removed any underground storage tank on or from any of the Capstone Properties, any other property operated by Bancshares or Capstone or any of their Subsidiaries, or any Bancshares Participation Facility.

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(iii)

During the period of (A) the Capstone Parties’ and their Subsidiaries’ ownership or operation of the Capstone Properties and (B) the Capstone Parties’ or their Subsidiaries’ participation in the management of any Bancshares Participation Facility, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of the Capstone Parties, prior to the period of (A) the Capstone Parties’ and their Subsidiaries’ ownership or operation of the Capstone Properties or (B) the Capstone Parties’ or their Subsidiaries’ participation in the management of any Bancshares Participation Facility, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv)

The Capstone Parties and their Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by the Capstone Parties or their Subsidiaries, and the Capstone Parties and their Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

(v)

Except as set forth in this Section 4.2(u), no representations or warranties are being made with respect to environmental matters.

(v)

Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of Bancshares has received from Stephens Inc. an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Bancshares Class A Stock.

(w)

Broker Fees. Except as set forth on Schedule 4.2(w) of the Capstone Disclosure Memorandum, neither Bancshares or Capstone or any of their Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of Bancshares or Capstone or any of their Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x)

Loan Matters.

(i)

All Loans made, originated, or held by Bancshares or Capstone or any of their Subsidiaries (collectively, the “Capstone Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are and have been being maintained in all material respects in accordance with (1) the relevant notes or other credit or security documents, (2) the applicable underwriting and servicing standards of Capstone (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) all applicable Laws. To the Knowledge of the Capstone Parties, none of such Capstone Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, except, however, such as may be provided by applicable bankruptcy, insolvency, or similar Laws or by general principles of equity. The notes or other evidences of indebtedness evidencing the Capstone Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity).

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(ii)

Except as set forth on Schedule 4.2(x)(ii) of the Capstone Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by Bancshares or Capstone or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor Bancshares’ or Capstone’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any state Laws relating to consumer protection, installment sales, or usury.

(iii)

The Capstone Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv)

Except as set forth on Schedule 4.2(x)(iv) of the Capstone Disclosure Memorandum, none of the Contracts pursuant to which Bancshares or Capstone or any of their Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of Bancshares or Capstone or any of their Subsidiaries to repurchase such Loans or interests therein.

(v)

Set forth on Schedule 4.2(x)(v) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date hereof, by Bancshares or Capstone or any of their Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Bancshares or Capstone or any of their Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws.

(vi)

Set forth on Schedule 4.2(x)(vi) of the Capstone Disclosure Memorandum is a true, correct, and complete listing, as of March 31, 2017, by account of (A) each borrower, customer, or other Person who has notified Bancshares or Capstone or any of their Subsidiaries during the past 12 months of, or has asserted against Bancshares or Capstone or any of their Subsidiaries, any “lender liability” or similar claim; and (B) all Loans of Bancshares and Capstone and their Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by Bancshares or Capstone or any of their Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of March 31, 2017.

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(vii)

Each Loan held by Bancshares or Capstone or their Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, or similar Laws and general principles of equity.

(viii)

There are no material oral modifications or amendments related to any Loans held by Bancshares or Capstone or their Subsidiaries that are not reflected in the written records of the Capstone Parties or their Subsidiaries. All Loans held by Bancshares or Capstone or their Subsidiaries are owned by the Capstone Parties or their Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any Loan held by Bancshares or Capstone or their Subsidiaries have been asserted in writing against the Capstone Parties or their Subsidiaries for which there is a reasonable possibility of an adverse determination. None of the Loans held by Bancshares or Capstone or their Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to any third party servicing.

(ix)

Neither Bancshares or Capstone nor any of their Subsidiaries is now or has been since January 1, 2014, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y)

Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law and except as otherwise set forth on Schedule 4.2(y) of the Capstone Disclosure Memorandum, no current or former officer or director of Bancshares or Capstone or any of their Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by Bancshares or Capstone or any of their Subsidiaries.

(z)

Insurance. Set forth on Schedule 4.2(z) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for Bancshares or Capstone or any of their Subsidiaries, including without limitation bank-owned life insurance (collectively, the “Capstone Insurance Policies”), including for each such Capstone Insurance Policy (i) the name of the insurer, (ii) the named insured(s), (iii) the nature of the coverage, (iv) the policy limits (on a per occurrence and aggregate basis), (v) the annual premiums, and (vi) the expiration date. All of the Capstone Insurance Policies are in full force and effect. Neither Bancshares or Capstone nor any of their Subsidiaries is in default under any Capstone Insurance Policy, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the Capstone Insurance Policies. All premiums due and payable with respect to the Capstone Insurance Policies have been timely and fully paid, and all material claims thereunder have been filed in a timely fashion. There is no claim for coverage by Bancshares or Capstone or any of their Subsidiaries pending under any of the Capstone Insurance Policies as to which coverage has been questioned, denied, or disputed. Neither Bancshares nor Capstone nor any of their Subsidiaries has received notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the Capstone Insurance Policies.

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(aa)

Investment Securities; Derivatives. The Capstone Parties and their Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Capstone Parties and their Subsidiaries. Such securities and commodities are valued on the books of the Capstone Parties and their Subsidiaries in accordance with GAAP. The Capstone Parties and their Subsidiaries employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, the Capstone Parties have made available to the SmartFinancial Parties true, correct, and complete copies of or the material terms of such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Bancshares or Capstone or any of their Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Except as set forth on Schedule 4.2(aa) of the Capstone Disclosure Memorandum, neither Bancshares nor Capstone nor any of their Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)

Securities Transactions. All offers and sales of securities by Bancshares or Capstone were at all relevant times exempt from, or complied in all material respects with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither the Capstone Parties nor, to the Knowledge of the Capstone Parties, any director, officer, or employee of Bancshares or Capstone, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons has purchased or sold, or caused to be purchased or sold, any shares of Bancshares Stock or Capstone Stock (or other securities issued by Bancshares or Capstone) in violation of any applicable provision of federal or state securities Laws.

(cc)

Transactions with Affiliates. All “covered transactions” between Capstone and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law.

(dd)

Fiduciary Accounts. Bancshares and Capstone and their Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither Bancshares nor Capstone nor any of their Subsidiaries, nor to the Knowledge of the Capstone Parties any of their or their Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(ee)

Tax Treatment of Transaction. The Capstone Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

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(ff)

CRA, Anti-Money Laundering, OFAC, and Customer Information Security. Capstone received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The Capstone Parties do not have Knowledge of any facts or circumstances that would be expected to cause Capstone (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Capstone. To the Knowledge of the Capstone Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which could, or could be expected to, cause Capstone to undertake any significant remedial action. The board of directors of Capstone has adopted, and Capstone has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Capstone has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(gg)

Internal Controls. The records, systems, controls, data, and information of the Capstone Parties and their Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Capstone Parties and their Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have a material adverse effect on the Capstone Parties’ or their Subsidiaries’ system of internal accounting controls. Bancshares and Capstone and their Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of Bancshares or Capstone or their Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2014, (i) neither the Capstone Parties nor any of their Subsidiaries, nor any director, officer, or employee of the Capstone Parties or any of their Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Capstone Parties or any of their Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that the Capstone Parties or any of their Subsidiaries have engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Capstone Parties or any of their Subsidiaries, or any other Person, whether or not employed by the Capstone Parties or any of their Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by the Capstone Parties or any of their Subsidiaries, or any of the officers, directors, or employees of the Capstone Parties or any of their Subsidiaries, to the board of directors of Bancshares or Capstone or any of their Subsidiaries (or any committee thereof) or, to the Knowledge of the Capstone Parties, to any director or executive officer of Bancshares or Capstone or any of their Subsidiaries. There has occurred no fraud, whether or not material, that involves management or other employees who have a role in the Capstone Parties’ internal controls over financial reporting.

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(hh)

Regulatory Capital. Bancshares and Capstone are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(ii)

Required Shareholder Vote. The affirmative vote of holders of at least two-thirds of the issued and outstanding shares of Bancshares Class A Stock is required for the approval of this Agreement and the Parent Merger by the shareholders of Bancshares under the articles of incorporation and bylaws of Bancshares and the Alabama Corporation Act.

(jj)

State Antitakeover Laws. Bancshares and Capstone have taken (through their respective boards of directors or otherwise) all action required to render inapplicable to this Agreement and the transactions contemplated hereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” or “interested shareholder” Law.

(kk)

No Further Representations. Except for the representations and warranties made by the Capstone Parties in this Article IV (including the related portions of the Capstone Disclosure Memorandum), neither Bancshares nor Capstone, nor any other Person, makes or has made any express or implied representation or warranty with respect to Bancshares or Capstone or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Capstone Parties and their Subsidiaries, and the Capstone Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Bancshares nor Capstone, nor any other Person, makes or has made any representation or warranty to the SmartFinancial Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Capstone Parties or any of their Subsidiaries or the respective businesses of the Capstone Parties and their Subsidiaries or (ii) except for the representations and warranties made by the Capstone Parties in this Article IV, any oral or written information presented, delivered, or made available to the SmartFinancial Parties or any of their Affiliates or representatives in the course of their due diligence investigation of the Capstone Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

Article V
REPRESENTATIONS AND WARRANTIES OF SMARTFINANCIAL PARTIES

Section 5.1

SmartFinancial Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, SmartFinancial and SmartBank have delivered to the Capstone Parties a confidential memorandum (the “SmartFinancial Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the SmartFinancial Parties contained in this Article V, making specific reference in such SmartFinancial Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 5.2

SmartFinancial and SmartBank Representations and Warranties. Subject to and except as disclosed in the SmartFinancial Securities Filings (as defined below) filed prior to the date hereof (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), each of SmartFinancial and SmartBank hereby represents and warrants to the Capstone Parties as follows:

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(a)

Organization and Qualification. SmartFinancial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. SmartBank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of SmartFinancial and SmartBank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of SmartFinancial and SmartBank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a SmartFinancial Material Adverse Effect. Neither SmartFinancial or SmartBank nor any Subsidiary of SmartFinancial or SmartBank is in violation of its respective charter, bylaws, or other organizational documents.

(b)

Subsidiaries. Each Subsidiary of SmartFinancial (other than SmartBank) and each Subsidiary of SmartBank is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation; has all requisite corporate, limited liability company, or other power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted; and is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a SmartFinancial Material Adverse Effect. The ownership interests of SmartFinancial and SmartBank in their respective Subsidiaries are in compliance with all applicable Laws. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of SmartFinancial and/or SmartBank have been validly authorized and are validly issued, fully paid, and non-assessable.

(c)

Capitalization. As of the date of this Agreement, the authorized capital stock of SmartFinancial consists of (i) 40,000,000 shares of common stock, par value $1.00 per share, of which 8,215,352 shares were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, of which 12,000 shares have been designated as Non-Cumulative Perpetual Preferred Stock, Series B, no shares of which were issued and outstanding. As of the date of this Agreement, the authorized capital stock of SmartBank consists of (i) 8,000,000 shares of common stock, par value $1.00 per share, of which 3,552,171 shares were issued and outstanding and were owned by SmartFinancial, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, no shares of which were issued and outstanding. As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of SmartFinancial or SmartBank. All of the issued and outstanding shares of SmartFinancial Stock and SmartBank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of SmartFinancial Stock or SmartBank Stock have been issued in violation of the preemptive or other rights of any Person. Except as set forth on Schedule 5.2(c) of the SmartFinancial Disclosure Memorandum, as of the date of this Agreement, (i) there were no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartFinancial to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartFinancial capital stock, or securities convertible into or exercisable for shares of SmartFinancial capital stock, or that require or obligate or could require or obligate SmartFinancial to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there were no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartBank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartBank capital stock, or securities convertible into or exercisable for shares of SmartBank capital stock, or that require or obligate or could require or obligate SmartBank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of SmartFinancial may vote were issued or outstanding.

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(d)

Authority. Each of SmartFinancial and SmartBank has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 5.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the SmartFinancial Parties and the consummation by the SmartFinancial Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of SmartFinancial and SmartBank, and no other corporate actions or proceedings on the part of SmartFinancial or SmartBank are necessary to authorize the execution and delivery of this Agreement by the SmartFinancial Parties and the consummation by the SmartFinancial Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of SmartFinancial in accordance with the charter and bylaws of SmartFinancial and applicable Law and the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank in accordance with the charter and bylaws of SmartBank and applicable Law. The board of directors of SmartFinancial has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial and its shareholders and has directed that this Agreement be submitted to SmartFinancial’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of SmartFinancial approve this Agreement. This Agreement has been duly and validly executed and delivered by each of SmartFinancial and SmartBank and constitutes a valid and legally binding obligation of each of SmartFinancial and SmartBank enforceable against each of SmartFinancial and SmartBank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity.

(e)

No Violations. Neither the execution, delivery, or performance of this Agreement by SmartFinancial or SmartBank nor the consummation of the transactions contemplated by this Agreement will (i) assuming the approval of this Agreement by the shareholders of SmartFinancial in accordance with the charter and bylaws of SmartFinancial and applicable Law and the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank in accordance with the charter and bylaws of SmartBank and applicable Law, violate the charter or bylaws of SmartFinancial or SmartBank or (ii) assuming that the consents, approvals, waivers, and filings referred to in Section 5.2(f) have been obtained and made and all applicable waiting periods have expired, violate any Law to which the SmartFinancial Parties or any of their Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their Subsidiaries) are subject or by which the SmartFinancial Parties or any of their Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their Subsidiaries) are bound.

(f)

Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by SmartFinancial or SmartBank in connection with the execution and delivery of this Agreement by the SmartFinancial Parties or the consummation by the SmartFinancial Parties of the Parent Merger, the Bank Merger, or the other transactions contemplated hereby, except (i) the Regulatory Approvals; (ii) the filing of the Tennessee Articles of Merger with the Tennessee Secretary of State and the Alabama Articles of Merger with the Alabama Secretary of State and the filing of the Bank Merger Certificates; (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (iv) such other filings, registrations, consents, declarations, and approvals as are required to be made or obtained under or pursuant to applicable federal and state securities Laws, including without limitation those required to be made or obtained in connection with the issuance by SmartFinancial of shares of SmartFinancial Common Stock as Merger Consideration pursuant to this Agreement; (v) the approval of the listing on Nasdaq of the shares of SmartFinancial Common Stock to be issued as Merger Consideration; (vi) the approval of this Agreement by the shareholders of SmartFinancial and the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank; and (vii) as set forth on Schedule 5.2(f) of the SmartFinancial Disclosure Memorandum. As of the date hereof, neither SmartFinancial nor SmartBank is aware of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

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(g)

Reports. SmartFinancial and SmartBank have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2014, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to have a SmartFinancial Material Adverse Effect. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)

Securities Filings. SmartFinancial has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that SmartFinancial has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2014 (collectively, the “SmartFinancial Securities Filings”). True, correct, and complete copies of the SmartFinancial Securities Filings are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), none of the SmartFinancial Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SmartFinancial Securities Filings complied in all material respects with applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SmartFinancial Securities Filings.

(i)

Financial Statements. The consolidated financial statements of SmartFinancial and its Subsidiaries included in the SmartFinancial Securities Filings (including the related notes, where applicable) (the “SmartFinancial Financial Statements”) fairly present in all material respects the financial position, results of operations, and cash flows of SmartFinancial and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount). Each of the SmartFinancial Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such SmartFinancial Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of SmartFinancial and its Subsidiaries have since January 1, 2014, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2014, no independent public accounting firm of SmartFinancial has resigned (or informed SmartFinancial that it intends to resign) or been dismissed as independent public accountants of SmartFinancial as a result of or in connection with any disagreements with SmartFinancial on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

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(j)

Undisclosed Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a SmartFinancial Material Adverse Effect, neither SmartFinancial nor any of its Subsidiaries has, or has incurred, any Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP, other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of SmartFinancial and its Subsidiaries as of March 31, 2017, included in SmartFinancial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, (ii) Liabilities incurred since March 31, 2017, in the ordinary course of business consistent with past practice, and (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(k)

Absence of Certain Changes or Events.

(i)

Since December 31, 2016, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a SmartFinancial Material Adverse Effect.

(ii)

Since December 31, 2016, to and including the date of this Agreement, except in regards to this Agreement and the transactions contemplated hereby, SmartFinancial and SmartBank have conducted their respective businesses only in the ordinary and usual course consistent with past practices.

(l)

Litigation. There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the SmartFinancial Parties, threatened against or affecting SmartFinancial or SmartBank or any of their Subsidiaries as to which there is reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect, and, to the Knowledge of the SmartFinancial Parties, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor any of the properties or assets of SmartFinancial or SmartBank or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a SmartFinancial Material Adverse Effect.

(m)

Regulatory Actions. Except as set forth on Schedule 5.2(m) of the SmartFinancial Disclosure Memorandum, since January 1, 2014, neither SmartFinancial nor SmartBank has been a party to or subject to any cease and desist order, prompt correction action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised in writing by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the SmartFinancial Parties, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of SmartFinancial or SmartBank or any of their Subsidiaries. Since January 1, 2014, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of SmartFinancial or SmartBank or any of their Subsidiaries.

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(n)

Compliance with Laws; Deposit Insurance.

(i)

The SmartFinancial Parties and their Subsidiaries have at all times since January 1, 2014, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect. Except in each case as would not reasonably be expected to have a SmartFinancial Material Adverse Effect, the SmartFinancial Parties and their Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the SmartFinancial Parties, no suspension or cancellation of any of them is threatened.

(ii)

Each of the principal executive officer and the principal financial officer of SmartFinancial (or each former principal executive officer or each former principal financial officer, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SmartFinancial Securities Filings, and the statements contained in such certifications are true and accurate in all material respects. SmartFinancial has, (A) since January 1, 2014, been in compliance with all other applicable provisions of the Sarbanes-Oxley Act and (B) since December 21, 2015, been in compliance with applicable listing and corporate governance rules of Nasdaq, except in each case for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a SmartFinancial Material Adverse Effect. For purposes of this Section 5.2(n)(ii), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(iii)

The deposits of SmartBank are insured by the FDIC in accordance with the FDIA to the full extent permitted by Law, and SmartBank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the SmartFinancial Parties, threatened.

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(o)

Taxes.

(i)

The SmartFinancial Parties have timely filed all Tax Returns required to be filed by or with respect to them (the “SmartFinancial Returns”). All of the SmartFinancial Returns were, as of their respective dates of filing, true, correct, and complete in all material respects, and all Taxes due and payable by the SmartFinancial Parties and their Subsidiaries with respect to the periods covered by such SmartFinancial Returns have been paid (whether or not shown on any SmartFinancial Returns). No claim (whether formal or informal) has ever been made against the SmartFinancial Parties or any of their Subsidiaries by an authority in a jurisdiction where SmartFinancial or SmartBank or their Subsidiaries do not file Tax Returns that SmartFinancial or SmartBank or any of their Subsidiaries are or may be subject to taxation in that jurisdiction.

(ii)

All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the SmartFinancial Parties or any of their Subsidiaries have been paid to the proper taxing authorities, except to the extent failure to make any such payment, individually or in the aggregate, would not reasonably be expected to have a SmartFinancial Material Adverse Effect. All Taxes that the SmartFinancial Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the SmartFinancial Parties and their Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the SmartFinancial Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, except for failures to withhold, collect, pay, or file and such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect.

(iii)

No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the SmartFinancial Parties, threatened against or with respect to the SmartFinancial Parties or any of their Subsidiaries in respect of any Taxes or Tax matters.

(p)

Labor and Employment Matters. The SmartFinancial Parties are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There is no pending or, to the Knowledge of the SmartFinancial Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of SmartFinancial or SmartBank or any of their Subsidiaries (including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, or terms and conditions of employment, but excluding workers’ compensation matters) as to which there is reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect, and to the Knowledge of the SmartFinancial Parties, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim or legal, administrative, arbitration, or other proceeding.

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(q)

Benefit Plans.

(i)

As used in this Section 5.2(q), the term “SmartFinancial Benefit Plan” means any material pension, retirement, salary continuation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, change in control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plan, contract, agreement, or arrangement, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by SmartFinancial or SmartBank or an ERISA Affiliate with respect to any present or former directors, officers, or employees of SmartFinancial or SmartBank or any of their Subsidiaries.

(ii)

Other than routine claims for benefits, there is no pending or, to the Knowledge of the SmartFinancial Parties, threatened claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any SmartFinancial Benefit Plan. All of the SmartFinancial Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the SmartFinancial Benefit Plans or pursuant to which they are maintained or administered. No audit of any SmartFinancial Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of the SmartFinancial Parties, threatened. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any SmartFinancial Benefit Plan that is likely to result in, or has already resulted in, the imposition of any material penalties or Taxes upon SmartFinancial or SmartBank or any of their Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii)

Except as would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect, each SmartFinancial Benefit Plan that provides for the payment of “deferred compensation,” including any employment, change of control, change in control, stock option, or salary continuation agreement between SmartFinancial or SmartBank or any of their Subsidiaries and any current or former director, officer, or employee, complies with Section 409A of the Code.

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(iv)

No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the SmartFinancial Parties or their Subsidiaries to be, incurred with respect to any SmartFinancial Benefit Plan, if any, that is subject to Title IV of ERISA (a “SmartFinancial Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by SmartFinancial or SmartBank or any ERISA Affiliate. No SmartFinancial Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each SmartFinancial Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such SmartFinancial Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such SmartFinancial Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any SmartFinancial Pension Plan within the 12-month period ending on the date of this Agreement. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has provided or is required to provide security to any SmartFinancial Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(v)

Each SmartFinancial Benefit Plan, if any, that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “SmartFinancial Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the SmartFinancial Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that could reasonably be expected to result in the revocation of any such favorable determination letter.

(vi)

All contributions and payments (both employer and employee) required to be made with respect to any SmartFinancial Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any SmartFinancial Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been properly accrued for or reserved to the extent required by GAAP or regulatory accounting requirements. Each SmartFinancial Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded SmartFinancial Benefit Plan pays benefits solely from the general assets of SmartFinancial or SmartBank, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a SmartFinancial Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable SmartFinancial Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the SmartFinancial Benefit Plan and as required by ERISA. No unfunded SmartFinancial Benefit Plan is delinquent in the payment of benefits, and neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is delinquent in making its required contributions to any such unfunded SmartFinancial Benefit Plan so that the SmartFinancial Benefit Plan can pay benefits on a timely basis.

(vii)

All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been filed or distributed in accordance in all material respects with applicable Law with respect to each SmartFinancial Benefit Plan. All required Tax filings with respect to each SmartFinancial Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2014, neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that could reasonably be expected to result in SmartFinancial or SmartBank, or any of their Subsidiaries, being required by the Code to file any such Form 8928.

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(viii)

All of the SmartFinancial Benefit Plans are nondiscriminatory with respect to eligibility and benefits to the extent required under applicable provisions of the Code and other applicable Laws. To the extent required by applicable Law, all of the SmartFinancial Benefit Plans have been approved by the shareholders of SmartFinancial or SmartBank, as applicable, or the shareholders of corporations SmartFinancial or SmartBank has acquired.

(r)

Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of SmartFinancial has received from Raymond James & Associates, Inc. an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to SmartFinancial.

(s)

Broker Fees. Except for Raymond James & Associates, Inc. and fees and expenses payable thereto, neither the SmartFinancial Parties nor any of their officers, directors, employees, or agents has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the SmartFinancial Parties in connection with this Agreement or the transactions contemplated hereby.

(t)

Loan Matters.

(i)

All Loans made, originated, or held by SmartBank (collectively, the “SmartBank Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are and have been being maintained, in accordance, in all material respects, with (1) the relevant notes or other credit or security documents, (2) the applicable underwriting and servicing standards of SmartBank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) all applicable Laws. To the Knowledge of the SmartFinancial Parties, none of such SmartBank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, except, however, such as may be provided by applicable bankruptcy, insolvency, or similar Laws or by general principles of equity. The notes or other evidences of indebtedness evidencing the SmartBank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, and binding.

(ii)

Except as set forth on Schedule 5.2(t)(ii) of the SmartFinancial Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by SmartFinancial or SmartBank or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor SmartFinancial’s or SmartBank’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any state Laws relating to consumer protection, installment sales, or usury.

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(iii)

SmartBank’s allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with SmartBank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv)

Set forth on Schedule 5.2(t)(iv) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete listing, as of March 31, 2017, by account of (A) all Loans of SmartBank (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith and (B) all assets classified by SmartBank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of March 31, 2017.

(v)

Each Loan held by SmartBank (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, or similar Laws and general principles of equity.

(vi)

The SmartFinancial Parties are not, and have not been since January 1, 2014, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(u)

Insurance. The SmartFinancial Parties and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary in accordance with industry practices. The policies of insurance currently held or maintained by or providing coverage for the SmartFinancial Parties and their Subsidiaries are in full force and effect, neither the SmartFinancial Parties nor any of their Subsidiaries is in material default thereunder, and all premiums due and payable in respect of such policies of insurance have been timely and fully paid (to the extent due and payable). There is no claim for coverage by the SmartFinancial Parties or any of their Subsidiaries pending under any of such policies of insurance as to which coverage has been questioned, denied, or disputed, and the SmartFinancial Parties have not received written notice of any threatened termination of or material alteration of coverage under any of such policies of insurance.

(v)

Investment Securities. The SmartFinancial Parties have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the SmartFinancial Parties and their Subsidiaries. Such securities and commodities are valued on the books of the SmartFinancial Parties in accordance with GAAP. The SmartFinancial Parties employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses.

(w)

Tax Treatment of Transaction. The SmartFinancial Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

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(x)

CRA, Anti-Money Laundering, OFAC, and Customer Information Security. SmartBank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The SmartFinancial Parties do not have Knowledge of any facts or circumstances that would reasonably be expected to cause SmartBank (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by SmartBank. To the Knowledge of the SmartFinancial Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause SmartBank to undertake any significant remedial action. The board of directors of SmartBank has adopted, and SmartBank has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and SmartBank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(y)

Internal Controls. SmartFinancial (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation, to SmartFinancial’s outside auditors and the audit committee of SmartFinancial’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SmartFinancial’s ability to record, process, summarize, and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SmartFinancial’s internal control over financial reporting.

(z)

Regulatory Capital. SmartFinancial and SmartBank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(aa)

Required Shareholder Vote. The affirmative vote of holders of at least a majority of the issued and outstanding shares of SmartFinancial Common Stock is required for the approval of this Agreement and the Parent Merger by the shareholders of SmartFinancial under the charter and bylaws of SmartFinancial and the Tennessee Corporation Act.

(bb)

No Further Representations. Except for the representations and warranties made by the SmartFinancial Parties in this Article V (including the related portions of the SmartFinancial Disclosure Memorandum), neither SmartFinancial nor SmartBank, nor any other Person, makes or has made any express or implied representation or warranty with respect to SmartFinancial or SmartBank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the SmartFinancial Parties and their Subsidiaries, and the SmartFinancial Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SmartFinancial nor SmartBank, nor any other Person, makes or has made any representation or warranty to the Capstone Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the SmartFinancial Parties or any of their Subsidiaries or the respective businesses of the SmartFinancial Parties and their Subsidiaries or (ii) except for the representations and warranties made by the SmartFinancial Parties in this Article V, any oral or written information presented, delivered, or made available to the Capstone Parties or any of their Affiliates or representatives in the course of their due diligence investigation of the SmartFinancial Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

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Article VI
CONDUCT PENDING THE PARENT MERGER

Section 6.1

Capstone Party Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of the SmartFinancial Parties, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither Bancshares nor Capstone shall, and each of Bancshares and Capstone shall cause each of its Subsidiaries not to:

(a)

Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable best efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)

Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than one year; prepay any indebtedness or other similar arrangements so as to cause Bancshares or Capstone or any of their Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

(c)

Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than dividends by Capstone to Bancshares for the purpose of funding the payment by Bancshares of expenses incurred by Bancshares in connection with the transactions contemplated by this Agreement; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise of Bancshares Options outstanding as of the date hereof; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d)

Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “Other Real Estate Owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e)

Make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other Person, or otherwise, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

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(f)

Except (i) as contemplated by Section 6.1(g) or (ii) as set forth on Schedule 6.1(f) of the Capstone Disclosure Memorandum, enter into, renew, fail to renew, amend, modify, cancel, or terminate any new or existing Capstone Material Contract;

(g)

Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices and where the principal amount of the subject Loan does not exceed $1,250,000 or (ii) Loans as to which the Capstone Parties and their Subsidiaries have binding obligations to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the Capstone Disclosure Memorandum; provided, however, that neither Bancshares nor Capstone, nor any of their Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $1,250,000;

(h)

Extend credit to, directly or indirectly, any Person who has a Loan with Bancshares or Capstone or any of their Subsidiaries that is classified by Bancshares or Capstone (or any of their Subsidiaries) or the FDIC or the Banking Department as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “Capstone Classified Borrower”);

(i)

Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a Capstone Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such Capstone Classified Borrower and such Capstone Classified Borrower’s family members and Affiliates do not and would not exceed $1,250,000 in the aggregate;

(j)

Except in strict compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of Bancshares or Capstone or any of their Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k)

Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Bancshares or Capstone or any of their Subsidiaries and in accordance with past practice, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $50,000 or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

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(l)

Except as set forth on Schedule 6.1(l) of the Capstone Disclosure Memorandum, increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of executive vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $50,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(m)

Amend its articles of incorporation, bylaws, or other governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(n)

Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(o)

Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;

(p)

Make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are disclosed on Schedule 6.1(p) of the Capstone Disclosure Memorandum;

(q)

Establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(r)

Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s)

Make any material changes in policies or procedures in existence on the date of this Agreement with regard to extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(t)

Except with respect to foreclosures in process as of the date of this Agreement, foreclose upon or take a deed or title to any real property without providing prior written notice to the SmartFinancial Parties;

(u)

Make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

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(v)

Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of the Capstone Parties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(w)

Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(x)

Except as set forth on Schedule 6.1(x) of the Capstone Disclosure Memorandum, enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(y)

Make any written communications to the officers or employees of the Capstone Parties or their Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of the Capstone Parties or their Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing the SmartFinancial Parties a copy or written description of the intended communication and providing the SmartFinancial Parties with a reasonable period of time to review and comment on the communication;

(z)

Except for non-structural repairs and maintenance, engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable Law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(aa)

Subject any of its properties or assets to any Lien (other than Liens existing as of the date of this Agreement and other than in connection with securing advances, repurchase agreements, and other borrowings from the Federal Home Loan Bank and transactions in federal funds);

(bb)

Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(cc)

Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2

SmartFinancial Party Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of the Capstone Parties, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither SmartFinancial nor SmartBank shall, and each of SmartFinancial and SmartBank shall cause its Subsidiaries not to:

(a)

Fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and customer and other business relationships or take any action that would adversely affect or delay, in an material respect, its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)

Amend its charter, bylaws, or other governing documents in a manner that would adversely affect the economic benefits of the Parent Merger to the holders of Capstone Class A Stock;

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(c)

Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of the SmartFinancial Parties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(d)

Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)

Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3

Absence of Control. It is the mutual intent of the Parties that (a) neither SmartFinancial nor SmartBank shall, by reason of this Agreement, be deemed to control, directly or indirectly, Bancshares or Capstone or to exercise, directly or indirectly, a controlling influence over the management or policies of Bancshares or Capstone and (b) neither Bancshares nor Capstone shall, by reason of this Agreement, be deemed to control, directly or indirectly, SmartFinancial or SmartBank or to exercise, directly or indirectly, a controlling influence over the management or policies of SmartFinancial or SmartBank.

Article VII
COVENANTS

Section 7.1

Acquisition Proposals.

(a)

The Capstone Parties shall, and shall direct and use their reasonable best efforts to cause their Subsidiaries and their and their Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Capstone Parties or any of their Subsidiaries) to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Person other than the SmartFinancial Parties with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use their reasonable best efforts to enforce, and will direct and use their reasonable best efforts to cause their Subsidiaries to use their reasonable best efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Capstone Parties or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.

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(b)

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Capstone Parties shall not, and shall direct and cause their Subsidiaries and their and their Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Capstone Parties or any of their Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate or that could result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding the Capstone Parties or any of their Subsidiaries to any Person other than the SmartFinancial Parties relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than the SmartFinancial Parties, regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract relating to any Acquisition Proposal or requiring the Capstone Parties to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Bancshares Meeting, if the Bancshares board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would cause the Bancshares board of directors to breach its fiduciary duties under applicable Law, the Capstone Parties may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.1 that the Bancshares board of directors determines in good faith constitutes a Superior Proposal, and subject to providing 48 hours prior written notice of their decision to take such action to the SmartFinancial Parties and identifying the Person making the Superior Proposal and all of the material terms and conditions of such Superior Proposal and compliance with Section 7.1(c), (A) furnish information with respect to the Capstone Parties and their Subsidiaries to any Person making such Superior Proposal pursuant to a customary confidentiality agreement on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement (which confidentiality agreement shall not provide such Person the exclusive right to negotiate with the Capstone Parties) and (B) participate in discussions or negotiations with such Person regarding such Superior Proposal.

(c)

In addition to the obligations of the Capstone Parties set forth above, the Capstone Parties shall promptly (within not more than 24 hours) advise the SmartFinancial Parties orally and in writing of their receipt of any Acquisition Proposal, or any request for information or inquiry which could be expected to lead to an Acquisition Proposal, and shall keep the SmartFinancial Parties informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall provide to the SmartFinancial Parties any written materials received by the Capstone Parties or any of their Subsidiaries in connection therewith. Additionally, the Capstone Parties shall contemporaneously provide or make available to the SmartFinancial Parties all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to the SmartFinancial Parties.

(d)

For the avoidance of doubt, the Capstone Parties expressly agree that any breach or violation of any provision of this Section 7.1 by any of their Subsidiaries or by any of their or their Subsidiaries’ Affiliates, directors, officers, employees, agents, or representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) shall be deemed a breach or violation of this Section 7.1 by the Capstone Parties.

(e)

Nothing contained in this Section 7.1 shall prevent Bancshares or Capstone or their respective boards of directors from (i) taking the actions permitted by Section 7.7(b) of this Agreement or (ii) informing any Person who submits an unsolicited, bona fide Acquisition Proposal of their obligations pursuant to this Section 7.1.

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Section 7.2

Notice of Certain Matters. Prior to the Effective Time, each Party shall promptly notify the other Parties in writing of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or could reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement, provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or is reasonably likely to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a Bancshares Material Adverse Effect (as to any notice required to be given by the Capstone Parties) or a SmartFinancial Material Adverse Effect (as to any notice required to be given by the SmartFinancial Parties); or (c) would, or could reasonably be expected to, prohibit or materially impede or delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give written notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement. Additionally, upon becoming aware that any officer or employee of Bancshares or Capstone (or any of their Subsidiaries) intends to terminate his or her employment with Bancshares or Capstone (or any of their Subsidiaries), the Capstone Parties shall promptly give the SmartFinancial Parties notice of the same.

Section 7.3

Access and Information.

(a)

Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the Capstone Parties and compliance by the Capstone Parties with their covenants and agreements set forth herein, and preparing for the Parent Merger and the other matters contemplated by this Agreement, the Capstone Parties shall, and shall cause their Subsidiaries to, afford to the SmartFinancial Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the SmartFinancial Parties) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the Capstone Parties and their Subsidiaries, as well as such other information relating to the Capstone Parties or their Subsidiaries as the SmartFinancial Parties may reasonably request. Likewise, prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the SmartFinancial Parties and compliance by the SmartFinancial Parties with their covenants and agreements set forth herein, and preparing for the Parent Merger and the other matters contemplated by this Agreement, the SmartFinancial Parties shall, and shall cause their Subsidiaries to, afford to the Capstone Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the Capstone Parties) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the SmartFinancial Parties and their Subsidiaries, as well as such other information relating to the SmartFinancial Parties or their Subsidiaries as the Capstone Parties may reasonably request.

(b)

From the date of this Agreement until the Effective Time, each of the Capstone Parties shall promptly furnish to the SmartFinancial Parties (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which the Capstone Parties are not permitted to disclose under applicable Law) and (ii) such other information regarding their and their Subsidiaries’ business, properties, assets, or personnel as the SmartFinancial Parties may reasonably request. Additionally, prior to the Effective Time, Bancshares shall deliver to the SmartFinancial Parties (i) as soon as practicable, but in no event more than 30 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its unaudited consolidated statement of financial condition and the related unaudited consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows as of the end of and for such quarter prepared in accordance with GAAP and (ii) as soon as practicable, but in no event more than 60 days, after the end of each fiscal year ending after the date of this Agreement, its audited consolidated statement of financial condition and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows as of the end of and for such year (together with the notes thereto and accompanied by the audit reports of Bancshares’ independent registered public accounting firm) prepared in accordance with GAAP.

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(c)

Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the party being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither the Capstone Parties or the SmartFinancial Parties nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of the Capstone Parties’ or the SmartFinancial Parties’, as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 7.4

Regulatory Filings; Consents and Approvals.

(a)

The Parties shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and the other transactions contemplated by this Agreement. The SmartFinancial Parties shall use their reasonable best efforts to make any initial application, notice, and waiver filings required by the Federal Reserve or the TDFI in connection with the Parent Merger on or before August 11, 2017. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, provided that the SmartFinancial Parties shall not be required to provide or make available to the Capstone Parties the confidential portions of any filing made with a Governmental Entity. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b)

Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as such other matters, as may be necessary or advisable in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5

Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

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Section 7.6

Publicity. The Parties shall consult with each other before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Parent Merger and the Bank Merger, contemplated hereby and shall not issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall be deemed to prohibit a Party from making any disclosure that legal counsel to such Party determines necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.7

Bancshares Shareholders Meeting.

(a)

Bancshares and its board of directors shall take, in accordance with applicable Law and Bancshares’ articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of Bancshares’ shareholders (including any adjournment or postponement thereof, the “Bancshares Meeting”) for the purpose of Bancshares’ shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Bancshares’ shareholders in order to consummate the transactions contemplated by this Agreement. Except with the prior approval of the SmartFinancial Parties (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or the approval of Bancshares’ shareholders at the Bancshares Meeting. Subject to Section 7.7(b), (i) Bancshares and its board of directors shall at all times prior to and during the Bancshares Meeting recommend to Bancshares’ shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval and (ii) neither Bancshares nor its board of directors shall withdraw, modify, or qualify in any manner adverse to the SmartFinancial Parties its recommendation that Bancshares’ shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “Capstone Change of Recommendation”). Notwithstanding any Capstone Change of Recommendation, this Agreement shall be submitted to the shareholders of Bancshares at the Bancshares Meeting for the purpose of Bancshares’ shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Bancshares’ shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, neither Bancshares nor Capstone shall submit to or for a vote of its shareholder(s) any Acquisition Proposal.

(b)

Notwithstanding the foregoing, Bancshares and its board of directors may make a Capstone Change of Recommendation if, but only if:

(i)

The Capstone Parties have complied in all material respects with Section 7.1;

(ii)

The Bancshares board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to do so would result in a violation of its fiduciary duties under applicable Law; and

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(iii)

In the event the Capstone Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the Bancshares board of directors has concluded in good faith, after giving effect to all of the adjustments which may be offered by the SmartFinancial Parties pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Bancshares notifies the SmartFinancial Parties at least five Business Days in advance of its intention to effect a Capstone Change of Recommendation in response to such Superior Proposal, and furnishes to the SmartFinancial Parties the identity of the Person making such Superior Proposal and a copy of the proposed transaction agreements and all other documents relating to such Superior Proposal, and (C) prior to effecting the Capstone Change of Recommendation, the Capstone Parties shall, and shall cause their financial, legal, and other advisors to, for a period of five Business Days following Bancshares’ delivery of the notice referred to in clause (B) above, negotiate in good faith with the SmartFinancial Parties (to the extent the SmartFinancial Parties desire to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Section 7.8

SmartFinancial Shareholders Meeting.

(a)

SmartFinancial and its board of directors shall take, in accordance with applicable Law and SmartFinancial’s charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of SmartFinancial’s shareholders (including any adjournment or postponement thereof, the “SmartFinancial Meeting”) for the purpose of SmartFinancial’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by SmartFinancial’s shareholders in order to consummate the transactions contemplated by this Agreement. Subject to Section 7.8(b), (i) SmartFinancial and its board of directors shall at all times prior to and during the SmartFinancial Meeting recommend to SmartFinancial’s shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval and (ii) neither SmartFinancial nor its board of directors shall withdraw, modify, or qualify in any manner adverse to the Capstone Parties its recommendation that SmartFinancial’s shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “SmartFinancial Change of Recommendation”).

(b)

Notwithstanding the foregoing, SmartFinancial and its board of directors may make a SmartFinancial Change of Recommendation if, but only if, the SmartFinancial board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to do so would result in a violation of its fiduciary duties under applicable Law.

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Section 7.9

Employee and Benefit Matters.

(a)

Subject to applicable Law and the terms of the SmartFinancial Parties’ employee benefit plans, SmartFinancial or SmartBank will, as soon as reasonably practicable after the Effective Time, provide employees of Capstone who become employees of SmartFinancial or SmartBank at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than that provided to similarly situated employees of the SmartFinancial Parties as of the date of this Agreement. With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by SmartFinancial or SmartBank, excluding both any retiree health care plans or programs maintained by SmartFinancial or SmartBank and any equity compensation or deferred compensation plans or arrangements maintained by SmartFinancial or SmartBank (collectively, ”Employee Plans”), in which any Continuing Employees will participate effective as of or after the Effective Time, SmartFinancial or SmartBank, as appropriate, will recognize all years of full-time service of Continuing Employees with the Capstone Parties for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits or (ii) such service was not recognized under a corresponding Capstone Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage, the SmartFinancial Parties will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar Capstone Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, the SmartFinancial Parties will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding Capstone Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, the SmartFinancial Parties may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

(b)

At the request of the SmartFinancial Parties, the Capstone Parties shall take, and shall cause their Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by the SmartFinancial Parties that are necessary or appropriate to (i) cause one or more of the Capstone Benefits Plans (including without limitation the Capstone Bancshares, Inc. 2008 Employee Stock Purchase Plan) to terminate or be frozen as of or immediately prior to the Effective Time, (ii) cause benefit accruals and entitlements under any Capstone Benefit Plan to cease as of or immediately prior to the Effective Time, (iii) cause the continuation at and after the Effective Time of any Contract or insurance policy relating to any Capstone Benefit Plan for such period as may be requested by the SmartFinancial Parties, or (iv) facilitate the merger of any Capstone Benefit Plan into any employee benefit plan maintained by the SmartFinancial Parties or their Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.9(b) shall be subject to the SmartFinancial Parties’ prior review and approval, which approval shall not be unreasonably withheld.

(c)

The SmartFinancial Parties will provide to (i) employees of Capstone immediately prior to the Effective Time who are not offered continued employment with SmartFinancial or SmartBank and (ii) Continuing Employees whose employment is involuntarily terminated by the SmartFinancial Parties without cause during the six-month period immediately following the Effective Time (collectively, “Severed Employees”), and who are not otherwise entitled to contractual or other severance or change in control benefits, severance benefits in the amounts set forth on Schedule 7.9(c) of the SmartFinancial Disclosure Memorandum taking into account the number of years of full-time service of the Severed Employees with the Capstone Parties prior to the Effective Time and the SmartFinancial Parties thereafter; provided that it shall be a condition to payment of any such severance benefits that the Severed Employee executes a release of claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to the SmartFinancial Parties. Any such payments of severance benefits (including the timing of the same) shall be in compliance with Section 409A of the Code. For purposes of this Section 7.9(c), “cause” shall have the same meaning as provided in any written employment agreement between any Severed Employee and SmartFinancial and/or SmartBank on the date such Severed Employee’s employment is terminated, or if no such definition or employment agreement exists, “cause” shall mean conduct amounting to (i) fraud or dishonesty against or to the SmartFinancial Parties or their Subsidiaries, (ii) the Severed Employee’s willful misconduct, repeated refusal to follow the reasonable directions of his or her superiors, or knowing violation of Law in the course or scope of performance of services to or for the SmartFinancial Parties or their Subsidiaries; (iii) repeated absences from work without a reasonable excuse; (iv) intoxication with alcohol or drugs while on the premises of the SmartFinancial Parties or their Subsidiaries during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (vi) a breach or violation of the terms of any agreement to which the Severed Employee and the SmartFinancial Parties or their Subsidiaries are parties.

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(d)

This Section 7.9 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained in this Section 7.9, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.9 shall not create any right in any employee of Bancshares or Capstone or any of their Subsidiaries, or any other Person, to continued employment with the Surviving Corporation, SmartFinancial, or SmartBank, or any of their Subsidiaries or Affiliates (and shall not limit the right of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

Section 7.10

Indemnification.

(a)

For a period of six years immediately following the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless each of the current and former directors, officers, and employees of Bancshares and Capstone, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer, or employee of Bancshares or Capstone or was serving at the request of Bancshares or Capstone as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless, subject to applicable Law, under the articles of incorporation and bylaws of Bancshares and Capstone as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to the advancement of expenses).

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(b)

Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)

Prior to the Effective Time the Capstone Parties shall obtain, and after the Effective Time the Surviving Corporation shall maintain, a “tail” policy under the Capstone Parties’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are currently covered by the Capstone Parties’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions no less advantageous than, those currently provided for by the Capstone Parties’ existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of SmartFinancial, the Capstone Parties shall not expend for such Tail Insurance (for said six-year period) an amount in excess of 250% of the most recent annual premium paid by the Capstone Parties for their existing directors’ and officers’ liability insurance policy.

(d)

In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.10.

(e)

Any indemnification payments made pursuant to this Section 7.10 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.11

Estoppel Letters. The Capstone Parties shall use commercially reasonable efforts to obtain and deliver to the SmartFinancial Parties prior to or at the Closing a customary estoppel letter, dated as of the Closing Date, executed by the lessor of each parcel of Leased Real Property, the form and substance of such estoppel letters to be satisfactory to the SmartFinancial Parties in their reasonable discretion.

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Section 7.12

Registration Statement.

(a)

As soon as reasonably practicable after the date of this Agreement, the Parties will prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement (which will include the Joint Proxy Statement/Prospectus), which shall comply with all of the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SmartFinancial Common Stock that will be issued to holders of Bancshares Class A Stock in connection with the Parent Merger pursuant to Article III of this Agreement. SmartFinancial shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the filing thereof, to register or exempt from registration the SmartFinancial Common Stock to be issued to holders of Bancshares Class A Stock under the securities Laws of all applicable jurisdictions (federal and state), and to keep the Registration Statement and such registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement. SmartFinancial shall have primary responsibility for preparing and filing the Registration Statement, provided that SmartFinancial shall to the extent practicable afford the Capstone Parties and their legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

(b)

The Parties shall cooperate in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of SmartFinancial and Bancshares for approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Joint Proxy Statement/Prospectus. The Capstone Parties expressly agree to cooperate with SmartFinancial and its legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its financial advisor(s) and independent auditor(s), and in taking such other actions as may be reasonably requested by SmartFinancial, in connection with the Registration Statement or the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of the Parties or at the time of the SmartFinancial Meeting or the Bancshares Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The Joint Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it that would cause any of the statements in the Registration Statement or the Joint Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Joint Proxy Statement/Prospectus, or other document, as applicable.

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Section 7.13

Nasdaq Listing. SmartFinancial shall use its commercially reasonable efforts to cause the shares of SmartFinancial Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.14

Appointment of Directors. Prior to or at the Effective Time, SmartFinancial and SmartBank and their respective boards of directors shall take all action required to (i) effective as of or immediately following the Effective Time, increase the total number of members of each of the board of directors of SmartFinancial and the board of directors of SmartBank to 13 and (ii) elect to the board of directors of SmartFinancial and the board of directors of SmartBank, effective as of or immediately following the Effective Time, Steven B. Tucker and J. Beau Wicks, or, if either of them is unwilling or unable to serve, another member of Bancshares’ board of directors as of the date hereof mutually agreed upon by SmartFinancial and Bancshares who continues to serve as a member of Bancshares’ board of directors until immediately prior to the Effective Time (the “New Smart Directors”).

Section 7.15

Notice of Dissenters’ Rights Matters. Prior to the Effective Time, the Capstone Parties shall give the SmartFinancial Parties prompt written notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of Bancshares pursuant to Article 13 of the Alabama Corporation Act.

Section 7.16

Exemption from Section 16(b) Liability. SmartFinancial acknowledges that, in order to most effectively compensate and retain those officers and directors of the Capstone Parties that will become officers or directors of SmartFinancial subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with or as a result of the transactions contemplated by this Agreement (the “Target Insiders”), it is desirable that the Target Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion, exchange, or assumption of shares of Bancshares Class A Stock or Bancshares Options in the Parent Merger, and for that compensatory and retentive purpose agrees to the provisions of this Section 7.16. The board of directors of SmartFinancial, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be reasonably required to cause any acquisitions of SmartFinancial Common Stock or options to acquire SmartFinancial Common Stock by any Target Insiders to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 7.17

Termination of Change in Control Agreements. Prior to the Effective Time, the Capstone Parties shall use commercially reasonable efforts to terminate, effective as of immediately prior to the Effective Time, those certain Change in Control Agreements identified on Schedule 7.17 of the Capstone Disclosure Memorandum (the “Change in Control Agreements”) between Capstone and the Capstone officers identified on Schedule 7.17 of the Capstone Disclosure Memorandum (the “Specified Executives”). The termination of the Change in Control Agreements shall be effected without any payment by the Capstone Parties in connection therewith or in respect thereof. The Change in Control Agreements shall be terminated in a manner such that neither Capstone nor the Specified Executives shall have any further or continuing rights, duties, obligations, or liability under such agreements and otherwise in a manner acceptable to the SmartFinancial Parties in their reasonable discretion.

Section 7.18

Use Tax. Prior to Closing, the Capstone Parties shall use commercially reasonable efforts to report and pay all Alabama use Tax (state, city, county, or otherwise) due and payable by the Capstone Parties at any time or for any period prior to the Effective Time.

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Article VIII
CONDITIONS TO CONSUMMATION OF PARENT MERGER

Section 8.1

Conditions to Each Party’s Obligation to Consummate Parent Merger. The respective obligation of each Party to consummate the Parent Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)

Shareholder Approvals.  This Agreement shall have been duly approved by (i) the shareholders of Bancshares in accordance with Bancshares’ articles of incorporation and bylaws and applicable Law and (ii) the shareholders of SmartFinancial in accordance with the charter and bylaws of SmartFinancial and applicable Law.

(b)

Governmental Approvals. All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Parent Merger and the Bank Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that the SmartFinancial board of directors determines, in its sole discretion, would, individually or in the aggregate with one or more other conditions, restrictions, or requirements, materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that SmartFinancial would not have entered into this Agreement had such condition(s), restriction(s), or requirement(s) been known as of the date of this Agreement (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Parent Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, SmartFinancial shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

(c)

No Injunction; Illegality.  There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Parent Merger or the Bank Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Parent Merger or the Bank Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Parent Merger or the Bank Merger.

(d)

Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved, and all necessary registrations, consents, approvals, and notices under applicable state securities Laws relating to the issuance of the SmartFinancial Common Stock to be issued in connection with the Parent Merger shall have been filed and received.

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(e)

Nasdaq Listing. The shares of SmartFinancial Common Stock that will be issued to holders of Bancshares Class A Stock as consideration in the Parent Merger pursuant to this Agreement shall have been authorized for listing on Nasdaq (subject to official notice of issuance).

Section 8.2

Conditions to Obligations of Capstone Parties. The obligation of each of Bancshares and Capstone to consummate the Parent Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Bancshares and Capstone prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)

Representations and Warranties of SmartFinancial Parties.  The representations and warranties of the SmartFinancial Parties contained in Section 5.2(c) (Capitalization), Section 5.2(d) (Authority), Section 5.2(k)(i) (Absence of Certain Changes or Events), Section 5.2(r) (Fairness Opinion), Section 5.2(s) (Broker Fees), and Section 5.2(aa) (Required Shareholder Vote) shall be true and correct in all respects (other than, in the case of Section 5.2(c) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the SmartFinancial Parties contained in Section 5.2(a) (Organization and Qualification) and Section 5.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the SmartFinancial Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a SmartFinancial Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, SmartFinancial Material Adverse Effect, or Knowledge qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)

Performance of Obligations of SmartFinancial Parties.  The SmartFinancial Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c)

Officers’ Certificate.  The Capstone Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of SmartFinancial and SmartBank, and otherwise in form and substance reasonably satisfactory to the Capstone Parties, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)

Third Party Consents.  All of the consents, approvals, and waivers required to be obtained by the SmartFinancial Parties in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 5.2(f) of the SmartFinancial Disclosure Memorandum, but excluding those contemplated by Section 8.1(b)) shall have been obtained and the SmartFinancial Parties shall have delivered to the Capstone Parties such evidence of the same as the Capstone Parties may reasonably request.

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(e)

Tax Opinion. Bancshares shall have received an opinion from Burr & Forman LLP, legal counsel to Bancshares, dated as of the Closing Date and in form and substance reasonably satisfactory to Bancshares, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Capstone Parties and the SmartFinancial Parties, reasonably satisfactory in form and substance to such counsel.

Section 8.3

Conditions to Obligations of SmartFinancial Parties. The obligation of each of SmartFinancial and SmartBank to consummate the Parent Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by SmartFinancial and SmartBank prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)

Representations and Warranties of Capstone Parties. The representations and warranties of the Capstone Parties contained in Section 4.2(c) (Capitalization), Section 4.2(d) (Authority), Section 4.2(k)(i) (Absence of Certain Changes or Events), Section 4.2(v) (Fairness Opinion), Section 4.2(w) (Broker Fees), and Section 4.2(ii) (Required Shareholder Vote) shall be true and correct in all respects (other than, in the case of Section 4.2(c) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Capstone Parties contained in Section 4.2(a) (Organization and Qualification) and Section 4.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Capstone Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Bancshares Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, Bancshares Material Adverse Effect, or Knowledge qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)

Performance of Obligations of Capstone Parties.  The Capstone Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c)

Officers’ Certificate.  The SmartFinancial Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of Bancshares and Capstone, and otherwise in form and substance reasonably satisfactory to the SmartFinancial Parties, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

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(d)

Third Party Consents.  All of the consents, approvals, and waivers required to be obtained by the Capstone Parties in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 4.2(f) of the Capstone Disclosure Memorandum or otherwise required by or under any Capstone Material Contract, but excluding those contemplated by Section 8.1(b)), as well as the estoppel letters contemplated by Section 7.11, shall have been obtained and the Capstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties may reasonably request.

(e)

Tax Opinion. SmartFinancial shall have received an opinion from Butler Snow LLP, legal counsel to SmartFinancial, dated as of the Closing Date and in form and substance reasonably satisfactory to SmartFinancial, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Capstone Parties and the SmartFinancial Parties, reasonably satisfactory in form and substance to such counsel.

(f)

Director Resignations. Each member of the board of directors of Bancshares and each member of the board of directors of Capstone, other than the New Smart Directors, shall have delivered to Bancshares and Capstone, respectively, written resignations whereby such individuals resign from the Bancshares and Capstone boards of directors effective as of the Effective Time, and the Capstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties shall reasonably request.

(g)

Dissenting Shareholders. The holders of not more than 10% of the outstanding shares of Bancshares Class A Stock shall have perfected and not effectively withdrawn or lost their rights to dissent from the Parent Merger pursuant to Article 13 of the Alabama Corporation Act.

(h)

Termination of Change in Control Agreements. The Change in Control Agreements of the Specified Executives shall have been terminated in accordance with Section 7.17.

(i)

Use Tax.  All Alabama use Tax (state, city, county, or otherwise) due and payable by the Capstone Parties at any time or for any period prior to the Effective Time shall not exceed $150,000 in the aggregate, and the Capstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties shall reasonably request.

Article IX
TERMINATION

Section 9.1

Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a)

By mutual written consent of SmartFinancial, SmartBank, Bancshares, and Capstone.

(b)

By the SmartFinancial Parties (provided that neither SmartFinancial nor SmartBank is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Bancshares or Capstone of any representation, warranty, covenant, or agreement contained in this Agreement, or by the Capstone Parties (provided that neither Bancshares nor Capstone is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by SmartFinancial or SmartBank of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII and (ii) cannot be or has not been cured within 30 days after written notice to the breaching Party of such breach.

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(c)

By either the SmartFinancial Parties or the Capstone Parties, (i) in the event the shareholders of Bancshares fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the Bancshares Meeting, provided that the Capstone Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(i) if the Capstone Parties have complied with, and there has been no breach or violation by the Capstone Parties of, their obligations and covenants set forth in Section 7.7, or (ii) in the event the shareholders of SmartFinancial fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the SmartFinancial Meeting, provided that the SmartFinancial Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(ii) if the SmartFinancial Parties have complied with, and there has been no breach or violation by the SmartFinancial Parties of, their obligations and covenants set forth in Section 7.8.

(d)

By either the SmartFinancial Parties or the Capstone Parties, in the event any approval, consent, or waiver of or from any Governmental Entity required to consummate the transactions contemplated by this Agreement (including without limitation the Parent Merger and the Bank Merger) shall have been denied by final and non-appealable action of such Governmental Entity or any application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that the SmartFinancial Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of SmartFinancial or SmartBank to perform or observe its obligations and covenants set forth in this Agreement, and that the Capstone Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of Bancshares or Capstone to perform or observe its obligations and covenants set forth in this Agreement.

(e)

By either the SmartFinancial Parties or the Capstone Parties, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the SmartFinancial Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of SmartFinancial or SmartBank to perform or observe its obligations and covenants set forth in this Agreement, and that the Capstone Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of Bancshares or Capstone to perform or observe its obligations and covenants set forth in this Agreement.

(f)

By either the SmartFinancial Parties or the Capstone Parties, in the event the Parent Merger is not consummated by December 31, 2017, unless (i) in the event of termination by the SmartFinancial Parties, the failure to consummate the Parent Merger by such date shall be due to the failure of SmartFinancial or SmartBank to perform or observe its obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the Capstone Parties, the failure to consummate the Parent Merger by such date shall be due to the failure of Bancshares or Capstone to perform or observe its obligations and covenants set forth in this Agreement.

(g)

By the SmartFinancial Parties, in the event (i) of any breach by Bancshares or Capstone of Section 7.1 or Section 7.7 of this Agreement or (ii) the board of directors of Bancshares does not publicly recommend in the Joint Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of Bancshares or, after having made such recommendation, subsequently makes a Capstone Change of Recommendation.

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(h)

By the SmartFinancial Parties, in the event a tender offer or exchange offer for 10% or more of any class or series of outstanding shares of Bancshares Stock is commenced (other than by the SmartFinancial Parties) and the Bancshares board of directors recommends that the shareholders of Bancshares tender their shares in such tender offer or exchange offer or otherwise fails to timely recommend that such shareholders reject such tender offer or exchange offer.

(i)

By the Capstone Parties, at any time prior to the approval of this Agreement by the shareholders of Bancshares, for the purpose of entering into an agreement with respect to a Superior Proposal, provided that there has been no breach by Bancshares or Capstone of Section 7.1 or Section 7.7.

Section 9.2

Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(c), this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3

Termination Fee.

(a)

In the event (i) this Agreement is terminated by the SmartFinancial Parties pursuant to Section 9.1(b) and the Bancshares or Capstone breach giving rise to termination is knowing, willful, or intentional and (ii) within 12 months after the date of termination Bancshares or Capstone consummates or enters into any agreement with respect to an Acquisition Proposal, the Capstone Parties shall pay to the SmartFinancial Parties a termination fee of $2,800,000.

(b)

In the event this Agreement is terminated by the SmartFinancial Parties pursuant to Section 9.1(g) or Section 9.1(h), the Capstone Parties shall pay to the SmartFinancial Parties a termination fee of $2,800,000.

(c)

In the event this Agreement is terminated by the Capstone Parties pursuant to Section 9.1(i), the Capstone Parties shall pay to the SmartFinancial Parties a termination fee of $2,800,000.

Any termination fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by the SmartFinancial Parties. Any termination fee and other amounts payable pursuant to Section 9.3(a) shall be paid by the Capstone Parties within two Business Days after their receipt of a payment demand notice from the SmartFinancial Parties. Any termination fee and other amounts payable pursuant to Section 9.3(b) or Section 9.3(c) shall be payable at the time of the termination of this Agreement. The Capstone Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements the SmartFinancial Parties would not have entered into this Agreement. In the event the Capstone Parties fail to timely make payment of any amounts due and payable by them under this Section 9.3, the Capstone Parties shall pay or reimburse the SmartFinancial Parties all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by the SmartFinancial Parties in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The termination fees and other amounts payable by the Capstone Parties pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of the SmartFinancial Parties in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(c).

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Article X
MISCELLANEOUS

Section 10.1

Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(c), Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2

Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3

Amendment; Waiver. This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof, provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5

Governing Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

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Section 10.6

Expenses. Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 10.7

Notices. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to SmartFinancial or SmartBank:	with a copy (which shall not constitute notice) to:

SmartFinancial, Inc.	Butler Snow LLP
SmartBank	Attention: Adam G. Smith
Attention: William Y. Carroll, Jr.	150 3rd Avenue South, Suite 1600
5401 Kingston Pike, Suite 600	Nashville, Tennessee 37201
Knoxville, Tennessee 37919

If to Bancshares or Capstone:	with a copy (which shall not constitute notice) to:

Capstone Bancshares, Inc.	Burr Forman LLP
Capstone Bank	Attention: Gene T. Price
Attention: Robert W. Kuhn, Jr.	420 North 20th Street, Suite 3400
2301 University Boulevard	Birmingham, Alabama 35203
Tuscaloosa, Alabama 35401

Section 10.8

Entire Agreement; Third Party Beneficiaries. This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Confidentiality Agreement (but only to the extent the Confidentiality Agreement is not inconsistent with any provision of this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.10.

Section 10.9

Severability. In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use their reasonable best efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10

Assignment. No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

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Section 10.11

Attorneys’ Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement or the transactions contemplated hereby, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, reasonably incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled.

Section 10.12

Submission to Jurisdiction. EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN NASHVILLE, DAVIDSON COUNTY, TENNESSEE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT NO SUCH STATE COURT HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE, NASHVILLE DIVISION (THE “TENNESSEE COURTS”), IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE TENNESSEE COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE TENNESSEE COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE TENNESSEE COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE TENNESSEE COURTS. THE PARTIES HEREBY GRANT THE TENNESSEE COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 10.13

Jury Trial Waiver. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY in respect of any claim, action, suit, or proceeding under, arising out of, or related to this Agreement or the transactions contemplated hereby.

(Signature Page Follows)

A-81

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

SMARTFINANCIAL, INC.

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

SMARTBANK

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

CAPSTONE BANCSHARES, INC.

By:	/s/ Steven B. Tucker
Steven B. Tucker
Chairman

CAPSTONE BANK

By:	/s/ Robert W. Kuhn, Jr.
Robert W. Kuhn, Jr.
President and Chief Executive Officer

A-82

Appendix B

Alabama Business Corporation Law Dissenters’ Rights

Section 10A-2-13.01

Definitions.

(1) “Corporate action” means the filing of articles of merger or share exchange by the judge of probate or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters’ rights.

(2) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 10A-2-13.02 and who exercises that right when and in the manner required by Sections 10A-2-13.20 through 10A-2-13.28.

(4) “Fair Value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

Section 10A-2-13.02

Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10A-2-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10A-2-11.04;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10A-2-6.04; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 10A-2-13.03

Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

Section 10A-2-13.20

Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 10A-2-13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Section 10A-2-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken; and (2) send them the dissenters’ notice described in Section 10A-2-13.22.

Section 10A-2-13.21

Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 10A-2-13.02 is submitted to a vote at a shareholder’s meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

Section 10A-2-13.22

Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 10A-2-13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 10A-2-13.21.

(b) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must:

(1) State where the payment demand must be sent;

(2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this article.

Section 10A-2-13.23

Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in Section 10A-2-13.22 must demand payment in accordance with the terms of the dissenters’ notice.

(b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment by the date set in the dissenters’ notice is not entitled to payment for his or her shares under this article.

(d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

Section 10A-2-13.24

Share restriction.

(a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that the demand has been made and (2) return to the shareholder by the corporation.

(b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders’ rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

(c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares.

(d) A transferee of the shares shall acquire by the transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

Section 10A-2-13.25

Offer of payment.

(a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10A-2-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Section 10A-2-13.28; and

(5) A copy of this article.

(c) Each dissenter who agrees to accept the corporation’s offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters’ notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

Section 10A-2-13.26

Failure to take corporate action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

(b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 10A-2-13.22 and repeat the payment demand procedure.

Section 10A-2-13.28

Procedure if shareholder dissatisfied with offer to payment.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation’s offer under Section 10A-2-13.25 and demand payment of the fair value of his or her shares and interest due, if:

(1) The dissenter believes that the amount offered under Section 10A-2-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make an offer under Section 10A-2-13.25 within 60 days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

Section 10A-2-13.30

Court action.

(a) If a demand for payment under Section 10A-2-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

(d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10A-2-13.25.

(e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court’s determination as to the fair value of a dissenter’s shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court’s determination as to fair value, plus accrued interest, of a dissenter’s shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under Section 10A-2-13.31, to the corporation.

(g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

Section 10A-2-13.31

Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 10A-2-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10A-2-13.28.

(b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10A-2-13.20 through 10A-2-13.28; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

Section 10A-2-13.32

Status of shares after payment.

Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

Appendix C

Opinion of Stephens Inc.

May 19, 2017

Board of Directors

Capstone Bancshares, Inc.

2301 University Boulevard

Tuscaloosa, AL 35401

Members of the Board:

We have served as your financial advisor in connection with the proposed merger of Capstone Bancshares, Inc. (the “Company”) with and into SmartFinancial Inc. (the “Buyer”) (collectively, the “Transaction”) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and the Buyer. You have requested our opinion as to whether the Merger Consideration (as defined below) in the Transaction is fair, from a financial point of view, to the unaffiliated shareholders of the common stock of the Company. In accordance with the Agreement and subject to the terms and conditions set forth therein, at the Effective Time (as defined in the Agreement), each share of common stock, par value $0.01, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (except as otherwise specified in the Agreement) shall be converted into and represent the right to receive 0.8500 shares of common stock, par value $1.00, of the Buyer (the “Buyer Common Stock”), or $18.50 per share in cash (the “Merger Consideration”), subject to the overall limits of the shares of the Buyer Common Stock to be issued and the aggregate cash consideration as detailed in the Agreement (as to which we express no opinion). The terms and conditions of the Transaction are more fully set forth in the Agreement. For purposes of this letter, the „unaffiliated shareholders‟ of the common stock of the Company means the holders of outstanding shares of Company Common Stock, other than the Buyer and its directors, officers and affiliates and the directors, officers, managers and affiliates of the Company.

In connection with rendering our opinion we have:

(i)	reviewed the most recent draft provided to us of the Agreement and related documents;

(ii)	analyzed certain publicly available financial statements and certain management reports regarding the Company and the Buyer;

(iii)	analyzed certain management estimates from the Company, publicly available consensus earnings estimates of the Buyer for 2017 and 2018, as well as other long term growth and profitability projections for the Buyer, all of which information was discussed with us by Company and Buyer management and used and relied upon by us with permission of such management;

May 19, 2017

(iv)	analyzed, on a pro forma basis in reliance upon management estimates and publicly available consensus earnings estimates and other information concerning the Company and the Buyer prepared by and assumptions provided by the management teams of the Company and the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)	reviewed the reported prices and trading activity for the common stock of the Buyer;

(vi)	reviewed the financial performance and trading prices of the Buyer and of certain other publicly-traded companies that we deemed relevant to our analysis of the Transaction;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)	discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer and the anticipated financial consequences of the Transaction to the Company and the Buyer, including potential cost savings or potential synergies;

(ix)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer;

(x)	performed such other analyses as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of the Company has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not received or reviewed any individual credit files nor have we made an evaluation of the adequacy of the allowance for loan losses of the Company or the Buyer. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or of the Buyer. With respect to the financial forecasts prepared by management of the Company, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have further relied, with the consent of the Company, upon Company and Buyer management as to the reasonableness and achievability of (i) the publicly available consensus earnings estimates of the Buyer referred to above and the other long term growth and profitability projections for the Buyer that were discussed with us by such management and that we were directed by such management to use and (ii) the projected balance sheet and capital data of the Buyer and the estimates regarding certain pro forma financial effects of the Transaction on the Buyer (and the assumptions and bases therefor, including but not limited to cost savings and related expenses expected to result from the Transaction) that were prepared by Buyer management and provided to and discussed with us by such management. We have assumed, with the consent of the Company, that all such information is consistent with (in the case of Company and Buyer earnings estimates), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that the forecasts, estimates and projected data reflected in such information will be realized in the amounts and in the time periods currently estimated. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

May 19, 2017

It is understood that the estimated and projected information for the Company and the Buyer prepared and provided to us by the respective managements of the Company and the Buyer were not prepared with the expectation of public disclosure, that all such information, together with the publicly available consensus earnings estimates of the Buyer referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information and earnings estimates. We have assumed, based on discussions with the respective managements of the Company and the Buyer, that all such information and earnings estimates provide a reasonable basis upon which we could form our opinion and we express no view as to any such information (or the assumptions or bases therefor) or such earnings estimates. We have relied on all such information and earnings estimates without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

As part of our investment banking business, we are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes.

We have served as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our fairness opinion to the Company, which is not contingent upon the closing of the Transaction. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens expects to pursue future investment banking services assignments from participants in this Transaction, including the Buyer. During the past two years, Stephens has not received fees from the Company for investment banking services relating to any other transaction(s). In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

We are not legal, regulatory, accounting or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or for shareholders of the Company.

May 19, 2017

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company or to the shareholders of the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company for purposes of assisting with its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company‟s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amounts or portions of the aggregate consideration in the Transaction to be distributed to any particular shareholders or to any particular group or class of shareholders. Our fairness opinion committee has approved the opinion set forth in this letter. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such shareholder communications.

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion, as of the date hereof, that the Merger Consideration in the Transaction is fair, from a financial point of view, to the unaffiliated shareholders of Company Common Stock.

Very truly yours,

STEPHENS INC.

/s/ Stephens Inc.

Appendix D

Opinion of Raymond James & Associates, Inc.

May 22, 2017

Board of Directors

SmartFinancial, Inc.

5401 Kingston Pike

Knoxville, TN 37919

Members of the Board of Directors:

We understand that SmartFinancial, Inc. (the “Company” or “SmartFinancial”) and Capstone Bancshares, Inc. (“Capstone”), propose to enter into the Agreement (defined below) pursuant to which, among other things, Capstone will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, each outstanding share of Class A voting common stock, par value $0.01 per share, of Capstone (the “Common Shares”) will be converted into the right to receive $18.50 in cash or 0.85 SmartFinancial common shares (the “Transaction Consideration”), at the election of the shareholder, subject to the aggregate consideration paid being 80% Smart Financial common shares and 20% cash. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Common Share Transaction Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair from a financial point of view to the Company. For purposes of this Opinion, and with your consent, we have assumed that the Transaction Consideration has an aggregate value of $84.0 million.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft Agreement and Plan of Merger, by and among SmartFinancial, Inc., SmartBank, Capstone Bancshares, Inc. and Capstone Bank dated as of May 22, 2017 (the “Agreement”);

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of Capstone made available to us by Capstone and the Company, including, but not limited to, financial projections prepared by the Company relating to Capstone for the periods ending June 30, 2017 through December 31, 2022, as approved for our use by the Company (the “Projections”);

3.	reviewed Capstone’s recent public filings and certain other publicly available information regarding Capstone;

4.	reviewed financial, operating and other information regarding Capstone and the industry in which it operates;

5.	reviewed the financial and operating performance of Capstone and those of selected public companies that we deemed to be relevant;

6.	reviewed the current and historical market prices for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

7.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.	reviewed a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.	discussed with members of the senior management of the Company and Capstone certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or Capstone or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Capstone. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

We have relied upon, without independent verification, the assessment of the Company’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 22, 2017 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Capstone since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of the Company’s stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Transaction Consideration to be paid by the Company.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration paid by the Company as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of Capstone’s officers, directors or employees, or class of such persons, whether relative to the compensation paid by the Company or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Capstone or the ability of the Company or Capstone to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to the Company (in the previous two years), including providing investment banking advisory services and acting as an underwriter on the Company’s offering of securities in January of this year, for which it has been paid a fee. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Capstone or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each directors capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement/registration statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/registration statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.

SmartFinancial’s second amended and restated charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders for breach of fiduciary duty as a director, except to the extent required by the TBCA in effect from time to time.

Under SmartFinancial’s second amended and restated bylaws, each person who was or is made a party to, or is threatened to be made a party to or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director or officer of SmartFinancial or is or was serving at the request of SmartFinancial as a director, officer, or employee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, provided that the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee within the scope of such indemnitee’ s duties and authority, shall be indemnified and held harmless by SmartFinancial to the fullest extent authorized by the TBCA, as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits SmartFinancial to provide broader indemnification rights than such law permitted SmartFinancial prior to such amendment), and applicable federal laws and regulations (including without limitation applicable Federal Deposit Insurance Corporation regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time), against all expense, liability, and loss (including without limitation attorneys’ fees, judgments, fines, excise taxes, penalties, and amounts paid into settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators.

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Notwithstanding the foregoing, SmartFinancial shall indemnify an indemnitee with respect to a proceeding initiated or instituted by the indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

The right to indemnification conferred by SmartFinancial is a contract right and shall include the right to be paid by SmartFinancial the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that any such advancement of expenses for expenses incurred by an indemnitee in his or her capacity as a director, officer, or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation service to any employee benefit plan) shall be made only upon delivery to SmartFinancial of an undertaking by and on behalf of such indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such indemnitee is not entitled to be indemnified for such expenses.

Moreover, the foregoing right of indemnification shall not be exclusive of other rights to which such person, his heirs, executors, administrators, successors or assigns may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of SmartFinancial pursuant to its bylaws, or otherwise, SmartFinancial has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SmartFinancial carries standard directors’ and officers’ liability insurance covering its directors and officers.

Item 21.	Exhibits.

The Exhibit Index filed herewith and appearing immediately after the signature page(s) to this registration statement is incorporated by reference herein.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145I, the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on July 20, 2017.

SMARTFINANCIAL, INC.

/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer and Director
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ William Y. Carroll, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)(Attorney-in-fact)	July 20, 2017
William Y. Carroll, Jr.

/s/ C. Bryan Johnson	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 20, 2017
C. Bryan Johnson

‡	Director	July 20, 2017
Victor L. Barrett

‡	Director	July 20, 2017
Monique P. Berke

‡	Director	July 20, 2017
William Y. Carroll, Sr.

II-9

‡	Director	July 20, 2017
Frank S. McDonald

‡	Director	July 20, 2017
Ted C. Miller

‡	Director	July 20, 2017
David A. Ogle

‡	Director	July 20, 2017
Doyce Payne

/s/ Wesley M. Welborn	Director (Attorney-in-fact)	July 20, 2017
Wesley M. Welborn

‡	Director	July 20, 2017
Keith E. Whaley

‡	Director	July 20, 2017
Geoffrey A. Wolpert

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of May 22, 2017, by and among SmartFinancial, Inc., SmartBank, Capstone Bancshares, Inc., and Capstone Bank (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)†

3.1	Second Amended and Restated Charter of SmartFinancial, Inc. (incorporated herein by reference to Exhibit 3.3 to SmartFinancial, Inc.’s Current Report on Form 8-K, as filed with the SEC on September 2, 2015)

3.2	Second Amended and Restated Bylaws of SmartFinancial, Inc. (incorporated herein by reference to Exhibit 3.1 to SmartFinancial, Inc.’s Current Report on Form 8-K, as filed with the SEC on October 26, 2015)

5.1	Opinion of Butler Snow LLP regarding the legality of the securities being registered‡

8.1	Opinion of Butler Snow LLP regarding certain tax matters*

8.2	Opinion of Burr & Forman LLP regarding certain tax matters*

21.1	Subsidiaries of SmartFinancial, Inc.‡

23.1	Consent of Mauldin & Jenkins, LLC, independent registered public accounting firm to SmartFinancial, Inc.*

23.2	Consent of Warren Averett, LLC, independent registered public accounting firm to Capstone Bancshares, Inc.*

23.3	Consent of Butler Snow LLP (included in Exhibit 5.1)‡

23.4	Consent of Butler Snow LLP (included in Exhibit 8.1)*

23.5	Consent of Burr & Forman LLP (included in Exhibit 8.2)*

24.1	Power of Attorney (included on the original signature page to this registration statement)‡

99.1	Consent of Raymond James & Associates, Inc.*

99.2	Consent of Stephens Inc.*

99.3	Form of proxy card for special meeting of shareholders of SmartFinancial, Inc.*

99.4	Form of proxy card for special meeting of shareholders of Capstone Bancshares, Inc.*

99.5	Consent of Steven B. Tucker‡

99.6	Consent of Beau Wicks‡

†	Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrants hereby undertake to furnish supplemental copies of any of the omitted schedules and other similar attachments upon request by the Securities and Exchange Commission.
*	Filed herewith.
**	To be filed by amendment.
‡	Previously filed.

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C123456789
IMPORTANT SPECIAL MEETING INFORMATION		000004	000000000.000000 ext	000000000.000000 ext
ENDORSEMENT_LINE_ _ _ _ _ _ _ SACKPACK_ _ _ __ _ __			000000000.000000 ext	000000000.000000 ext
			000000000.000000 ext	000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Special Meeting Proxy Card
 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

+

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

		For	Against	Abstain			For	Against	Abstain
1.	To approve the Agreement and Plan of Merger dated May 22, 2017, by and among SmartFinancial, Inc., Smart Bank, the Company, and Capstone Bank, and the merger contemplated thereby.	☐	☐	☐	2.	To approve a proposal to authorize the Company’s Board of Directors to adjourn the Special Meeting to allow time for further solicitation of proxies in favor of the merger proposal.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Special Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

0 2 D V	3 4 3 5 3 0 1

02NJLA

▼	PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Capstone Bancshares, Inc.

Notice of Special Meeting of Shareholders

2301 University Boulevard, Tuscaloosa, AL

Proxy Solicited by Board of Directors for Special Meeting – Friday, September 15, 2017 at 12:00 noon CST

Robert W. Kuhn, Jr. and Richard Langford (or either of them), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Capstone Bancshares, Inc. to be held on September 15, 2017 or at any postponement or adjournment thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the approval of the Merger Agreement and the merger, and FOR approval of the authorization of the Board of Directors to adjourn the Special Meeting.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

SMARTFINANCIAL, INC. 5401 KINGSTON PIKE, SUITE 600 KNOXVLLE, TN 37919

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL #	0000000000000000

NAME

THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

☒	PAGE 1 OF 2
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 and 2.		For	Against	Abstain

1.	A proposal to approve the Agreement and Plan of Merger, dated May 22, 2017, by and among SmartFinancial, SmartBank, Capstone Bancshares, Inc. and Capstone Bank; and	☐	☐	☐

2.	A proposal to authorize SmartFinancial’s board of directors to adjourn the special shareholders meeting, if necessary, to allow time for further solicitation of proxies	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.                                                ☐
(see reverse for instructions)                                         Yes           No

Please indicate if you plan to attend this meeting           ☐            ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

SHARES CUSIP # SEQUENCE #

JOB #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000342003_1 R1.0.1.15	02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com

SMARTFINANCIAL, INC. Special Meeting of Shareholders September 14, 2017 6:00 PM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) William Y. Carroll, Jr. and Wesley M. (Miller) Welborn, or either of them, as proxy, with the power to appoint a substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SMARTFINANCIAL, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 6:00 PM EDT on 9/14/2017 at SmartBank Office, 202 Advantage Place, Knoxville, TN 37922, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000342003_2   R1.0.1.15